As filed with the U.S. Securities and Exchange Commission on June 17, 2019
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ADYNXX, INC.
(Exact name of registrant as specified in our charter)

Delaware	2834	58-2349413
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
Adynxx, Inc.
100 Pine Street, Suite 500
San Francisco, CA 94111
(415) 512-7740
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Rick Orr
President and Chief Executive Officer
Adynxx, Inc.
100 Pine Street, Suite 500
San Francisco, CA 94111
(415) 512-7740
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Laura A. Berezin
John T. McKenna
Cooley LLP
3175 Hanover Street
Palo Alto, CA 94304
(650) 843-5000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of  “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(1)
Common stock, par value $0.001 per share	$(2)
Pre-funded warrants to purchase shares of common stock and common stock issuable upon exercise thereof	$(3)
Total	$15,000,000(4)	$1,818
(1)
Estimated solely for purposes of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2)
Includes the aggregate offering price of additional shares that the underwriter has the option to purchase.

(3)
The proposed maximum aggregate offering price of the common stock proposed to be sold in the offering will be reduced on a dollar-for-dollar basis based on the aggregate offering price of the pre-funded warrants offered and sold in the offering (plus the aggregate exercise price of the common stock issuable upon exercise of the pre-funded warrants), and as such the proposed aggregate maximum offering price of the common stock and pre-funded warrants (including the common stock issuable upon exercise of the pre-funded warrants), if any, is $       , or       if the underwriter's option to purchase additional shares of common stock is exercised in full.

(4)
Pursuant to Rule 416 under the Securities Act of 1933, as amended, the securities being registered hereunder include such indeterminate number of additional securities as may be issuable to prevent dilution resulting from stock splits, dividends or similar transactions.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any jurisdiction where the offer or sale is not permitted.
Subject to Completion, Dated June 17, 2019
PRELIMINARY PROSPECTUS
             Shares of Common Stock
Pre-Funded Warrants to Purchase Shares of Common Stock
Adynxx, Inc. is offering     shares of common stock. We are also offering to certain purchasers whose purchase of shares of common stock in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock immediately following the consummation of this offering, the opportunity to purchase, if any such purchaser so chooses, pre-funded warrants, in lieu of shares of common stock that would otherwise result in such purchaser's beneficial ownership exceeding 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock. Each pre-funded warrant is exercisable for one share of our common stock. The purchase price of each pre-funded warrant is equal to the price at which a share of common stock is sold to the public in this offering, minus $0.01, and the exercise price of each pre-funded warrant will be $0.01 per share. The pre-funded warrants are immediately exercisable and may be exercised at any time until all of the pre-funded warrants are exercised in full. For each pre-funded warrant that we sell, the number of shares of common stock we are offering will be reduced on a one-for-one basis. This offering also relates to the shares of common stock issuable upon exercise of the pre-funded warrants sold in this offering. The shares of common stock and pre-funded warrants can only be purchased together in this offering but will be issued separately and will be immediately separable upon issuance. Our common stock is presently quoted on The OTC Pink tier of the OTC Markets Group, Inc., or OTC Pink, under the symbol “ADYX.” On June 14, 2019, the last reported sale price of our common stock was $3.86 per share. There is no established public trading market for the pre-funded warrants, and we do not expect a market to develop. In addition, we do not intend to apply for a listing of the pre-funded warrants on any national securities exchange or other nationally recognized trading system.
The public offering price will be determined through negotiation between us and the underwriter in the offering and may be at a discount to the current market price. Therefore, the recent market price used throughout this prospectus may not be indicative of the offering price. See “Underwriting” beginning on page 116 of this prospectus for more information.
We have applied to list our common stock on              under the symbol “ADYX.”
Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 7 of this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
	PER SHARE	PER PRE-FUNDED WARRANT	TOTAL
Public offering price	$	$	$
Underwriting discounts and commissions(1)	$	$	$
Proceeds, before expenses, to us	$	$	$

(1)
We have agreed to reimburse the underwriter for certain expenses in connection with this offering. See “Underwriting.”

We have granted the underwriter the right to purchase up to      additional shares of our common stock at the public offering price, less underwriting discounts and commissions. The underwriter can exercise this right at any time within 30 days from the date of this prospectus. If the underwriter exercises its option to purchase additional shares in full, the total underwriting discounts and commissions payable by us will be $     and the total proceeds to us from this offering, before expenses, will be $    , excluding the proceeds, if any, from the exercise of the pre-funded warrants.
Upon the closing of this offering, convertible notes in the aggregate principal amount of  $5.5 million held by entities affiliated with Domain Associates, and any unpaid accrued interest, will automatically convert into           shares of common stock, based upon an assumed public offering price of  $          per share, the last reported sale price of our common stock by OTC Pink on             , 2019. The issuance of these shares will not be registered under the Securities Act of 1933, as amended.
Delivery of the shares of common stock is expected to be made on or about          , 2019. We have granted the underwriter an option to purchase up to an additional     shares of common stock for a period of 30 days.
           , 2019

Neither we nor the underwriter have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectus prepared by us or on our behalf. Neither we nor the underwriter take responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. We and the underwriter are not offering to sell, or seeking offers to buy, shares of our common stock or pre-funded warrants in any jurisdiction where such offer or sale is not permitted. The information contained in this prospectus or in any applicable free writing prospectus is accurate only as of its date, regardless of the time of delivery of this prospectus or any sale of shares of our common stock or pre-funded warrants. Our business, financial condition, results of operations and prospects may have changed since that date.
Persons in jurisdictions outside the United States who come into possession of this prospectus and any applicable free writing prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of our common stock and the distribution of this prospectus and any applicable free writing prospectus applicable to such jurisdictions.
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CERTAIN DEFINED TERMS
As used in this prospectus, unless the context otherwise requires, references to:
•
“Adynxx” or “Private Adynxx” refer to Adynxx, Inc. prior to the consummation of the Merger;

•
“Alliqua” refers to Alliqua BioMedical, Inc. and, unless otherwise stated or the context otherwise requires, its consolidated subsidiaries prior to the consummation of the Merger;

•
“Merger” refers to the business combination between Adynxx, Inc. and Alliqua BioMedical, Inc., consummated on May 3, 2019, pursuant to which (i) Embark Merger Sub, Inc., a then wholly-owned subsidiary of Alliqua BioMedical, Inc., merged with and into Adynxx, Inc., with Adynxx, Inc. surviving as a wholly-owned subsidiary of Alliqua BioMedical, Inc., (ii) Alliqua BioMedical, Inc. issued shares of its common stock to stockholders of Adynxx, Inc. at an exchange rate of 0.0359 shares of common stock in exchange for each share of Adynxx, Inc. common stock outstanding immediately prior to the Merger (which exchange rate reflects the Reverse Stock Split). Immediately after the Merger, the former Private Adynxx stockholders, warrantholders and optionholders owned approximately 86% of the fully-diluted common stock of the combined company, and the Alliqua stockholders and optionholders, whose shares of Alliqua common stock remained outstanding after the Merger, owned approximately 14% of the fully-diluted common stock of the combined company, and (iii) Alliqua BioMedical, Inc. was renamed “Adynxx, Inc.”;

•
“Reverse Stock Split” refers to a 1-for-6 reverse stock split of the issued and outstanding capital stock of Alliqua BioMedical, Inc. effected on May 3, 2019 immediately prior to the Merger; and

•
“we,” “us,” “our,” the “Company” and similar references refer: (i) prior to the consummation of the Merger, to Adynxx, Inc., and (ii) following the consummation of the Merger, to Adynxx, Inc. (formerly Alliqua BioMedical, Inc.) and, unless otherwise stated or the context otherwise requires, all of its subsidiaries.

ii

PROSPECTUS SUMMARY
The following summary highlights selected information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire prospectus carefully, including our consolidated financial statements and the related notes included in this prospectus and the information set forth herein under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
Overview
We are a clinical stage biopharmaceutical company focused on the development of transcription factor decoy technology and bringing to market novel, disease-modifying products to address unmet needs in the treatment of pain and inflammation. Since the founding of Adynxx in 2007, we have leveraged our AYX platform of proprietary transcription factor decoys to identify and develop first-in-class product candidates to modify the course of pain. We believe that our transcription factor decoy technology can transform the treatment of pain, and going forward has the potential to be applied to additional disease states. We plan to continue advancing our AYX platform programs while simultaneously generating new transcription factor decoy candidates, collaborating with our artificial intelligence-driven drug discovery partner, and evaluating in-licensing opportunities in order to expand our pipeline and leverage our business development, clinical development, and regulatory expertise.
The AYX Platform of Transcription Factor Decoys
Transcription factor decoys are small, synthetic, double-stranded DNA oligonucleotides that competitively inhibit transcription factor activity by binding to transcription factors and preventing their interaction with chromosomal DNA. The AYX platform consists of a wide range of transcription factor decoys, each of which has multiple binding sites capable of targeting one or more transcription factors, and the technological expertise to generate additional decoys based on desired therapeutic characteristics. The AYX platform’s current drug candidates are intended to treat postoperative pain and chronic focal pain. We plan to leverage our expertise in transcription factor decoy drug discovery and development to identify additional product candidates to treat inflammation-related diseases, including, but not limited to, organ fibrosis, myocardial infarction, and immuno-oncology.
Our Product Pipeline
The following table outlines the status of our development programs:
Brivoligide for postoperative pain
Based on data from the Agency for Healthcare Research and Quality’s 2013 Healthcare Cost and Utilization Project, there are more than 37 million surgical procedures performed in the United States annually. Postoperative pain remains a significant clinical problem, compromising rehabilitation and health-related quality of life. Severe postoperative pain can result in increased opioid use, prolonged hospital stays, poorer prognosis, and even increased morbidity and mortality compared to people with less intense pain. In addition, sustained postoperative pain that continues beyond the recovery period is relatively common and not well addressed by current therapies. We estimate that of the 37 million surgical procedures performed in the United States annually, approximately 16 million of those procedures result in a sufficient severity and duration of postoperative pain to warrant treatment with our lead product candidate, brivoligide (formerly AYX1).
Clinical studies suggest that a single administration of brivoligide at the time of surgery could reduce pain for weeks, shorten the time needed to achieve mild pain and reduce the need for opioid use during recovery, in each case in a population of patients at greater risk of experiencing increased and prolonged pain following surgery. Brivoligide is an intrathecally-administered, 23 base-pair, double-stranded DNA transcription factor decoy oligonucleotide. It inhibits the transcription factor Early Growth Response 1, or EGR1, in the dorsal root ganglia, or DRG, and spinal cord at the time of surgery. By inhibiting the function of EGR1 in people undergoing surgery, we believe brivoligide prevents the production of new proteins that start and maintain the increased sensitivity to pain that some patients experience following surgery. These patients, who are at greater risk of experiencing increased and prolonged pain after surgery, are readily identified prior to surgery using the Pain Catastrophizing Scale, or PCS, and represent approximately one-third of the surgical population. We estimate that of the approximately 16 million surgeries performed annually in the United States that are potentially appropriate for brivoligide treatment, approximately one-third of those patients would have sufficiently high PCS scores, resulting in approximately 5.3 million candidates for brivoligide treatment each year. We plan to conduct a study in subjects undergoing total knee arthroplasty, or TKA, with prospective enrichment of the study population with patients scoring ≥16 on the PCS to further explore the results obtained in prior Phase 2 studies in TKA in the proposed target population. In addition, we plan to conduct a Phase 2 study in subjects undergoing mastectomy with immediate tissue expander or implant placement who score high (≥16) on the PCS. Data from both studies are expected in 2020.
NIH Grant
In December 2018, we received a grant award from the National Institute on Drug Abuse, or NIDA, part of the National Institutes of Health, or NIH, for up to $5.7 million to be reimbursed over 2019 and 2020 to support the conduct of the Phase 2 mastectomy study. If successful, we plan to follow the Phase 2 studies of brivoligide with Phase 3 pivotal studies in both TKA and mastectomy. The design and size of the Phase 3 studies will be determined after completion of the respective Phase 2 studies. Based on the funding opportunity announcement under which we received the award, and on the milestones and budget outlined in our application, following completion of milestones related to the Phase 2 mastectomy study, including receipt of positive data for the Phase 2 mastectomy study and clear guidance from the Food and Drug Administration, or FDA, at an end of phase 2 meeting, we may be eligible to receive an additional award of up to $9.0 million over three years to fund a Phase 3 mastectomy study.
AYX2 for chronic focal pain
Chronic focal or localized pain, which includes types of pain such as radiculopathy and radiculitis, focal peripheral neuropathies, and low back pain, affects as many as 25 million patients annually in the United States. Chronic focal pain is maintained by ongoing transcription regulation in the dorsal root ganglia/spinal cord network. The transcription factors driving this regulation include Kruppel-like Factors, or KLF6, KLF9 and KLF 15, and constitute a promising class of targets that can potentially alter the course of pain with a single or short-term treatment.
AYX2, the second product candidate in our pipeline originating from the AYX platform, is a transcription factor decoy targeting the activity of KLF6, KLF9 and KLF15. It is being developed for the treatment of chronic pain from multiple etiologies, including chronic neuropathic pain. Chronic pain is a dynamic state that is maintained at the genomic level by dynamic transcriptomes. Our preclinical work showed that KLF6, KLF9 and KLF15 transcription factors are important to this process. The intrathecal administration of KLF decoys binding to KLF6, KLF9 and KLF15 can alleviate weeks of mechanical hypersensitivity in the spared nerve injury, or SNI, and chronic constriction injury, or CCI, models, which are well-understood rat models of chronic neuropathic pain. Specifically, the KLF decoys produced up to a 60% to 70% reduction in mechanical hypersensitivity in these models compared to animals treated with a vehicle solution, and the effect was sustained for several weeks until hypersensitivity was also resolving in control animals.

Collaboration with twoXAR to identify product candidates for the treatment of endometriosis
Approximately 4.4 million women suffer from endometriosis in the United States, with up to 175,000 new diagnoses projected annually by 2022. Symptoms of endometriosis include chronic pelvic pain, painful menstruation and sexual intercourse, infertility, and painful hypersensitivity. Endometriosis is characterized by a variable presentation, as severity of symptoms increases with age, yet symptom severity is not always correlated with extent of disease. Over time, endometriosis may be associated with pain-related adhesions and fibrosis from chronic inflammation and in some cases malignant transformation.
In June 2018, we entered into a collaboration with twoXAR, an artificial intelligence-driven drug discovery company, in order to identify product candidates for the treatment of endometriosis. Through this collaboration, we seek to identify product candidates with disease-modifying potential to treat or prevent the recurrence of endometriosis and associated symptoms. New disease-modifying treatments addressing the underlying pathology of endometriosis are sought to address the unmet need associated with standard of care.
Highly experienced management team with significant operational and commercialization experience
We have a highly experienced management team whose members have, in the course of their prior employment, participated in bringing more than 10 product candidates through clinical development, regulatory approval and/or into commercialization, including such approved products as Zerbaxa, Teflaro, Doribax, Vibativ, Symproic, Embeda, Revlimid, Mulpleta, Osphena, Comtan, FocalinXR, Trileptal, Kapvay and Cuvposa. We plan to leverage our management team’s breadth and depth of experience in clinical and regulatory drug development as well as market development and commercialization to advance our existing product candidates, and to discover and develop additional product candidates in-house using the AYX platform and build our pipeline through collaboration and in-licensing activities.
Corporate Information
Private Adynxx was a Delaware corporation that was originally formed in 2007 under the name Adynxx, Inc. On May 3, 2019, Private Adynxx completed the Merger with Alliqua BioMedical, Inc., or Alliqua, and we survived as a wholly-owned subsidiary of Alliqua. Following the consummation of the Merger, Adynxx changed its name to Adynxx Sub, Inc., and Alliqua BioMedical, Inc. changed its name to Adynxx, Inc. Our common stock subsequently began trading on The Nasdaq Capital Market, or Nasdaq, under the symbol “ADYX.” In June 2019, Nasdaq delisted our common stock due to our noncompliance with Nasdaq’s minimum stockholders’ equity requirement and minimum round lot shareholder requirement. Our common stock is presently quoted on The OTC Pink tier of the OTC Markets Group, Inc., or OTC Pink, under the symbol “ADYX.”
Alliqua was a Delaware corporation that was originally formed in 1997 under the name Zeta Corporation in Florida. On April 17, 2003, Zeta Corporation changed its name to Hepalife Technologies, Inc., and on December 20, 2010, Zeta Corporation changed its name to Alliqua, Inc. On June 6, 2014, pursuant to an Agreement and Plan of Merger, Alliqua merged with and into its wholly-owned Delaware subsidiary, Alliqua BioMedical, Inc.
Our principal executive offices are located at 100 Pine Street, Suite 500, San Francisco, California 94111, and our telephone number is (415) 512-7740. Our corporate website address is www.adynxx.com. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.
“Adynxx,” the Adynxx logo, “Alliqua” and other trademarks or service marks of Adynxx appearing in this prospectus are our property. This prospectus contains additional trade names, trademarks, and service marks of other companies, which are the property of their respective owners. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, these other companies.

THE OFFERING
Common stock offered by us
     shares.
Pre-funded warrants offered by us
We are also offering to certain purchasers whose purchase of shares of common stock in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock immediately following the closing of this offering, the opportunity to purchase, if such purchasers so choose, pre-funded warrants to purchase shares of common stock, in lieu of shares of common stock that would otherwise result in any such purchaser’s beneficial ownership exceeding 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock. Each pre-funded warrant is exercisable for one share of our common stock. The purchase price of each pre-funded warrant is equal to the price at which a share of common stock is being sold to the public in this offering, minus $0.01, and the exercise price of each pre-funded warrant is $0.01 per share. The pre-funded warrants are exercisable immediately and may be exercised at any time until all of the pre-funded warrants are exercised in full. This offering also relates to the shares of common stock issuable upon exercise of any pre-funded warrants sold in this offering. For each pre-funded warrant that we sell, the number of shares of common stock that we are offering will be reduced on a one-for-one basis.
Option to purchase additional shares
We have granted the underwriter an option to purchase up to      additional shares of our common stock. The underwriter can exercise this option at any time within 30 days from the date of this prospectus. See “Underwriting.”
Common stock to be outstanding after this offering
     shares (or      shares if the underwriter exercises its option to purchase additional shares in full), in each case assuming no exercise of the pre-funded warrants issued in this offering.
Use of proceeds
We estimate that the net proceeds from this offering will be approximately $     million (or approximately $     million if the underwriter’s option to purchase additional shares is exercised in full), based upon an assumed public offering price of $     per share, the last reported sale price of our common stock by OTC Pink on           , 2019, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.
We intend to use the net proceeds from this offering to conduct our clinical trials of brivoligide for postoperative pain and to further develop AYX2 for chronic focal pain, to fund continued research and development and for working capital and other general corporate purposes. See the section titled “Use of Proceeds” for additional information.

Risk factors
Investing in our common stock and pre-funded warrants involves a high degree of risk. See “Risk Factors” and the other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock and pre-funded warrants.
OTC Pink symbol
“ADYX”
In June 2019, Nasdaq delisted our common stock due to our noncompliance with Nasdaq’s minimum stockholders’ equity requirement and minimum round lot shareholder requirement. In connection with this offering, we have applied to list our common stock on                 under the symbol “ADYX.” We do not intend to list the pre-funded warrants on any securities exchange or nationally recognized trading system. Without a trading market, the liquidity of the pre-funded warrants will be extremely limited.
Upon the closing of this offering, convertible notes in an aggregate principal amount of  $5.5 million held by entities affiliated with Domain Associates, and any unpaid accrued interest, will automatically convert into       shares of common stock, based upon an assumed public offering price of  $     per share, the last reported sale price of our common stock by OTC Pink on            , 2019. The issuance of these shares will not be registered under the Securities Act of 1933, as amended, or the Securities Act.
The number of shares of common stock that will be outstanding after this offering is based on 5,807,877 shares of common stock outstanding as of March 31, 2019, and excludes:
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690,057 shares of common stock issuable upon the exercise of outstanding stock options as of March 31, 2019, with a weighted-average exercise price of  $2.76 per share under the Adynxx, Inc. 2010 Equity Incentive Plan;

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278 shares of common stock issuable upon the exercise of outstanding stock options as of March 31, 2019, with a weighted-average exercise price of  $362.77 per share under the HepaLife Technologies, Inc. 2001 Incentive Stock Option Plan;

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3,255 shares of common stock issuable upon the exercise of outstanding stock options as of March 31, 2019, with a weighted-average exercise price of  $584.34 per share under the Alliqua, Inc. 2011 Long-Term Incentive Plan;

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23,387 shares of common stock issuable upon the exercise of outstanding stock options as of March 31, 2019, with a weighted-average exercise price of  $73.32 per share under the Alliqua BioMedical, Inc. 2014 Long-Term Incentive Plan;

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24,726 shares of common stock issuable upon the exercise of outstanding stock options as of March 31, 2019, with a weighted-average exercise price of  $347.93 per share not granted pursuant to a written equity incentive plan;

•
3,332 shares of common stock issuable from time to time after this offering upon the settlement of restricted stock awards, or RSAs, outstanding as of March 31, 2019 under the Alliqua BioMedical, Inc. 2014 Long-Term Incentive Plan;

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57,897 shares of common stock issuable upon the exercise of outstanding warrants as of March 31, 2019, with a weighted-average exercise price of  $97.66 per share;

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9,188 shares of common stock reserved for future issuance under the Alliqua, Inc. 2011 Long-Term Incentive Plan; and

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72,436 shares of common stock reserved for future issuance under the Alliqua BioMedical, Inc. 2014 Long-Term Incentive Plan.

In addition, unless we specifically state otherwise, all information in this prospectus assumes:
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the issuance of 4,975,548 shares of common stock upon the closing of the Merger on May 3, 2019;

•
the 1-for-6 Reverse Stock Split effected on May 3, 2019;

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the issuance of      shares of common stock at the closing of the offering upon the automatic conversion of convertible notes in the aggregate principal amount of  $5.5 million plus accrued interest based upon an assumed public offering price of  $     per share, the last reported sale price of our common stock by OTC Pink on           , 2019;

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no exercise of the outstanding options or warrants described above;

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no sale of any pre-funded warrants in this offering; and

•
no exercise of the underwriter’s option to purchase additional shares.

RISK FACTORS
Investing in our common stock or pre-funded warrants involves a high degree of risk. You should consider carefully the risks and uncertainties described below, together with all of the other information in this prospectus, including our consolidated financial statements and related notes included in this prospectus, before deciding whether to invest in our common stock or pre-funded warrants. If any of these risks actually occur, it could harm our business, financial condition, results of operations and cash flows and our prospects. In that event, the trading price of our common stock and the value of the pre-funded warrants could decline and you could lose part or all of your investment.
Risks Related to Our Financial Condition and Capital Requirements
We have incurred losses since our inception, have a limited operating history on which to assess our business, and anticipate that we will continue to incur significant losses for the foreseeable future.
We are a clinical development-stage biopharmaceutical company with a limited operating history. On May 3, 2019, we completed the Merger with Alliqua BioMedical, Inc., and we survived as a wholly-owned subsidiary of Alliqua. Following the consummation of the Merger, Adynxx changed its name to Adynxx Sub, Inc., and Alliqua BioMedical, Inc. changed its name to Adynxx, Inc. Adynxx was deemed to be the accounting acquirer in the Merger and the historical financial statements of Private Adynxx are deemed to be the historical financial statements of the combined company. We have incurred net losses for the past several years, including net losses of  $2.5 million, $6.0 million and $11.6 million for the three months ended March 31, 2019 and the years ended December 31, 2018 and 2017, respectively. As of March 31, 2019, we had an accumulated deficit of  $39.7 million.
As of March 31, 2019, we had $12.6 million in current and long-term liabilities. In addition, since March 31, 2019, we issued an additional $2.5 million in convertible promissory notes, or Notes. Our management concluded that there is substantial doubt about our ability to continue as a going concern. The audit report to our financial statements for the year ended December 31, 2018, which is included elsewhere in this prospectus, also includes an explanatory paragraph related to our ability to continue as a going concern. The doubts concerning our ability to continue as a going concern may impact our ability to obtain financing on reasonable terms or at all. As of March 31, 2019, we had cash and cash equivalents of $1.6 million.
We have devoted substantially all of our financial resources to identifying and developing our product candidates, including conducting clinical trials and providing general and administrative support for our operations. To date, we have financed our operations primarily through the sale of equity securities, payments associated with strategic collaborations, secured loan agreements and convertible notes. The amount of our future net losses will depend, in part, on the rate of our future expenditures and our ability to obtain funding through equity or debt financings, strategic collaborations, or grants. Biopharmaceutical product development is a highly speculative undertaking and involves a substantial degree of risk. We expect losses to increase as we continue Phase 2 development of our lead program brivoligide in two models of postoperative pain and potentially advance additional product candidates through investigational new drug, or IND, enabling activities and into clinical development. While we have not yet commenced pivotal clinical trials for any product candidate and it may be several years, if ever, before we complete pivotal clinical trials and have a product candidate approved for commercialization, we expect to invest significant funds into these clinical candidates to determine the potential to advance these compounds to regulatory approval.
If we obtain regulatory approval to market a product candidate, our future revenue will depend upon the size of any markets in which our product candidates may receive approval, and our ability to achieve sufficient market acceptance, hospital formulary access, pricing, reimbursement from third-party payors, and adequate market share for our product candidates in those markets. Even if we obtain adequate market share for our product candidates, because the potential markets in which our product candidates may ultimately receive regulatory approval could be very small, we may never become profitable despite obtaining such market share and acceptance of our products.

We expect to continue to incur significant expenses and increasing operating losses for the foreseeable future and our expenses will increase substantially if and as we:
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continue the clinical development of our product candidates;

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advance our programs into larger, more expensive clinical trials;

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initiate additional nonclinical, clinical, or other studies for our product candidates;

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identify and develop potential commercial opportunities, such as reduction in postoperative pain for patients scoring ≥16 on the Pain Catastrophizing Scale, or PCS, for the brivoligide product candidate;

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seek regulatory and marketing approvals and reimbursement for our product candidates;

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continue manufacturing our product candidates and plan for scale-up of outsourced manufacturing capabilities as we commence additional clinical trials for our product candidates;

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establish a sales, marketing, and distribution infrastructure to commercialize any products for which we may obtain marketing approval;

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seek to identify, assess, acquire, and/or develop other product candidates;

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make milestone, royalty or other payments under third party license agreements;

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seek to maintain, protect, and expand our intellectual property portfolio;

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seek to attract and retain skilled personnel;

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create additional infrastructure to support our operations as a public company and our product development and planned future commercialization efforts; and

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experience any delays or encounter issues with the development and potential for regulatory approval of our clinical candidates such as safety issues, clinical trial accrual delays, longer follow-up for planned studies, additional major studies, or supportive studies necessary to support marketing approval.

Further, the net losses we incur may fluctuate significantly from quarter to quarter and year to year, such that a period-to-period comparison of our results of operations may not be a good indication of our future performance.
We have never generated any revenue from product sales and may never be profitable.
We have no products approved for commercialization and have never generated any revenue from product sales. Our ability to generate revenue and achieve profitability depends on our ability, alone or with strategic collaboration partners, to successfully complete the development of, and obtain the regulatory and marketing approvals necessary to commercialize one or more of our product candidates. We do not anticipate generating revenue from product sales for the foreseeable future. Our ability to generate future revenue from product sales depends heavily on our success in many areas, including but not limited to:
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completing research and development of our product candidates;

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obtaining regulatory and marketing approvals for our product candidates;

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manufacturing product candidates and establishing and maintaining supply and manufacturing relationships with third parties that meet regulatory requirements and our supply needs in sufficient quantities to meet market demand for our product candidates, if approved;

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marketing, launching and commercializing product candidates for which we obtain regulatory and marketing approval, either directly or with a collaborator or distributor;

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gaining market acceptance of our product candidates as treatment options;

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addressing any competing products;

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protecting and enforcing our intellectual property rights, including patents, trade secrets, and know-how;

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negotiating favorable terms in any collaboration, licensing, or other arrangements into which we may enter;

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obtaining reimbursement or pricing for our product candidates that supports profitability; and

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attracting, hiring, and retaining qualified personnel.

Even if one or more of the product candidates that we develop is approved for commercial sale, we anticipate incurring significant costs associated with commercializing any approved product candidate. We will have to develop or acquire commercial-scale manufacturing capabilities in order to continue development and potential commercialization of our product candidates. Additionally, if we are not able to generate revenue from the sale of any approved products, we may never become profitable.
Servicing our indebtedness requires a significant amount of cash, and we may not have sufficient cash flow from our business to pay our substantial indebtedness.
As of March 31, 2019, our total current and long-term liabilities balance was $12.6 million, of which $4.3 million was secured indebtedness, collateral for which includes, but is not limited to, a negative lien against our intellectual property rights. Our ability to make scheduled payments of the principal, to pay interest on, to refinance the secured loan agreement with Oxford Finance, or the Loan Agreement, or Notes or to make cash payments in connection with any conversion of the Notes depends on our future performance, which is subject to economic, financial, competitive and other factors beyond our control and ability to raise additional capital. We may not be able to raise sufficient capital or generate cash flow from operations in the future sufficient to service our indebtedness and make necessary capital expenditures. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives if they are available to us based on the terms of the instruments and agreements governing the indebtedness, such as selling assets, restructuring indebtedness or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations. If we default under the Loan Agreement, Oxford Finance will have the ability to exercise its rights as collateral agent to take possession and dispose of the collateral securing the indebtedness under the Loan Agreement, which collateral includes all of our property other than our intellectual property. Our business, financial condition and results of operations could be substantially harmed as a result of any such foreclosure.
Despite our current indebtedness levels, we may still incur substantially more indebtedness or take other actions which would intensify the risks discussed above.
Despite our current indebtedness levels, and the restrictions we are under based on the terms of the Loan Agreement from incurring additional senior indebtedness, we may be able to incur substantial additional indebtedness in the future, subject to any restrictions contained in our then-existing debt instruments, some of which may be secured indebtedness, however the terms of such indebtedness may not be commercially attractive, if available.
We face risks related to a government funded award. If NIDA/NIH were to eliminate, reduce or delay funding from this award, this would have a significant negative impact on the brivoligide program.
Funding of the brivoligide program is substantially dependent upon a NIDA/NIH award for the costs related to the planned Phase 2 and Phase 3 mastectomy model studies. If NIDA/NIH were to eliminate, reduce or delay the funding for this award or disallow some of our incurred costs, we would have to obtain additional funding for continued development or regulatory registration for brivoligide or significantly reduce or stop the development effort. In contracting with NIDA/NIH, we are subject to various U.S. government contract requirements which may limit reimbursement or if we are found to be in violation could result in contract termination. If the U.S. government terminates our award for its convenience, or if we default by failing to perform in accordance with the award schedule and terms, significant negative impact on our cash flows and operations could result.

Raising additional capital may cause dilution to our stockholders, restrict our operations or require us to relinquish rights.
To the extent that we raise additional capital through the sale of equity, debt or other securities convertible into equity, your ownership interest will be diluted, and the terms of these new securities may include liquidation or other preferences that adversely affect your rights as a common stockholder. Debt financing, if available at all, would likely involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures, making additional product acquisitions, or declaring dividends. If we raise additional funds through collaborations, strategic alliances or licensing arrangements with third parties, we may have to relinquish valuable rights to our product candidates or future revenue streams or grant licenses on terms that are not favorable to us. We cannot assure you that we will be able to obtain additional funding if and when necessary to fund our entire portfolio of product candidates to meet our projected plans. If we are unable to obtain funding on a timely basis, we may be required to delay or discontinue one or more of our development programs or the commercialization of any product candidates or be unable to expand our operations or otherwise capitalize on potential business opportunities, which could materially affect our business, financial condition, and results of operations.
Risks Related to the Development of Our Product Candidates
We are heavily dependent on the success of our lead product candidate, brivoligide, which is in the early stages of clinical development, and our other product candidates, which are in pre-clinical development. We cannot give any assurance that we will generate data sufficient to receive regulatory approval, which will be required before any of our product candidates can be commercialized.
To date, we have invested substantially all of our efforts and financial resources to identify and develop our portfolio of product candidates. Our future success is dependent on our ability to successfully further develop, obtain regulatory approval for, and commercialize one or more product candidates. We currently generate no revenue from sales of any drugs, and we may never be able to develop or commercialize a product candidate.
Our product candidate brivoligide, which is currently in Phase 2 of clinical development, is being developed for the reduction of postoperative pain in patients scoring ≥16 on the PCS. We have not prospectively demonstrated a statistically significant clinical benefit in this patient population for the primary endpoint in any clinical trial and may not be able to do so. Furthermore, the U.S. Food and Drug Administration, or the FDA, has not previously granted an indication for the reduction of postoperative pain in patients scoring ≥16 on the PCS. Additionally, in order to obtain an indication for the reduction of postoperative pain without restriction by type of surgical procedure, we intend to study brivoligide in pivotal trials in one orthopedic and one soft-tissue model of postoperative pain. We have studied brivoligide to date in TKA, an orthopedic model of postoperative pain, and intend to study brivoligide in mastectomy with immediate tissue expander or implant placement, or mastectomy, as a soft-tissue model of postoperative pain. Failure to demonstrate efficacy in both an orthopedic and soft-tissue model of postoperative pain may limit the likelihood of FDA approval for brivoligide for postoperative pain, may limit approval to a subset of surgical procedures, and may limit the addressable patient population and related commercial opportunity. Further, we may not be able to replicate or develop additional data to satisfy regulatory requirements for approval. Our other product candidate, AYX2, has not yet been evaluated in clinical trials and may fail to show the desired safety and efficacy during clinical development. There can be no assurance that the data that we develop for our product candidates in their planned indications will be sufficient to obtain regulatory approval.
Our current product candidates are for the treatment of pain. The evaluation of pain therapeutics often relies upon patient-reported outcomes of pain, such as the Numerical Rating Scale, or NRS, as clinical trial endpoints. While these endpoints are well-validated and accepted by the FDA and comparable foreign authorities for evaluation of efficacy of product candidates for the treatment of pain, there may be increased variability associated with these patient-reported outcomes as compared to objective measures used in evaluation of efficacy for product candidates treating other disease states. If these patient-reported endpoints are associated with increased variability in future studies, the data generated may not be sufficient to obtain regulatory approval.

In addition, none of our product candidates have advanced into a pivotal study for their proposed indications and it may be years before such studies are initiated and completed, if at all. We are not permitted to market or promote any of our product candidates before they receive regulatory approval from the FDA or comparable foreign regulatory authorities, and we may never receive such regulatory approval for any of our product candidates. We cannot be certain that any of our product candidates will be successful in clinical trials or receive regulatory approval. Further, our product candidates may not receive regulatory approval even if they are successful in clinical trials. If we do not receive regulatory approvals for our product candidates, we may not be able to continue our operations.
Our research and development is focused on discovering and developing novel drugs based on transcription factor decoys, and the approach we are taking to discover and develop drugs is not proven and may never lead to marketable products.
The discovery and development of drugs based on transcription factor decoys is an emerging field, and the scientific discoveries that form the basis for our efforts to discover and develop product candidates are relatively new. The scientific evidence to support the feasibility of developing differentiated product candidates based on these discoveries is both preliminary and limited, and has not led to products which have obtained regulatory approval by the FDA or comparable foreign authorities. Therefore, we do not know if our approach will be successful. Failure by any transcription factor decoy, including those currently being developed by us, would adversely impact this platform technology.
In addition, our product candidates are all based on a single platform technology. If we were required to discontinue development of brivoligide because the related trials are unsuccessful or do not demonstrate sufficiently positive results to continue development of brivoligide, development of our other product candidates may be harmed. Moreover, if we decide to leverage any success with brivoligide to develop our other product candidates reliant on our platform technology, we may not be successful in such efforts. In any such event, our business will be adversely impacted.
We have yet to present the current clinical data to the relevant regulatory authorities to give an opinion on the clinical development pathway for brivoligide.
We plan to present the clinical and non-clinical data sets for brivoligide to the FDA and relevant foreign regulatory authorities after completion of the planned Phase 2 studies at an End of Phase 2 meeting or receipt of scientific advice from the EMA, as applicable. Until the results of these meetings are known and documented, there can no assurance as to what requirements may be imposed for filing a New Drug Application, or NDA, or Marketing Approval in the EMA for brivoligide. We are currently relying on opinions from experts and regulatory precedents to design our development program. It is possible that the official position of the applicable regulatory authorities will be substantially different from the advice we have received. Any such difference could increase both the time and cost required to obtain the necessary regulatory approvals for brivoligide, which may in turn limit or prohibit its further development, resulting in a material harm to our business, financial condition, results of operations and prospects.
Even if we successfully complete the necessary preclinical studies and clinical trials, we cannot predict when, or if, we will obtain regulatory approval to commercialize a product candidate and the regulatory approval may be for a more narrow indication than we seek.
The time required to obtain approval by the FDA and comparable foreign authorities is unpredictable, typically takes many years following the commencement of clinical trials, and depends upon numerous factors. In addition, approval policies, regulations, or the type and amount of clinical data necessary to gain approval may change during the course of a product candidate’s clinical development and may vary among jurisdictions, which may cause delays in the approval or the decision not to approve an application. We have not obtained regulatory approval for any product candidate, and it is possible that none of our existing product candidates or any product candidates we may seek to develop in the future will ever obtain regulatory approval.
Applications for our product candidates could fail to receive regulatory approval for many reasons, including but not limited to the following:

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the FDA or comparable foreign regulatory authorities may disagree with the design, size or implementation of our clinical trials;

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the FDA or comparable foreign regulatory authorities may disagree with the use of and definition of one orthopedic and one soft-tissue surgical model of postoperative pain as appropriate for approval for general postoperative pain;

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the FDA does not currently have published guidance on the requirements for a general postoperative pain indication and may publish guidance that is not in alignment with our current clinical development plans, which may cause us to alter development plans, thereby increasing the costs and time required to complete clinical development of brivoligide;

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the FDA or comparable foreign regulatory authorities may disagree with the use of the PCS as a tool for patient selection for treatment with brivoligide;

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the population studied in our clinical trials may not be sufficiently broad or representative to assure safety in the full population for which we seek approval;

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the FDA or comparable foreign regulatory authorities may disagree with our interpretation of data from our preclinical studies or clinical trials;

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the data collected from clinical trials of our product candidates may not be sufficient to support the submission of an NDA or other submission or to obtain regulatory approval in the United States or foreign jurisdictions;

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the FDA or comparable foreign regulatory authorities may find failures in our manufacturing processes, validation procedures and specifications, or facilities of the third-party manufacturers with which we contract for clinical and commercial supplies that may delay or limit our ability to obtain regulatory approval for our product candidates; and

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the approval policies or regulations of the FDA or comparable foreign regulatory authorities may significantly change in a manner rendering our NDA or other applicable regulatory submissions insufficient for approval.

The lengthy and uncertain regulatory approval process, as well as the unpredictability of the results of clinical trials, may result in our failing to obtain regulatory approval to market any of our product candidates, which would significantly harm our business, results of operations, and prospects. Even if our product candidates meet their safety and efficacy endpoints in clinical trials, the relevant regulatory authorities may not complete their review processes in a timely manner, may issue a complete response letter, or ultimately, may not approve our product candidates. In addition, we may experience delays or rejections if an FDA Advisory Committee or other regulatory authority recommends non-approval or restrictions on approval. In addition, we may experience delays or rejections based upon additional government regulation from future legislation or administrative action, or changes in regulatory authority policy during the period of product development, clinical trials and the review process. Regulatory authorities have substantial discretion in the approval process and may refuse to accept any application or may decide that our data are insufficient for approval and require additional preclinical, clinical or other studies. In addition, varying interpretations of data obtained from preclinical and clinical testing could delay, limit or prevent the receipt of marketing approval for a product candidate.
Drug development involves a lengthy and expensive process with an uncertain outcome, and results of preclinical studies and earlier clinical trials may not be predictive of future results.
Clinical testing is expensive and generally takes many years to complete, and the outcome is inherently uncertain. Failure can occur at any time during the clinical trial process. The results of preclinical studies and early clinical trials of our product candidates may not be predictive of the results of larger, later-stage clinical trials. Product candidates that have shown promising results in early-stage clinical trials may still suffer significant setbacks in subsequent clinical trials. Our clinical trials to date have been conducted on a small number of patients in limited numbers of clinical sites. We will have to conduct larger studies in our proposed indications to verify the results obtained to date and to support any regulatory submissions for further clinical development. A number of companies in the biopharmaceutical industry have suffered significant setbacks in advanced clinical trials due to lack of efficacy or adverse safety profiles despite promising results in earlier, smaller clinical trials. Moreover, clinical data are often susceptible to varying interpretations and analyses. We do not know whether any Phase 2, Phase 3, or other clinical trials we may conduct will demonstrate consistent or adequate efficacy and safety with respect to the proposed indication for use sufficient to obtain regulatory approval to receive regulatory approval or market our product candidates.
We may find it difficult to enroll patients in our clinical trials given the limited number of patients scoring ≥16 on the PCS who are undergoing the procedures we intend to use as our models of postoperative pain for testing of brivoligide. We may also find it difficult to enroll patients in surgical models that are performed under general anesthesia due to the intrathecal route of administration of brivoligide. Difficulty in enrolling patients could delay or prevent the completion of clinical trials of our product candidates.
Identifying and qualifying patients to participate in clinical trials of our product candidates is essential to their success. The timing of our clinical trials depends in part on the rate at which we can recruit patients to participate in clinical trials of our product candidates, and we may experience delays in completion of our clinical trials if we encounter difficulties in enrollment.
In future clinical trials of brivoligide, we will be evaluating brivoligide using surgical models including but not limited to TKA and mastectomy. While we have successfully completed enrollment in three Phase 2 studies of postoperative pain following TKA to date within projected timelines, we may not be able to do so successfully in the future. We have never conducted a study using the mastectomy model of postoperative pain, and may not meet projected enrollment timelines. Some competitors have ongoing clinical trials for product candidates that use the same surgical models as our product candidates, and patients who would otherwise be eligible for our clinical trials may instead enroll in competitors’ clinical trials.
The eligibility criteria of our planned clinical trials may further limit the availability of suitable clinical trial participants as we expect to require that patients have specific measurable characteristics or meet certain criteria to assure that they are appropriate for inclusion in our clinical trials. In future clinical trials of brivoligide, we will be evaluating brivoligide in patients scoring ≥16 on the PCS. Approximately one-third of individuals score ≥16 on the PCS, however if this rate is not reflected in patient populations at the clinical trial sites, we may have fewer patients eligible for enrollment than expected. In addition, we may not be able to identify, recruit, and enroll a sufficient number of patients to complete our clinical trials in a timely fashion because of the perceived risks and benefits of the product candidate under study, the availability and efficacy of competing therapies and clinical trials, the willingness of patients to receive an intrathecal injection if undergoing a surgical procedure typically performed under general anesthesia, and the willingness of physicians to participate in our planned clinical trials. If patients are unwilling to participate in our clinical trials for any reason, the timeline for conducting studies and obtaining regulatory approval of our product candidates may be delayed.
If we experience delays in the completion of, or termination of, any clinical trial of our product candidates, the commercial prospects of our product candidates could be harmed, and our ability to generate product revenue from any of these product candidates could be delayed or prevented. In addition, any delays in completing our clinical trials would likely increase overall costs, impair product candidate development and jeopardize our ability to obtain regulatory approval relative to our current plans. Any of these occurrences may harm our business, financial condition, and prospects significantly.
Clinical trials are costly, time consuming and inherently risky, and we may fail to demonstrate safety and efficacy to the satisfaction of applicable regulatory authorities.
Clinical development is expensive, time consuming and involves significant risk. We cannot guarantee that any clinical trials will be conducted as planned or completed on schedule, if at all. A failure of one or more clinical trials can occur at any stage of development. Events that may prevent successful or timely completion of clinical development include but are not limited to:
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inability to generate satisfactory preclinical, toxicology, or other in vivo or in vitro data to support the initiation or continuation of clinical trials;

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delays in reaching agreement on acceptable terms with contract research organizations, or CROs, and clinical trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and clinical trial sites;

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delays in obtaining required Institutional Review Board, or IRB, approval at each clinical trial site;

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refusal to permit the conduct of a clinical trial by regulatory authorities, after review of an IND, or equivalent foreign application or amendment;

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delays in recruiting qualified patients in our clinical trials;

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failure by clinical sites or our CROs or other third parties to adhere to clinical trial requirements;

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failure to perform in accordance with the FDA’s Good Clinical Practice requirements, or GCP, or applicable foreign regulatory guidelines;

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high patient drop-out rate in our clinical trials;

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occurrence of adverse events, or AEs, associated with our product candidates;

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changes in regulatory requirements and guidance that require amending or submitting new clinical protocols;

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the cost of clinical trials of our product candidates;

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negative or inconclusive results from our clinical trials which may result in our deciding, or regulators requiring us, to conduct additional clinical trials or abandon development programs in other ongoing or planned indications for a product candidate; and

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delays in reaching agreement on acceptable terms with third party manufacturers and the time for manufacture of sufficient quantities of our product candidates for use in clinical trials.

Any inability to successfully complete clinical development and obtain regulatory approval could result in additional costs to us or impair our ability to generate revenue. Clinical trial delays could also shorten any periods during which our products have patent protection and may allow competitors to develop and bring products to market before we do, which could impair our ability to successfully commercialize our product candidates and may harm our business and results of operations.
Our product candidates may cause undesirable side effects or have other properties that could delay or prevent their regulatory approval, limit the commercial profile of an approved label, or result in significant negative consequences following marketing approval, if any.
Undesirable side effects caused by our product candidates could cause us or regulatory authorities to interrupt, delay, or terminate clinical trials, delay regulatory approval by the FDA or comparable foreign regulatory authorities or, even if approved, result in restrictive labelling of our products. We will continue to evaluate our product candidates in additional clinical trials, and there is no guarantee that severe side effects will not be identified.
Brivoligide targets Early Growth Response 1, or EGR1, a transcription factor that has a role in memory consolidation within the hippocampus. There is a potential risk of transient alteration in memory function with brivoligide if sufficient material is distributed to the brain. This risk has been evaluated in preclinical studies and in the clinical trials conducted to date, but has not been observed; however, studies using the mastectomy model will involve movement of the brivoligide injection to the upper regions of the spinal canal which may involve increased risk of brain exposure and possible transient cognitive or memory dysfunction.
Additionally, even if one or more of our product candidates receives marketing approval, and we or others later identify undesirable side effects caused by such products, potentially significant negative consequences could result, including but not limited to:
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withdrawal of regulatory approvals of such products;

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requirements by regulatory authorities to place additional warnings on the label of such products;

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requirement by regulatory authorities to create a REMS plan, which could include a medication guide outlining the risks of such side effects for distribution to patients, a communication plan for healthcare providers, and/or other elements to assure safe use;

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potential lawsuits, which may result in us being held liable for harm caused to patients; and

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reputational harm.

Any of these events could prevent us from achieving or maintaining market acceptance of a product candidate, even if approved, and could significantly harm our business, results of operations, and prospects.
We may not be successful in any efforts to identify, license, discover, develop, or commercialize additional product candidates.
Although a substantial amount of our effort will focus on the continued clinical testing, potential approval, and commercialization of our existing product candidates, the success of our business is also expected to depend in part upon our ability to identify, license, discover, develop, or commercialize additional product candidates. Research programs to identify new product candidates require substantial technical, financial, and human resources. We may focus our efforts and resources on potential programs or product candidates that ultimately prove to be unsuccessful. Our research programs or licensing efforts may fail to yield additional product candidates for clinical development and commercialization for a number of reasons, including but not limited to the following:
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our research or business development methodology or search criteria and process may be unsuccessful in identifying potential product candidates;

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our collaboration with twoXAR, which relies upon artificial intelligence technology to generate potential product opportunities, may not generate viable product candidates;

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we may not be able or willing to assemble sufficient resources to acquire or discover additional product candidates;

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our product candidates may not succeed in preclinical or clinical testing;

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our potential product candidates may be shown to have harmful side effects or may have other characteristics that may make the products unmarketable or unlikely to receive marketing approval;

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competitors may develop alternatives that render our product candidates obsolete or less attractive;

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product candidates we develop may be covered by third parties’ patents or other exclusive rights;

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the market for a product candidate may change during our development program so that such a product may become unreasonable to continue to develop;

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a product candidate may not be capable of being produced in commercial quantities at an acceptable cost, or at all; and

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a product candidate may not be accepted as safe and effective by patients, the medical community, or third-party payors.

If any of these events occur, we may be forced to abandon our development efforts for a program or programs, or we may not be able to identify, license, discover, develop, or commercialize additional product candidates, which would have a material adverse effect on our business and could potentially cause us to cease operations.
We may not be successful in meeting our diligence obligations under our existing collaboration with twoXAR or under future license agreements necessary to maintain and continue to use product candidate licenses in effect. In addition, if required in order to commercialize our product candidates, we may be unsuccessful in obtaining or maintaining necessary rights to our product candidates through acquisitions and in-licenses.
We may seek to obtain rights to intellectual property, through licenses from third parties and under patents that we do not own, to develop and commercialize additional product candidates, such as our collaboration with twoXAR. Because our programs may require the collaboration with or use of proprietary rights held by third parties, the growth of our business may depend in part on our ability to maintain in effect these collaborations and proprietary rights. For example, we have certain specified diligence obligations under our collaboration with twoXAR. We may not be able to achieve the required diligence milestones in a timely manner, which may result in a right of termination by twoXAR, and we may be unable to successfully negotiate an extension or waiver of those termination rights. Any termination of the collaboration with twoXAR or future license agreements with third parties with respect to our product candidates would be expected to negatively impact our business prospects.
We may be unable to acquire or in-license any compositions, methods of use, processes, or other third-party intellectual property rights from third parties that we identify as necessary for our product candidates. The licensing and acquisition of third-party intellectual property rights is a competitive area, and a number of more established companies are also pursuing strategies to license or acquire third-party intellectual property rights that we may consider attractive. These established companies may have a competitive advantage over us due to their size, cash resources, and greater clinical development and commercialization capabilities. In addition, companies that perceive us to be a competitor may be unwilling to assign or license rights to us. Even if we are able to license or acquire third-party intellectual property rights that are necessary for our product candidates, there can be no assurance that they will be available on favorable terms.
We collaborate with U.S. and foreign academic institutions to identify product candidates, accelerate our research and conduct development. Typically, these institutions have provided us with an option to negotiate an exclusive license to any of the institution’s rights in the patents or other intellectual property resulting from the collaboration. Regardless of such option, we may be unable to negotiate a license within the specified timeframe or under terms that are acceptable to us. If we are unable to do so, the institution may offer the intellectual property rights to other parties, potentially blocking our ability to pursue a program of interest to us.
If we are unable to successfully obtain and maintain rights to required third-party intellectual property, we may have to abandon development of that product candidate or pay additional amounts to the third party, and our business and financial condition could suffer.
Even if we obtain regulatory approval for a product candidate, we will remain subject to ongoing regulatory requirements.
If our product candidates are approved, they will be subject to ongoing regulatory requirements with respect to manufacturing, labeling, packaging, storage, advertising, promotion, sampling, record-keeping, conduct of post-marketing studies, and submission of safety, efficacy and other post-approval information, including both federal and state requirements in the United States and requirements of comparable foreign regulatory authorities.
Manufacturers and manufacturers’ facilities are required to continuously comply with FDA and comparable foreign regulatory authority requirements, including ensuring that quality control and manufacturing procedures conform to current Good Manufacturing Practices, or cGMP, regulations and corresponding foreign regulatory manufacturing requirements. As such, we and our contract manufacturers will be subject to continual review and inspections to assess compliance with cGMP and adherence to commitments made in any NDA or marketing authorization application, or MAA.
Any regulatory approvals that we receive for our product candidates may be subject to limitations on the approved indicated uses for which the product candidate may be marketed or to the conditions of approval, or contain requirements for potentially costly post-marketing testing, including Phase 4 clinical trials, and surveillance to monitor the safety and efficacy of the product candidate. We will be required to report certain adverse reactions and production problems, if any, to the FDA and comparable foreign regulatory authorities. Any new legislation addressing drug safety issues could result in delays in product development or commercialization, or increased costs to assure compliance. If our original marketing approval for a product candidate was obtained through an accelerated approval pathway, we could be required to conduct a successful post-marketing clinical study in order to confirm the clinical benefit for our products. An unsuccessful post-marketing study or failure to complete such a study could result in the withdrawal of marketing approval.

If a regulatory agency discovers previously unknown problems with a product, such as AEs of unanticipated severity or frequency, or problems with the facility where the product is manufactured, or disagrees with the promotion, marketing or labeling of a product, the regulatory agency may impose restrictions on that product or us, including requiring withdrawal of the product from the market. If we fail to comply with applicable regulatory requirements, a regulatory agency or enforcement authority may, among other things:
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issue warning letters;

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impose civil or criminal penalties;

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suspend or withdraw regulatory approval;

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suspend any of our ongoing clinical trials;

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refuse to approve pending applications or supplements to approved applications submitted by us;

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impose restrictions on our operations, including closing our contract manufacturers’ facilities; or

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require a product recall.

Any government investigation of alleged violations of law would be expected to require us to expend significant time and resources in response and could generate adverse publicity. Any failure to comply with ongoing regulatory requirements may significantly and adversely affect our ability to develop and commercialize our products and our value and operating results would be adversely affected.
We rely on third parties to conduct our clinical trials, and perform other clinical development-related services, such as drug shipping, blinding and randomization, data collection, and biostatistical analysis. If these third parties do not successfully perform and comply with regulatory requirements, we may not be able to successfully complete clinical development, obtain regulatory approval or commercialize our product candidates and our business could be substantially harmed.
We have relied upon and plan to continue to rely upon third-party CROs to conduct, monitor and manage our ongoing clinical program. We rely on these parties for execution of clinical trials and we manage and control only certain aspects of their activities. We remain responsible for ensuring that each of our clinical trials is conducted in accordance with the applicable protocol, legal, regulatory, and scientific standards and our reliance on the CROs does not relieve us of our regulatory responsibilities. We and our CROs and other vendors are required to comply with all applicable laws, regulations and guidelines, including those required by the FDA and comparable foreign regulatory authorities for all of our product candidates in clinical development. If we or any of our CROs or vendors fail to comply with applicable laws, regulations and guidelines, the results generated in our clinical trials may be deemed unreliable and the FDA or comparable foreign regulatory authorities may require us to perform additional clinical trials before approving our marketing applications. We cannot guarantee that our CROs and other vendors will meet these requirements, or that upon inspection by any regulatory authority, such regulatory authority will determine that activities conducted by our third-party vendors in support of any of our clinical trials comply with applicable requirements. Failure to comply with these laws, regulations and guidelines may require us to repeat clinical trials, which would be costly and delay the regulatory approval process.
If any of our relationships with these third-party CROs terminate, we may not be able to enter into arrangements with alternative CROs in a timely manner or do so on commercially reasonable terms. In addition, our CROs may not prioritize our clinical trials relative to those of other customers and any turnover in personnel or delays in the allocation of CRO employees by the CRO may negatively affect our clinical trials. If CROs do not successfully carry out their contractual duties or obligations or meet expected deadlines, our clinical trials may be delayed or terminated and we may not be able to meet our current plans with respect to our product candidates. CRO contracts may also involve higher costs than anticipated, which could negatively affect our financial condition and operations.
We rely and expect to continue to rely on third parties to manufacture our clinical product supplies, and if approved, we intend to rely on third parties to produce and process our product candidates. Our commercialization of any of our product candidates could be stopped, delayed or made less profitable if those third parties fail to obtain approval of government regulators, fail to provide us with sufficient quantities of drug product, or fail to do so at acceptable quality levels or prices.
We do not currently have nor do we plan to acquire the infrastructure or capability internally to manufacture our clinical supplies for use in the conduct of our clinical trials, and we lack the resources and the capability to manufacture any of our product candidates on a clinical or commercial scale. We currently rely on outside vendors to manufacture clinical supplies of our product candidates and plan to continue relying on third parties to manufacture our product candidates on a commercial scale, if approved. We plan to rely on third-party manufacturers and their responsibilities will include purchasing from third-party suppliers the materials necessary to produce our product candidates for our clinical trials and regulatory approval. There are expected to be a limited number of suppliers for the materials that we expect to use to manufacture our product candidates, and we may not be able to identify alternative suppliers to prevent a possible disruption of the manufacture our product candidates for our clinical trials, and, if approved, ultimately for commercial sale. Although we generally do not expect to begin a clinical trial unless we believe we have a sufficient supply of a product candidate to complete the study, any significant delay or discontinuity in the supply of a product candidate, or the active ingredient or other material components in the manufacture of the product candidate could delay completion of our clinical trials and result in potential delay in regulatory approval of our product candidates, which would harm our business and results of operations.
With respect to our brivoligide product candidate, we rely on Nitto-Denko Avecia, Inc., or Avecia, for drug substance manufacturing, and have worked to date with Pyramid Laboratories, Inc., or Pyramid, and CordenPharma GmbH, or Corden, to supply our drug product materials for clinical trials. We do not have long-term supply agreements or commitments from those parties to supply our materials. Moreover, even if we had a longer-term supply arrangement, we may be precluded from entering into a back-up or alternative supplier arrangement which may increase the risk for further development, regulatory approval, or commercialization of our product candidates. We have not established clinical trial material supply agreements for AYX2 and may not be able to do so.
Certain components used in the manufacture of brivoligide are sourced from a single vendor.
Brivoligide is an oligonucleotide, and we currently use Avecia as a single supplier for brivoligide drug substance. There are currently a limited number of oligonucleotide manufacturers with commercial scale capabilities globally. While we intend to develop secondary sources for manufacturing of our drug candidates in the future, we may not be able to do so on commercially reasonable terms or at all. Any interruption in the supply of a key material could significantly delay our research and development process or increase our expenses for development and commercialization of our product candidates. Any interruption in supply of our product candidates from Avecia could result in delay of our clinical trials or interrupt our commercial supply, which would harm our business and results of operations.
We face intense competition from other companies developing products for the reduction of postoperative pain.
Brivoligide faces significant competition. If we are able to successfully develop brivoligide for the reduction of postoperative pain, it would compete with EXPAREL (bupivacaine liposome injectable suspension, marketed by Pacira Pharmaceuticals, Inc.), HTX-011 (bupivacaine and meloxicam, in development by Heron Therapeutics, NDA submitted to the FDA in 2018, Complete Response Letter received from the FDA on April 30, 2019), Ofirmev (intravenous acetaminophen, marketed by Mallinckrodt Pharmaceuticals), branded and generic oral opioid pain therapeutics, branded and generic oral nonsteroidal anti-inflammatory drugs, or NSAIDs, and potentially other products in development for the reduction of postoperative pain that reach the market.
Many of our existing or potential competitors have substantially greater financial, technical and human resources than we do, and have significantly greater experience in the discovery and development of product candidates, as well as in obtaining regulatory approvals of those product candidates in the United States and in foreign countries. Many of our current and potential future competitors also have significantly more experience commercializing drugs that have been approved for marketing. Mergers and acquisitions in the pharmaceutical and biotechnology industries could result in even more resources being concentrated among a smaller number of our competitors. Competition may reduce the number and types of patients available to us to participate in clinical trials, because some patients who might have opted to enroll in our trials may instead opt to enroll in a trial being conducted by one of our competitors.

Small or early-stage companies and research institutions may also prove to be significant competitors, particularly through collaborative arrangements with large and established pharmaceutical companies. We will also face competition from these parties in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites and patient registration for clinical trials, and acquiring or in-licensing technologies and products complementary to our programs or potentially advantageous to our business. If any of our competitors succeed in obtaining approval from the FDA or other regulatory authorities for their products sooner than we do or for products that are more effective or less costly than our products, our commercial opportunity could be significantly reduced. Major technological changes can happen quickly in the biotechnology and pharmaceutical industries, and the development of new mechanisms of action, technologically improved or different products or drug delivery technologies may make our product candidates or platform technologies obsolete or noncompetitive.
We currently have no marketing and sales experience or capabilities. If we are unable to establish marketing and sales capabilities or enter into agreements with third parties to market and sell our product candidates, we may be unable to generate any revenue.
We have no experience selling and marketing our product candidates and we currently have no marketing or sales organization. To successfully commercialize any products that may result from our development programs, we will need to invest in and develop these capabilities, either on our own or with others, which would be expensive, difficult and time consuming. Any failure or delay in the timely development of our internal commercialization capabilities could adversely impact the potential for success of our products.
Further, given our lack of prior experience in marketing and selling pharmaceutical products, we may rely on future collaborators to commercialize our products. If collaborators do not commit sufficient resources to commercialize our future products and we are unable to develop the necessary marketing and sales capabilities on our own, we will be unable to generate sufficient product revenue to sustain or grow our business. We may be competing with companies that currently have extensive and well-funded marketing and sales operations, in particular in the markets our product candidates are intended to address. Without appropriate capabilities, whether directly or through third-party collaborators, we may be unable to compete successfully against these more established companies.
The commercial success of any of our current or future product candidates will depend upon the degree of market acceptance by physicians, patients, third-party payors, and others in the medical community.
In addition to extensive internal efforts, the successful commercialization of brivoligide will require many third parties, over whom we have no control, to choose to utilize brivoligide. These third parties include physicians and hospital pharmacy and therapeutics committees, or P&T committees.
In addition, there is significant uncertainty related to the insurance coverage and reimbursement for newly approved products. In the United States, the principal decisions about coverage and reimbursement for new drugs are typically made by the Centers for Medicare & Medicaid Services, or CMS, an agency within the U.S. Department of Health and Human Services, as CMS decides whether and to what extent a new drug will be covered and reimbursed under Medicare. Private payors tend to follow the coverage reimbursement policies established by CMS to a substantial degree. It is difficult to predict what CMS will decide with respect to reimbursement for products such as our and what reimbursement codes our products may receive.
Moreover, increasing efforts by governmental and third-party payors in the United States and abroad to limit or reduce healthcare costs may result in restrictions on coverage and the level of reimbursement for new products and, as a result, they may not cover or provide adequate payment for our products.
Physicians must prescribe brivoligide for our commercialization to be successful. Because administration of brivoligide will be intended for patients scoring ≥16 on the PCS, and will require administration of the one-page PCS evaluation tool prior to surgery, physicians may not accept brivoligide as a viable addition to their patient treatment pathway.
If brivoligide does not achieve broad market acceptance, the revenues that are generated from our sales will be limited.

Risks Related to our Business Operations
Our future success depends in part on our ability to retain our President and Chief Executive Officer, Chief Medical Officer, and Chief Scientific Officer, and to attract, retain, and motivate other qualified personnel.
We are highly dependent upon the efforts of our senior management, including Rick Orr, our President and Chief Executive Officer, Donald C. Manning, our Chief Medical Officer, and Julien Mamet, our founder and Chief Scientific Officer. The loss of the services provided by these individuals may adversely impact the achievement of our objectives. These individuals could leave our employment at any time, as they are “at will” employees. The loss of the services of these individuals and other members of our senior management could delay or prevent the achievement of research, development, marketing, or product commercialization objectives. We do not maintain any “key-man” insurance policies on any of the key employees nor do we intend to obtain such insurance coverage. Recruiting and retaining other qualified employees, consultants, and advisors for our business, including scientific and technical personnel, will also be critical to our success. There is currently a shortage of highly qualified personnel in our industry, which is likely to continue. As a result, competition for personnel is intense and the turnover rate can be high. We may not be able to attract and retain personnel on acceptable terms given the competition among numerous pharmaceutical and biotechnology companies for individuals with similar skill sets. In addition, failure to succeed in development and commercialization of our product candidates may make it more challenging to recruit and retain qualified personnel. The inability to recruit and retain qualified personnel, or the loss of the services of key members of senior management could impede the progress of our research, development, and commercialization objectives.
We will need to expand our organization and we may experience difficulties in managing this growth, which could disrupt our operations.
As of May 31, 2019, we had six full-time employees. As our development and commercialization plans and strategies develop, we expect to need additional managerial, operational, sales, marketing, financial, legal, and other resources. Our management may need to divert a disproportionate amount of their attention away from our day-to-day activities and devote a substantial amount of time to managing these growth activities. We may not be able to effectively manage the expansion of our operations, which may result in weaknesses in our infrastructure, operational mistakes, loss of business opportunities, loss of employees, and reduced productivity among remaining employees. Our expected growth could require significant capital expenditures and may divert financial resources from other projects, such as the development of additional product candidates. If our management is unable to effectively manage growth, our expenses may increase more than expected, our ability to generate and/or grow revenue could be reduced and we may not be able to implement our business strategy. Our future financial performance and our ability to commercialize product candidates and compete effectively will depend, in part, on our ability to effectively manage any future growth.
Our business and operations would suffer in the event of computer system failures, cyber-attacks or deficiencies in our cyber-security.
In the ordinary course of our business, we collect and store sensitive data, including intellectual property, research data, our proprietary business information and that of our suppliers, technical information about our products, clinical trial plans and employee records. Similarly, our third-party providers possess certain of our sensitive data and confidential information. The secure maintenance of this information is critical to our operations and business strategy. Despite the implementation of security measures, our internal computer systems, and those of third parties on which we rely, are vulnerable to damage from computer viruses, malware, ransomware, cyber fraud, natural disasters, terrorism, war, telecommunication and electrical failures, cyber-attacks or cyber-intrusions over the Internet, attachments to emails, persons inside our organization, or persons with access to systems inside our organization. The risk of a security breach or disruption, particularly through cyber-attacks or cyber intrusion, including by computer hackers, foreign governments, and cyber terrorists, has generally increased as the number, intensity and sophistication of attempted attacks and intrusions from around the world have increased. Any such breach could compromise our networks and the information stored there could be accessed, publicly disclosed, encrypted, lost or stolen. Any such access, inappropriate disclosure of confidential or proprietary information or other loss of information, including our data being breached at third-party providers, could result in legal claims or proceedings, liability or financial loss under laws that protect the privacy of personal information, disruption of our operations or our product development programs and damage to our reputation, which could adversely affect our business. For example, the loss of clinical trial data from completed or ongoing or planned clinical trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data.
We are seeking to divest the assets of AquaMed, which may take significant management time and attention and may require us to incur significant costs, and could result in harm to our business, financial condition and results of operations.
In November 2018, the board of directors of Alliqua unanimously approved a plan to separate its custom hydrogel and contract manufacturing business from Alliqua by distributing all of the shares of common stock of AquaMed Technologies, Inc., or AquaMed, a wholly-owned Subsidiary of Alliqua, on a pro rata basis to the record holders of Alliqua common stock, or the Distribution. Completion of the Distribution was subject to consummation of the Agreement and Plan of Merger, dated November 27, 2018, or the AquaMed Merger Agreement, by and between AquaMed, AQ TOP, LLC, a wholly-owned subsidiary of AquaMed, and TO Pharmaceuticals, LLC, or TO Pharma. The consummation of the AquaMed Merger Agreement was subject to certain closing conditions, including the completion of a private placement of no less than $10,000,000, or the Private Placement, that would enable AquaMed’s common stock to be listed on the Nasdaq Capital Market. AquaMed and TO Pharma also agreed to a deadline of June 10, 2019, after which either party could terminate the Merger Agreement. On June 11, 2019, AquaMed notified TO Pharma in writing of its termination of the AquaMed Merger Agreement as the parties to the Merger Agreement were unable, prior to June 10, 2019, to satisfy the Private Placement closing condition. The decision to terminate the Merger Agreement was made by AquaMed’s board of directors, which is comprised solely of one member who represents the former Alliqua stockholders.
Following the termination of the AquaMed Merger Agreement, we still intend to consummate the Distribution to effectuate the separation of AquaMed. If we are unable to consummate the Distribution of AquaMed, we will seek to sell the assets of AquaMed to another third party. These efforts to divest AquaMed will require significant amounts of management’s time and resources, which will be in addition to and may divert management’s time and attention from the operation of our business and the execution of our other strategic initiatives. Any sale of the AquaMed assets may be at prices far below the carrying value for such assets. Prior to any such sale or Distribution, we will be required to maintain the assets, including the hydrogels manufacturing facility, and incur operating expenses and overhead costs. Additionally, we may incur significant costs in connection with any sale of AquaMed’s assets, which could harm our business, financial condition, or results of operations.
We may acquire businesses or products, or form strategic alliances, in the future, and may not realize the benefits of such acquisitions.
We may acquire additional businesses or products, form strategic alliances, or create joint ventures with third parties that we believe will complement or augment our existing business. If we acquire businesses with promising markets or technologies, we may not be able to realize the benefit of acquiring such businesses if we are unable to successfully integrate them with our existing operations and company culture. We may encounter numerous difficulties in developing, manufacturing, and marketing any new products resulting from a strategic alliance or acquisition that delay or prevent us from realizing their expected benefits or enhancing our business. We cannot provide any assurance that, following any such acquisition, we will achieve the synergies expected in order to justify the transaction, which could result in a material adverse effect on our business and prospects.
Changes in healthcare law and implementing regulations, as well as changes in healthcare policy, may impact our business in ways that we cannot currently predict and may have a significant adverse effect on our business and results of operations.
There have been, and continue to be, several legislative and regulatory changes and proposed changes regarding the healthcare system that could prevent or delay marketing approval of product candidates, restrict or regulate postapproval activities and affect our ability to profitably sell any product candidates for which we obtain marketing approval. Among policy makers and payors in the United States there is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality and/or expanding access and the pharmaceutical industry has been a particular focus of these efforts and has been significantly affected by major legislative initiatives.
The Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010, or collectively the Affordable Care Act, substantially changed the way healthcare is financed by both the government and private insurers, and significantly impacts the U.S. pharmaceutical industry. The Affordable Care Act, among other things: (1) introduced a new average manufacturer price definition for drugs and biologics that are inhaled, infused, instilled, implanted or injected and not generally dispensed through retail community pharmacies; (2) increased the minimum Medicaid rebates owed by manufacturers under the Medicaid Drug Rebate Program and expanded rebate liability from fee-for-service Medicaid utilization to include the utilization of Medicaid managed care organizations as well; (3) established a branded prescription drug fee that pharmaceutical manufacturers of branded prescription drugs must pay to the federal government; (4) expanded the list of covered entities eligible to participate in the 340B drug pricing program by adding new entities to the program; (5) established a new Medicare Part D coverage gap discount program, in which manufacturers must agree to offer point-of-sale discounts (which through subsequent legislative amendments, was increased to 70% from 50% starting in 2019) off negotiated prices of applicable branded drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer’s outpatient drugs to be covered under Medicare Part D; (6) extended manufacturers’ Medicaid rebate liability to covered drugs dispensed to individuals who are enrolled in Medicaid managed care organizations; (7) expanded eligibility criteria for Medicaid programs by, among other things, allowing states to offer Medicaid coverage to additional individuals, including individuals with income at or below 133% of the federal poverty level, thereby potentially increasing manufacturers’ Medicaid rebate liability; (8) created a licensure framework for follow-on biologic products; and (9) established a Center for Medicare and Medicaid Innovation at the Centers for Medicare and Medicaid Services to test innovative payment and service delivery models to lower Medicare and Medicaid spending.
Since its enactment, there have been judicial and Congressional challenges to certain aspects of the Affordable Care Act, as well as recent efforts by the Trump administration to repeal or replace certain aspects of the Affordable Care Act. For example, the Tax Cuts and Jobs Act of 2017, or TCJA, was enacted, which includes a provision repealing, effective January 1, 2019, the tax-based shared responsibility payment imposed by the Affordable Care Act on certain individuals who fail to maintain qualifying health coverage for all or part of a year that is commonly referred to as the “individual mandate.” On December 14, 2018, a U.S. District Court Judge in the Northern District of Texas ruled that the individual mandate is a critical and inseverable feature of the Affordable Care Act, and therefore, because it was repealed as part of the TCJA, the remaining provisions of the Affordable Care Act are invalid as well. While the Trump administration and CMS have both stated that the ruling will have no immediate effect, it is unclear how this decision, subsequent appeals, if any, and other efforts to repeal and replace the Affordable Care Act will impact the Affordable Care Act and our business.
Other legislative changes have been proposed and adopted since the Affordable Care Act was enacted. These changes include aggregate reductions to Medicare payments to providers of 2% per fiscal year pursuant to the Budget Control Act of 2011 and subsequent laws, which began in 2013 and will remain in effect through 2027, unless additional Congressional action is taken. In January 2013, the American Taxpayer Relief Act of 2012 was signed into law, which, among other things, further reduced Medicare payments to several types of providers, including hospitals, imaging centers and cancer treatment centers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. New laws may result in additional reductions in Medicare and other healthcare funding, which may materially adversely affect customer demand and affordability for our products and, accordingly, the results of our financial operations. Also, there has been heightened governmental scrutiny recently over the manner in which pharmaceutical companies set prices for their marketed products, which have resulted in several Congressional inquiries and proposed federal legislation, as well as state efforts, designed to, among other things, bring more transparency to product pricing, reduce the cost of prescription drugs under Medicare, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drug products. At the federal level, the Trump administration’s budget proposal for fiscal year 2019 contains further drug price control measures that could be enacted during the 2019 budget process or in other future legislation, including, for example, measures to permit Medicare Part D plans to negotiate the price of certain drugs under Medicare Part B, to allow some states to negotiate drug prices under Medicaid, and to eliminate cost sharing for generic drugs for low-income patients. Further, the Trump administration released a “Blueprint,” or plan, to lower drug prices and reduce out of pocket costs of drugs that contains additional proposals to increase drug manufacturer competition, increase the negotiating power of certain federal healthcare programs, incentivize manufacturers to lower the list price of their products, and reduce the out of pocket costs of drug products paid by consumers. The Department of Health and Human Services, or HHS, has already started the process of soliciting feedback on some of these measures and, at the same, is immediately implementing others under its existing authority. While some proposed measures will require authorization through additional legislation to become effective, Congress and the Trump administration have each indicated that it will continue to seek new legislative and/or administrative measures to control drug costs. Most recently, the Trump administration released a “Blueprint,” or plan, to reduce the cost of drugs. The Trump administration’s Blueprint contains certain measures that the U.S. Department of Health and Human Services is already working to implement. At the state level, individual states in the United States are increasingly active in passing legislation and implementing regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing.
We expect that these and other healthcare reform measures that may be adopted in the future, may result in more rigorous coverage criteria and lower reimbursement, and in additional downward pressure on the price that we receive for any approved product. Any reduction in reimbursement from Medicare or other government-funded programs may result in a similar reduction in payments from private payors. The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate revenue, attain profitability or commercialize our drugs, once marketing approval is obtained.
We may be subject, directly or indirectly, to federal and state healthcare fraud and abuse laws, false claims laws, and health information privacy and security laws. If we are unable to comply, or have not fully complied, with such laws, we could face substantial penalties.
If we obtain FDA approval for any of our product candidates and begins commercializing those products in the United States, our operations may be subject to various federal and state fraud and abuse laws, including, without limitation, the federal Anti-Kickback Statute, the federal False Claims Act, and physician sunshine laws and regulations. These laws may impact, among other things, our proposed sales, marketing, and education programs. In addition, we may be subject to patient privacy regulation by both the federal government and the states in which we conduct our business. The laws that may affect our ability to operate include:
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the federal Anti-Kickback Statute, which prohibits, among other things, persons from knowingly and willfully soliciting, receiving, offering or paying remuneration, directly or indirectly, to induce, or in return for, the purchase or recommendation of an item or service reimbursable under a federal healthcare program, such as the Medicare and Medicaid programs;

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federal civil and criminal false claims laws and civil monetary penalty laws, which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, claims for payment from Medicare, Medicaid, or other third-party payors that are false or fraudulent;

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the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, which created new federal criminal statutes that prohibit executing a scheme to defraud any healthcare benefit program and making false statements relating to healthcare matters;

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HIPAA, as amended by the Health Information Technology and Clinical Health Act, or HITECH, and its implementing regulations, which imposes certain requirements relating to the privacy, security, and transmission of individually identifiable health information;

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the federal physician sunshine requirements under the Health Care Reform Laws requires manufacturers of drugs, devices, biologics, and medical supplies to report annually to the

U.S. Department of Health and Human Services information related to payments and other transfers of value to physicians, other healthcare providers, and teaching hospitals, and ownership and investment interests held by physicians and other healthcare providers and their immediate family members and applicable group purchasing organizations; and
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state law equivalents of each of the above federal laws, such as anti-kickback and false claims laws that may apply to items or services reimbursed by any third-party payor, including commercial insurers, state laws that require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government, or otherwise restrict payments that may be made to healthcare providers and other potential referral sources; state laws that require drug manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures, and state laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts.

Because of the breadth of these laws and the narrowness of the statutory exceptions and safe harbors available, it is possible that some of our business activities could be subject to challenge under one or more of such laws. In addition, recent health care reform legislation has strengthened these laws. For example, the Health Care Reform Law, among other things, amends the intent requirement of the federal anti-kickback and criminal healthcare fraud statutes. A person or entity no longer needs to have actual knowledge of this statute or specific intent to violate it. Moreover, the Health Care Reform Law provides that the government may assert that a claim including items or services resulting from a violation of the federal anti-kickback statute constitutes a false or fraudulent claim for purposes of the False Claims Act.
If our operations are found to be in violation of any of the laws described above or any other governmental regulations that apply to us, we may be subject to penalties, including civil and criminal penalties, damages, fines, exclusion from participation in government health care programs, such as Medicare and Medicaid, imprisonment, and the curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our results of operations.
If we fail to comply with environmental, health and safety laws and regulations, we could become subject to fines or penalties or incur costs that could have a material adverse effect on the success of our business.
Our research and development activities and our third-party manufacturers’ and suppliers’ activities may involve the controlled storage, use, and disposal of hazardous materials, including the components of our product candidates and other hazardous compounds. We and our manufacturers and suppliers are subject to laws and regulations governing the use, manufacture, storage, handling, and disposal of hazardous materials. In some cases, hazardous materials and various wastes resulting from their use may be stored at our and our manufacturers’ facilities pending their use and disposal. We cannot eliminate the risk of contamination, which could cause an interruption of our commercialization efforts, research and development efforts and business operations, environmental damage resulting in costly clean-up and liabilities under applicable laws and regulations governing the use, storage, handling, and disposal of these materials and specified waste products. Although we believe that the safety procedures utilized by us and our third-party manufacturers for handling and disposing of hazardous materials generally comply with the standards prescribed by these laws and regulations, we cannot guarantee that this is the case or eliminate the risk of accidental contamination or injury from these materials. In such an event, we may be held liable for any resulting damages and such liability could exceed our resources and state or federal or other applicable authorities may curtail our use of certain materials and/or interrupt our business operations. Furthermore, environmental laws and regulations are complex, change frequently, and have tended to become more stringent. We cannot predict the impact of such changes and cannot be certain of our future compliance. We do not currently carry biological or hazardous waste insurance coverage.
We or the third parties upon whom we depend may be adversely affected by earthquakes or other natural disasters and our business continuity and disaster recovery plans may not adequately protect us from a serious disaster.
Our corporate headquarters is located in the San Francisco Bay Area which has in the past experienced severe earthquakes and other natural disasters. We do not carry earthquake insurance. Earthquakes or other natural disasters could severely disrupt our operations or those of our collaborators, and have a material adverse effect on our business, results of operations, financial condition, and prospects. If a natural disaster, terrorist attack, power outage, or other event occurred that prevented us from using or damaged critical elements of our business and operations (such as the manufacturing facilities of our third-party contract manufacturers) our business may be disrupted for a substantial period of time. We have limited or no disaster recovery and business continuity plans in place currently and our business would be impaired in the event of a serious disaster or similar event. We may incur substantial expenses to develop and implement any disaster recovery and business continuity plans, which could have a material adverse effect on our business.
The terms of our Loan Agreement with Oxford place restrictions on our operating and financial flexibility.
The Loan Agreement subjects us and our subsidiaries to various affirmative and restrictive covenants, including a covenant against the occurrence of a “change in control,” financial reporting obligations, and certain limitations on the incurrence of indebtedness, liens (including a negative pledge on intellectual property and other assets), investments, distributions (including dividends), collateral, transactions with affiliates or mergers or acquisitions. Compliance with these covenants may limit our flexibility in operating our business and our ability to take actions that might be advantageous to us and our shareholders.
Additionally, we may be required to repay the entire amount of outstanding indebtedness under the Loan Agreement in cash if we fail to stay in compliance with our covenants or suffer some other event of default under the Loan Agreement. We may not have enough available cash or be able to raise additional funds through equity or debt financings to repay such indebtedness at the time any such event of default occurs. In that case, we may be required to delay, limit, reduce or terminate our clinical development efforts or grant to others rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves. Oxford could also exercise its rights as collateral agent to take possession and dispose of the collateral securing the loan for its benefit, which collateral includes all of our property other than our intellectual property. Our business, financial condition and results of operations could be substantially harmed as a result of any of these events.
Substantially all of our assets are subject to a first-priority lien in favor of Oxford under the Loan Agreement. The foreclosure on such assets or exercise of other remedies available to Oxford under the Loan Agreement could substantially harm our business operations and financial condition.
Substantially all of our assets are subject to a first-priority lien in favor of Oxford under the Loan Agreement. There can be no assurance that we will remain in compliance with our obligations under the Loan Agreement, including making required payments and complying with affirmative and negative covenants. In the event of foreclosure or exercise of other remedies by Oxford under such agreement on the assets pledged to Oxford, our business operations and financial condition will be substantially harmed.
Risks Related to our Intellectual Property
We intend to rely on exclusivity from patent rights for our product candidates and any future product candidates. If we are unable to obtain or maintain exclusivity, we may not be able to compete effectively in our markets.
We have sought to protect our proprietary position by filing patent applications in the United States and abroad related to our product candidates that are important to our business. This process can be expensive and time consuming, and we may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. It is also possible that we will fail to identify patentable aspects of our research and development output before it is too late to obtain patent protection.
The patent position of biotechnology and pharmaceutical companies generally is highly uncertain and involves complex legal and factual questions for which legal principles remain in flux. We own the rights to issued patents and to patent applications that cover our product candidates and their application. The patent applications that we own may fail to result in issued patents with claims that cover our product candidates in the United States or in other foreign countries. Further, third parties may challenge the validity of our issued patents, their enforceability, or scope, which may result in such patents being narrowed, found unenforceable or invalidated. There is no assurance that all potentially relevant prior art relating to our patents and patent applications has been found, which can invalidate a patent or prevent a patent from issuing from a pending patent application. Furthermore, even if they are unchallenged, our patents and patent applications may not adequately protect our intellectual property, provide exclusivity for our product candidates, or prevent others from designing intellectual property around our claims. Any of these outcomes could impair our ability to prevent competition from third parties, which may have an adverse impact on our business.
We have filed several patent applications covering various aspects of our product candidates. We cannot offer any assurances about which, if any, patents will issue, the breadth of any such patent or whether any issued patents will be found invalid and unenforceable or will be threatened by third parties. Any successful opposition to these patents or any other patents owned by or licensed to us after patent issuance could deprive us of rights necessary for the successful commercialization of any product candidates that we may develop. Further, if we encounter delays in regulatory approvals, the period of time during which we could market a product candidate under patent protection could be reduced.
We may not have sufficient patent term protections for our products to effectively protect our business.
Patents have a limited term. In the United States, the statutory expiration of a patent is generally 20 years after it is filed. Although various extensions may be available, the life of a patent, and the protection it affords, is limited. Even if patents covering our product candidates are obtained, once the patent life has expired for a product, our products may be open to competition from generic medications. In addition, upon issuance in the United States any patent term can be adjusted based on certain delays caused by the applicant(s) or the United States Patent and Trademark Office, or USPTO. For example, a patent term can be reduced based on certain delays caused by the patent applicant during patent prosecution. Further, it is possible for a third party to challenge the validity of our issued patents via litigation and/or post-grant administrative proceedings at the USPTO, which if successful, could invalidate the issued patents and lead to earlier market entry and competition by others.
Patent term extensions under the Hatch-Waxman Act in the United States and under supplementary protection certificates in Europe may be available to extend the patent or data, regulatory exclusivity terms associated with the products. With respect to our product candidates brivoligide and AYX2, a portion of the potential commercial opportunity will likely rely on patent term extensions, and we cannot provide any assurances that any such patent term extensions will be obtained and, if so, for how long. As a result, we may not be able to maintain exclusivity for our products for an extended period, which would negatively impact our business and results of operations. If we do not have sufficient patent terms or regulatory exclusivity to protect our products, our business and results of operations will be adversely affected.
Patent laws and rule changes could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents.
Changes in either the patent laws or interpretation of the patent laws in the United States and other countries may diminish the value of our patents or narrow the scope of their protection. The laws of foreign countries may not protect our patent rights to the same extent as the laws of the United States. Publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until 18 months after filing, or in some cases not at all. We therefore cannot be certain that we were the first to make the invention claimed in our owned and licensed patents or pending applications, or that we were the first to file for patent protection of such inventions. Assuming the other requirements for patentability are met, in the United States prior to March 15, 2013, the first to make the claimed invention is entitled to the patent, while outside the United States, the first to file a patent application is entitled to the patent. After March 15, 2013, under the Leahy-Smith America Invents Act, or the Leahy-Smith Act, enacted on September 16, 2011, the United States has moved to a first to file system. The Leahy-Smith Act also includes a number of significant changes that affect the way patent applications are prosecuted and may also affect patent litigation. The applicability of the act and new regulations on specific patents discussed herein have not been determined and would need to be reviewed. In general, the Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents, all of which could have a material adverse effect on our business and financial condition.

If we are unable to maintain effective proprietary rights for our product candidates or any future product candidates, we may not be able to compete effectively in our markets.
In addition to the protection afforded by patents, we rely on trade secret protection and confidentiality agreements to protect proprietary know-how that is not patentable or that we elect not to patent, processes for which patents are difficult to enforce and any other elements of our product candidate discovery and development processes that involve proprietary know-how, information or technology that is not covered by patents. However, trade secrets can be difficult to protect. We seek to protect our proprietary technology and processes, in part, by entering into confidentiality agreements with our employees, consultants, scientific advisors, and contractors. We also seek to preserve the integrity and confidentiality of our data and trade secrets by maintaining physical security of our premises and physical and electronic security of our information technology systems. While we have confidence in these individuals, organizations and systems, agreements or security measures may be breached, and we may not have adequate remedies for any breach. In addition, our trade secrets may otherwise become known or be independently discovered by competitors.
Although we require all of our employees and consultants to assign their inventions to us, and all of our employees, consultants, advisors, and any third parties who have access to our proprietary know-how, information, or technology to enter into confidentiality agreements, we cannot provide any assurances that all such agreements can be duly enforced or that our trade secrets and other confidential proprietary information will not be disclosed or that competitors will not otherwise gain access to our trade secrets or independently develop substantially equivalent information and techniques. Misappropriation or unauthorized disclosure of our trade secrets could impair our competitive position and may have a material adverse effect on our business. Additionally, if the steps taken to maintain our trade secrets are deemed inadequate, we may have insufficient recourse against third parties for misappropriating the trade secret.
Third-party claims of intellectual property infringement may prevent or delay our development and commercialization efforts.
Our commercial success depends in part on avoiding infringement of the patents and proprietary rights of third parties. There have been many lawsuits and other proceedings involving patent and other intellectual property rights in the biotechnology and pharmaceutical industries, including patent infringement lawsuits, interferences, oppositions, and reexamination proceedings before the USPTO and corresponding foreign patent offices. Numerous U.S. and foreign issued patents and pending patent applications, which are owned by third parties, exist in the fields in which we are developing product candidates. As the biotechnology and pharmaceutical industries expand and more patents are issued, the risk increases that our product candidates may be subject to claims of infringement of the patent rights of third parties.
Third parties may assert that we are employing their proprietary technology without authorization. There may be third-party patents or patent applications with claims to materials, formulations, methods of manufacture, or methods for treatment related to the use or manufacture of our product candidates. We have conducted freedom to operate analyses with respect to only certain of our product candidates, and have not requested independent formal written opinions, and therefore we do not know whether there are any third-party patents that would impair our ability to commercialize these product candidates. We also cannot guarantee that any of our analyses are exhaustive, nor can we be sure that we have identified each and every patent and pending application in the United States and abroad that is relevant or necessary to the commercialization of our product candidates. Because patent applications can take many years to issue, there may be currently pending patent applications that may later result in issued patents that our product candidates may infringe.
In addition, third parties may obtain patents in the future and claim that the use of our technologies infringes upon their patents. If any third-party patents were held by a court of competent jurisdiction to cover aspects of our product candidate’s formulations, manufacturing process, methods of use, or of any molecules formed during their manufacturing process or any final product itself, the holders of any such patents may be able to block our ability to commercialize such product candidate unless we obtained a license under the applicable patents, or until such patents expire or are finally determined to be invalid or unenforceable. Such a license may not be available on commercially reasonable terms, or at all.

Parties making claims against us may obtain injunctive or other equitable relief, which could effectively block our ability to further develop and commercialize one or more of our product candidates. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of employee resources from our business. In the event of a successful claim of infringement against us, we may have to pay substantial damages, including treble damages and attorneys’ fees for willful infringement, pay royalties, redesign our infringing products or obtain one or more licenses from third parties, which may be impossible or require substantial time and monetary expenditure.
Intellectual property may be discovered in the future through government funded programs and thus may be subject to federal regulations such as “march-in” rights, certain reporting requirements and a preference for U.S.-based companies. Compliance with such regulations may limit our exclusive rights, and limit our ability to contract with non-U.S. manufacturers.
We have received a grant award from NIDA/NIH for the development of brivoligide in the mastectomy model of postoperative pain. Intellectual property may be generated through the use of this U.S. government funding and would therefore be subject to certain federal regulations. As a result, the U.S. government may in the future have certain rights to intellectual property embodied in our current or future product candidates pursuant to the Bayh-Dole Act of 1980, or the Bayh-Dole Act. These U.S. government rights in certain inventions developed under a government-funded program include a non-exclusive, non-transferable, irrevocable worldwide license to use inventions for any governmental purpose. In addition, the U.S. government has the right, under certain limited circumstances, to require us to grant exclusive, partially exclusive, or non-exclusive licenses to any of these inventions to a third party if it determines that: (i) adequate steps have not been taken to commercialize the invention; (ii) government action is necessary to meet public health or safety needs; or (iii) government action is necessary to meet requirements for public use under federal regulations (also referred to as “march-in rights”). The U.S. government also has the right to take title to these inventions if we fail to disclose the invention to the government or fails to file an application to register the intellectual property within specified time limits. Intellectual property generated under a government funded program is also subject to certain reporting requirements, compliance with which may require us to expend substantial resources. In addition, the U.S. government requires that any products embodying the subject invention or produced through the use of the subject invention be manufactured substantially in the United States. The manufacturing preference requirement can be waived if the owner of the intellectual property can show that reasonable but unsuccessful efforts have been made to grant licenses on similar terms to potential licensees that would be likely to manufacture substantially in the United States or that under the circumstances domestic manufacture is not commercially feasible. This preference for U.S. manufacturers may limit our ability to contract with non-U.S. product manufacturers for products covered by such intellectual property.
Our product candidates may be subject to generic competition.
Under the Hatch-Waxman Act, a pharmaceutical manufacturer may file an abbreviated new drug application, or ANDA, seeking approval of a generic copy of an approved innovator product. Under the Hatch-Waxman Act, a manufacturer may also submit an NDA under section 505(b)(2) that references the FDA’s finding of safety and effectiveness of a previously approved drug. A 505(b)(2) NDA product may be for a new or improved version of the original innovator product. Innovative small molecule drugs may be eligible for certain periods of regulatory exclusivity (e.g., five years for new chemical entities, three years for changes to an approved drug requiring a new clinical trial, seven years for orphan drugs), which preclude FDA approval (or in some circumstances, FDA filing and review of) an ANDA or 505(b)(2) NDA relying on the FDA’s finding of safety and effectiveness for the innovative drug. In addition to the benefits of regulatory exclusivity, an innovator NDA holder may have patents claiming the active ingredient, product formulation or an approved use of the final drug product, which would be listed with the product in the FDA publication, “Approved Drug Products with Therapeutic Equivalence Evaluations,” known as the “Orange Book.” If there are patents listed in the Orange Book, a generic applicant that seeks to market its product before expiration of the patents must include in the ANDA or 505(b)(2) what is known as a “Paragraph IV certification,” challenging the validity or enforceability of, or claiming non-infringement of, the listed patent or patents. Notice of the certification must be given to the innovator, too, and if within 45 days of receiving notice the innovator sues to protect its patents, approval of the ANDA is stayed for 30 months, or as lengthened or shortened by the court.

If there are patents listed for our product candidates in the Orange Book, ANDAs and 505(b)(2) NDAs with respect to those product candidates would be required to include a certification as to each listed patent indicating whether the ANDA applicant does or does not intend to challenge the patent. We cannot predict whether any patents issuing from our pending patent applications will be eligible for listing in the Orange Book, how any generic competitor would address such patents, whether we would sue on any such patents, or the outcome of any such suit.
We may not be successful in securing or maintaining proprietary patent protection for products and technologies we develop or licenses. Moreover, if any patents that are granted and listed in the Orange Book are successfully challenged by way of a Paragraph IV certification and subsequent litigation, the affected product could more immediately face generic competition and our sales would likely decline materially. Should sales decline, we may have to write off a portion or all of the intangible assets associated with the affected product and our results of operations and cash flows could be materially and adversely affected.
All of our assets are subject to a first-priority lien in favor of Oxford under a security agreement entered into in connection with the Loan Agreement with Oxford, and the Loan Agreement contains a negative pledge on all of our intellectual property. The foreclosure on such assets or exercise of other remedies available to Oxford under the Loan Agreement could materially adversely affect our business operations and future prospects.
All of the assets (excluding intellectual property) owned by us are subject to a first-priority lien in favor of Oxford under a security agreement entered into in connection with the Loan Agreement with Oxford. There can be no assurance that we will remain in compliance with our obligations under the Loan Agreement. In the event of foreclosure or exercise of other remedies by Oxford under such agreement on the assets (including such intellectual property) pledged to Oxford, our ability to use and develop our product candidates as well as our business operations and future prospects will be materially adversely affected. In addition, the Loan Agreement contains a negative pledge on all of our intellectual property rights.
Although we are not currently involved in any significant litigation, we may be involved in lawsuits to protect or enforce our patents, which could be expensive, time consuming, and unsuccessful.
Competitors may infringe our patents or the patents of our potential licensors. Although we are not currently involved in any litigation, if we were to initiate legal proceedings against a third party to enforce a patent covering one of our product candidates, the defendant could counterclaim that the patent covering our product candidate is invalid and/or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity and/or unenforceability are a commonplace. Grounds for a validity challenge of a patent could be an alleged failure to meet any of several statutory requirements for patentability, including lack of novelty, obviousness, or non-enablement. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld relevant information from the USPTO, or made a misleading statement, during prosecution. The outcome following legal assertions of invalidity and unenforceability is unpredictable.
Interference proceedings provoked by third parties or brought by us or declared by the USPTO may be necessary to determine the priority of inventions with respect to our patents or patent applications or those of our licensors. An unfavorable outcome of such interference proceeding could require us to cease using the related technology or to attempt to license rights to it from the prevailing party. Our business could be harmed if the prevailing party does not offer us a license on commercially reasonable terms. Our defense of litigation or interference proceedings may fail and, even if successful, may result in substantial costs and distract our management and other employees. In addition, the uncertainties associated with litigation could have a material adverse effect on our ability to raise the funds necessary to continue our clinical trials, continue our research programs, license necessary technology from third parties, or enter into development partnerships that would help us bring our product candidates to market.
Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. There could also be public announcements of the results of hearings, motions, or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a material adverse effect on the price of our common stock.

We may be subject to claims that our employees, consultants, or independent contractors have wrongfully used or disclosed confidential information of third parties or that our employees have wrongfully used or disclosed alleged trade secrets of their former employers.
We employ individuals who were previously employed at universities or other biotechnology or pharmaceutical companies, including our competitors or potential competitors. Although we have written agreements and make every effort to ensure that our employees, consultants, and independent contractors do not use the proprietary information or intellectual property rights of others in their work for us, and we are not currently subject to any claims that our employees, consultants, or independent contractors have wrongfully used or disclosed confidential information of third parties, we may in the future be subject to such claims. Litigation may be necessary to defend against these claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel, which could adversely impact our business. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.
We may not be able to protect our intellectual property rights throughout the world.
Filing, prosecuting, and defending patents on product candidates in all countries throughout the world would be prohibitively expensive, and our intellectual property rights in some countries outside the United States can be less extensive than those in the United States. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the United States. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop our own products and may also export infringing products to territories where we have patent protection, but enforcement is not as strong as that in the United States. These products may compete with our products and our patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.
Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents, trade secrets, and other intellectual property protection, particularly those relating to biotechnology products, which could make it difficult for us to stop the infringement of our patents or marketing of competing products in violation of our proprietary rights generally. Proceedings to enforce our patent rights in foreign jurisdictions, whether or not successful, could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.
Risks Related to our Corporate Governance
Our bylaws provide that the Court of Chancery of the State of Delaware and the federal district courts of the United States of America will be the exclusive forum for certain litigation that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.
Our bylaws provide that the Court of Chancery of the State of Delaware is the exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of a fiduciary duty; any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, our certificate of incorporation or our bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of, and consented to, the provisions of our certificate of incorporation described in the preceding sentence.
Under our bylaws, this exclusive forum provision will not apply to claims which are vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery of the State of Delaware, or for which the Court of Chancery of the State of Delaware does not have subject matter jurisdiction. For instance, the provision would not apply to actions arising under federal securities laws, including suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder, jurisdiction over which is exclusively vested by statute in the U.S. federal courts. This exclusive choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, employees or agents, which may discourage such lawsuits against us and such persons. If a court were to find the choice of forum provisions contained in our bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could have a significant impact on our business, financial condition and results of operations.
Our bylaws further provide that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. These choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees. Recently, the Delaware Chancery Court issued an opinion invalidating such provision. Until a final resolution is reached on this matter, we will not attempt to enforce this provision of our certificate of incorporation. As a result, we may incur additional costs associated with resolving disputes that would otherwise be restricted by that provision in other jurisdictions, which could harm our business.
Some provisions of our charter document and Delaware law may have antitakeover effects that could discourage an acquisition of us by others, even if an acquisition would be beneficial to our stockholders, and may prevent attempts by the our stockholders to replace or remove our management.
Provisions in our certificate of incorporation and bylaws as well as provisions of the DGCL, could make it more difficult for a third party to acquire us or increase the cost of acquiring us, even if doing so would benefit stockholders, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions include:
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allowing the authorized number of our directors to be changed only by resolution of the board of directors;

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authorizing the issuance of   “blank check” preferred stock, the terms of which may be established and shares of which may be issued without stockholder approval;

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eliminating the ability of stockholders to call a special meeting of stockholders; and

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establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon at stockholder meetings.

These provisions may frustrate or prevent any attempts by our stockholders to replace or remove management by making it more difficult for stockholders to replace members of our board of directors, which will be responsible for appointing the members of our management. In addition, we will be subject to Section 203 of the DGCL, which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with an interested stockholder for a period of three years following the date on which the stockholder became an interested stockholder, unless such transactions are approved by the board of directors. This provision could have the effect of delaying or preventing a change of control, whether or not it is desired by or beneficial to our stockholders.
Risks Related to this Offering and Ownership of our Common Stock and Pre-Funded Warrants
Private Adynxx has a material weakness in its internal control over financial reporting. If this material weakness persists or if we fail to establish and maintain effective internal control over financial reporting, our ability to accurately report its financial results could be adversely affected.
Prior to the closing of the Merger, Adynxx was a private company and had limited accounting and financial reporting personnel and other resources with which to address its internal control over financial reporting. In connection with the audit of Private Adynxx’s financial statements for the year ended December 31, 2018 and preparation of interim financial statements for the first quarter of 2019, Private Adynxx and its independent registered public accounting firm identified a material weakness in Private

Adynxx’s internal controls over financial reporting. A material weakness is defined as a deficiency, or a combination of deficiencies, in internal control, such that there is a reasonable possibility that a material misstatement of the entity’s financial statements will not be prevented or detected and corrected on a timely basis.
The material weakness related to Private Adynxx’s inability to prepare accurate financial statements, resulting from a lack of adequate accounting personnel to timely and appropriately account for and disclose the impact of complex, non-routine transactions in accordance with GAAP, including the recording of convertible note and related disclosures. In response to the material weakness, Adynxx is currently working to remediate the material weakness by retaining third-party consultants to help enhance its internal controls over financial reporting. There can be no assurance that these efforts will remediate the material weakness or avoid future weaknesses or deficiencies. Any failure to remediate the material weakness and any future weaknesses or deficiencies or any failure to implement required new or improved controls or difficulties encountered in their implementation could cause Adynxx to fail to meet its reporting obligations or result in material misstatements in its financial statements. Following the closing of this offering, Adynxx’s management will be required to assess the effectiveness of its disclosure controls and procedures and internal control over financial reporting. If Adynxx is unable to remediate its material weakness, Adynxx’s management may not be able to conclude that its disclosure controls and procedures or internal control over financial reporting are effective, which could result in investors losing confidence in its reported financial information and may lead to a decline in the stock price. Failure to comply with Section 404 of Sarbanes-Oxley could potentially subject Adynxx to sanctions or investigations by the SEC, the Financial Industry Regulatory Authority or other regulatory authorities, as well as increasing the risk of liability arising from litigation based on securities law.
If we fail to comply with the continued listing requirements of        following this offering, our common stock may be delisted and the price of our common stock and our ability to access the capital markets would be harmed.
In June 2019, Nasdaq delisted our common stock due to our noncompliance with Nasdaq’s minimum stockholders’ equity requirement and minimum round lot shareholder requirement. Our common stock is presently quoted on the OTC Pink. While we intend to list our common stock for trading on        in connection with this offering, there can be no assurance that we will be able to comply with the continued listing requirements of        following this offering or otherwise maintain our listing on       , including maintenance of required minimum stockholders’ equity amounts. If we fail to comply with such listing requirements and cannot regain compliance in a manner satisfactory to       , our common stock would be delisted and potentially quoted on the OTC markets, and the price and liquidity of our common stock and our ability to access the capital markets could be significantly harmed.
Our stock price may be volatile and may decline regardless of our operating performance.
Our stock price has been and is likely to continue to be volatile. The trading prices of the securities of companies in our industry have been highly volatile. As a result of this volatility, investors may not be able to sell their common stock at or above their purchase price. The market price of our common stock may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:
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adverse regulatory decisions;

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any delay in our regulatory filings for our product candidates and any adverse development or perceived adverse development with respect to the applicable regulatory authority’s review of such filings;

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the commencement, enrollment or results of any future clinical trials we may conduct, or changes in the development status of our product candidates;

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adverse results from, delays in or termination of clinical trials;

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unanticipated serious safety concerns related to the use of our product candidates;

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lower than expected market acceptance of our product candidates following approval for commercialization;

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changes in financial estimates by us or by any securities analysts who might cover our stock;

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conditions or trends in our industry;

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changes in the market valuations of similar companies;

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stock market price and volume fluctuations of comparable companies and, in particular, those that operate in the pharmaceutical industry;

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publication of research reports about us or our industry or positive or negative recommendations or withdrawal of research coverage by securities analysts;

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announcements by us or our competitors of significant acquisitions, strategic partnerships or divestitures;

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announcements of investigations or regulatory scrutiny of our operations or lawsuits filed against us;

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investors’ general perception of our company and our business;

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recruitment or departure of key personnel;

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overall performance of the equity markets;

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limited trading volume of our common stock;

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disputes or other developments relating to proprietary rights, including patents, litigation matters and our ability to obtain patent protection for our technologies;

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significant lawsuits, including patent or stockholder litigation;

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proposed changes to healthcare laws in the United States or foreign jurisdictions, or speculation regarding such changes;

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failure to satisfy continued listing standards for       ;

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failure to comply with covenants and obligations under our debt instruments and agreements;

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general political and economic conditions; and

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other events or factors, many of which are beyond our control.

In addition, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies in our industry. Stock prices of such companies have fluctuated in a manner unrelated or disproportionate to the operating performance of those companies.
In the past, stockholders have instituted securities class action litigation following periods of market volatility. If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management, and harm our business.
Concentration of ownership of our common stock among our existing executive officers, directors and principal stockholders may prevent new investors from influencing significant corporate decisions.
Based upon our common stock outstanding as of March 31, 2019, after giving effect to the closing of the Merger, our executive officers, directors and current beneficial owners of 5% or more of our common stock, in the aggregate, beneficially own approximately 86.3% of our outstanding common stock. These stockholders, acting together, are able to significantly influence all matters requiring stockholder approval, including the election and removal of directors and any merger or other significant corporate transactions. The interests of this group of stockholders may not coincide with the interests of other stockholders.

We will incur costs and demands upon our management as a result of complying with the laws and regulations affecting public companies in the United States, which may harm our business.
As a public company listed in the United States, we will incur significant additional legal, accounting and other expenses. In addition, changing laws, regulations and standards relating to corporate governance and public disclosure, including regulations implemented by the SEC and        may increase legal and financial compliance costs and make some activities more time consuming. These laws, regulations and standards are subject to varying interpretations and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from regular business activities to compliance activities. If, notwithstanding our efforts, we fail to comply with new laws, regulations and standards, regulatory authorities may initiate legal proceedings against us and our business may be harmed.
Failure to comply with these rules might also make it more difficult for us to obtain certain types of insurance, including director and officer liability insurance, and we might be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, on committees of our board of directors or as members of senior management.
The sale or availability for sale of a substantial number of shares of our common stock after expiration of the lock-up period could adversely affect the market price of our shares.
Sales of a significant number of shares of our common stock, or the expectation that such sales may occur, could significantly reduce the market price of our common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.
As of May 31, 2019, 5,807,877 shares of our common stock were outstanding. In connection with this offering, subject to certain exceptions, we and all of our directors and officers have agreed not to offer, sell or agree to sell, directly or indirectly, any shares of common stock without the consent of             for a period of 90 days after the date of this prospectus. When the applicable lock-up periods expire, subject to applicable securities laws, we and our directors and executive officers will be able to sell shares in the public market.
Additionally, sales of our common stock by our officers or directors, even when done during an open trading window under our policies with respect to insider sales may adversely impact the trading price of our common stock. Although we do not expect that the relatively small volume of such sales will itself significantly impact the trading price of our common stock, the market could react negatively to the announcement of such sales, which could in turn affect the trading price of our common stock.
Shares of our common stock are thinly traded and may continue to be thinly traded in the future.
Although a trading market for our common stock exists, the trading volume has not been significant, due in part to a substantial number of our outstanding shares being subject to contractual lock-up and other legal restrictions. There can be no assurance that an active trading market for our common stock will develop or, if developed, be sustained in the future, even following the lapse or expiration of such lock-up or other legal restrictions. As a result of the thin trading market or “float” for our stock, the market price for our common stock may fluctuate significantly more than the stock market as a whole. Without a large float, our common stock is less liquid than the stock of companies with broader public ownership and, as a result, the trading prices of our common stock may be more volatile. In the absence of an active public trading market, an investor may be unable to liquidate his or her investment in our common stock. Trading of a relatively small volume of our common stock may have a greater impact on the trading price for our stock than would be the case if our public float were larger. We cannot predict the prices at which our common stock will trade in the future.
In addition, the price of our securities can vary due to general economic conditions and forecasts, our general business condition and the release of our financial reports. Additionally, because our securities are currently quoted on the OTC Markets, the liquidity and price of our securities may be substantially more

limited than if we were quoted or listed on        or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.
If securities or industry analysts do not publish research or reports about our business, or if they downgrade our common stock, the price of our common stock could decline.
The trading market for our common stock depends, in part, on the research and reports that securities or industry analysts publish about us or our business. We are not currently covered by any securities or industry analysts. If no analysts elect to cover us in the future, or if one or more of the analysts who may cover us in the future downgrade our stock or publish inaccurate or unfavorable research about our business, our stock price would likely decline. Further, we do not have any control over these analysts. In addition, if our operating results fail to meet the forecast of analysts, our stock price would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, demand for our common stock could decrease, which might cause our stock price and trading volume to decline.
Management will have broad discretion as to the use of the net proceeds from this offering, and we may not use these proceeds effectively.
Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. Accordingly, you will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. Our failure to apply these funds effectively could have a material adverse effect on our business, delay the development of our products and cause the price of our common stock to decline.
If you purchase shares of our common stock in this offering, you will suffer immediate dilution of your investment.
The assumed public offering price of our common stock is substantially higher than the as adjusted net tangible book value per share of our common stock. Therefore, if you purchase shares of our common stock in this offering, you will pay a price per share that substantially exceeds our as adjusted net tangible book value per share after this offering. Based on an assumed public offering price of  $     per share, the closing price of our common stock as reported by OTC Pink on           , 2019, you will experience immediate dilution of  $     per share, representing the difference between our as adjusted net tangible book value per share after this offering and the assumed public offering price. In addition, to the extent outstanding stock options are exercised, there will be further dilution to investors in this offering. In addition, if the underwriter exercises its option to purchase additional shares in full, or if we issued additional equity securities, you will experience additional dilution. See “Dilution” for a more detailed description of the dilution to investors in the offering.
The issuance of additional stock in connection with financings, acquisitions, investments, our stock incentive plans or otherwise will dilute all other stockholders.
Our certificate of incorporation authorizes us to issue up to 95,000,000 shares of common stock and up to 1,000,000 shares of preferred stock with such rights and preferences as may be determined by our board of directors. Subject to compliance with applicable rules and regulations, we may issue our shares of common stock or securities convertible into our common stock from time to time in connection with a financing, acquisition, investment, our stock incentive plans or otherwise. Any such issuance could result in substantial dilution to our existing stockholders and cause the trading price of our common stock to decline.
There is no public market for the pre-funded warrants being offered in this offering.
There is no established public trading market for the pre-funded warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the pre-funded warrants on any securities exchange or nationally recognized trading system, including the        . Without an active market, the liquidity of the pre-funded warrants will be limited.

Holders of our pre-funded warrants will have no rights as a common stockholder until they acquire our common stock.
Until you acquire shares of our common stock upon exercise of your pre-funded warrants, you will have no rights with respect to shares of our common stock issuable upon exercise of your pre-funded warrants. Upon exercise of your pre-funded warrants, you will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.
The pre-funded warrants are speculative in nature.
The pre-funded warrants offered hereby do not confer any rights of common stock ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of common stock at a fixed price. Specifically, commencing on the date of issuance, holders of the pre-funded warrants may acquire the common stock issuable upon exercise of such warrants at an exercise price of  $0.01 per share of common stock. Moreover, following this offering, the market value of the pre-funded warrants is uncertain and there can be no assurance that the market value of the pre-funded warrants will equal or exceed their public offering price. There can be no assurance that the market price of the common stock will ever equal or exceed the exercise price of the pre-funded warrants, and consequently, whether it will ever be profitable for holders of the pre-funded warrants to exercise the pre-funded warrants.
Our common stock is subject to the “penny stock” rules of the SEC and the trading market in the securities is limited, which makes transactions in the stock cumbersome and may reduce the value of an investment in the stock.
Rule 15g-9 under the Exchange Act establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require: (a) that a broker or dealer approve a person’s account for transactions in penny stocks; and (b) the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.
In order to approve a person’s account for transactions in penny stocks, the broker or dealer must: (a) obtain financial information and investment experience objectives of the person and (b) make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.
The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form: (a) sets forth the basis on which the broker or dealer made the suitability determination; and (b) confirms that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our common stock.
Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker or dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.
If we fail to remain current in our reporting requirements, we could lose certain privileges on the OTC Pink which would impact the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.
As a company traded on the OTC Pink, we must be current with our filings pursuant to Section 13 or 15(d) of the Exchange Act in order to maintain price quotation privileges on the OTC Pink. If we fail to remain current in our reporting requirements, the market liquidity of our securities could be harmed by impacting the ability of broker-dealers to trade our securities and the ability of stockholders to sell their securities in the secondary market.

Our ability to use net operating losses to offset future taxable income may be subject to limitation.
Our net operating loss, or NOL, carryforwards could expire unused and be unavailable to offset future income tax liabilities because of their limited duration or because of restrictions under U.S. tax law. Our NOLs generated in tax years ending on or prior to December 31, 2017 are only permitted to be carried forward for 20 years under applicable U.S. tax law. Under the tax act informally known as the 2017 Tax Cuts and Jobs Act, our federal NOLs generated in tax years ending after December 31, 2017 may be carried forward indefinitely, but the deductibility of such federal NOLs is limited. It is uncertain if and to what extent various states will conform to the 2017 Tax Cuts and Jobs Act. As of December 31, 2018, we had federal net operating loss carry forwards of approximately $33.5 million. The net operating loss of $28.7 million, carried forward from tax years ended before January 1, 2018, will begin to expire in 2033. Net operating losses incurred after December 31, 2017, which currently amounts to $4.8 million, may be carried forward indefinitely and will not expire. As of January 1, 2019, we had federal and California research and development tax credit carry forwards of approximately $1.8 million and $0.7 million, respectively. The federal research and development tax credit carry forwards will begin to expire in 2031 and the California research and development tax credit carry forwards are available indefinitely until utilized.
In addition, under Section 382 of the Internal Revenue Code of 1986, as amended, or, the Code, and corresponding provisions of state law, if a corporation undergoes an “ownership change,” which is generally defined as a greater than 50% change, by value, in its equity ownership over a three-year period, the corporation’s ability to use its pre-change net operating losses and net operating loss carryforwards and other pre-change tax attributes to offset its post-change income or taxes may be limited. It is possible that we have in the past undergone, and in the future may undergo, an ownership change, which could result in additional limitations on our use of net operating loss carryforwards and certain other tax attributes. This could have a material adverse effect on cash flow and results of operations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements about us and our industry within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future financial condition, results of operations, business strategy and plans, and objectives of management for future operations, as well as statements regarding industry trends, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potentially,” “predict,” “should,” “will,” “project,” “target,” “contemplate” or the negative of these terms or other similar expressions.
We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements are subject to a number of risks, uncertainties, factors and assumptions described under the section titled “Risk Factors” and elsewhere in this prospectus regarding, among other things:
•
our ability to continue as a going concern;

•
the progress, timing, costs and results of our clinical trials;

•
the timing of meetings with and feedback from regulatory authorities as well as any submission of filings for regulatory approval of brivoligide or any of our product candidates;

•
the potential advantages and differentiated profile of our product candidates compared to existing therapies or other product candidates in development;

•
our ability to successfully commercialize any of our product candidates, if approved;

•
the rate and degree of market acceptance of any of our product candidates, if approved;

•
our expectations regarding the size of the patient populations for and opportunity for and clinical utility of brivoligide or any other product candidates, if approved for commercial use;

•
our estimates of our expenses, ongoing losses, future revenue, capital requirements and our needs for or ability to obtain additional financing;

•
our ability to identify, acquire or in-license and develop new product candidates;

•
our ability to maintain intellectual property protection for our product candidates;

•
the uncertainty regarding the adequacy of our liquidity to pursue or complete business objectives;

•
our ability to comply with Current Good Manufacturing Practices, or cGMPs;

•
loss or retirement of key executives;

•
our plans to make significant additional outlays of working capital before we expect to generate significant revenues and the uncertainty regarding when we will begin to generate significant revenues, if we are able to do so;

•
adverse economic conditions and/or intense competition;

•
loss of a key supplier;

•
entry of new competitors;

•
adverse federal, state and local government regulation;

•
technical problems with our research and products;

•
risks of mergers and acquisitions including the time and cost of implementing transactions and the potential failure to achieve expected gains, revenue growth or expense savings;

•
price increases for supplies;

•
inability to carry out our business plans;

•
our planned uses of the proceeds of this offering;

•
our ability to become and remain listed on        or another national securities exchange following this offering;

•
our ability to service our indebtedness and interest thereon when it becomes due;

•
our ability to cost-effectively divest AquaMed in a timely fashion;

•
our dependence on funding from government sources;

•
our ability to maintain collaborations and enter into new collaborations; and

•
the other factors discussed under the heading “Risk Factors” in this prospectus.

These forward-looking statements are based on information available as of the date of this prospectus, and current expectations, forecasts and assumptions, and involve a number of risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
In addition, statements that we “believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to such party as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and these statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.
You should not place undue reliance on these forward-looking statements. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements.
You should read this prospectus with the understanding that our actual future results, levels of activity, performance and achievements may be different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

INDUSTRY AND MARKET DATA
This prospectus contains estimates, projections and other information concerning our industry and our business, including estimated market size, projected growth rates and the incidence of certain medical conditions. Unless otherwise expressly stated, we obtained this industry, business, market, medical and other information from reports, research surveys, studies and similar data prepared by third parties, industry, medical and general publications, government data and similar sources. In some cases, we do not expressly refer to the sources from which this information is derived. In that regard, when we refer to one or more sources of this type of information in any paragraph, you should assume that other information of this type appearing in the same paragraph is derived from the same sources, unless otherwise expressly stated or the context otherwise requires.
This industry, business, market, medical and other information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. We have not independently verified any third-party information included in this prospectus. Although we are responsible for all of the disclosure contained in this prospectus and we believe the market position, market opportunity, market size and medical information included in this prospectus is reliable, such information is inherently imprecise. In addition, projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate is necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors” and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

USE OF PROCEEDS
We estimate that the net proceeds to us from the sale of       shares of common stock will be approximately $     million, based on an assumed public offering price of  $     per share, the closing price of our common stock as reported by OTC Pink on           , 2019, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriter exercises its option to purchase additional shares in full, we estimate that the net proceeds to us will be approximately $     million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.
Each $1.00 increase or decrease in the assumed public offering price of  $     per share would increase or decrease, respectively, our net proceeds by $     million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of shares we are offering. An increase or decrease of 1,000,000 in the number of shares we are offering would increase or decrease, respectively, the net proceeds from this offering, after deducting underwriting discounts and commissions by $     million, assuming the assumed public offering price stays the same.
We intend to use the net proceeds from this offering as follows:
•
approximately $     to $     million to conduct our clinical trials of brivoligide for postoperative pain;

•
approximately $     to $     million to further develop AYX2 for chronic focal pain; and

•
the remaining proceeds for research and drug discovery activities related to additional product candidates, and general corporate purposes funding our working capital needs, servicing of our indebtedness and any necessary capital expenditures.

We anticipate the net proceeds from this offering will be sufficient to fund our planned operations through at least       . However, due to the uncertainties inherent in the product development process, the amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including the progress of our development, the status of our results from clinical trials, as well as any collaborations that we may enter with third parties or any other product candidates we may seek to develop, and any unforeseen cash needs. As a result, management will have broad discretion over the use of the net proceeds from this offering. The amounts and timing of our expenditures will depend upon numerous factors including the results of our research and development efforts, the timing and success of preclinical studies and any ongoing clinical trials or clinical trials we may commence in the future, the timing of regulatory submissions and the amount of cash obtained through future collaborations, if any. Following this offering, we will require additional funding in order to complete clinical development and commercialize our product candidates.
Pending the use of the proceeds from this offering as described above, we intend to invest the net proceeds in interest-bearing investment-grade securities or government securities.

DIVIDEND POLICY
Special Cash Dividend
In April 2019, Alliqua announced a one-time special cash distribution to the pre-Merger holders of shares of Alliqua as of April 22, 2019 in the amount of  $1.05 per share. On May 29, 2019, we paid $6.30 per share to the pre-Merger holders of record of Alliqua BioMedical, Inc. as of April 22, 2019.
We intend to retain our future earnings, if any, to fund the development and growth of our business. In addition, we are restricted from making dividend payments except under limited circumstances under our Loan Agreement. As a result, capital appreciation, if any, of our common stock will be your sole source of gain, if any, for the foreseeable future.
Divestiture of AquaMed
In November 2018, the board of directors of Alliqua unanimously approved a plan to separate its custom hydrogel and contract manufacturing business from Alliqua by distributing all of the shares of common stock of AquaMed on a pro rata basis to the record holders of Alliqua common stock, or the Distribution. Completion of the Distribution was subject to consummation of the AquaMed Merger Agreement. The consummation of the AquaMed Merger Agreement was subject to certain closing conditions, including the completion of the Private Placement that would enable AquaMed’s common stock to be listed on the Nasdaq Capital Market. AquaMed and TO Pharma also agreed to a deadline of June 10, 2019, after which either party could terminate the Merger Agreement.
On June 11, 2019, AquaMed notified TO Pharma in writing of its termination of the AquaMed Merger Agreement as the parties to the Merger Agreement were unable, prior to June 10, 2019, to satisfy the Private Placement closing condition. The decision to terminate the Merger Agreement was made by AquaMed’s board of directors, which is comprised solely of one member who represents the former Alliqua stockholders.
Following the termination of the AquaMed Merger Agreement, we still intend to consummate the Distribution to effectuate the separation of AquaMed. If we are unable to consummate the Distribution, we will seek to sell the assets of AquaMed to another third party.

CAPITALIZATION
The following table sets forth our cash and cash equivalents and our capitalization as of March 31, 2019, on:
•
a pro forma basis to reflect (i) the consummation of the Merger and the Reverse Stock Split and (ii) the issuance of      shares of common stock at the closing of the offering upon the conversion of outstanding convertible notes in the aggregate principal amount of  $5.5 million, plus accrued but unpaid interest, based upon an assumed public offering price of $     per share, the closing price of our common stock as reported by OTC Pink on            , 2019; and

•
a pro forma as adjusted basis to further reflect the sale of      shares of common stock in this offering at an assumed public offering price of  $     per share, the closing price of our common stock as reported by OTC Pink on            , 2019, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

You should read this information together with the sections of this prospectus titled “Description of Capital Stock,” and “Description of Securities We are Offering” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as well as our consolidated financial statements and related notes included elsewhere in this prospectus.
	March 31, 2019
	Pro Forma	Pro Forma As Adjusted(1)
Cash and cash equivalents	$1,081	$
Convertible promissory notes	$—		$—
Term loan, net of discount	$3,820	$
Stockholders’ equity:
Common stock, $0.001 par value per share, 95,000,000 shares authorized, pro forma and pro forma as adjusted; shares outstanding, pro forma; and shares outstanding, pro forma as adjusted	7
Additional paid-in capital	39,698
Accumulated deficit	(41,842)
Total stockholders’ equity (deficit)	$(2,137)	$
Total capitalization	$(1,683)	$

(1)
Each $1.00 increase or decrease in the assumed public offering price of  $     per share, the closing price of our common stock as reported by OTC Pink on           , 2019, would increase or decrease, respectively, the amount of cash and cash equivalents, additional paid-in-capital, total stockholders’ equity (deficit) and total capitalization by $     million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of shares we are offering. An increase or decrease of 1,000,000 in the number of shares we are offering would increase or decrease, respectively, the amount of cash and cash equivalents, additional paid-in-capital, total stockholders’ equity (deficit) and total capitalization by $     million, assuming the assumed public offering price per share, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions. The as adjusted information is illustrative only, and will be adjusted based on the actual offering price and other terms of this offering determined at pricing.

The number of shares of common stock that will be outstanding after this offering is based on 5,807,877 shares of common stock outstanding as of March 31, 2019, and excludes:
•
690,057 shares of common stock issuable upon the exercise of outstanding stock options as of March 31, 2019, with a weighted-average exercise price of  $2.76 per share under the Adynxx, Inc. 2010 Equity Incentive Plan;

•
278 shares of common stock issuable upon the exercise of outstanding stock options as of March 31, 2019, with a weighted-average exercise price of  $362.77 per share under the HepaLife Technologies, Inc. 2001 Incentive Stock Option Plan;

•
3,255 shares of common stock issuable upon the exercise of outstanding stock options as of March 31, 2019, with a weighted-average exercise price of  $584.34 per share under the Alliqua, Inc. 2011 Long-Term Incentive Plan;

•
23,387 shares of common stock issuable upon the exercise of outstanding stock options as of March 31, 2019, with a weighted-average exercise price of  $73.32 per share under the Alliqua BioMedical, Inc. 2014 Long-Term Incentive Plan;

•
24,726 shares of common stock issuable upon the exercise of outstanding stock options as of March 31, 2019, with a weighted-average exercise price of  $347.93 per share not granted pursuant to a written equity incentive plan;

•
3,332 shares of common stock issuable from time to time after this offering upon the settlement of restricted stock awards, or RSAs, outstanding as of March 31, 2019 under the Alliqua BioMedical, Inc. 2014 Long-Term Incentive Plan;

•
57,897 shares of common stock issuable upon the exercise of outstanding warrants as of March 31, 2019, with a weighted-average exercise price of  $97.66 per share;

•
9,188 shares of common stock reserved for future issuance under the Alliqua, Inc. 2011 Long-Term Incentive Plan; and

•
72,436 shares of common stock reserved for future issuance under the Alliqua BioMedical, Inc. 2014 Long-Term Incentive Plan.

DILUTION
If you invest in our common stock in this offering, your ownership interest will be diluted immediately to the extent of the difference between the public offering price per share of our common stock and the pro forma adjusted net tangible book value per share of our common stock immediately after the closing of this offering, assuming no value is attributed to the pre-funded warrants, and such pre-funded warrants are accounted for and classified as equity.
Our pro forma net tangible book value of our common stock as of March 31, 2019 was $     million, or $     per share, based on the total number of shares of our common stock outstanding as of March 31, 2019. Pro forma net tangible book value per share represents our total tangible assets less our total liabilities, divided by the number of outstanding shares of common stock, after giving effect to the consummation of  (i) the Merger, (ii) the Reverse Stock Split and (iii) the issuance of       shares of common stock at the closing of this offering upon the conversion of outstanding convertible notes in the aggregate principal amount of  $5.5 million, plus accrued but unpaid interest, based upon a public offering price of  $     per share, the closing price of our common stock as reported by OTC Pink on            , 2019.
After giving effect to the receipt of the net proceeds from our sale of       shares of common stock in this offering at an assumed public offering price of  $     per share, the closing price of our common stock as reported by OTC Pink on            , 2019, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of March 31, 2019, would have been $     million, or $     per share. This represents an immediate increase in pro forma as adjusted net tangible book value of  $     per share to our existing stockholders and immediate dilution of  $     per share to investors purchasing common stock in this offering.
The following table illustrates this dilution on a per share basis to new investors:
Assumed public offering price per share		$
Pro forma net tangible book value per share as of March 31, 2019	$
Increase in pro forma as adjusted net tangible book value per share attributable to new investors purchasing shares in this offering
Pro forma as adjusted net tangible book value per share after this offering
Dilution in pro forma as adjusted net tangible book value per share to new investors in this offering		$
Each $1.00 increase or decrease in the assumed public offering price of  $     per share would increase or decrease, respectively, our pro forma as adjusted net tangible book value per share after this offering by $     per share and the dilution to new investors by $     per share, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. An increase of 1,000,000 shares in the number of shares of common stock offered by us would increase the pro forma as adjusted net tangible book value by $     per share and the dilution to new investors would decrease by $     per share, assuming the assumed public offering price remains the same and after deducting underwriting discounts and commissions. A decrease of 1,000,000 shares in the number of shares of common stock offered by us would decrease the pro forma as adjusted net tangible book value by $     per share and the dilution to new investors would increase by $     per share, assuming the assumed public offering price remains the same and after deducting underwriting discounts and commissions.
If the underwriter exercises its option to purchase additional shares in full, the pro forma as adjusted net tangible book value per share after giving effect to this offering would be $     per share, and the dilution in pro forma net tangible book value per share to new investors in this offering would be $     per share.
The number of shares of common stock that will be outstanding after this offering is based on 5,807,877 shares of common stock outstanding as of March 31, 2019, and excludes:
•
690,057 shares of common stock issuable upon the exercise of outstanding stock options as of March 31, 2019, with a weighted-average exercise price of  $2.76 per share under the Adynxx, Inc. 2010 Equity Incentive Plan;

•
278 shares of common stock issuable upon the exercise of outstanding stock options as of March 31, 2019, with a weighted-average exercise price of  $362.77 per share under the HepaLife Technologies, Inc. 2001 Incentive Stock Option Plan;

•
3,255 shares of common stock issuable upon the exercise of outstanding stock options as of March 31, 2019, with a weighted-average exercise price of  $584.34 per share under the Alliqua, Inc. 2011 Long-Term Incentive Plan;

•
23,387 shares of common stock issuable upon the exercise of outstanding stock options as of March 31, 2019, with a weighted-average exercise price of  $73.32 per share under the Alliqua BioMedical, Inc. 2014 Long-Term Incentive Plan;

•
24,726 shares of common stock issuable upon the exercise of outstanding stock options as of March 31, 2019, with a weighted-average exercise price of  $347.93 per share not granted pursuant to a written equity incentive plan;

•
3,332 shares of common stock issuable from time to time after this offering upon the settlement of restricted stock awards, or RSAs, outstanding as of March 31, 2019 under the Alliqua BioMedical, Inc. 2014 Long-Term Incentive Plan;

•
57,897 shares of common stock issuable upon the exercise of outstanding warrants as of March 31, 2019, with a weighted-average exercise price of  $97.66 per share;

•
9,188 shares of common stock reserved for future issuance under the Alliqua, Inc. 2011 Long-Term Incentive Plan; and

•
72,436 shares of common stock reserved for future issuance under the Alliqua BioMedical, Inc. 2014 Long-Term Incentive Plan.

In addition, to the extent any outstanding options or warrants are exercised, new investors would experience further dilution.

MARKET FOR OUR COMMON STOCK
Since June 13, 2019, our common stock has been listed on the OTC Pink under the symbol “ADYX.” Prior to June 13, 2019, our common stock was listed on the Nasdaq Capital Market under the symbol “ADYX.” Any over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. As of June 13, 2019, there were 262 holders of record of our common stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and related notes included in this prospectus. In addition to historical financial information, the following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere particularly in the section titled “Risk Factors” and elsewhere in this prospectus.
On May 3, 2019, Private Adynxx completed the Merger with Alliqua BioMedical, Inc., or Alliqua, and we survived as a wholly-owned subsidiary of Alliqua. Following the consummation of the Merger, Adynxx changed its name to Adynxx Sub, Inc., and Alliqua BioMedical, Inc. changed its name to Adynxx, Inc. For financial reporting purposes, Alliqua was deemed to be the acquired entity in the Merger. The following management’s discussion and analysis relates to the results of operations of Adynxx, the private company. Accordingly, references in this section to “we,” “our,” or “us” refer to pre-Merger Adynxx.
Overview
We are a clinical stage biopharmaceutical company focused on bringing to market novel, disease-modifying products for the treatment of pain and inflammation. Since our founding in 2007, we have worked to discover and develop transcription factor decoys to modify the course of pain. Our resulting pipeline includes brivoligide, a Phase 2 drug candidate intended to address postoperative pain in a readily-identified group of patients with a greater risk of experiencing increased pain and elevated opioid use following surgery, and AYX2, a pre-clinical candidate intended to treat chronic syndromes of pain, including both inflammatory and neuropathic pain. Both programs were discovered by us and are part of our AYX decoy technology platform. We plan to continue development of brivoligide and AYX2, to collaborate with twoXAR to use twoXAR’s artificial intelligence-driven drug discovery platform to identify endometriosis treatments, and to seek potential in-licensing opportunities to build a pipeline of complementary product candidates in pain and inflammation.
We have no products approved for commercial sale and have not generated any revenue from product sales. From inception to March 31, 2019, we have raised net cash proceeds of approximately $59.5 million, primarily through the sale of equity securities, receipts associated with a strategic collaboration, issuance of Notes, and gross proceeds from the Oxford term loans.
In December 2018, we received a grant from the National Institute on Drug Abuse, or NIDA, part of the National Institutes of Health, or NIH, the NIH grant, to support the clinical development of our lead product candidate, brivoligide. NIH grants provide funds for certain types of expenditures in connection with research and development activities over a contractually defined period. The maximum funding to be available under this grant for qualified expenditures over the next two years is expected to be approximately $5.7 million. We started drawing from this NIH grant in February 2019 and recognized $94,000 and $0 as grant reimbursement contra-expense in our operating expenses for the three months ended March 31, 2019 and 2018, respectively. We intend to continue to evaluate pursuing additional government grant opportunities on a case-by-case basis.
We have incurred operating losses in each year since inception, with the exception of 2014, when we received a $20.0 million option payment as part of a strategic collaboration, which was subsequently terminated in 2014. Our net losses were $6.0 million and $11.6 million for the years ended December 31, 2018 and 2017, respectively, and $2.5 million and $1.5 million, for the three months ended March 31, 2019 and March 31, 2018, respectively. As of March 31, 2019, we had an accumulated deficit of  $39.7 million. Substantially all of our operating losses resulted from expenses incurred in connection with our research and development programs and from general and administrative costs associated with our operations.
We expect to incur significant expenses and increasing operating losses for at least the next several years as we initiate and continue the clinical development of, and seek regulatory approval for, our product candidates and add personnel necessary to operate as a public company with an advanced clinical pipeline of products. In addition, operating as a publicly traded company involves the hiring of additional financial and other personnel, upgrading our financial information systems and incurring costs associated with operating as a public company. We expect that our operating losses will fluctuate significantly from quarter to quarter and year to year due to timing of clinical development programs and efforts to achieve regulatory approval of any of our product candidates.
Our current capital resources are insufficient to fund our planned operations for a 12-month period, and therefore, raise substantial doubt about our ability to continue as a going concern. We will continue to require substantial additional capital to continue our clinical development and potential commercialization activities. Accordingly, we will need to raise substantial additional capital to continue to fund our operations. The amount and timing of our future funding requirements will depend on many factors, including the pace and results of our clinical development efforts. Failure to raise capital as and when needed, on favorable terms or at all, would have a negative impact on our financial condition and our ability to develop our product candidates.
Basis of Presentation
Research and Development Expenses
Research and development expenses represent costs incurred to conduct research and development, such as the development of our product candidates. We recognize all research and development costs as they are incurred. Research and development expenses consist primarily of the following:
•
expenses incurred under agreements with consultants and clinical trial sites that conduct research and development activities on our behalf;

•
laboratory and vendor expenses related to the execution of clinical trials;

•
contract manufacturing expenses, primarily for the production of clinical supplies; and

•
internal costs that are associated with activities performed by our research and development organization. These costs are not separately allocated by product candidate as we typically use our employee resources across various research and development activities. Unallocated internal research and development costs consist primarily of:

◦
personnel costs, which include salaries, benefits and stock-based compensation expense; and

◦
regulatory expense related to development activities.

The largest component of our operating expenses has historically been the investment in research and development activities. However, we do not allocate internal research and development costs, such as salaries, benefits, stock-based compensation expense and indirect costs to product candidates on a program-specific basis. The following table shows our research and development expenses by program (in thousands):
	Years Ended December 31,		Three Months Ended March 31,
	2017	2018	2018	2019
			(unaudited)
Direct research and development expenses by program:
ADYX-005 TKA	$—	$185	$—	$667
ADYX-004 TKA	6,201	95	122	1
AYX Platform	607	125	46	179
ADYX-006 Mastectomy	—	26	—	25
ADYX-003 TKA	1	—	—	—
Internal research and development costs	1,913	1,706	518	459
Total research and development expenses	$8,722	$2,137	$686	$1,331

We expect research and development expenses will increase in the future as we advance our product candidates into and through clinical trials and pursue regulatory approvals, which will require a significant investment in regulatory support and contract manufacturing. In addition, we continue to evaluate opportunities to acquire or in-license other product candidates and technologies, which may result in higher research and development expenses due to license fees and/or milestone payments.
In December 2018, we received a NIH grant to support the clinical development of our lead product candidate, brivoligide. The grant is expected to provide approximately $2.8 million in funding in 2019 that will support research and development activities for the ADYX-006 Mastectomy study. We record qualified expenses reimbursable under the NIH grant as grant reimbursements, a contra operating expense.
The process of conducting clinical trials necessary to obtain regulatory approval is costly and time consuming. We may never succeed in timely developing and achieving regulatory approval for our product candidates. The probability of success of our product candidates may be affected by numerous factors, including clinical data, competition, intellectual property rights, manufacturing capability and commercial viability. As a result, we are unable to determine the duration and completion costs of our development projects or when and to what extent we will generate revenue from the commercialization and sale of any of our product candidates.
General and Administrative Expenses
Our general and administrative expenses consisted of personnel-related costs, professional fees for legal, consulting, audit and tax services, overhead expenses, such as rent, equipment depreciation, insurance and utilities, and other general operating expenses not otherwise included in research and development expenses.
We expect to incur additional expenses associated with operating as a public company, including expenses related to compliance with the rules and regulations of the Securities and Exchange Commission, or SEC, and standards applicable to companies listed on a national securities exchange, additional insurance expenses, investor relations activities and other administrative and professional services. We also expect to increase the size of our administrative headcount to support the growth of our business and operate as a public company.
Grant Reimbursements
We accounted for reimbursements of qualified grant related research and development expenses in accordance with the guidance provided by the Financial Accounting Standards Board, or FASB, in the Accounting Standards Update (ASU) 2018-08, “Clarifying the Scope and the Accounting Guidance for Contributions Received and Contributions Made,” or ASU 2018-08, which it adopted in January 2019. Based on this guidance, we determined that reimbursements of qualified expenses per the terms of the grant, met the definition of a ‘conditional contribution’ (versus an exchange contract) because (i) we have limited discretion in the way the funds may be spent, which creates a barrier to entitlement, and (ii) the grant contains provisions that release the awarding agency from the obligation to transfer funds that are not expended at the time the award is terminated.
We recognized the grant reimbursements as a contra operating expense in the period in which the related costs are incurred and the related services are rendered, provided that the applicable performance obligations under the government grants have been met.
Interest Income (Expense), Net
Interest income (expense), net, consists primarily of cash interest expense on the Oxford term loans, or Term Loans, and non-cash interest expense and amortization of debt issuance and debt discount costs related to the Term Loans and the debt discounts on the issuance of Notes. Debt discount is accreted to interest expense over the debt borrowing term.
Other Income
Other income consists primarily of gains and losses resulting from the revaluation of our preferred stock warrant liabilities and convertible debt derivative liabilities, both of which are revalued at the end of each reporting period and any change in fair value recorded as a component of other income or expense.

We had preferred stock warrants related to Term Loans as well as convertible debt derivatives relating to the issuance of Notes. Both the warrants and Notes derivatives were recorded as a liability, with an offsetting amount recorded as debt discount. The preferred stock warrants were converted into warrants to purchase shares of common stock upon the closing of the Merger. We recorded adjustments to the fair value of the convertible debt derivative liability, as applicable, for the duration that they were outstanding.
Income Taxes
We recognize deferred income taxes for temporary differences between the basis of assets and liabilities for financial statement and income tax purposes. We periodically evaluate the positive and negative evidence bearing upon realizability of our deferred tax assets. Based upon the weight of available evidence, which includes our historical operating performance, reported cumulative net losses since inception and difficulty in accurately forecasting our future results, we maintained a full valuation allowance on the net deferred tax assets as of December 31, 2018 and December 31, 2017 of approximately $8.8 million and $7.5 million, respectively. We intend to maintain a full valuation allowance on the federal and state deferred tax assets until sufficient positive evidence exists to support reversal of the valuation allowance.
As of December 31, 2018, we had federal net operating loss, or NOL, carry forwards of approximately $33.5 million. The NOL carry forwards prior to January 1, 2018 of  $28.7 million will begin to expire in 2033. The net operating loss carry forwards incurred post for the year ended December 31, 2018 of $4.8 million will not expire. As of December 31, 2018, we had federal and California research and development tax credit carry forwards of approximately $1.8 million and $0.7 million, respectively. The federal research and development tax credit carry forwards will begin to expire in 2031 and the California research and development tax credit carry forwards are available indefinitely until utilized.
Under Section 382 of the Internal Revenue Code, or the IRC, our ability to utilize NOL carry forwards or other tax attributes such as research tax credits, in any taxable year may be limited if we have experienced an “ownership change.” Generally, a Section 382 ownership change occurs if there is a cumulative increase of more than 50 percentage points in the stock ownership of one or more stockholders or groups of stockholders who own at least 5% of a corporation’s stock within a specified testing period. Similar rules may apply under state tax laws. Generally, after a control change, a corporation cannot deduct net operating loss or credit carry forwards in excess of the Section 382 limitations. Due to these provisions, utilization of certain NOLs and research and development tax credits, for both federal and state purposes, may be subjected to annual limitations regarding their utilization against taxable income in future periods.
We recorded no income tax benefit or expense for the three months ended March 31, 2019 and 2018, and the years ended December 31, 2018 and 2017. No tax benefit was recorded through March 31, 2019 because, given our history of operating losses, we believe it is more-likely-than-not that the deferred tax asset will not be realized, and as such a full valuation allowance was provided.

Results of Operations
Comparison of the Three Months Ended March 31, 2019 and 2018 (in thousands)
	Three Months Ended March 31,
	2018	2019	Dollar Change
	(unaudited)
Operating expenses:
Research and development	$686	$1,331	$645
General and administrative	694	863	169
Grant reimbursements	—	(94)	(94)
Total operating expenses	1,380	2,100	720
Loss from operations	(1,380)	(2,100)	(720)
Interest income (expense), net	(143)	(268)	(125)
Other income (expense), net	—	(94)	(94)
Net loss	$(1,523)	$(2,462)	$(939)
Research and Development
Research and development expenses increased by $0.6 million to $1.3 million for the three months ended March 31, 2019, from $0.7 million for the three months ended March 31, 2018. The increase was primarily due to an increase of $0.6 million in connection with start-up activities related to the Phase 2 ADYX-005 TKA and the Phase 2 ADYX-006 Mastectomy clinical trials that are expected to initiate enrollment in the fourth quarter of 2019.
General and Administrative
General and administrative expenses increased by $0.2 million to $0.9 million for the three months ended March 31, 2019, from $0.7 million for the three months ended March 31, 2018. This increase was primarily due to an increase of $0.2 million in legal and professional service costs incurred in connection with the Merger and preparation to be a public company.
Grant Reimbursements
Beginning in February 2019, we started to receive payments from a NIH grant to support the clinical development of our lead product candidate, brivoligide. In the three months ended March 31, 2019, we recorded $94,000 of grant reimbursements relating to qualified expenses incurred under the terms of the NIH grant.
Interest Income (Expense), Net
Interest income (expense), net increased by $0.1 million to $0.2 million for the three months ended March 31, 2019, from $0.1 million for the three months ended March 31, 2018. The increase was primarily attributable to an increase in interest expense resulting from accrued interest on outstanding Notes.
Other Income
Other income consists primarily of gains and losses resulting from the revaluation of our preferred stock warrant liabilities.

Comparison of the Year Ended December 31, 2018 and 2017 (in thousands)
	Years Ended December 31,
	2017	2018	Dollar Change
Operating expenses:
Research and development	$8,722	$2,137	$(6,585)
General and administrative	2,341	2,982	641
Total operating expenses	11,063	5,119	(5,944)
Loss from operations	(11,063)	(5,119)	5,944
Interest expense, net	(515)	(992)	(477)
Other income	17	126	109
Net loss	$(11,561)	$(5,985)	$5,576
Research and Development
Research and development expenses decreased by $6.6 million to $2.1 million in 2018, from $8.7 million in 2017. This decrease was primarily due to a decrease of $6.4 million related to the completion of the ADYX-004 clinical trial initiated in 2017.
General and Administrative
General and administrative expenses increased by $0.7 million to $3.0 million in 2018, from $2.3 million in 2017. This increase was primarily due to an increase of $0.7 million for legal and professional fees incurred in connection with the Merger and preparation to be a public company.
Interest Expense, Net
Interest expense, net, increased by $0.5 million to $1.0 million in 2018, from $0.5 million in 2017. The increase was primarily attributable to an increase in interest paid on the Term Loans, accretion of a final charge due at maturity for the Term Loans, accrued interest on outstanding Notes, and the amortization of debt discount related to the embedded derivatives for the Notes.
Other Income (Expense), Net
Other income (expense), net increased by $0.1 million to $0.1 million in 2018 due primarily to the change in valuation of the warrant liability and embedded derivatives related to the Notes.
Liquidity and Capital Resources
Since inception through March 31, 2019, our operations have been financed primarily by the sale of equity securities, payments from strategic collaborators, borrowings under term loans and the issuance of convertible notes. As of March 31, 2019, we had $1.6 million in cash and cash equivalents and an accumulated deficit of  $39.7 million.
We expect that our research and development and general and administrative expenses will increase, and, as a result, we anticipate that we will continue to incur increasing losses in the foreseeable future. As stated above, we also expect that our current capital resources will be insufficient to fund our planned operations for a 12-month period. Therefore, we will need to raise additional capital to fund our operations, which may be through the issuance of additional equity, and potentially through the incurrence of additional debt. In addition, we may be required to raise additional capital in the future to service our indebtedness, including outstanding indebtedness that will become due and payable during fiscal year 2019, and make necessary capital expenditures. The amount and timing of our future funding requirements will depend on many factors, including the pace and results of our clinical development efforts and our ability to refinance outstanding indebtness before the applicable maturity date. Failure to raise capital as and when needed, on favorable terms or at all, would have a negative impact on our financial condition and our ability to develop our product candidates. In addition, if we default under the loan and security agreement, or the

Loan Agreement, with Oxford Finance, Oxford Finance will have the ability to exercise its rights as collateral agent to take possession and dispose of the collateral securing the indebtedness under the Loan Agreement, which collateral includes all of our property other than our intellectual property.
Beginning in February 2019, we started to receive payments from a NIH grant to support the clinical development of our lead product candidate, brivoligide. While these payments will offset certain qualifying expenses incurred on this research and development program, it will not be adequate to cover other expenses expected to be incurred for research, development, general and administrative expenses.
We have not generated any revenue from product sales. We do not know when, or if, we will generate any revenue from product sales. We do not expect to generate any revenue from product sales unless and until we obtain regulatory approval for and commercialize any of our product candidates. At the same time, we expect our expenses to increase in connection with our ongoing development and manufacturing activities, particularly as we continue the research, development, manufacture and clinical trials of, and seek regulatory approval for, our product candidates. Subject to obtaining regulatory approvals of any of our product candidates, we anticipate that we will need substantial additional funding in connection with our continuing operations. Further, we expect to continue to incur additional costs associated with operating as a public company following the Merger.
Until we can generate a sufficient amount of product revenue to finance our cash requirements, we expect to finance our future cash needs primarily through the issuance of additional equity and potentially through borrowings, and strategic alliances with partner companies. To the extent that we raise additional capital through the issuance of additional equity or convertible debt securities, the ownership interest of our stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of existing stockholders. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we raise additional funds through collaborations, strategic alliances or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, reduce or terminate our product development or commercialization efforts or grant rights to develop and market product candidates to third parties that we would otherwise prefer to develop and market ourselves.
Cash Flows
The following table shows a summary of our cash flows for each of the periods shown below (in thousands):
	Years Ended December 31,		Three Months Ended March 31,
	2017	2018	2018	2019
			(unaudited)	(unaudited)
Net cash used in operating activities	$(10,183)	$(6,019)	$(2,435)	$(1,606)
Net cash used in investing activities	(3)	(5)	—	—
Net cash (used) provided by financing activities	(59)	3,610	884	$1,500
Net decrease in cash	$(10,245)	$(2,414)	$(1,551)	$(106)
Cash Flows from Operating Activities
Cash used in operating activities for the three months ended March 31, 2019 was $1.6 million, consisting of a net loss of  $2.5 million, which was offset by non-cash charges of  $0.4 million primarily for stock-based compensation expense, accretion of the charge due upon maturity of debt, non-cash interest expense on Notes and loss on revaluation of warrant liability, and a net increase in cash resulting from changes in operating assets and liabilities of $0.5 million. The change in our net operating assets and liabilities was due primarily to cash generated from an increase in accounts payable of $0.7 million and an increase of  $0.2 million for accrued liabilities, both of which were due primarily to an increase in legal, accounting and other professional fees and expenses incurred in connection with the Merger and preparation to be a public company, which was offset by cash used due to an increase in prepaid expense of $0.4 million primarily related to clinical trial activity.
Cash used in operating activities for the three months ended March 31, 2018 was $2.4 million, consisting of a net loss of  $1.5 million, which was offset by noncash charges of  $0.1 million primarily for stock-based compensation expense, accretion of the charge due upon maturity of debt and amortization of debt discount and debt financing costs. In addition, $1.0 million of cash was consumed resulting from changes in operating assets and liabilities. The change in our net operating assets and liabilities was due primarily to a decrease in accounts payable of  $0.6 million related to the completion of the ADYX-004 clinical trial initiated in 2017 and a decrease of  $0.4 million due to the reduction of accrued liabilities relating to the ADYX-004 clinical trial.
Cash used in operating activities for 2018 was $6.0 million, consisting of a net loss of  $6.0 million, which was offset by noncash charges of $0.8 million primarily for stock-based compensation expense, non-cash interest expense, and accretion of final charge due upon maturity of debt, and net cash used due to changes in operating assets and liabilities of $0.8 million. The cash used in our net operating assets and liabilities was primarily due to the decrease of  $0.6 million for the reduction of accrued liabilities relating to the completion of the ADYX-004 clinical trial initiated in 2017 and $0.2 million for the reduction of accounts payable related to clinical trial activity and professional fees related to merger activities.
Cash used in operating activities for 2017 was $10.2 million, consisting of a net loss of  $11.6 million, which was offset by noncash charges of $0.5 million primarily for stock-based compensation expense, accretion of final charge due upon maturity of debt and amortization of debt discount and debt financing costs, and a net increase in cash resulting from a changes in operating assets and liabilities of $0.9 million. The change in our net operating assets and liabilities was due primarily to an increase in accounts payable of $0.6 million related to increased clinical trial activity and a decrease of $0.3 million in prepaid expenses primarily related to research and development activities.
Cash Flows from Investing Activities
Cash used in investing activities for all periods presented was nominal.
Cash Flows from Financing Activities
During the three months ended March 31, 2019, net cash provided by financing activities was $1.5 million consisting of proceeds from the issuance of Notes.
During the three months ended March 31, 2018, net cash provided by financing activities was $0.9 million as a result of  $1.5 million of proceeds from the issuance of Notes, offset by $0.6 million for the repayment of principal of the Term Loans.
During 2018, net cash provided by financing activities was $3.6 million consisting primarily of proceeds from the issuance of Notes of  $4.5 million, offset by $0.9 million used to repay principal of the Term Loans.
During 2017, net cash used in financing activities was $59,000 resulting primarily from $139,000 used to repay principal for the Term Loans, offset partially by $80,000 cash generated from the exercise of warrants to purchase our Series A preferred stock.

Contractual Obligations and Commitments
The following table summarizes our contractual obligations as of December 31, 2018 (in thousands):
	Payments Due by Period
	Total	Less Than 1 Year	1 – 3 Years	3 – 5 Years	More Than 5 years
Term loan and interest(1)	$4,683	$4,683	$—	$—	$—
Convertible promissory notes and interest(2)	4,712	4,712	—	—	—
Operating lease commitments(3)	239	—	239	—	—
Total	$9,634	$9,395	$239	$—	$—

(1)
Reflects principal, interest payments and final balloon payment due to Oxford Finance under a loan and security agreement. Interest rate is floating and future interest payments are estimated based upon the December 2018 interest rate.

(2)
See “— Convertible Notes” below.

(3)
We lease our office space under a non-cancellable long-term operating lease.

The following table summarizes our contractual obligations as of March 31, 2019 (in thousands):
	Payments Due by Period
	Total	Less Than 1 Year	1 – 3 Years	3 – 5 Years	More Than 5 years
Term loan and interest(1)	$4,595	$4,595	$—	$—	$—
Convertible promissory notes and interest(2)	6,480	4,860	1,620	—	—
Operating lease commitments(3)	180	180	—	—	—
Total	$11,255	$9,635	$1,620	$—	$—

(1)
Reflects principal, interest payments and final balloon payment due to Oxford Finance under a loan security agreement. Interest rate is floating and future interest payments are estimated based upon the March 2019 interest rate.

(2)
See “— Convertible Notes” below.

(3)
We lease our office space under a non-cancellable long-term operating lease.

Convertible Notes
In May 2019, upon the closing of the Merger, convertible promissory notes of  $3.0 million principal amount, plus $203,000 of cumulative accrued but unpaid interest, were converted into 367,041 shares of common stock.
As of May 31, 2019, $5.5 million aggregate principal amount remained outstanding under convertible promissory notes. Upon the closing of this offering, these convertible promissory notes, plus accrued but unpaid interest, will automatically convert into       shares of common stock, based upon an assumed public offering price of  $          per share, the last reported sale price of our common stock by OTC Pink on            , 2019. The issuance of these shares will not be registered under the Securities Act.
Term Loans
In November 2015, we entered into the Loan Agreement with Oxford Finance pursuant to which Oxford Finance agreed to lend us up to $10.0 million principal amount issuable in three tranches, or the Term Loans, of which $5.0 million had been drawn as of March 31, 2019. The Term Loans will mature on November 1, 2019. The Loan Agreement has been amended several times. We have the option to prepay all, but not less than all, of the borrowed amounts, provided that we will be obligated to pay a prepayment fee. The Term Loans bear interest at a floating per annum rate equal to (i) 7.06% plus (ii) the greater of  (a) the

30-day U.S. Dollar LIBOR rate reported in the Wall Street Journal on the last business day of the month that immediately precedes the month in which the interest will accrue or (b) 0.19%. We will be required to make a final payment of 4.25% of the funded amount, payable on the earlier of  (i) the maturity date or (ii) the prepayment of the Term Loans. Our obligations under the Loan Agreement are secured by a perfected first-priority lien on all of our assets. The Loan Agreement includes a negative pledge on all owned intellectual property. In connection with the Merger, Alliqua was named as an additional borrower under the Loan Agreement. As of March 31, 2019, we were in compliance with all covenants under the Loan Agreement.
In January 2019, we and Oxford Finance amended the Loan Agreement to provide for two months of interest-only payments followed by eight months of repayments. We also placed $200,000 in a segregated bank account that is subject to a blocked control agreement in favor of Oxford Finance. The funds in the segregated account will be released upon the closing of this offering. The amendment fee was $50,000. The amendment was accounted for as a debt modification.
In May 2019, we and Oxford agreed to an additional amendment to provide consent to the Merger. This consent amended certain provisions of the term loan to protect Oxford’s rights under the original Term Loan agreement. The consent allowed Alliqua to be named as an additional borrower.
In connection with the Loan Agreement, we issued warrants to purchase our preferred stock to Oxford Finance. Upon the closing of the Merger, these warrants were converted into warrants to purchase 11,829 shares of our common stock at an exercise price of  $6.34 per share. The warrants are immediately exercisable and expire ten years from the issuance date.
Other Contracts
We enter into contracts in the normal course of business with various third parties for preclinical research studies, clinical trials, testing and other general and administrative services. These contracts generally provide for termination upon notice, and therefore we believe that our non-cancelable obligations under these agreements are not material.
Off-Balance Sheet Arrangements
As of December 31, 2017 and 2018 and March 31, 2019 and 2018, we did not have any off-balance sheet arrangements and did not have any holdings in variable interest entities.
Summary of Significant Accounting Policies and Estimates
Use of Estimates
Our management’s discussion and analysis of financial condition and results of operations is based on our financial statements, which have been prepared in accordance with Generally Accepted Accounting Principles, or GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities and expenses. On an ongoing basis, we evaluate these estimates and judgments. We base our estimates on historical experience and on various assumptions that we believe to be reasonable under the circumstances. These estimates and assumptions form the basis for making judgments about the carrying values of assets and liabilities and the recording of expenses that are not readily apparent from other sources. Actual results may differ materially from these estimates. We believe that the accounting policies discussed below are critical to understanding our historical and future performance, as these policies relate to the more significant areas involving management’s judgments and estimates.
Accrued Research and Development Expenses
We record accrued expenses for estimated costs of our research and development activities conducted by external service providers. We recognize external development costs based on patient enrollment and related costs at clinical investigator sites as well as for the services received and efforts expended pursuant to contracts with multiple research institutions and clinical research organizations that conduct and manage clinical trials on our behalf. This process involves reviewing contracts with service providers, identifying services that have been performed on our behalf, confirming the level of service performed are aligned with the contract, expected remaining period of performance and the associated cost incurred for the service when we have not been invoiced or otherwise notified of actual cost. We estimate our accrued research and development expenses as of the date of each of our balance sheets. Expenses that are paid in advance of performance are deferred as a prepaid expense and expensed as the services are provided. Our management made significant judgments and estimates in determining the accrued balance in each reporting period. As actual costs become known, we adjust our accrued estimates. Through March 31, 2019, we have had no significant adjustments to accrued clinical trial expense.
Stock-based Compensation
We recognize compensation costs related to stock-based awards granted to employees, directors and non-employees based on the estimated fair value of the awards on the date of grant. We estimate the grant-date fair value, and the resulting stock-based compensation expense, using the Black-Scholes valuation model for stock options, the fair value of our common stock on the date of grant for restricted stock units, or RSUs.
We generally recognized the grant date fair value of the stock-based awards on a straight-line basis over the requisite service period, which is generally the vesting period of the respective awards. For non-employee awards, the grant date fair value is recognized on a straight-line basis over the associated service period of the award.
We use the Black-Scholes valuation model to assist us in determining the fair value of our stock options. The Black-Scholes valuation model requires the use of following assumptions:
•
Expected volatility.   Expected volatility is estimated using comparable public companies’ volatility for similar terms.

•
Expected term.   The expected term represents the period that our stock-based awards are expected to be outstanding and is determined using the simplified method.

•
Risk-free interest rate.   The risk-free interest rate used in the Black-Scholes model is based on the U.S. Treasury zero coupon issues in effect at the time of grant for periods corresponding with the expected term of option.

•
Expected dividend.   The Black-Scholes model calls for a single expected dividend yield as an input. We have never paid dividends and have no plans to pay cash dividends.

Under the guidance of ASU 2016-09, Compensation-Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting, we accounted for forfeitures as they occurred.
We did not grant any common stock options to employees during the three months ended March 31, 2019 or the years ended December 31, 2018 and 2017. Stock-based compensation expense recorded in research and development and general and administrative expenses was $68,000 and $75,000 for the three months ended March 31, 2019 and 2018, respectively, and $293,000 and $301,000 for the years ended December 31, 2018 and 2017, respectively. As of March 31, 2019, unrecognized stock-based compensation expense related to employees totaled approximately $463,000, which is expected to be recognized over approximately 1.75 years.
Income Taxes
We account for income taxes using the asset and liability method whereby deferred tax asset and liability account balances are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. We provide a valuation allowance, if necessary, to reduce deferred tax assets to their estimated realizable value.
In evaluating the ability to recover our deferred income tax assets, we consider all available positive and negative evidence, including its operating results, ongoing tax planning, and forecasts of future taxable income on a jurisdiction-by-jurisdiction basis. In the event we determine that we would be able to realize our deferred income tax assets in the future in excess of their net recorded amount, we would make an adjustment to the valuation allowance, which would reduce the provision for income taxes. Conversely, in the event that all or part of the net deferred tax assets are determined not to be realizable in the future, an adjustment to the valuation allowance would be charged to earnings in the period such determination is made.
We recognize the tax benefit from uncertain tax positions in accordance with GAAP, which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of uncertain tax positions taken or expected to be taken in a company’s tax return.
Warrants
Freestanding warrants are classified as liabilities on our balance sheets. Warrants are subject to re-measurement at fair value at each balance sheet date, and any change in fair value is recognized as a component of other income or expense. We will continue to adjust the carrying values of freestanding warrants classified as liabilities for changes in fair value until the earlier of the exercise or expiration of the warrants.
Derivative Instruments
We evaluate our convertible debt to determine if those contracts or embedded components of those contracts qualify as derivatives to be separately accounted for in accordance with Accounting Standards Codification, or ASC 815-15, “Derivatives and Hedging: Embedded Derivatives.” The result of this accounting treatment is that the fair value of the bifurcated derivative is marked-to-market each balance sheet date and recorded as a liability. In the event that the fair value is recorded as a liability, the change in fair value is recorded in the Statement of Operations as other income or expense. Upon conversion or exercise of a derivative instrument, the instrument is marked to fair value at the conversion date and then that fair value is reclassified to equity.
In circumstances where the embedded conversion option in a convertible instrument is required to be bifurcated and there are also other embedded derivative instruments in the convertible instrument that are required to be bifurcated, the bifurcated derivative instruments are accounted for as a single, compound derivative instrument.
The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period. Equity instruments that are initially classified as equity that become subject to reclassification are reclassified to liability at the fair value of the instrument on the reclassification date. Derivative instrument liabilities will be classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument is expected within 12 months of the balance sheet date.
Debt Modifications and Extinguishments
When we modify debt, we do so in accordance with ASC 470-50, “Debt: Modifications and Extinguishments,” which requires modification to debt instruments to be evaluated to assess whether the modifications are considered “substantial modifications.” Based on the guidance relied upon and the analysis performed, if the debt modifications were considered to be substantial modifications, then they were treated as an extinguishment of the debt.
In accordance with ASC 470-50 we determined that the October 2018 modification of the March 2018 and September 2018 Notes to add an additional conversion option in the event of a reverse merger, was considered to be a “substantial modification.” As a result, we treated this modification as an “extinguishment” of those debts and recognized $11,000 of net gain from this debt extinguishment in other income. All other changes to debt provisions were not considered substantial and were treated as debt modifications.
Recently Adopted Accounting Pronouncements
Non-employee Share-Based Payment Accounting
In June 2018, FASB issued Accounting Standards Update No. 2018-07, “Compensation — Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting”

(or ASU 2018-07). This new guidance changes the accounting for non-employee share-based payments to align with the accounting for employee stock compensation. We early adopted the guidance as of January 1, 2018 and the impact to its financial statements was not material.
Lease Accounting
In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), or ASU 2016-02. ASU 2016-02 is intended to improve financial reporting of leasing transactions by requiring organizations that lease assets to recognize assets and liabilities for the rights and obligations created by leases that extend more than twelve months on the balance sheet. This accounting update also requires additional disclosures surrounding the amount, timing, and uncertainty of cash flows arising from leases. ASU 2016-02 is effective for financial statements issued for annual and interim periods beginning after December 15, 2018 for public business entities. A modified retrospective transition approach is required, applying the new standard to all leases existing at the date of initial application. An entity may choose to use either (1) its effective date or (2) the beginning of the earliest comparative period presented in the financial statements as its date of initial application. We adopted the new standard on January 1, 2019 and used the effective date as our date of initial application. Consequently, financial information will not be updated and the disclosures required under the new standard will not be provided for dates and periods before January 1, 2019. We have elected the package of practical expedients permitted in ASC Topic 842. Accordingly, we accounted for our existing operating leases as operating leases under the new guidance, without reassessing (a) whether the contracts contain a lease under ASC Topic 842, (b) whether classification of the operating leases would be different in accordance with ASC Topic 842, or (c) whether the unamortized initial direct costs before transition adjustments (as of December 31, 2015) would have met the definition of initial direct costs in ASC Topic 842 at lease commencement.
As a result of the adoption of the new lease accounting guidance, we recognized on January 1, 2019 (a) a lease liability of approximately $227,000, which represents the present value of the remaining lease payments of approximately $239,000, discounted using our incremental borrowing rate of 9.41%, and (b) a right-of-use asset of approximately $227,000 which represents the lease liability of  $227,000. The most significant impact was the recognition of right-of-use, or ROU, assets and lease obligations on the balance sheet for operating leases. This standard did not have a material impact on our operating results or cash flows from operations.
Statement of Cash Flows Restricted Cash Accounting
In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows: Restricted Cash. This ASU requires changes in restricted cash during the period to be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. If cash, cash equivalents and restricted cash are presented in more than one line item on the balance sheet, the new guidance requires a reconciliation of the total in the statement of cash flows to the related captions in the balance sheet. This guidance is effective for fiscal years beginning after December 15, 2017 and interim periods within that fiscal year, with early adoption permitted. The amendments in this ASU should be applied retrospectively to all periods presented. We adopted the guidance on a retrospective basis as of January 1, 2017, and the beginning and ending balance of cash and cash equivalents for all periods presented in the statements of cash flows include restricted cash.
Recent Accounting Pronouncements Not Yet Effective
In August 2018, the FASB issued ASU No. 2018-13, Changes to the Disclosure Requirements for Fair Value Measurement (Topic 820). The amendments on changes in unrealized gains and losses, the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements, and the narrative description of measurement uncertainty should be applied prospectively for only the most recent interim or annual period presented in the initial fiscal year of adoption. This ASU is effective for fiscal years beginning after December 15, 2019 including interim periods within that fiscal year, with early adoption permitted. We are currently assessing whether these amendments will have a material effect on our financial statements.

OUR BUSINESS
Overview
We are a clinical stage biopharmaceutical company focused on the development of transcription factor decoy technology and bringing to market novel, disease-modifying products to address unmet needs in the treatment of pain and inflammation. Since the founding of Adynxx in 2007, we have leveraged our AYX platform of proprietary transcription factor decoys to identify and develop first-in-class product candidates to modify the course of pain. Our resulting pipeline includes brivoligide, a Phase 2 drug candidate intended to address postoperative pain in a readily-identified group of patients with a greater risk of experiencing increased pain and elevated opioid use following surgery, and AYX2, a pre-clinical candidate intended to treat focal chronic pain. Both programs were discovered by us and are part of our AYX platform of transcription factor decoys. We plan to continue advancing our AYX platform programs while simultaneously generating new transcription factor decoy candidates, collaborating with our artificial intelligence-driven drug discovery partner, and evaluating in-licensing opportunities in order to expand our pipeline and leverage our business development, clinical development, and regulatory expertise.
The following table outlines the status of our development programs:
We believe that our transcription factor decoy technology can transform the treatment of pain, and going forward has the potential to be applied to additional disease states. The AYX platform drug candidates are currently focused on postoperative pain and pre-existing chronic pain. We plan to leverage our expertise in transcription factor decoy drug discovery and development to identify additional product candidates in inflammation related disease states including but not limited to organ fibrosis, myocardial infarction, and immuno-oncology.
We have a highly experienced management team whose members have, in the course of their prior employment, participated in bringing more than 10 product candidates through clinical development, regulatory approval and/or into commercialization, including such approved products as Zerbaxa, Teflaro, Doribax, Vibativ, Symproic, Embeda, Revlimid, Mulpleta, Osphena, Comtan, FocalinXR, Trileptal, Kapvay and Cuvposa. We plan to leverage our management team’s breadth and depth of experience in clinical and regulatory drug development as well as market development and commercialization to continue to develop existing product candidates, and to discover and develop additional product candidates in-house using the AYX platform and build our pipeline through collaboration and in-licensing activities.
Our Strategy
We are a biotechnology company focused on developing disease-modifying products for the treatment of pain and inflammatory diseases. Our lead product candidate, brivoligide (formerly AYX1), is intended to reduce the duration and severity of postoperative pain in patients at risk for experiencing increased and prolonged pain and greater than average opioid utilization. Our second product candidate, AYX2, is intended to treat chronic syndromes of pain, including both inflammatory and neuropathic pain such as radiculitis, or nerve inflammation and radiculopathy (nerve deficit). Both programs were discovered by us and are part of our AYX decoy technology platform. In addition to the continued development of brivoligide and AYX2, we plan to continue discovery and development of additional transcription factor decoys for additional disease states, and we are currently collaborating with twoXAR to use twoXAR’s artificial intelligence-driven drug discovery platform to identify endometriosis treatments. Our goal is to be a leader in the development and commercialization of novel therapeutics for pain and inflammation. Our focus to achieve this goal will be to utilize our experience and capabilities to:

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Advance our existing product candidates through late-stage clinical trials, generating meaningful clinical results;

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Work with U.S. and international regulatory authorities for expeditious, efficient development pathways toward registration;

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Prepare for commercialization of each program;

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Use our expertise in transcription factor decoy drug development to discover and develop additional transcription factor decoy product candidates targeting a range of inflammation-related diseases;

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Collaborate with twoXAR to use AI-driven drug discovery technology to identify novel drug candidates for the treatment of endometriosis;

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Use our industry and academic relationships and experience to source, evaluate and in-license well-characterized product candidates to continue pipeline development; and

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Identify potential commercial or distribution partners for our product candidates in relevant territories.

Transcription Factor Decoy Technology
Transcription factor decoys are small, synthetic, double-stranded DNA oligonucleotides that competitively inhibit transcription factor activity by binding to transcription factors and preventing their interaction with chromosomal DNA (Figure 1). As a therapeutic target, transcription factors are difficult to address in part due to their remote location in the nuclei of cells and their biophysical properties. Using a high throughput transcription factor decoy screening assay, we discover and develop transcription factor decoys that are designed with specificity and affinity and size parameters suitable for clinical application.
Figure 1

Transcription Factor Decoy Mechanism of Action
Transcription Factor Decoy Mechanism of Action. (A) A transcription factor, or TF, binds its response element along genomic DNA to trigger gene expression. (B) A TF decoy mimics the endogenous genomic DNA sequence normally bound by its TF target. The mechanism of action is direct; by binding its TF target, the decoy prevents it from further binding to genomic DNA, and thus blocks gene expression.
The AYX Platform of Transcription Factor Decoys
The AYX platform consists of a wide range of transcription factor decoys, each of which has multiple binding sites capable of targeting one or more transcription factors, and we believe that we have the technological expertise to generate additional decoys based on desired therapeutic characteristics. The current AYX drug candidates are intended to treat postoperative pain and chronic focal pain. We plan to leverage our expertise in transcription factor decoy drug discovery and development to identify additional product candidates to treat inflammation-related diseases, including but not limited to organ fibrosis, myocardial infarction, and immuno-oncology.

Our Product Candidates
Brivoligide for Postoperative Pain
Brivoligide is a DNA oligonucleotide transcription factor decoy specifically designed to inhibit the function of Early Growth Response 1, or EGR1. By inhibiting the function of EGR1 in people undergoing surgery, we believe brivoligide prevents the production of new proteins that start and maintain the increased sensitivity to pain that some patients experience following surgery. We have evaluated brivoligide in four clinical trials: a Phase 1 dose-escalating safety study in healthy volunteers and three Phase 2 studies in subjects undergoing unilateral TKA. A total of 264 subjects have received a single intrathecal administration of brivoligide injection in doses ranging from 1.25 mg/3 mL (1.25 milligrams of brivoligide in 3 milliliters of solution) to 1,100 mg/10 mL. Brivoligide has been observed to be well-tolerated in the trials we have completed to date.
Clinical studies suggest that a single administration of brivoligide at the time of surgery could reduce pain for weeks, shorten the time needed to achieve mild pain and reduce the need for opioid use during recovery, in each case in a population of patients at greater risk of experiencing increased and prolonged pain following surgery. These patients are readily identified prior to surgery using the Pain Catastrophizing Scale, or PCS, and represent approximately one-third of the surgical population.
Postoperative Pain and Pain Catastrophizing
Based on data from the Agency for Healthcare Research and Quality’s 2013 Healthcare Cost and Utilization Project, there are more than 37 million surgical procedures performed in the United States annually. Postoperative pain remains a significant clinical problem compromising rehabilitation and health-related quality of life, and severe postoperative pain can result in increased opioid use, prolonged hospital stays, poorer prognosis, and even increased morbidity and mortality compared to people with less intense pain.
We estimate that of the 37 million surgical procedures performed in the United States annually, approximately 16 million of those procedures typically result in a sufficient duration and severity of postoperative pain to warrant brivoligide administration, as summarized in Table 1.
Table 1: Estimated annual procedures appropriate for brivoligide (HCUP 2013 data)
Procedure classes	HCUP 2013 Inpatient Procedures	HCUP 2013 ASC/Outpatient Procedures
TKA (incl. revisions)	734,370	80,220
Lower extremity orthopedic surgeries	734,120	40,863
Hip arthroplasty (incl. revisions and partial arthroplasties)	491,155	14,991
Spine/Back	846,155	286,479
Other orthopedic procedures	1,359,795	894,014
Thoracotomy – lobectomy/segmentectomy	89,015	1,691
Other thoracotomy	294,435	48,497
Breast procedures	80,740	791,253
Abdominal	531,960	659,205
Cardiac	444,145	40,320
Genitourinary	486,495	513,191
Hernia	174,355	821,862
Lower gastrointestinal	625,390	121,835
OB/Gyn	849,015	818,288
Upper gastrointestinal	429,975	107,409
Vascular	1,406,495	363,377
Other		806,891
Total	9,557,615	6,410,386

In addition to varying across the type of surgery, the severity and duration of postoperative pain varies across individuals. A growing body of literature indicates that the psychological construct known as pain catastrophizing is also an important factor in predicting the onset, severity, and duration of the postoperative pain experience.
Pain catastrophizing is as an amplified, negative orientation toward pain stimuli and pain experience. It is a multi-dimensional construct comprised of elements of rumination (ruminative thoughts, anxious preoccupation with pain, and the inability to inhibit pain-related thoughts and fears); magnification (magnification of the unpleasantness of pain situations and expectations for negative outcomes); and a sense of helplessness (perceived inability to control painful situations and experiences).
The catastrophizing phenotype likely reflects a specific underlying physiology of pain associated with an enhanced response to painful stimuli, both in intensity and duration, as well as a relative insensitivity to analgesic therapies such as opioids, gabapentin and transcutaneous electrical stimulation, or TENS. This physiology is associated with an enhanced and prolonged response to painful stimuli that suggests an alteration in the ability to appropriately inhibit pain signals being conveyed to the brain. Further, there is evidence for heritability of this underlying physiology.
The Role of the PCS in Identifying Patients Who May Benefit from Brivoligide
Catastrophizing is readily assessed by the PCS, a screening assessment tool that contains 13 questions covering the three components of pain catastrophizing: rumination, helplessness and magnification of pain. Each question is self-rated on a five point scale (from zero to four) and the total score ranges from zero to 52. The PCS has been extensively validated, having been established in over 100 studies. For patient selection purposes, the PCS can be segmented, with high scores predictive of more pain and lower analgesic response after surgery. Results from the literature and from the brivoligide study data suggest that a PCS of ≥16 may represent a clinically relevant threshold among TKA patients to predict positive response to brivoligide. PCS scores of 16 or higher are observed in up to one-third of the people presenting for surgery.
The importance of determining how a specific patient will respond to a specific treatment or procedure, or patient phenotyping, to predict the response to novel therapies has been recognized by the FDA. Once the PCS is completed by the patient, summation of the responses allows results to be easily available before the determination of perioperative anesthetic or analgesic strategy.
Publications focused on the PCS suggest that approximately one-third of people presenting for surgery have PCS scores ≥ 16 and that these same patients experience postoperative pain that is higher in intensity and longer in duration than expected and display a relative resistance to standard analgesic therapies. Based on this, we estimate that of the approximately 16 million surgeries performed in the United States annually that result in a sufficient duration and severity of pain to warrant brivoligide administration, approximately one-third of those patients would have PCS scores ≥16, resulting in approximately 5.3 million candidates for brivoligide treatment each year.
Current Therapy for Postoperative Pain
Postoperative pain management is currently largely opioid-based and supported by adjunctive therapies and techniques such as local anesthetic nerve blocks and infiltration of local anesthetic into the surgical field, all of which only provide short-term relief. The proliferation of adjunctive and alternative therapies belies the fact that there are a considerable number of patients receiving inadequate pain relief, especially from movement-evoked pain, which is particularly insensitive to opioids. Postoperative persistent opioid use, even among those who are opioid naïve, puts patients at increased risk of developing opioid use disorder or OUD. A non-opioid approach to postoperative pain relief specifically targeting the high PCS scoring population, a population that is relatively insensitive to standard postoperative analgesic therapies, is urgently needed. We believe there is no approved therapeutic agent that can provide weeks to months of reduction in postoperative pain and opioid utilization in patients who score high on the PCS, with a single administration at the time of surgery.
Our Solution: Brivoligide for Postoperative Pain in Patients Scoring ≥16 on the PCS
We are pursuing an innovative approach to postoperative pain in people scoring ≥16 on the PCS. Our lead compound, brivoligide, is a non-opioid, non-addictive agent given a single time prior to surgery and directed at core mechanisms of increased sensitivity to pain in the high PCS scoring population. In this population, brivoligide may reduce the intensity and duration of acute pain and consequently markedly reduce opioid utilization in the postoperative period, including recovery and rehabilitation.
Pharmacology of Brivoligide
EGR1 is transiently induced in DRG and the spinal cord in response to trauma. Knockout and antisense studies using animal pain models revealed that EGR1 is a critical mediator of neuronal sensitization. At the DRG and spinal cord level, EGR1 activity results in the conversion of acute/transient pain into persistent pain. Mechanistically, EGR1 initiates an early, broad set of gene regulation waves that produce and maintain neuronal sensitization after injury, but is not known to alter basal sensitivity.
Brivoligide is a 23 base-pair, double-stranded DNA transcription factor decoy composed of two overlapping EGR1 binding sites with high affinity for EGR1, without modifications to the DNA backbone. Inhibition of EGR1 and the cascade of protein synthesis in the dorsal horn and/or DRG by brivoligide in the critical perioperative period may lead to a reduction in the severity and duration of acute postoperative pain and a suppression of the persistent increased sensitivity to pain associated with surgery in high PCS scoring patients.
Brivoligide Clinical Data
Brivoligide has been evaluated in four clinical trials, all of which were sponsored and conducted by us under an Investigational New Drug application, or IND, owned by us: a Phase 1 dose-escalating safety study in healthy volunteers and three Phase 2 studies in subjects undergoing unilateral TKA. A total of 264 subjects have received a single intrathecal administration of brivoligide injection in doses ranging from 1.25 mg/3 mL to 1,100 mg/10 mL (Table 2). Brivoligide was shown to be well tolerated by patients in clinical trials conducted to date. In the Phase 1 study in healthy volunteers, the study drug (highest dose of 330mg/3mL) was well tolerated by all 25 people that received it. All of the AEs that were reported are among those expected when an injection in the spinal canal is given (for example, headache, backache, and nausea). In three subsequently completed Phase 2 clinical trials in TKA evaluating doses of brivoligide up to 1,100mg/10mL, there was no meaningful difference between the study drug and placebo groups in the rate of the complications that are typically seen in patients undergoing knee replacement surgery with spinal anesthetic and receiving analgesic medication.
Table 2: Brivoligide Doses Administered
Study Number(s)	Dose	Number of Subjects Receiving Dose
ADYX-001	1.25 mg/3 mL	5
ADYX-001	5 mg/3 mL	5
ADYX-001	20 mg/3 mL	5
ADYX-001	80 mg/3 mL	5
ADYX-002	110 mg/3 mL	13
ADYX-001 and ADYX-002	330 mg/3 mL	46
ADYX-003 and ADYX-004	660 mg/6 mL	147
ADYX-003	1,100 mg/10 mL	38
ADYX-001:   The first-in-human study, ADYX-001, was a Phase 1, single center, randomized, double-blind, placebo-controlled study to evaluate the safety and tolerability of ascending dose levels of a single intrathecal injection of brivoligide versus intrathecal placebo in healthy adult subjects. Single doses of intrathecal brivoligide versus placebo were evaluated in five sequential ascending dose cohorts: 1.25 mg/3 mL, 5 mg/3 mL, 20 mg/3 mL, 80 mg/3 mL, and 330 mg/3 mL; six subjects were randomized 5:1 to receive brivoligide injection or placebo in each cohort (total n=30).
All 30 subjects (11 Male/19 Female, 19 to 56 years old) received study drug (25 subjects received brivoligide injection and five subjects received placebo) and completed the in-house and 30-day follow-up visits. Safety assessments consisted of the collection of AEs and SAEs, clinical laboratory assessments, vital signs, and physical/neurological examination. AEs that occurred or worsened after administration of the study drug were classified as treatment emergent adverse events, or TEAEs.
A total of 41 TEAEs were reported in 20 of the 30 study subjects. Most of the TEAEs were consistent with an IT route of administration (backache, headache and associated nausea). All AEs were transient and resolved completely. There were no serious adverse events, or SAEs.
In addition to the safety evaluations, including physical/neurological exam, vital signs, ECG, clinical labs, and concomitant medication collection, a battery of cognitive assessments was performed to evaluate any potential effects of brivoligide on memory consolidation:
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Wechsler Memory Scale, or WMS-IV, Logos I and II (visual memory)

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WMS-IV, Logical Memory I and II (verbal memory)

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Wechsler Adult Intelligence Scale, or WAIS-IV, Letter-Number Sequence (working memory)

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WAIS-IV, Coding (problem solving)

The cognitive assessments were performed at screening, baseline and after dosing at two hours, eight hours, 24 hours and on Day 3. No clinically significant changes in cognitive function from baseline were observed at any dose level.
ADYX-002:   ADYX-002 was a Phase 2 randomized, double-blind, placebo-controlled, adaptive study to evaluate the safety and efficacy of a single intrathecal preoperative administration of brivoligide injection at two dose levels compared to placebo in patients undergoing unilateral TKA.
ADYX-002 assessed the effect of brivoligide on acute and persistent (subacute) pain at rest and with movement as well as effects on opioid requirements in subjects undergoing unilateral TKA.
The study population consisted of medically stable healthy male and female subjects between 40 and 80 years of age, inclusive, who were scheduled to undergo primary unilateral TKA for painful osteoarthritis without congenital knee pathology with an American Society of Anesthesiologists Physical Status Classification System of ≤3. Subjects randomized to the brivoligide treatment group received a single 3 mL intrathecal brivoligide injection (110 mg/3 mL or 330 mg/3 mL) as a slow bolus just before administration of spinal anesthesia using the same needle. Subjects participated in the study for 42 days (± 5 days).
The primary and key secondary endpoints were assessed using a standard numerical rating scale, or NRS, whereby subjects are asked to select a number between 0 and 10 that best represents their pain intensity. An NRS score of 0 represents no pain and a score of 10 represents the worst pain possible.
The following assessments were used to evaluate efficacy: NRS pain assessment at rest; NRS pain assessment before removal of intravenous patient controlled analgesia, or IV PCA, and before administration of opioid medication in hospital; a defined distance walk (5 meters inpatient, 15 meters outpatient) with NRS pain assessment before and after; range of motion, or ROM, with NRS pain assessments; Brief Pain Inventory, or BPI, questionnaire daily through Day 28 and at Day 42; and the collection of analgesic medication data through Day 42.
Safety profile assessments consisted of the collection of AEs and SAEs, clinical laboratory assessments, vital signs, and physical/neurological examination.
Out of 100 subjects randomized (100 subjects dosed), six withdrew and 94 completed the study post dosing. After initial dosing of 30 patients randomized 1:1:1 between 3 mL placebo, 110 mg/3 mL brivoligide and 330 mg/3 mL brivoligide, the Data Monitoring Committee reviewed the data to select the appropriate dose going forward based on prespecified criteria. Following review by the Data Monitoring Committee, all remaining subjects were enrolled in the 3 mL placebo or 330 mg/3mL brivoligide groups.
Safety
Overall, 44 subjects treated with placebo, 13 subjects treated with brivoligide 110 mg/3 mL and 40 subjects treated with brivoligide 330 mg/3 mL groups reported at least one treatment emergent adverse event or TEAE. The overall AE profile was 96% mild or moderate with no AE clearly related to brivoligide. Four SAEs in three subjects were reported in the brivoligide group and two SAEs in two subjects were reported in the placebo group. No SAEs were considered related to brivoligide. In summary, brivoligide was shown to be well tolerated in patients.

Efficacy
For pain with walking, at rest, and with joint range of motion, as well as total use of opioid medications, either during the hospital stay or following discharge, no clinically meaningful differences between brivoligide 330 mg/3 mL and placebo 3 mL treated groups were observed.
Post-hoc analysis of the study data, based upon the spinal segment of injection suggested higher doses in larger volumes could provide broader distribution in the cerebrospinal fluid and clinically meaningful benefit, regardless of injection site.
ADYX-003:   The second Phase 2 study, ADYX-003, was a randomized, double-blind, placebo-controlled, two-stage study to evaluate the safety and efficacy of two dose/volume levels of brivoligide injection administered intrathecally at one of two potential lumbar spinal interspace injection sites before surgery in patients undergoing primary unilateral TKA.
The total subject population was 120 subjects distributed over two dose/volumes, and two injection levels within each dose, with a brivoligide to placebo control ratio of 2:1 in each group:
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Brivoligide (660 mg in 6 mL) injected at L4/5; n= 20

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Placebo (vehicle control 6 mL) injected at L4/5; n= 10

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Brivoligide (660 mg in 6 mL) injected at L3/4; n=20

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Placebo (vehicle control 6 mL) injected at L3/4; n=10

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Brivoligide (1,100 mg in 10 mL) injected at L4/5; n=20

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Placebo (vehicle control 10 mL) injected at L4/5; n=10

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Brivoligide (1,100 mg in 10 mL) injected at L3/4; n=20

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Placebo (vehicle control 10mL) injected at L3/4; n=10

The following assessments were used to evaluate efficacy: NRS pain assessment at rest; a defined distance walk (5 meters inpatient, 15 meters outpatient), with NRS for pain upon standing for the walk and pain during the walk; range of motion with NRS pain assessments; and collection of analgesic medication data through Day 42.
Safety assessments consisted of the collection of AEs and SAEs, clinical laboratory assessments, vital signs, and physical/neurological examination.
Safety
Overall 100% of subjects in the brivoligide 660 mg/6 mL and brivoligide 1,100 mg/10 mL groups, and 95% of subjects in the placebo 6 mL and placebo 10 mL groups reported at least one TEAE. The overall AE profile was 90% mild to moderate with no AE clearly related to brivoligide. No subject withdrew in association with an AE. Ten SAEs in nine subjects were reported in the brivoligide group and three SAEs in two subjects were reported in the placebo group. No SAEs were considered related to study drug.
Efficacy
Brivoligide 660 mg/6 mL significantly reduced pain with walking (15 meters) during the Day 7 to Day 28 period (2.0 ± 0.2 vs. 2.9 ± 0.3, p=0.026) as illustrated in Figure 2. Neither dose of brivoligide gave statistically significant reduction of pain with walking (5 meters) during the zero to 48 hour period. This early period (0-48 hours) is consistent with the time required for the effect of EGR1-driven gene regulations to show effects on neuronal activity and pain. NRS pain scores with brivoligide 1,100 mg/10 mL did not show statistical significance compared with placebo 10 mL for pain scores with walking.
Brivoligide 660 mg/6 mL also significantly reduced pain scores at rest during the outpatient period (Day 7 to Day 28) when compared to placebo 6 mL across injection groups (LS Mean 1.5 ± 0.2 vs. 2.4 ± 0.3, p=0.033) (Figure 3). Brivoligide 660 mg/6 mL had no statistically significant effect on pain scores at rest during the 0-48 hour period. NRS pain scores with brivoligide 1,100 mg/10 mL, did not show statistical significance compared with placebo 10 mL for pain scores at rest.

A p-value is a statistical measure of the probability that the difference in two values could have occurred by chance. The smaller the p-value, the greater the statistical significance and confidence in the result. Typically, results are considered statistically significant if they have a p-value less than 0.05, meaning that there is less than a one-in-20 likelihood that the observed results occurred by chance.
Figure 2 ADYX-003 Least Squares Means Estimate for NRS Pain During the 5 and 15-Meter Walk Tests (Imputation Method 1, mITT Population)	Figure 3 ADYX-003 Least Squares Means Estimate for NRS Pain at Rest (mITT Population)

Imputation Method 1: If the walk test was not completed due to pain or the entire distance was not completed due to pain, the worst possible pain score (10) was used.
Brivoligide 660 mg/6 mL demonstrated similar differences in pain reduction between injection sites (L3/4 vs. L4/5) when compared to the combined 6 mL placebo, suggesting brivoligide 660 mg/6 mL can be administered without limitation on injection site.
Opioid utilization was similar between the brivoligide 660 mg/6 mL and 1,100 mg/10 mL and placebo groups during the zero to 48 hour inpatient and Day 7 to Day 28 outpatient periods. Opioid analgesic use was collected to evaluate possible confounds to pain assessments from potential differential opioid use and not to assess opioid sparing; surgeons were allowed to prescribe scheduled opioid intake per standard of care. No clinically important difference was noted for range of motion assessments in either time period.
Pain ratings in the 1,100 mg/10 mL dose volume group showed a reduction relative to placebo only at the earliest time points. This is consistent with enhanced metabolism at this concentration and production of potentially transport inhibiting metabolites. The 1,100 mg/10 mL dose did not display any dose related safety concerns and was not superior to 660 mg/6 mL for efficacy so by the preponderance of evidence 660 mg/6 mL was the dose selected for use in subsequent studies.
ADYX-004:   ADYX-004 was a multicenter, Phase 2, randomized, double-blind, placebo-controlled study to evaluate the safety and efficacy of brivoligide injection 660 mg/6 mL compared to placebo 6 mL administered intrathecally before surgery in patients undergoing primary unilateral TKA.
Protocol changes relative to ADYX-003 included: allowance of NSAIDs from the perioperative period and beyond; allowance of intra-articular local anesthetic mixtures; lengthened follow up to 90 days post-surgery; use of an eDiary to collect daily pain ratings for least, average and worst pain as well as daily collection of opioid use out to 90 days; and postoperative and outpatient opioid dosing was to be pro re nata, or PRN, or “as needed” and not administered on a fixed schedule. In addition, ADYX-004 was designed to assure a balance in the high PCS scoring subjects by using PCS scores ≥20/<20 as a stratification factor for randomization.

The following assessments were used to evaluate efficacy: NRS pain assessment at rest; a defined distance walk (5 meters inpatient, 15 meters outpatient), with NRS for pain during the walk; NRS pain assessment with rising from a seated position and worst, least and average pain over the last 24 hours (collected by subjects daily via eDiary); and collection of analgesic medication data through Day 90.
Safety assessments consisted of physical examination, vital signs, clinical laboratory assessments, and collection of AEs and SAEs. AEs were monitored from the time of randomization through Day 28 and SAEs were monitored from the time of consent through Day 28.
The primary efficacy endpoint was the mean pain rating (NRS) with walking during the 15-meter distance walk Day 7 to Day 28. The secondary efficacy endpoints included:
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Mean pain rating (NRS) at rest Day 7 to Day 28;

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Total use of postoperative opioid medications (morphine equivalents) 48 hours to Day 90 (analyzed for mITT and for PCS ≥20/<20);

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Total use of postoperative opioid medications (morphine equivalents) 0 to 48 hours (analyzed for mITT and for PCS ≥20/<20); and

•
Time to achieve an NRS pain score of  ≤3 for worst pain (analyzed for mITT and for PCS ≥20/<20).

A total of 210 subjects were dosed with either brivoligide 660 mg/6 mL (108 subjects) or placebo (102 subjects) and 17 subjects prematurely discontinued from the study (five subjects prior to dosing and 12 subjects after dosing): nine subjects in the brivoligide treatment group (two prior to dosing) and eight subjects in the placebo group (three prior to dosing). One subject was randomized to placebo but incorrectly received brivoligide and was incorporated into the brivoligide group only for the safety analyses. A total of 198 subjects completed the study.
Safety
No subject withdrew because of an AE and no tolerability signals were identified following dosing of brivoligide 660 mg/6 mL. The overall AE profile was primarily mild to moderate with no AE clearly related to brivoligide. No subjects were discontinued from the study due to TEAEs. Five SAEs in five subjects were reported in the brivoligide group and eight SAEs in six subjects were reported in the placebo group. No SAEs were considered related to study drug except for one SAE in the placebo group that was considered possibly related.
Efficacy
For the primary endpoint, no significant difference was observed between the brivoligide 660 mg/6 mL and placebo 6 mL treated groups. The results of the analyses of the secondary and additional endpoints in the total mITT population also did not show a clinically relevant effect of brivoligide 660 mg/6 mL vs. placebo 6 mL.
Although results of the analyses were not clinically relevant, several prespecified secondary and additional endpoints based on the stratification factor of PCS score ≥20 vs. <20 suggested efficacy of brivoligide when compared with placebo in subjects with PCS score ≥20. These endpoints included time to achieve an NRS pain score ≤3 for worst pain over the previous 24 hours and opioid utilization over the period of 48 hours to Day 90.
A Kaplan-Meier analysis of time to achieve an NRS pain score of  ≤3 for worst pain is presented in Table 3.

Table 3
ADYX-004 Time to NRS Pain Score ≤3 for Worst Pain — Kaplan Meier Analysis (mITT and Sub Populations)
	PCS Score ≥20		PCS Score <20		Overall
Endpoint Statistic	Brivoligide 660 mg/6 mL (N=25)	Placebo 6 mL (N=27)	Brivoligide 660 mg/6 mL (N=82)	Placebo 6 mL (N=76)	Brivoligide 660 mg/6 mL (N=107)	Placebo 6 mL (N=103)
N	25	27	82	76	107	103
N of Censored	4	4	18	13	22	17
Days to NRS pain score ≤3 for derived worst pain
25th Percentile	8.0	24.0	14.0	13.0	13.0	14.0
Median	15.0	41.0	31.0	29.0	27.0	31.0
75th Percentile	47.0	70.0	62.0	48.0	59.0	62.0
P-value(1)	0.184	0.432	0.542
Abbreviations: NRS = Numeric Rating Scale, PCS = Pain Catastrophizing Scale, NE = Not Estimable.
Note: An event is defined as 3 consecutive pain scores ≤3 over a 4-day period (allows for one missing eDiary entry). Time to event (days) is defined as the date of the first pain score ≤3 that starts the event — the end date of surgery. Subjects who reach Day 90 or withdraw from the study before an event are censored on the date of the last NRS score assessed or Day 90 if the last score is collected after Day 90. Subjects who do not have any eDiary pain scores for an assessment are censored on the day of surgery.
Derived worst pain is the higher score (of the reported worst/least scores) reported in the eDiary.
(1)
P-value is obtained from the log rank test within each PCS stratum and the log rank test (stratified by Screening PCS) for the overall treatment groups

Total postoperative opioid utilization 48 hours to Day 90 is presented in Table 4. If an eDiary day was missing, the dosage for the opioid medications were imputed with the mean morphine equivalent from the previous two days with recordings. Indications of no opioid use for a day were counted as zero. The results of these analyses without imputation were similar.

Table 4
ADYX-004 Total Postoperative Opioid Medication Use 48 Hours to Day 90 — IV Morphine Equivalents (mg) (mITT Postoperative Opioid Use Population)
	PCS Score ≥20		PCS Score <20		Overall
Postoperative Duration Statistic	Brivoligide 660 mg/6 mL (N=25)	Placebo 6 mL (N=27)	Brivoligide 660 mg/6 mL (N=82)	Placebo 6 mL (N=75)	Brivoligide 660 mg/6 mL (N=107)	Placebo 6 mL (N=102)
48 Hours to Day 90 (with imputation)(2)
N	25	27	82	75	107	102
Mean (SD)	225.16 (235.911)	371.39 (340.927)	376.08 (463.543)	317.20 (291.180)	340.82 (425.338)	331.54 (304.333)
Median	172.50	228.75	189.58	212.92	176.25	220.21
(Min, Max)	(5.2, 1148.2)	(22.5, 1202.5)	(0.0, 2431.7)	(1.7, 1138.8)	(0.0, 2431.7)	(1.7, 1202.5)
P-value(1)		0.105		0.915		0.366
48 Hours to Day 90 (no imputation)
N	25	27	82	75	107	102
Mean (SD)	213.66 (229.409)	352.17 (329.340)	355.79 (440.461)	305.66 (281.431)	322.58 (404.743)	317.97 (293.900)
Median	150.00	228.75	181.25	182.50	170.83	213.13
(Min, Max)	(5.2, 1118.2)	(22.5, 1202.5)	(0.0, 2375.4)	(1.7, 1135.1)	(0.0, 2375.4)	(1.7, 1202.5)
P-value(1)		0.115		0.936		0.391

Abbreviation: PCS = Pain Catastrophizing Scale.
(1)
P-value is obtained from a Wilcoxon Rank Sum test within each PCS stratum and the Van Elteren test (stratified by actual Screening PCS) for the overall treatment groups.

(2)
For 48 Hours to Day 90, morphine equivalents for missing eDiary dates are imputed with the mean of the previous two days.

Post-hoc Analysis
A suggestion of efficacy was observed for the brivoligide 660 mg/6 mL treatment group when compared with the placebo 6 mL group in the endpoints prespecified to be analyzed by PCS score ≥20 as discussed above. Further investigation was then undertaken by post-hoc analysis, including mixed effects analysis of pain with walking, pain at rest, analysis of worst pain, time to NRS pain score ≤3 for worst pain, total opioid utilization, and time to little or no opioid utilization. Post-hoc analyses also included investigation of these analyses using a PCS cut-off value of  ≥16.
A mixed effects analysis of NRS pain score with walking during the 15-meter distance walk from Days 7 to 28 by baseline PCS score is presented in Table 5. Similar post-hoc analyses of NRS pain score at rest from Days 7 to 28 by baseline PCS score, worst pain over the last 24 hours from the patient diary by baseline PCS for the additional time period of Day 3 to 28 and Day 7 to 28, time to NRS pain score ≤3 for worst pain by baseline PCS score, and total postoperative opioid utilization by baseline PCS score consistently suggest that a PCS score ≥16 represents an appropriate cut-off value.

Table 5
ADYX-004 Mixed Effects Analysis of NRS Pain Score with Walking During the 15-Meter Walk Test Days 7 to 28 by Baseline PCS Score (mITT — 15-Meter Walk Population)
Visit Mixed Effects Results(1)	Brivoligide 660 mg/6 mL	Difference Brivoligide – Placebo	Placebo 6 mL
PCS < 20	79		72
Day 7 to Day 28 (Overall Treatment Effect)
LS mean (95% CI)	2.73 (1.29, 3.16)		2.56 (2.10, 3.01)
Difference in LS means		0.17
95% CI for Difference		-0.46, 0.80
P-value		0.595
PCS ≥ 20	24		26
Day 7 to Day 28 (Overall Treatment Effect)
LS mean (95% CI)	2.61 (1.82, 3.40)		3.52 (2.76, 4.29)
Difference in LS means		-0.91
95% CI for Difference		-2.01, 0.19
P-value		0.106
PCS ≥ 16	30		33
Day 7 to Day 28 (Overall Treatment Effect)
LS mean (95% CI)	2.53 (1.83, 3.23)		3.61 (2.94, 4.28)
Difference in LS means		-1.08
95% CI for Difference		-2.05, -0.11
P-value		0.029

Abbreviations: NRS = Numeric Rating Scale, LS = Least Square, CI = Confidence Interval, PCS = Pain Catastrophizing Scale.
Note: The worst rating (score of 10) is imputed if missing due to pain.
(1)
Results are obtained from a mixed effects model with terms for treatment, actual Screening PCS and treatment by Screening PCS interaction as fixed effects. Actual days since surgery (date of 15-Meter Walk — date of surgery + 1) is included as a continuous covariate. Subject is included as a random effect using a compound symmetry covariance matrix structure.

A Kaplan Meier analysis of time to less than 5mg of opioid per day analyzed by PCS ≥16 is presented in Figure 4. This analysis suggests that brivoligide has the potential to shorten the time required for patients to achieve little to no postoperative opioid utilization.

Figure 4

ADYX-004 Kaplan-Meier Analysis of Time to
<5mg Opioid Use for Subjects with a Baseline PCS ≥16
ADYX-003 and ADYX-004 Data Combination and Meta-analysis by PCS
Due to the similar study design and brivoligide dose used in studies ADYX-003 and ADYX-004, these studies were combined and analyzed for consistency of PCS score effect on brivoligide efficacy. Data for the combined studies analyzed by PCS ≥16 suggested a consistent therapeutic effect of brivoligide in patients scoring ≥16 on the PCS and are presented in Figure 5 and Figure 6.
Figure 5 Combined ADYX-003 and ADYX-004 NRS during the 5 and 15-Meter Walk Test for Subjects with PCS≥16	Figure 6 Combined ADYX-003 and ADYX-004 NRS at Rest for Subjects with PCS≥16

In summary, high scores on the preoperative PCS help may identify people that may benefit from brivoligide administration before surgery. The post-hoc results from the ADYX-003 and ADYX-004 studies suggest that brivoligide allows normalization of the post-surgical pain response course to that observed in the majority of people with low PCS scores.
Brivoligide Development Plan and Registration Strategy
We plan to conduct a study in subjects undergoing TKA with prospective enrichment of the study population with patients scoring ≥16 on the PCS to further explore the results obtained in the prior Phase 2 studies in TKA in the proposed target population. We also plan to conduct a Phase 2 study in subjects undergoing mastectomy with immediate tissue expander or implant placement who score high on the PCS. We have received a grant award from NIDA/NIH for up to $5.7 million to support the conduct of the Phase 2 mastectomy study. If successful, we plan to follow the Phase 2 studies of brivoligide with Phase 3 pivotal studies in both TKA and mastectomy. The design and size of the Phase 3 studies will be determined after completion of the respective Phase 2 studies. Based on the funding opportunity announcement under which we received the award, and on the milestones and budget outlined in our application, following completion of milestones related to the Phase 2 mastectomy study, including receipt of positive data for the Phase 2 mastectomy study and clear guidance from the FDA at an end of phase 2 meeting, we may be eligible to receive an additional award of up to $9.0 million over three years to fund a Phase 3 mastectomy study.
We propose to use a predictive enrichment strategy and only enroll subjects with PCS scores ≥16 in the Phase 3 studies of brivoligide. The rationale for this approach is as follows:
•
Post-hoc analyses of Phase 2 studies ADYX-003 and ADYX-004 suggest that patients with PCS scores of  ≥16 are more likely to respond to brivoligide treatment, while analyses of those with PCS <16 do not show meaningful evidence of efficacy;

•
The PCS is an easy to administer assessment and can be incorporated into clinical practice to identify patients who are more likely to respond to brivoligide treatment;

•
Adequate data has been generated from the 180 subjects with PCS <16 (104 brivoligide vs. 76 placebo) in studies ADYX-003 and ADYX-004 to suggest that this patient population is unlikely to derive a benefit from brivoligide treatment, and continuing to enroll subjects in this patient population would be medically inappropriate; and

•
We believe predictive enrichment of the Phase 3 studies will support an indication of reduction of postoperative pain in patients who score ≥16 on the PCS.

FDA’s guidance “Enrichment Strategies for Clinical Trials to Support Determination of Effectiveness of Human Drugs and Biological Products” (March 2019), outlines the ways a clinical development program can enrich randomized controlled trials. Enrichment is defined as “the prospective use of any patient characteristic to select a study population in which detection of a drug effect (if one is in fact present) is more likely than it would be in an unselected population.” One such enrichment strategy is predictive enrichment, in which patients are chosen who are more likely to respond to the drug treatment than other patients with the condition being treated. We propose to use the PCS as the tool for predictive enrichment in the Phase 3 studies of brivoligide.
We believe the data generated to date in the brivoligide development program supports further evaluation of the hypothesis that efficacy of brivoligide is focused in those who score ≥16 on the PCS, while those scoring <16 do not derive meaningful benefit from brivoligide treatment.
ADYX-005 Study
ADYX-005 is a Phase 2 randomized double-blind, placebo-controlled study to evaluate the safety and efficacy of a single intrathecal preoperative administration of brivoligide injection in patients with a PCS score ≥16 undergoing unilateral TKA, expected to commence in the third quarter of 2019.
The study protocol calls for approximately 122 subjects to be enrolled in the study and randomized 1:1 into two treatment groups (brivoligide injection 660 mg/6 mL and placebo 6 mL) with randomization stratified by study center. Subjects will receive study drug just prior to administration of spinal anesthesia, via the same needle.

Safety and laboratory assessments will be performed in the standard manner up to Day 28. Concomitant medications will be collected through Day 28; analgesic medications will be collected through Day 42.
Pain at rest and with walking will be recorded by study staff postoperatively at follow-up visits. Daily ratings of worst pain over the previous 24 hours will be collected via electronic diary, or eDiary, by subjects every evening from Day 1 until the Day 42 visit. Analgesic medication use will be collected via eDiary by subjects daily after discharge until the Day 42 visit. Follow-up visits will occur on Days 7, 14, 21, 28 and 42 The primary endpoint will be reduction in pain with walking from Day 7 to Day 28 as measured using the NRS.
ADYX-006 Study
ADYX-006 is a Phase 2 randomized double-blind, placebo-controlled study to evaluate the safety and efficacy of a single intrathecal preoperative administration of brivoligide injection in patients with a PCS score ≥16 undergoing mastectomy with immediate tissue expander or implant placement, expected to commence in the fourth quarter of 2019.
The study protocol calls for approximately 126 subjects to be enrolled in the study and randomized 1:1 into two treatment groups (brivoligide injection 660 mg/6 mL and placebo 6 mL). Subjects will receive study drug in the lumbar intrathecal space and briefly positioned to distribute brivoligide to the thoracic region just before induction of general anesthesia.
Safety and laboratory assessments will be performed in the standard manner up to Day 21. Concomitant medications will be collected through Day 21; analgesic medications will be collected through Day 21.
Data for pain at rest with general movement involving the chest and upper body, and worst pain over the last 24 hours, with deep full inspiration and forceful effective cough, will be collected by subjects via eDiary every evening from Day 1 until the Day 21 visit. NRS pain assessment upon 90-degree abduction of the ipsilateral arm (subject-selected index arm for bilateral surgery) will be collected by subjects via eDiary from Day 14 to 21 as allowed by the subject’s surgeon after drain removal. Analgesic medication use will be recorded after discharge until the Day 21 visit by subjects daily via eDiary. The Physical Well-being BREAST-Q will be collected at screening and at the Day 21 follow-up visit by study staff. Follow-up visits will occur on Days 7 and 21. The primary endpoint will be mean pain rating with general movement involving the chest and upper body from Day 3 to Day 14.
AYX2 for Chronic Pain
Chronic focal or localized pain, which includes types of pain such as radiculopathy and radiculitis, focal peripheral neuropathies, and low back pain, affects as many as 25 million patients annually in the United States. Chronic focal pain is maintained by ongoing transcription regulation in the dorsal root ganglia/spinal cord network. The transcription factors driving this regulation include KLF6, 9 and 15, and constitute a promising class of targets that can potentially alter the course of pain with a single or short-term treatment. AYX2 is a unique inhibitor of KLF6, KLF9 and KLF15 transcription factors.
Pharmacology of AYX2
Pain is a dynamic state that is maintained at the genomic level by dynamic transcriptomes. We selected a group of transcription factors with the potential to control these transcriptomes based on their known functions and gene promoter analyses. We then conducted impartial screening of decoys designed against those factors and identified two decoys that bind to KLF6, KLF9 and KLF15 that significantly reduced chronic pain following a single administration in the spared nerve injury, or SNI, and chronic constriction injury, or CCI models of pain.
Results demonstrated that a one-time administration of decoys binding to KLF6, KLF9, and KLF15 produced a significant and weeks-long reduction in mechanical hypersensitivity compared to controls. In the SNI model, a decoy efficacy was correlated to its capacity to bind KLF15 and KLF9 at a specific ratio, while in the CCI model, efficacy was correlated to the combined binding capacity to KLF6 and KLF9. AYX2, an 18-bp DNA base-pair transcription factor decoy binding KLF6, KLF9, and KLF15, was optimized for clinical development, and it demonstrated significant efficacy in these preclinical models of pain.
We conducted a pilot (non-GLP, or non-Good Laboratory Practice) toxicology study to determine potential toxicity and tolerability of single and repeated AYX2 intrathecal injection(s) in a rat model. The study included 30 rats total, five per testing condition with three dose groups, with single and repeat dosing up to maximum feasible dose (Day 1, Day 8, Day 15) and a 2-week recovery period. Standard pilot toxicology study data were collected, including clinical observations, clinical pathology, spinal and brain histopathology. Single and repeated AYX2 injections were well tolerated and the no-observed-adverse-effect-level, or NOAEL, was considered the maximum feasible dose.
AYX2 Development Path
Based on the non-clinical data generated to date, AYX2 has the potential to be developed as a one-time or short-course treatment for chronic focal pain. We plan to conduct an IND-enabling GLP toxicology program. Phase 1 is planned to be a single ascending dose study design, using healthy subjects. An initial Phase 2 proof-of-concept is planned in radiculopathy (nerve deficit) and radiculitis (nerve inflammation). The study is planned to be a randomized, placebo-controlled, safety and efficacy study of single administration AYX2 or placebo.
Discovery and Development of Additional Product Candidates Using the AYX Platform
The AYX platform drug candidates are currently focused on postoperative pain and pre-existing chronic pain. We plan to leverage our expertise in transcription factor decoy drug discovery and development to identify additional product candidates in inflammation related disease states including but not limited to organ fibrosis, myocardial infarction, and immuno-oncology.
Normal and disease states rely on the coordinated regulations of hundreds to thousands of genes by transcription factors. A single transcription factor typically controls the regulation of a high number of genes at a time, making this class of proteins especially relevant targets to concurrently control the expression of a high number of genes and alter the course of complex diseases with a single or short-term AYX decoy treatment. AYX decoys can be designed to target one or multiple transcription factor targets
The discovery and preclinical development of an AYX decoy may include the following steps, as appropriate and relevant depending on the target disease: (1) identifying potentially relevant transcription factor targets based on pre-established scientific knowledge in the target disease or in biological systems with similar features and/or on the direct analysis of transcription factor DNA binding motives in the promoter of relevant genes, (2) designing preliminary decoys against those potential transcription factor targets using their known, consensus DNA binding sequence and directly screening the therapeutic profile of those decoys for efficacy in non-clinical models, (3) designing AYX decoy by optimizing the sequences of the initial decoys into sequences optimal for clinical use and confirming their therapeutic profile, mechanism of action and pharmacology in non-clinical models, (4) performing IND-enabling studies to allow submitting an IND and testing the decoy in clinical trials.
twoXAR Collaboration
We believe that artificial intelligence-, or AI-based platforms, such as twoXAR’s, are helping create portfolios of drug programs more efficiently through faster, more predictive models than traditional approaches. Such technology can accelerate the entire drug development process, decrease risk and substantially reduce overall costs. We are seeking to identify product candidates with the potential to address the core mechanisms of endometriosis and significantly differentiate from standard of care, using twoXAR’s proprietary AI-driven platform, which has demonstrated in vivo success rates significantly greater than those of traditional approaches across therapeutic areas including diseases such as liver cancer, rheumatoid arthritis, and type 2 diabetes.
In June 2018 we entered into a collaboration agreement with twoXAR. Under our agreement, twoXAR will use its proprietary AI technology to identify a set of medical treatments with the potential to treat or prevent the recurrence of endometriosis and associated symptoms. We will select product candidate(s) from this set to test for efficacy in in vivo models of endometriosis based on predetermined criteria. Following identification of one or more candidate compounds based on those evaluated in vivo, we intend to select one or more compounds on which to conduct preclinical characterization work, IND-enabling work and clinical development. If currently approved compounds are identified, we could potentially employ the 505(b)(2) regulatory pathway to efficiently develop this indication. Under the agreement, we will use commercially reasonable efforts to develop and commercialize selected compounds, and we are subject to a number of obligations including, but not limited to, the outside dates for initiation of pre-clinical and clinical development activities and regulatory filing. Both we and twoXAR will not develop drug candidates with the same product profile as the selected compounds for the term of the agreement.
Approximately 4.4 million women suffer from endometriosis in the United States, with up to 175,000 new diagnoses projected annually by 2022. Symptoms of endometriosis include chronic pelvic pain, painful menstruation and sexual intercourse, infertility, and/or painful hypersensitivity. Over time, endometriosis may be associated with pain-related adhesions and fibrosis from chronic inflammation and in some cases malignant transformation.
Initial diagnosis of endometriosis is based on clinical presentation, with definitive diagnosis requiring laparoscopy with histologic confirmation. There is no accepted screening or preoperative diagnostic test, and because symptoms may be vague, and because diagnosis is invasive and carries a small risk of complications, diagnosis can be delayed for more than six years. Endometriosis is classified using the American Society for Reproductive Medicine, or ASRM, scoring system, with the stages as follows: minimal (stage I), mild (stage II), moderate (stage III), severe (stage IV).
First line treatment includes NSAIDs and combination oral contraceptives in the absence of contraindications. Second line treatment includes continuous combination oral contraceptives for three to six months or implantation of a levonorgestrel IUD. Third line treatment includes GnRH agonist therapy with “add-back therapy” of aromatase inhibitors in the case of resistant disease. Third line therapy can be associated with significant bone mineral loss especially in this young female population and therefore is not appropriate as first line therapy. Surgical intervention is considered definitive treatment. New disease-modifying treatments addressing the underlying pathology of endometriosis are sought to address the unmet need associated with standard of care.
twoXAR retains all intellectual property rights to its computational methods and disease models and grants us a non-exclusive license to use intellectual property rights solely for the development of our selected product candidates for the treatment of endometriosis. We own all intellectual property developed following selection of the selected product candidates, twoXAR will assign all residual right, title and interests to such intellectual property to us. Under the agreement, we control prosecution, defense and enforcement of such intellectual property rights relating to selected product candidates, and twoXAR has backup rights to prosecution, defense and enforcement with respect to such intellectual property for which we elect not to exercise such rights.
The agreement with twoXAR will remain in effect until expiration of the applicable royalty term unless terminated by us upon 60 days prior written notice to twoXAR or terminated by either party upon certain events of material breach. Upon termination, all licenses granted under the agreement will terminate.
Competition
The biopharmaceutical industry is highly competitive. We face competition from major pharmaceutical companies, specialty pharmaceutical companies and biotechnology companies worldwide. Given the significant unmet medical need for novel therapies to treat pain, as well as the ongoing public health crisis associated with OUD in the United States, many public and private universities and research organizations are actively engaged in the discovery, research and development of product candidates. As a result, there are and will likely continue to be extensive resources invested in the discovery and development of new products to treat these unmet medical needs. We anticipate facing intense and increasing competition as new products enter the market and advanced technologies become available.
In addition, there are numerous multinational pharmaceutical companies and large biotechnology companies currently marketing or pursuing the development of products or product candidates targeting the same indications as our product candidates. Many of our competitors, either alone or with strategic partners, have or will have substantially greater financial, technical and human resources than we do. Accordingly, our competitors may be more successful than us in developing or marketing products and technologies that are more effective, safer or less costly. Additionally, our competitors may obtain regulatory approval for their products more rapidly and may achieve more widespread market acceptance. Accelerated mergers and acquisitions activity in the biotechnology and pharmaceutical industries may result in even more resources being concentrated among a smaller number of our competitors. These companies also compete with us in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites and patient registration for clinical trials and acquiring technologies complementary to, or necessary for, our programs. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies.
While brivoligide has a novel therapeutic profile, competing non-opioid products and product candidates for postoperative pain include, but are not limited to:
•
EXPAREL (bupivacaine liposome injectable suspension, marketed by Pacira Pharmaceuticals, Inc.);

•
Ofirmev (intravenous acetaminophen, marketed by Mallinckrodt Pharmaceuticals);

•
HTX-011 (bupivacaine and meloxicam, in development by Heron Therapeutics, NDA submitted to FDA in 2018, Complete Response Letter received from FDA on April 30, 2019); and

•
CA-008 (injectable capsaicin prodrug, in Phase 2 development by Concentric Analgesics).

Additional competitive products that comprise current multi-modal analgesic standard of care include oral, injectable, sublingual and buccal opioids, and oral and topical NSAIDs. Potential competitive products or product candidates for AYX2 include including oral, injectable, sublingual and buccal opioids, oral and topical NSAIDs, oral gabapentinoids, and steroid injections.
We believe that the key competitive factors that will affect the development and commercial success of our product candidates are efficacy, safety and tolerability profile, duration of effect, product labeling, cost-effectiveness, price, the level of generic competition, hospital formulary access, and the availability of reimbursement from the government and other third-parties. Our commercial opportunity could be reduced or eliminated for any of our products if our competitors have products that are approved earlier than our product candidates or are superior compared to our product candidates or if our product candidates do not result in an improvement in condition compared to those other products.
Manufacturing
We currently contract with third parties for the manufacturing of our product candidates for preclinical studies and clinical trials and intend to do so in the future. We do not own or operate manufacturing facilities for the production of clinical trial quantities of our product candidates and do not plan to build our own clinical or commercial scale manufacturing capabilities. Although we rely on contract manufacturers, we have extensive experience overseeing CMOs.
We contract drug substance for preclinical studies from several suppliers in the US. For IND-enabling and for clinical trials, we contract with the largest manufacturer of GMP oligonucleotide worldwide. Alternate GMP manufacturers exist for oligonucleotide product candidates but they do not currently have the production scale of our current supplier. Drug product manufacturing is contracted by a separate CMO.
To date, our CMOs have met the manufacturing requirements for producing our product candidates. We expect our current drug substance manufacturer to be capable of providing sufficient quantities of our product candidates to meet anticipated full-scale commercial demand. However, while preliminary feasibility assessments have been conducted with the manufacturer, we cannot be certain that full commercial scale production can be successful, cost effective, or completed on a timely basis without significant delay in the development or commercialization of our product candidates.

Brivoligide
Brivoligide drug substance for all clinical trials was manufactured by Nitto-Denko Avecia, Inc., or Avecia, and brivoligide drug product was manufactured by Pyramid Laboratories, Inc. or CordenPharma GmbH. Conduct of the currently planned ADYX-005 and ADYX-006 studies requires manufacturing of both new drug substance and new drug product.
AYX2
AYX2 drug substance for preclinical studies was manufactured by Avecia, TriLink BioTechnologies, Inc., and Invitrogen Corporation. We currently plan to use the same CMOs for drug substance and drug product for AYX2 GMP manufacturing as currently used for brivoligide.
Intellectual Property
We are dedicated to protecting our proprietary technologies that are core to our business. We seek and maintain, where available, patent protection for our product candidates including but not limited to composition of matter, method(s) of use and/or formulation. We plan to continue to expand our intellectual property portfolio by filing patent applications on new dosage or formulation forms, methods of treatment, and compositions of matter for our product candidates as appropriate. We file and prosecute patent applications in the United States and Europe, and when appropriate, additional countries, including Canada, Australia, Japan, Brazil, Russia, India or China.
Our success will depend significantly upon our ability to: (i) obtain and maintain patents and other available exclusivity protections for commercially important technology, inventions and know-how related to our business; (ii) prosecute our patent applications to issue as patents and defend and enforce our patents; (iii) maintain any licenses to use intellectual property owned by others; (iv) preserve the confidentiality of our trade secrets, and (v) operate without infringing the valid and enforceable patents and other proprietary rights of others. In addition to maintaining our existing proprietary assets, we seek to strengthen our proprietary positions when economically reasonable to do so. Our ability to augment our proprietary position relies on our: (i) know-how; (ii) ability to access technological innovations, and (iii) ability to in-license technology when appropriate.
The patent positions of pharmaceutical/biotechnology companies like us are generally uncertain and involve complex legal, scientific, and factual issues. In addition, the scope claimed in a patent application can be significantly reduced before any patent issues. After issuance of a patent application, if the issued patent is challenged, then the courts can redefine the scope of the patent, including by invalidating it or rendering it unenforceable in its entirety. Consequently, we do not know with certainty whether patents will issue in each country where it or our licensor’s file patent applications, or if those patent applications, if ever issued, will issue with claims that cover our product candidates, or, even if they do whether the patent or our relevant claims will remain enforceable upon challenge. Accordingly, we cannot predict with certainty whether the patent applications we are currently pursuing will issue as patents in a particular jurisdiction or whether the claims of any issued patents will provide sufficient proprietary protection from potential competitors to make any of our products commercially successful. Any of our patents, including already issued in-licensed patents or any patents that may issue to us or our licensors in the future could potentially be challenged, narrowed, circumvented, or invalidated by third parties.
Because newly filed patent applications in the United States Patent and Trademark Office, or the USPTO, and certain other patent offices are maintained in secrecy for a minimum of 18 months, and because publications of discoveries in the scientific or patent literature often lag far behind the actual discoveries themselves, we cannot be certain of the priority of our inventions covered by pending patent applications. Moreover, we may have to participate in interference proceedings declared by the USPTO to determine priority of invention, although patent applications filed after 2013 are given priority based on first to file in the U.S. The date of an invention is typically not publicly disclosed. Also, while we are not currently participating in any interferences or post-grant challenge proceedings, such as patent oppositions and patent litigation, that seek to invalidate the patentability of patents before or after they issue, respectively, we may have to participate in such proceedings in the future. Such proceedings could result in substantial cost, even if the eventual outcome is favorable to us.

The term of individual patents depends upon the legal term of the patents in the countries where they are issued. In most countries, the standard patent term for inventions relating to human drugs and their formulation and use is 20 years from the date of filing the first non-provisional patent or international application under the Patent Cooperation Treaty of 1970, or the PCT.
We have received a grant award from NIDA/NIH for the development of brivoligide in the mastectomy model of postoperative pain. Intellectual property may be generated through the use of this U.S. government funding and would therefore be subject to certain federal regulations. As a result, the U.S. government may in the future have certain rights to intellectual property embodied in our current or future product candidates pursuant to the Bayh-Dole Act. These U.S. government rights in certain inventions developed under a government-funded program include a non-exclusive, non-transferable, irrevocable worldwide license to use inventions for any governmental purpose. In addition, the U.S. government has the right, under certain limited circumstances, to require us to grant exclusive, partially exclusive, or non-exclusive licenses to any of these inventions to a third party if it determines that: (i) adequate steps have not been taken to commercialize the invention; (ii) government action is necessary to meet public health or safety needs; or (iii) government action is necessary to meet requirements for public use under federal regulations (also referred to as “march-in rights”). The U.S. government also has the right to take title to these inventions if we fail to disclose the invention to the government or fail to file an application to register the intellectual property within specified time limits. Intellectual property generated under a government funded program is also subject to certain reporting requirements, compliance with which may require us to expend substantial resources. In addition, the U.S. government requires that any products embodying the subject invention or produced through the use of the subject invention be manufactured substantially in the United States. The manufacturing preference requirement can be waived if the owner of the intellectual property can show that reasonable but unsuccessful efforts have been made to grant licenses on similar terms to potential licensees that would be likely to manufacture substantially in the United States or that under the circumstances domestic manufacture is not commercially feasible.
Patent Protection of our Product Candidates
We fully-own the patents and patent applications protecting our oligonucleotide product candidates.
Brivoligide
The patent and patent applications protecting brivoligide encompass composition of matter, method of use, formulation, dosage and target patient populations. Composition of matter and method of use for brivoligide and closely related compounds patents have issued in the United States and additional geographies. Those patents will expire in 2028 and 2029 and could be subject to extension. The brivoligide formulation patent has also issued in the United States and is under prosecution in additional geographies. It will expire in 2033 and could be subject to extension. A dosing regimen patent application is under prosecution in the United States with an expiration date, if issued, of 2037 that could be subject to extension. An International PCT patent application pertaining to the brivoligide target patient population (≥16 on the PCS) was filed in February 2019. We anticipate prosecuting this application at least in the United States, Europe, Canada, Japan, Australia, Brazil, Russia, India and China. If issued, this application would be valid until 2039 and could be subject to extension. The final list of countries to prosecute this application under will be decided at the time of National Stage Entry of the current PCT application, which occurs in August 2020.
AYX2
A patent covering AYX2 composition of matter and method of use has been issued in the U.S. and will expire in 2035 and could be subject to extension. Further, patent applications covering AYX2 composition of matter and method of use are also under prosecution in the United States, Europe, Japan, Canada, Australia, Brazil, Russia, India and China. If issued, these patents will expire in 2035 and could be subject to extension.
Patent Term
Depending upon the timing, duration and specifics of the FDA approval of our drug candidates, some of our U.S. patents may be eligible for limited patent term extension under the Drug Price Competition and

Patent Term Restoration Act of 1984, commonly referred to as the Hatch-Waxman Amendments. The Hatch-Waxman Amendments permit a patent restoration term of up to five years beyond the normal expiration of the patent, limited to the approved indication (or any additional indications approved during the period of extension), as compensation for patent term lost during product development and the FDA regulatory review process. However, patent term restoration cannot extend the remaining term of a patent beyond a total of 14 years from the product’s approval date. The patent term restoration period is generally one-half the time between the effective date of an IND and the submission date of an NDA plus the time between the submission date of an NDA and the approval of that application. Only one patent applicable to an approved drug is eligible for extension and only those claims covering the approved drug, a method for using it, or a method for manufacturing it may be extended and the application for the extension must be submitted prior to the expiration of the patent. The USPTO, in consultation with the FDA, reviews and approves the application for any patent term extension or restoration. Similar provisions may be available in Europe and certain other foreign jurisdictions to extend the term of a patent that covers an approved drug. In Europe, through the European Medicines Agency, there is a period of ten years of regulatory data exclusivity from the time of approval if the centralized procedure is used, however under the centralized procedure this term would run concurrently with the period of exclusivity provided by the patent. When possible, depending upon the length of clinical trials and other factors involved in the filing of NDAs for our products, we expect to apply for PTEs for patents covering our product candidates and their methods of use both in the United States and any foreign jurisdiction where available. There is no guarantee, however, that the applicable authorities will agree to grant extensions, and if granted, what the length of those extensions will be.
Other Proprietary Rights and Processes
We also rely on trade secret protection for some of our confidential and proprietary information. Although we take steps to protect our proprietary information and trade secrets, including through contractual means with our employees and consultants, third parties may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets and disclose our technology. If these events happen, we may not be able to meaningfully protect our trade secrets. It is our policy to require our employees, consultants, outside scientific collaborators, sponsored researchers and other advisors to execute confidentiality agreements upon the commencement of employment or consulting relationships with us. These agreements provide that all confidential information concerning our business, scientific, development or financial affairs that are either developed or made known to the individual during the course of the individual’s relationship with us are to be kept confidential and not disclosed to third parties except in specific circumstances. Our agreements with employees also provide that all inventions conceived by the employee in the course of employment with us or based on the employee’s use of our confidential information are our exclusive property or that we have an exclusive royalty free license to use such technology.
Government Regulations and Product Approvals
Government authorities in the United States, at the federal, state and local level, and in other countries extensively regulate, among other things, the research, development, testing, manufacture, packaging, storage, recordkeeping, labeling, advertising, promotion, distribution, marketing, import and export of pharmaceutical products such as those we are developing. The processes for obtaining regulatory approvals in the United States and in foreign countries, along with subsequent compliance with applicable statutes and regulations, require the expenditure of substantial time and financial resources.
FDA Approval Process
All of our current product candidates are subject to regulation in the United States by the FDA under the Federal Food, Drug, and Cosmetic Act, or FDC Act, and its implementing regulations. The FDA subjects drugs to extensive pre and post market regulation. Failure to comply with the FDC Act and other federal and state statutes and regulations may subject a company to a variety of administrative or judicial sanctions, such as FDA refusal to approve pending NDAs, withdrawal of approvals, clinical holds, warning letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, civil penalties or criminal penalties.

FDA approval is required before any new unapproved drug or dosage form, including a new use of a previously approved drug, can be marketed in the United States. The process required by the FDA before a new drug may be marketed in the United States is long, expensive, and inherently uncertain. Drug development in the United States typically involves completion of preclinical laboratory and animal tests, submission to the FDA of an Investigational New Drug application, or IND, which must become effective before clinical testing may commence, approval by an IRB, at each clinical site before each trial may be initiated, performance of adequate and well controlled clinical trials to establish the safety and effectiveness of the drug for each indication for which FDA approval is sought, submission to the FDA of an NDA, satisfactory completion of an FDA inspection of the manufacturing facility or facilities at which the product is produced, and FDA review and approval of the NDA. Developing the data to satisfy FDA pre-market approval requirements typically takes many years and the actual time required may vary substantially based upon the type, complexity, and novelty of the product, disease or indication.
Preclinical tests include laboratory evaluation of the product’s chemistry, formulation, and toxicity, as well as animal studies to characterize and assess the potential safety and efficacy of the product. The conduct of the preclinical tests must comply with federal regulations and requirements, including good laboratory practice, or GLP, regulations. These preclinical results are submitted to the FDA as part of an IND along with other information, including information about the product’s chemistry, manufacturing and controls, and a proposed clinical trial protocol. Long term preclinical studies including reproductive toxicity and carcinogenicity may be initiated or continue after the IND is submitted.
An IND must become effective before United States clinical trials may begin. A 30-day waiting period after the submission of each IND is required prior to the commencement of clinical testing in humans. If the FDA has neither commented on nor questioned the IND within this 30-day period, the IND automatically becomes effective and the clinical trial proposed in the IND may begin. If the FDA does raise any concerns or questions and places the clinical trial on a clinical hold, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. As a result, a submission of an IND may not result in FDA authorization to commence a clinical trial. A separate submission to an existing IND must also be made for each successive clinical trial conducted during product development.
Clinical trials involve the administration of the investigational new drug to human subjects under the supervision of a qualified investigator. Clinical trials must be conducted: (i) in compliance with federal regulations, including GCP requirements for conducting, monitoring, recording and reporting the results of clinical trials, in order to ensure that the data and results are scientifically credible and accurate and that the trial subjects are adequately informed of the potential risks of participating in clinical trials; and (ii) with protocols that detail, among other things, the objectives of the trial, the parameters to be used in monitoring safety, and the effectiveness criteria to be evaluated. Each protocol involving testing on U.S. patients and subsequent protocol amendments must be submitted to the FDA as part of the IND.
The FDA may order the temporary, or permanent, discontinuation of a clinical trial at any time, or impose other sanctions, if it believes that the clinical trial either is not being conducted in accordance with FDA requirements or presents an unacceptable risk to the clinical trial patients. The study protocol and informed consent information for patients in clinical trials must also be submitted to and approved by an IRB at each study site before the study commences at that site and the IRB must monitor the clinical trial until it is completed. An IRB may also require the clinical trial at that site to be halted, either temporarily or permanently, for failure to comply with the IRB’s requirements or if the drug candidate has been associated with unexpected serious harm to patients, or the IRB may impose other conditions. The study sponsor or the FDA may also suspend or discontinue a clinical trial at any time on various grounds, including a determination that the subjects are being exposed to an unacceptable health risk.
Clinical trials to support an NDA for marketing approval are typically conducted in three sequential phases, although there is leeway to overlap or combine these phases.
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Phase 1.   The drug candidate is initially introduced into healthy human subjects or patients with the target disease or condition, and is tested to assess safety, dosage tolerance, pharmacokinetics and pharmacological activity, and, when possible, to ascertain evidence of efficacy. The drug candidate may also be tested in patients with severe or life-threatening diseases to gain an early indication of its effectiveness.

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Phase 2.   The trials are conducted using a limited patient population for the purposes of preliminarily determining the effectiveness of the drug in that particular indication, ascertaining dosage tolerance, discerning the optimal dosage, and identifying possible adverse effects and safety risks.

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Phase 3.   If a compound demonstrates evidence of efficacy and has an acceptable safety profile in the Phase 2 clinical trials, then Phase 3 clinical trials are undertaken to obtain additional information from an expanded and diverse patient population, at multiple, geographically dispersed clinical trial sites, in randomized controlled studies often with a double-blind design to maximize the reproducibility of the study results. Typically, a minimum of two positive Phase 3 clinical trials are submitted to support the product’s marketing application. These Phase 3 clinical trials are intended to provide sufficient data demonstrating evidence of the efficacy and safety of the drug such that the FDA can evaluate the overall benefit-risk of the drug and provide adequate information for the labeling and package insert for the drug. Trials conducted outside of the United States under similar, GCP-compliant conditions in accordance with local applicable laws may also be acceptable to FDA in support of product approval.

Sponsors of clinical trials for investigational drugs must publicly disclose certain clinical trial information, including detailed trial design. These requirements are subject to specific timelines and apply to most Phase 3 clinical trials of FDA-regulated products.
In some cases, FDA may condition approval of an NDA for a product candidate on the sponsor’s agreement to conduct additional clinical trials after NDA approval. In other cases, a sponsor may voluntarily conduct additional clinical trials post approval to gain more information about the drug. Such post approval trials are typically referred to as Phase 4 clinical trials.
Progress reports detailing the results of the clinical trials must be submitted at least annually to the FDA and more frequently if SAEs occur. Additionally, some clinical trials are overseen by an independent group of qualified experts organized by the clinical trial sponsor, known as a data safety monitoring board or committee. This group provides authorization for whether or not a trial may move forward at designated check points based on access to certain data from the study. Phase 1, Phase 2, Phase 3 and Phase 4 clinical trials may not be completed successfully within any specified period, or at all.
Concurrent with clinical trials, companies usually finalize a process for manufacturing the drug in commercial quantities in accordance with current good manufacturing practice, or cGMP, requirements. The manufacturing process must be capable of consistently producing quality batches of the drug candidate and, among other things, the manufacturer must develop methods for testing the identity, strength, quality and purity of the final drug product. Additionally, appropriate packaging must be selected and tested and stability studies must be conducted to demonstrate that the drug candidate does not undergo unacceptable deterioration over its shelf life.
After completion of the required clinical testing, an NDA is prepared and submitted to the FDA requesting approval to market the drug for one or more specified indications. FDA review and approval of the NDA is required before marketing of the product may begin in the United States. The NDA must include the results of all preclinical, clinical, and other testing, including negative or ambiguous results as well as positive findings, together with other detailed information including compilation of data relating to the product’s pharmacology, chemistry, manufacture, and controls. The NDA must also contain extensive manufacturing information. The FDA reviews an NDA to determine, among other things, whether a drug is safe and effective for its intended use. The cost of preparing and submitting an NDA is substantial. Under federal law, the submission of most NDAs is subject to both a substantial application user fee and annual program user fees. The sum of these fees may total several million dollars and they are typically increased annually.
The FDA has 60 days from its receipt of an NDA to determine whether the application will be accepted for filing based on the agency’s threshold determination that the application is sufficiently complete to permit substantive review. The FDA may request additional information rather than accept an NDA for filing. In this event, the application must be resubmitted with the additional information. Once the submission is accepted for filing, the FDA begins an in-depth review.

Under the Prescription Drug User Fee Act PDUFA, guidelines that are currently in effect, the FDA has agreed to certain performance goals in the review of NDAs. Standard NDAs are generally reviewed within ten months of filing, or twelve months from submission. Although FDA often meets its user fee performance goals, the FDA can extend these timelines if necessary, and FDA review may not occur on a timely basis. The FDA usually refers applications for novel drugs, or drugs that present difficult questions of safety or efficacy, to an advisory committee — a panel of independent experts, typically including clinicians and other scientific experts — for review, evaluation, and a recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendation of the advisory committee, but it generally follows its recommendations. Before approving an NDA, the FDA will typically inspect one, or more, clinical sites to assure compliance with GCP. Additionally, the FDA will inspect the facility or the facilities at which the drug is manufactured. The FDA will not approve an application unless it verifies that compliance with cGMP requirements is satisfactory and that the manufacturing processes and facilities are adequate to assure consistent production of the product within required specifications. The FDA will not approve a drug unless the application contains data showing substantial evidence that it is safe and effective in the indication studied.
After the FDA evaluates the NDA and conducts its inspections, it issues either an approval letter or a complete response letter. A complete response letter generally outlines the deficiencies contained in the submission and may require substantial additional testing or information in order for the FDA to reconsider the application, including potentially significant, expensive and time-consuming requirements related to clinical trials, nonclinical studies or manufacturing. Even if such data are submitted, the FDA may ultimately decide that the NDA does not satisfy the criteria for approval. Data from clinical trials are not always conclusive, and the FDA may interpret data differently than we do. If and when those deficiencies have been addressed to the FDA’s satisfaction in a resubmission of the application, the FDA will typically issue an approval letter. The FDA has committed to reviewing such resubmissions in two or six months depending on the type of additional information requested. FDA approval is never guaranteed. The FDA may refuse to approve an NDA if applicable regulatory criteria are not satisfied.
An approval letter authorizes commercial marketing of the drug with specific prescribing information for specific indications. The approval for a drug may be significantly more limited than requested in the application, including limitations on the specific diseases and dosages or the indications for use, which could restrict the commercial value of the product. The FDA may also require that certain contraindications, warnings, or precautions be included in the product’s package insert, or labeling.
In addition, as a condition of approval, the FDA may require a REMS, to help ensure that the benefits of the drug outweigh the potential risks. REMS can include medication guidelines, communication plans for healthcare professionals, and elements to assure safe use, or ETASU. ETASU can include, but are not limited to, special training or certification for prescribing or dispensing-including dispensing only under certain circumstances, special monitoring, and the use of patient registries. The requirement for a REMS or use of a companion diagnostic with a drug can materially affect the potential market and profitability of the drug. Moreover, product approval may require, as a condition of approval, substantial post-approval testing and surveillance to monitor the drug’s safety or efficacy. The FDA may also condition approval on, among other things, changes to proposed labeling or development of adequate controls and specifications.
Once granted, product approvals may be withdrawn if compliance with regulatory standards are not maintained or problems are identified following initial marketing. In addition, after approval, some types of changes to the approved product, such as adding new indications, manufacturing changes, and additional labeling claims, are subject to further testing requirements and FDA review and approval. There also are continuing, annual user fee requirements for any marketed products and the establishments at which such products are manufactured, as well as new application fees for supplemental applications with clinical data.
Advertising and Promotion
Drugs manufactured or distributed pursuant to FDA approvals are subject to pervasive and continuing post-approval regulatory requirements. For instance, the FDA closely regulates the post-approval marketing, labeling, advertising and promotion of drugs, including standards and regulations for direct-to-consumer advertising, off-label promotion, industry-sponsored scientific and educational activities and promotional activities involving the Internet. Failure to comply with these requirements can result in adverse publicity as well as significant penalties, including the issuance of warning letters directing a company to correct any deviations from the FDA’s standards. The FDA may also impose a requirement that future advertising and promotional materials be pre-cleared by the FDA, and we may face federal and/or state civil and criminal investigations and prosecutions.
Drugs may be marketed only for the approved indications and in accordance with the provisions of the approved labeling. Changes to some of the conditions established in an approved application, including changes in indications, labeling, or manufacturing processes or facilities, require submission and FDA approval of a new NDA or NDA supplement before the change can be implemented. An NDA supplement for a new indication typically requires clinical data similar to that in the original application, and the FDA uses the same procedures and actions in reviewing NDA supplements as it does in reviewing NDAs.
AE Reporting and cGMP Compliance
Recordkeeping, AE reporting and the submission of periodic reports are required following the FDA’s approval of an NDA. The FDA also may require post-marketing testing or Phase 4 clinical trials, REMS, or surveillance to monitor the effects of an approved drug. In addition, the FDA may place conditions on an approval that could restrict the distribution or use of the product. Furthermore, manufacture, packaging, labeling, storage and distribution procedures must continue to conform to cGMPs after approval. Manufacturers and certain of their subcontractors are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and certain state agencies to assess compliance with ongoing regulatory requirements, including cGMPs. Changes to the manufacturing process are strictly regulated and often require prior FDA approval before being implemented. FDA regulations also require investigation and correction of any deviations from cGMP requirements and impose reporting and documentation requirements upon the sponsor and any third-party manufacturers that the sponsor may decide to use. Accordingly, manufacturers must continue to expend time, money, and effort in the areas of production and quality control to maintain compliance with cGMPs. Failure to comply with the statutory and regulatory requirements can subject a manufacturer to possible legal or regulatory action, such as warning letters, suspension of manufacturing, seizure of product, injunctive action or possible civil penalties. We cannot be certain that it or our present or future third-party manufacturers or suppliers will be able to comply with the cGMP regulations and other ongoing FDA regulatory requirements. If we or our present or future third-party manufacturers or suppliers are not able to comply with these requirements, the FDA may halt our clinical trials, require us to recall a drug from distribution or withdraw approval of the NDA for that drug. Regulatory authorities may also withdraw product approvals, request product recalls, or impose marketing restrictions through labeling changes or product removals upon discovery of previously unknown problems with a product, including AEs of unanticipated severity or frequency, or with manufacturing processes.
Other Healthcare Laws and Compliance Requirements
In the United States, our activities are potentially subject to regulation by federal, state, and local authorities in addition to the FDA. These other agencies include, without limitation, the Centers for Medicare and Medicaid Services, other divisions of the U.S. Department of Health and Human Services, the U.S. Department of Justice and individual U.S. Attorney offices within the Department of Justice, as well as state and local governments. Such agencies enforce a variety of laws, including without limitation, anti-kickback and false claims laws, data privacy and security laws, and physician payment transparency laws.
The federal Anti-Kickback Statute prohibits, among other things, knowingly and willfully offering, paying, soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, to induce or in return for purchasing, leasing, ordering or arranging for or recommending the purchase, lease or order of any good, facility, item or service reimbursable, in whole or in part, under Medicare, Medicaid or other federal healthcare programs. The term “remuneration” has been broadly interpreted to include anything of value. The Anti-Kickback Statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on one hand and prescribers, purchasers and formulary managers on the other. Although there are a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution, the exceptions and safe harbors are drawn narrowly. Practices that involve remuneration that may be alleged to be intended to induce prescribing, purchases or recommendations may be subject to scrutiny if they do not qualify for an exception or safe harbor. Failure to meet all of the requirements of a particular applicable statutory exception or regulatory safe harbor does not make the conduct per se illegal under the Anti-Kickback Statute. Instead, the legality of the arrangement will be evaluated on a case-by-case basis based on a cumulative review of all of its facts and circumstances. Several courts have interpreted the statute’s intent requirement to mean that if any one purpose of an arrangement involving remuneration is to induce referrals of federal healthcare covered business, the Anti-Kickback Statute has been violated.
Additionally, the intent standard under the Anti-Kickback Statute was amended by the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, or the ACA, to a stricter standard such that a person or entity no longer needs to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation. In addition, ACA codified case law that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal civil False Claims Act.
The federal civil False Claims Act prohibits, among other things, any person or entity from knowingly presenting, or causing to be presented, a false or fraudulent claim for payment to or approval by the federal government or knowingly making, using or causing to be made or used a false record or statement material to a false or fraudulent claim to the federal government. A claim includes “any request or demand” for money or property presented to the U.S. government. Several pharmaceutical and other healthcare companies have been prosecuted under these laws for, among other things, allegedly providing free product to customers with the expectation that the customers would bill federal programs for the product. Other companies have been prosecuted for causing false claims to be submitted because of the companies’ marketing of products for unapproved, and thus non-reimbursable, uses. In addition, the civil monetary penalties statute imposes penalties against any person or entity that, among other things, is determined to have presented or caused to be presented a claim to a federal health program that the person knows or should know is for an item or service that was not provided as claimed or is false or fraudulent. HIPAA, created new federal criminal statutes that prohibit knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, including private third-party payors and knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. Like the Anti-Kickback Statute, ACA broadened the reach of certain criminal healthcare fraud statutes created under HIPAA by amending the intent requirement such that a person or entity no longer needs to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation.
Also, many states have similar fraud and abuse statutes or regulations that may be broader in scope and may apply regardless of payor, in addition to items and services reimbursed under Medicaid and other state programs.
We may be subject to data privacy and security regulation by both the federal government and the states in which we conduct our business. HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, or HITECH, and their respective implementing regulations, including the final Omnibus Rule published on January 25, 2013, imposes specified requirements relating to the privacy, security and transmission of individually identifiable health information. Among other things, HITECH makes HIPAA’s security standards directly applicable to business associates, defined as service providers of covered entities that create, receive, maintain or transmit protected health information in connection with providing a service for or on behalf of a covered entity. HITECH also created four new tiers of civil monetary penalties and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorneys’ fees and costs associated with pursuing federal civil actions. In addition, many state laws govern the privacy and security of health information in certain circumstances, many of which differ from HIPAA and each other in significant ways and may not have the same effect, thus complicating compliance efforts.
In addition, there has been a recent trend of increased federal and state regulation of payments made to physicians and other healthcare providers. ACA imposed, among other things, new annual reporting requirements for covered manufacturers for certain payments and “transfers of value” provided to physicians and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members. Failure to submit timely, accurately and completely the required information for all payments, transfers of value and ownership or investment interests may result in civil monetary penalties of up to an aggregate of  $150,000 per year and up to an aggregate of  $1 million per year for “knowing failures.” Covered manufacturers were required to begin collecting data on August 1, 2013 and submit reports on aggregate payment data to the government for the first reporting period (August 1, 2013 — December 31, 2013) by March 31, 2014, and were required to report detailed payment data for the first reporting period and submit legal attestation to the completeness and accuracy of such data by June 30, 2014. Thereafter, covered manufacturers must submit reports by the 90th day of each subsequent calendar year. In addition, certain states require implementation of commercial compliance programs and compliance with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government, impose restrictions on marketing practices, and/or tracking and reporting of gifts, compensation and other remuneration or items of value provided to physicians and other healthcare professionals and entities.
If our operations are found to be in violation of any of the health regulatory laws described above or any other laws that apply to it, we may be subject to penalties, including potentially significant criminal, civil and/or administrative penalties, damages, fines, disgorgement, exclusion from participation in government healthcare programs, contractual damages, reputational harm, administrative burdens, diminished profits and future earnings, and the curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our results of operations.
International Regulation
In addition to regulations in the United States, a variety of foreign regulations govern clinical trials, commercial sales, and distribution of drugs. Whether or not we obtain FDA approval for a drug, we or our collaborators must obtain approval of the drug by the comparable regulatory authorities of foreign countries before commencing clinical trials or marketing of the drug in those countries. The approval process varies from country to country and the time to approve may be longer or shorter than that required for FDA approval. Further, to the extent that any of our products are sold in a foreign country, we may be subject to additional foreign laws and regulations, which may include, for instance, applicable post-marketing requirements, including safety surveillance, anti-fraud and abuse laws and implementation of corporate compliance programs and reporting of payments or transfers of value to healthcare professionals.
Pharmaceutical Coverage, Pricing and Reimbursement
In the United States and other countries, patients who are prescribed treatments for their conditions and providers performing the prescribed services generally rely on third-party payors to reimburse all or part of the associated healthcare costs. Patients are unlikely to use our products unless coverage is provided and reimbursement is adequate to cover a significant portion of the cost of our products. Sales of any products for which we receive regulatory approval for commercial sale will therefore depend in part on the availability of reimbursement from third-party payors, including government health administrative authorities, managed care providers, private health insurers, and other organizations.
Generally, if we obtain FDA approval of brivoligide, before we can attempt to sell brivoligide in a hospital, brivoligide must be approved for addition to that hospital’s list of approved drugs, or formulary list, by the hospital’s P&T committee. A hospital’s P&T committee typically governs all matters pertaining to the use of medications within the institution, including the review of medication formulary data and recommendations for the appropriate use of drugs within the institution to the medical staff. The frequency of P&T committee meetings at hospitals varies considerably, and P&T committees often require additional information to aid in their decision-making process. We may experience substantial delays in obtaining formulary approvals, and hospital pharmacists may be concerned that the cost of acquiring brivoligide for use in their institutions will adversely impact their overall pharmacy budgets, which could cause pharmacists to resist efforts to add brivoligide to the formulary, or to implement restrictions on the usage of brivoligide in order to control costs.

The process for determining whether a third-party payor will provide coverage for a drug product typically is separate from the process for setting the price of a drug product or for establishing the reimbursement rate that the payor will pay for the drug product once coverage is approved. Third-party payors may limit coverage to specific drug products on an approved list, also known as a formulary, which might not include all of the FDA-approved drugs for a particular indication. A decision by a third-party payor not to cover our product candidates could reduce physician utilization of our products once approved and have a material adverse effect on our sales, results of operations and financial condition. Moreover, a third-party payor’s decision to provide coverage for a drug product does not imply that an adequate reimbursement rate will be approved. Adequate third-party reimbursement may not be available to enable us to maintain price levels sufficient to realize an appropriate return on our investment in product development. Additionally, coverage and reimbursement for drug products can differ significantly from payor to payor. One third-party payor’s decision to cover a particular medical product or service does not ensure that other payors will also provide coverage for the medical product or service, or will provide coverage at an adequate reimbursement rate. As a result, the coverage determination process will require us to provide scientific and clinical support for the use of our products to each payor separately and will be a time-consuming process.
The containment of healthcare costs has become a priority of federal, state and foreign governments, and the prices of drugs have been a focus in this effort. Third-party payors are increasingly challenging the prices charged for medical products and services, examining the medical necessity and reviewing the cost-effectiveness of drug products and medical services, in addition to questioning safety and efficacy. If these third-party payors do not consider our products to be cost-effective compared to other available therapies, they may not cover our products after FDA approval or, if they do, the level of payment may not be sufficient to allow us to sell our products at a profit.
In addition, the U.S. government, state legislatures and foreign governments have continued implementing cost-containment programs, including price controls, restrictions on coverage and reimbursement and requirements for substitution of generic products. By way of example, in the United States, ACA contains provisions that may reduce the profitability of drug products. The ACA, among other things, increased the minimum Medicaid rebates owed by most manufacturers under the Medicaid Drug Rebate Program, extended the Medicaid Drug Rebate Program to utilization of prescriptions for individuals enrolled in Medicaid managed care plans, imposed mandatory discounts for certain Medicare Part D beneficiaries and subjected manufacturers to new annual fees based on pharmaceutical companies’ share of sales to federal healthcare programs. We expect that additional state and federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments will pay for healthcare products and services, which could result in reduced demand for our products once approved or additional pricing pressures.
Other legislative changes have been proposed and adopted since ACA was enacted. On August 2, 2011, the President signed into law the Budget Control Act of 2011, which, among other things, created the Joint Select Committee on Deficit Reduction to recommend to Congress proposals in spending reductions. The Joint Select Committee did not recommend and Congress did not enact legislation to reduce the deficit by at least $1.2 trillion for the years 2013 through 2021, triggering the legislation’s automatic reduction to several government programs. This includes reductions to Medicare payments to providers of 2% per fiscal year, which went into effect on April 1, 2013 and will remain in effect through 2024 unless additional Congressional action is taken. On January 2, 2013, President Obama signed into law the American Taxpayer Relief Act of 2012, which, among other things, further reduced Medicare payments to several providers, including hospitals, imaging centers and cancer treatment centers.
We expect that additional state and federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments will pay for healthcare products and services, which could result in reduced demand for our products once approved or additional pricing pressures.

Legal Proceedings
From time to time, we may become involved in legal proceedings arising in the ordinary course of our business. We are not currently a party to any material legal proceedings, and we are not aware of any pending or threatened legal proceeding against us that we believe could have an adverse effect on our business, operating results or financial condition.
Facilities
As of May 31, 2019, we conducted all of our operations, other than our outsourced operations, at office space located at 100 Pine Street, Suite 500, San Francisco, CA 94111. This office space is subleased from REC Americas, LLC, and the term of the lease is for 62 months and expires on December 31, 2019.
Employees
As of May 31, 2019, we had a total of six full-time employees in the United States, three of whom were primarily engaged in research and development activities and three of whom were engaged in general management and administration. Two of our employees have either an M.D. or a Ph.D. None of our employees are represented by a labor union or subject to a collective bargaining agreement. We have never experienced any work stoppage and consider our relations with our employees to be good.

MANAGEMENT
Executive Officers and Board of Directors
The following persons are our executive officers and directors as of May 31, 2019.
Name	Age	Position(s)
Executive Officers
Rick Orr	58	President, Chief Executive Officer and Director
Donald Manning, M.D., Ph.D.	60	Chief Medical Officer
Julien Mamet, Ph.D.	43	Chief Scientific Officer and Director
Non-Employee Directors
Dennis Podlesak(1)(2)(3)	61	Chairperson
David Johnson	60	Director
Eckard Weber, M.D.(2)	68	Director
Stan Abel(1)(3)	52	Director
Pierre Legault(2)(3)	59	Director
Matthew Ruth(1)	49	Director

(1)
Member of the Audit Committee.

(2)
Member of the Compensation Committee.

(3)
Member of the Nominating and Corporate Governance Committee.

Executive Officers
Rick Orr has served as a member of our board of directors and as President and Chief Executive Officer since May 2019. From December 2010 to May 2019, Mr. Orr served as a member of the board of directors and as President and Chief Executive Officer of Adynxx. Prior to joining Adynxx, Mr. Orr was Chief Operating Officer at Corthera, Inc., a private, clinical-stage biopharmaceutical company focused on developing therapies for acute heart failure, from May 2009 to July 2010. Corthera was acquired by Novartis Pharmaceuticals Corporation in February 2010. Prior to Corthera, Mr. Orr served as Sr. Vice President of Operations at Cerexa, Inc., a wholly owned subsidiary of Forest Laboratories, Inc. focused on developing novel anti-infective therapies, from October 2007 to May 2009. Mr. Orr was part of the management team that founded Cerexa in July 2005 and served as General Counsel from the company’s inception until October 2007. Forest Laboratories acquired Cerexa in January 2007. Mr. Orr received a B.A. from The Ohio State University, an M.A. from the University of California, Santa Barbara, and a J.D. from the University of San Francisco School of Law.
Mr. Orr was selected to serve on the Adynxx board of directors because of his extensive experience in the biopharmaceutical industry and his executive leadership experience.
Donald C. Manning, M.D., Ph.D. has served as our Chief Medical Officer since May 2019. From January 2012 to May 2019, Dr. Manning served as Chief Medical Officer of Adynxx. Prior to joining Adynxx, Dr. Manning served as Chief Medical Officer at Shionogi Inc., the U.S. subsidiary of Shionogi & Co., Ltd., a global pharmaceutical company, from July 2009 to May 2011 and as Executive Vice President of Clinical Development, Medical Affairs and Pharmacovigilance from March 2010 to May 2011. Prior to Shionogi, Dr. Manning served as Vice President of Medical Affairs at King Pharmaceuticals Inc., from January 2009 to June 2009, and as Vice President of Clinical Research and Development at Alpharma Inc., a global specialty pharmaceutical company, from August 2008 to January 2009. Alpharma was acquired by King Pharmaceuticals in January 2009. Prior to Alpharma, Dr. Manning served as Vice President and Therapeutic Area Head for Neurosciences at Celgene Corporation, a biotechnology company that develops and commercializes medicines for cancer and inflammatory disorders, from October 2006 to August 2008 and as Executive Director from April 2003 to October 2006. Dr. Manning received a B.S. from McGill University and an M.D. and Ph.D. from Johns Hopkins School of Medicine.

Julien Mamet, Ph.D. has served as a member of our board of directors and our Chief Scientific Officer since May 2019. Prior to joining us, Dr. Mamet founded Adynxx and served as a member of its board of directors since its inception in October 2007 and as Chief Scientific Officer since December 2010. Previously, Dr. Mamet served as President and Chief Executive Officer of Adynxx from its inception to December 2010. Prior to founding Adynxx, Dr. Mamet completed his post-doctoral work at the Scripps Research Institute, a nonprofit biomedical research institute, from September 2006 to December 2006, and at the Genomics Institute of the Novartis Research Foundation, a research institute of Novartis International AG, a global pharmaceutical company, from February 2004 to September 2006. Dr. Mamet received a B.S. and M.S. from the University Claude Bernard in Lyon, France and a Ph.D. from the Institute of Molecular and Cellular Pharmacology in Nice-Sophia Antipolis, France.
Dr. Mamet was selected to serve on the Adynxx board of directors because of extensive experience as inventor of the AYX technology platform.
Non-Employee Directors
Dennis Podlesak has served as a member of our board of directors since May 2019 and has served as a member of the board of directors of Adynxx since 2010. Since 2007, Mr. Podlesak has served as a Partner of Domain Associates LLC, a private venture capital management firm focused on life sciences. While at Domain, Mr. Podlesak has been the founder and the Chief Executive Officer of a number of companies, including Calixa Therapeutics, Inc., a privately held biopharmaceutical company which was acquired by Cubist Pharmaceuticals, Inc. in December 2009. Mr. Podlesak was also the Executive Chairman of Corthera, Inc., a biopharmaceutical company, which was acquired by Novartis AG in January 2010. Mr. Podlesak currently serves as the chairperson of the board of directors of Syndax Pharmaceuticals, Inc., a clinical stage biopharmaceutical company. Mr. Podlesak received a B.A. from Western Illinois University and an M.B.A. from Pepperdine University. He completed post-graduate studies at The Wharton School, University of Pennsylvania.
Mr. Podlesak was selected to serve on the Adynxx board of directors because of his experience as the Chief Executive Officer and Chairman of other successful companies in the biotechnology industry, his over 20 years of strategic, operational and commercial experience in the pharmaceutical industry, and his service as a director of other publicly traded and privately held life science companies.
David Johnson has served as a member of our board of directors since May 2019. From November 2012 to May 2019, Mr. Johnson served as a member of the Alliqua board of directors, and from February 2013 to May 2019, Mr. Johnson served as Alliqua’s President and Chief Executive Officer. From 2008 through 2012, Mr. Johnson served as the Chief Executive Officer of ConvaTec Inc. From August 2008 to March 2012, Mr. Johnson served as a member of ConvaTec Inc.’s board of directors and the board of the Advanced Medical Technology Association, where he chaired the Global Wound Sector Team for four years. Mr. Johnson received an Undergraduate Business Degree in Marketing from the Northern Alberta Institute of Technology in Edmonton, Alberta, Canada.
Mr. Johnson was selected to serve on the Adynxx board of directors because of his extensive experience in the pharmaceutical and biotechnology fields and his executive leadership experience.
Eckard Weber, M.D. has served as a member of our board of directors since May 2019 and has served as a member of the board of directors of Adynxx since 2010. Dr. Weber has served as a partner with Domain Associates, LLC, a private venture capital management firm focused on life sciences, since 2001. Dr. Weber has been the founding Chief Executive Officer of multiple Domain Associates portfolio companies including Acea Pharmaceuticals, Ascenta Therapeutics, Calixa Therapeutics, Cytovia and NovaCardia, each a biopharmaceutical company. Dr. Weber received his German undergraduate degree from Kolping Kolleg in Germany and an M.D. from the University of Ulm Medical School in Germany. Dr. Weber received his postdoctoral training in neuroscience at Stanford University Medical School.
Dr. Weber was selected to serve on the Adynxx board of directors because of his extensive experience in the life sciences industry as an entrepreneur, chief executive officer and venture capitalist, as well as his training as a physician.

Stan Abel has served as a member of our board of directors since May 2019 and has served as a member of the board of directors of Adynxx since 2008. Since 2010, Mr. Abel has served as the President and Chief Executive Officer of SiteOne Therapeutics Inc., a pain company focused on developing a novel platform of highly selective sodium channel 1.7 inhibitors. From 2007 to 2010, Mr. Abel served as Chief Executive Officer of Corthera, Inc., a biopharmaceutical company, through the sale of the company to Novartis AG in February 2010. Mr. Abel received a B.S. in Business from Indiana University and an M.B.A., with honors, from the University of Chicago.
Mr. Abel was selected to serve on the Adynxx board of directors because of his extensive experience in strategic biopharmaceutical transactions and leadership of clinical-stage companies.
Pierre Legault has served as a member of our board of directors since May 2019. Mr. Legault has served on the board of directors of Bicycle Therapeutics, Inc., a biopharmaceutical company, and has been Chairman of that board since March 2019. Mr. Legault also serves on the board of directors of Poxel SA, a biopharmaceutical company (since January 2016), Artios Pharma Limited, a biopharmaceutical company developing cancer treatments (since February 2018), Urovant Sciences Ltd., a biopharmaceutical company (since July 2018), Clementia Pharmaceuticals Inc., a biopharmaceutical company (since January 2018), and Syndax Pharmaceuticals Inc., a biopharmaceutical company (since January 2017). Mr. Legault has previously served as a member of the boards of directors at Forest Laboratories, Inc., a global biopharmaceutical company (acquired by Actavis plc in July 2014), Tobira Therapeutics, Inc., a biopharmaceutical company (acquired by Allergan plc in September 2016), NPS Pharmaceuticals, Inc., a biopharmaceutical company (acquired by Shire plc in January 2015), Regado Biosciences, Inc., a biopharmaceutical company, ARMO Biosciences, Inc., a biopharmaceutical company (acquired by Eli Lilly and Company in May 2018), Cyclacel Pharmaceuticals Inc., a biopharmaceutical company, and NephroGenex, Inc., a drug development company, where he also served as the Chairman and Chief Executive Officer from 2012 to 2016. Mr. Legault received a B.B.A. in Business & International Finance from HEC Montreal and an M.B.A. in Marketing from McGill University.
Our board of directors believes that Mr. Legault’s experience leading and managing a number of biopharmaceutical companies as a chief executive officer and/or board member qualifies him to serve as a member of our board of directors.
Matthew Ruth has served as a member of our board of directors since May 2019. Mr. Ruth is currently Senior Vice President, US Chief Commercial Officer for Adapt Pharma, a division of Emergent Bio Solutions commercializing Narcan Nasal Spray, a product that can reverse the effects of opioid and heroin overdoses. From 2012 to 2015, Mr. Ruth was Chief Operating Officer for RightCare Solutions. Mr. Ruth earned a Bachelor of Science degree from Missouri State University.
Our board of directors believes that Mr. Ruth’s experience in leading commercial roles at a number of biopharmaceutical companies qualifies him to serve as a member of our board of directors.
Family Relationships
There are no family relationships among any of our directors or executive officers.
Board Composition
Our board of directors consists of eight members. Our certificate of incorporation and bylaws provide that directors are to be elected at each annual meeting of stockholders to hold office until the next annual meeting and until their respective successors are elected and qualified. Vacancies on the board of directors resulting from death, resignation, retirement, disqualification or removal may be filled by the affirmative vote of a majority of the remaining directors then in office, whether or not a quorum of the board of directors is present. Newly created directorships resulting from any increase in the number of directors may, unless the board of directors determines otherwise, be filled only by the affirmative vote of the directors then in office, whether or not a quorum of the board of directors is present. Any director elected as a result of a vacancy shall hold office for a term expiring at the next annual meeting of stockholders and until such director’s successor shall have been elected and qualified.

Director Independence
Under the listing requirements and rules of       , independent directors must comprise a majority of a listed company’s board of directors. Our board of directors has undertaken a review of the composition of our board of directors, our committees and the independence of each director. Based upon information requested from and provided by each director concerning their background, employment and affiliations, including family relationships, the board of directors has determined that all of our directors, except Mr. Orr, due to his position as our chief executive officer, Mr. Johnson, due to his prior position as the chief executive officer of Alliqua BioMedical, Inc., and Dr.  Mamet, due to his position as our chief scientific officer, are “independent” as that term is defined under the rules of       .
In making these determinations, the board of directors considered the current and prior relationships that each non-employee director has with us and all other facts and circumstances the board of directors deemed relevant in determining their independence, including the beneficial ownership of capital stock by each non-employee director, and the transactions.
Committees of the Board of Directors
Our board of directors has the authority to appoint committees to perform certain management and administration functions. Our board of directors has established an audit committee, a compensation committee, and a nominating and corporate governance committee. The composition and responsibilities of each committee are described below. Members will serve on these committees until their resignation or until otherwise determined by the board of directors. The charters for each of these committees are available on our website at www.adynxx.com. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of such website address in this prospectus is an inactive textual reference only.
Audit Committee
Our audit committee consists of Mr. Abel, Mr. Podlesak and Mr.  Ruth. The board of directors has determined that each committee member is independent under the listing standards and Rule 10A-3(b)(1) of the Exchange Act. The chairperson of our audit committee is Mr. Abel. The board of directors has determined that Mr. Abel is an “audit committee financial expert” within the meaning of SEC regulations. Our board of directors has also determined that each member of the audit committee has the requisite financial expertise required under the applicable requirements of      . In arriving at this determination, the board of directors has examined each audit committee member’s scope of experience and the nature of their employment in the life sciences industry.
The primary purpose of the audit committee is to discharge the responsibilities of the board of directors with respect to our accounting, financial, and other reporting and internal control practices and to oversee our independent registered accounting firm. Specific responsibilities of our audit committee include:
•
selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•
helping to ensure the independence and performance of the independent registered public accounting firm;

•
discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end operating results;

•
developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•
reviewing policies on risk assessment and risk management;

•
reviewing related party transactions;

•
obtaining and reviewing a report by the independent registered public accounting firm at least annually, that describes our internal quality-control procedures, any material issues with such procedures, and any steps taken to deal with such issues when required by applicable law; and

•
approving (or, as permitted, pre-approving) all audit and all permissible non-audit service to be performed by the independent registered public accounting firm.

Compensation Committee
The compensation committee consists of Mr. Legault, Mr. Podlesak and Dr. Weber. Our board of directors has determined each member is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act. The chairperson of the compensation committee is Mr. Legault. Our board of directors has determined that each of these individuals is “independent” as defined under the applicable listing standards of        , including the standards specific to members of a compensation committee. The primary purpose of the compensation committee is to discharge the responsibilities of the board of directors to oversee our compensation policies, plans and programs and to review and determine the compensation to be paid to our executive officers, directors and other senior management, as appropriate. Specific responsibilities of the compensation committee will include:
•
reviewing and approving, or recommending that our board of directors approve, the compensation of our executive officers;

•
reviewing and recommending to our board of directors the compensation of our directors;

•
reviewing and approving, or recommending that our board of directors approve, the terms of compensatory arrangements with our executive officers;

•
administering our stock and equity incentive plans;

•
selecting independent compensation consultants and assessing whether there are any conflicts of interest with any of the committee’s compensation advisors;

•
reviewing and approving, or recommending that our board of directors approve, incentive compensation and equity plans, severance agreements, change-of-control protections and any other compensatory arrangements for our executive officers and other senior management, as appropriate;

•
reviewing and establishing general policies relating to compensation and benefits of our employees; and

•
reviewing our overall compensation philosophy.

Nominating and Corporate Governance Committee
Our nominating and corporate governance committee consists of Mr. Abel, Legault and Podlesak. Our board of directors has determined each member is independent under      listing standards. The chairperson of our nominating and corporate governance committee is Mr. Podlesak.
Specific responsibilities of our nominating and corporate governance committee include:
•
identifying, evaluating and selecting, or recommending that our board of directors approve, nominees for election to our board of directors;

•
evaluating the performance of our board of directors and of individual directors;

•
reviewing developments in corporate governance practices;

•
evaluating the adequacy of our corporate governance practices and reporting;

•
reviewing management succession plans; and

•
developing and making recommendations to our board of directors regarding corporate governance guidelines and matters.

EXECUTIVE COMPENSATION
Our named executive officers, consisting of our principal executive officer and the next two most highly compensated executive officers, for the year ended December 31, 2018, were:
•
David Johnson, our former President and Chief Executive Officer;

•
Bradford Barton, our former Chief Operating Officer;

•
Pellegrino Pionati, our former Chief Strategy and Marketing Officer; and

•
Joseph Warusz, our former Chief Financial Officer, Treasurer and Secretary.

Following the consummation of the Merger in May 2019, each of our executive officers, including our named executive officers, resigned and Adynxx’s executive officers were appointed as our executive officers.
Summary Compensation Table
The following table presents all of the compensation paid or awarded to or earned by our named executive officers during 2017 and 2018:
Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	All Other Compensation	Total
David Johnson(6) Former President and Chief Executive Officer	2018	$350,000	$—	$279,400	$11,400(3)	$640,800
	2017	350,000	276,500(2)	274,000	11,400(3)	911,900
Bradford Barton(6) Former Chief Operating Officer	2018	87,040	—	53,301	263,730(5)	404,071
	2017	246,800	118,310(2)	103,829	8,400(4)	477,339
Pellegrino Pionati(6) Former Chief Operating Officer	2018	87,040	—	54,970	263,730(5)	405,740
	2017	246,800	118,310(2)	103,829	8,400(4)	477,339
Joseph Warusz(6) Former Chief Financial Officer, Treasurer and Secretary	2018	281,960	—	—	—	281,960
	2017	—	—	—	—	—

(1)
The amounts reported represent the aggregate grant date fair value of the awards, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 — Compensation — Stock Compensation, or ASC 718, with the exception that the amount shown assumes no forfeitures. Alliqua used the Black-Scholes option-pricing model to estimate the fair value of its stock-based awards. Assumptions used in the calculation of these amounts include, for the year ended December 31, 2017, the risk free interest rate of 1.81% to 2.43%, expected term of 5.04 to 6.50 years, expected volatility of 81.94% to 87.00% and no expected dividends. The risk-free interest rate is based on rates of treasury securities with the same expected term as the options. Alliqua uses the “simplified method” to calculate the expected term of employee and director stock-based options. The expected term used for consultants is the contractual life. Alliqua utilized an expected volatility figure based on a review of Alliqua’s historical volatility, over a period of time, equivalent to the expected life of the instrument being valued. The expected dividend yield is based upon the fact that Alliqua had not historically paid dividends, and did not expect to pay dividends in the near future.

(2)
Discretionary year-end performance bonus earned in 2017 paid in 2018.

(3)
Comprised of  (i) automobile expense allowance payments of  $9,000 and (ii) life insurance premium payments of  $2,400.

(4)
Comprised of automobile expense allowance payments.

(5)
Comprised of  (i) automobile expense allowance payments of  $2,927, (ii) vacation payout payments of $11,203 and (iii) severance payments of  $249,600.

(6)
In May 2018, Mr. Barton resigned as our Chief Operating Officer and Mr. Pionati resigned as our Chief Strategy and Marketing Officer. Mr. Warusz resigned in March 2019. Mr. Johnson resigned in May 2019 in connection with the consummation of the Merger.

Outstanding Equity Awards as of December 31, 2018
The following table provides information about outstanding equity awards held by each of our named executive officers at December 31, 2018.
	Option Awards
	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price	Option Expiration Date
Name	Exercisable	Unexercisable
David Johnson(2)	986	—	$262.30	11/29/2022
	986	—	393.60	11/29/2022
	986	—	525.00	11/29/2022
	4,653	—	196.80	2/4/2023
	1,952	—	210.00	11/14/2023
	12,176	—	409.20	12/20/2023
	1,917	—	373.80	2/6/2025
Bradford Barton	914	—	262.80	5/10/2023
	914	—	328.20	5/10/2023
	914	—	393.60	5/10/2023
	914	—	525.00	5/10/2023
	914	—	656.40	5/10/2023
	1,167	—	540.00	3/6/2024
	1,917	—	373.80	2/6/2025
Pellegrino Pionati	1,667	—	315.00	6/15/2025
Joseph Warusz	—	—	—	—
Employment Arrangements
Upon the closing of the Merger, the executive officers of Private Adynxx were appointed as our executive officers, and each of Alliqua’s then-appointed executive officers resigned. Our executive officers following the consummation of the Merger consist of Mr. Orr, our President and Chief Executive Officer, Dr. Manning, our Chief Medical Officer, and Dr. Mamet, our Chief Scientific Officer. We have offer letters with each of our executive officers. The offer letters generally provide for at-will employment and set forth the executive officer’s initial base salary, eligibility for employee benefits and confirmation of the terms of previously issued equity grants, including in some cases severance benefits on a qualifying termination of employment. The key terms of employment with our current executive officers and the former named executive officers of Alliqua set forth in the table above are described below.
Adynxx Executive Officers
Rick Orr
In October 2010, Private Adynxx entered into an offer letter with Mr. Orr, our President and Chief Executive Officer.
For 2019, Mr. Orr will receive an annual base salary of  $443,913 with an annual target bonus of 40% of such base salary, payable based on the achievement of certain corporate and individual performance goals to be established by our Compensation Committee. Upon an involuntary termination without cause or termination due to constructive termination, Mr. Orr will be entitled to receive a lump sum cash payment equal to 12 months of his annual base salary and an amount equal to 100% of his most recently paid bonus.

In addition, Mr. Orr will be eligible for 12 months of continued company paid health insurance benefits (assuming he timely elects continued coverage under COBRA). All such severance benefits are subject to Mr. Orr signing a general release in our favor of all known and unknown claims in substantially the form provided in his offer letter.
Donald Manning, M.D.
In January 2012, Private Adynxx entered into an offer letter with Dr. Manning, our Chief Medical Officer. For 2019, Dr. Manning will receive an annual base salary of  $368,399 with an annual target bonus of 35% of such base salary, payable based on the achievement of certain corporate and individual performance goals to be established by our Compensation Committee. Upon an involuntary termination without cause or termination due to constructive termination, within one month prior to or 13 months following a change in control, Dr. Manning will be entitled to receive a lump sum cash payment equal to 12 months of his annual base salary. In addition, Dr. Manning will be eligible for 12 months of continued company paid health insurance benefits (assuming he timely elects continued coverage under COBRA) and all unvested stock options or restricted shares of common stock held by Dr. Manning will immediately vest in full. Upon an involuntary termination without cause or termination due to constructive termination, not within one month prior to or 13 months following a change in control, Dr. Manning will be entitled to receive a lump sum cash payment equal to 9 months of his annual base salary. In addition, Dr. Manning will be eligible for 9 months of company paid continued health insurance benefits (assuming he timely elects continued coverage under COBRA). All such severance benefits are subject to Dr. Manning signing a general release in our favor of all known and unknown claims in substantially the form provided in his offer letter.
Julien Mamet, Ph.D.
In September 2011, Private Adynxx entered into an offer letter with Dr. Mamet, our Chief Scientific Officer. For 2019, Dr. Mamet will receive an annual base salary of  $348,790 with an annual target bonus of 35% of such base salary, payable based on the achievement of certain corporate and individual performance goals to be established by our Compensation Committee. Upon an involuntary termination without cause or termination due to constructive termination, Dr. Mamet will be entitled to receive a lump sum cash payment equal to 12 months of his annual base salary. In addition, Dr. Mamet will be eligible for 12 months of continued company paid health insurance benefits (assuming he timely elects continued coverage under COBRA). All such severance benefits are subject to Dr. Mamet signing a general release in our favor of all known and unknown claims in substantially the form provided in his offer letter.
Former Alliqua Named Executive Officers
David Johnson
In connection with the appointment of David Johnson as Chief Executive Officer, in February 2013, Alliqua entered into an Executive Employment Agreement with Mr. Johnson, as subsequently amended. Mr. Johnson’s service as Chief Executive Officer was terminated without cause immediately prior to consummation of the Merger. Pursuant to the terms of his employment agreement, and subject to compliance with the confidentiality, non-solicitation and non-disparagement requirements of the employment agreement and the execution of a release of claims, Alliqua paid Mr. Johnson an aggregate amount of  $1,050,000 following the closing of the Merger.
Bradford Barton
In connection with the appointment of Mr. Barton as Chief Operating Officer, in May 2013, Alliqua entered into an Offer Letter with Mr. Barton. In May 2018, Alliqua and Mr. Barton entered into a general release and severance agreement, or the Barton Separation Agreement, which became effective in May  2018. Pursuant to the Barton Separation Agreement, Mr. Barton released Alliqua from any and all claims. In consideration of the Barton Separation Agreement and his general release of claims, Mr. Barton was entitled to his 2017 performance bonus of  $118,310, severance pay equal to his base salary for 12 months and the stock options and restricted stock previously granted to Mr. Barton became fully and immediately vested. The stock options shall remain exercisable until the earlier of May 2020 or the end of the applicable stock option’s term.

Pellegrino Pionati
Alliqua and Mr. Pionati entered into a general release and severance agreement, or the Pionati Separation Agreement, which became effective in May 2018. Pursuant to the Pionati Separation Agreement, Mr. Pionati released Alliqua from any and all claims. In consideration of the Pionati Separation Agreement and his general release of claims, Mr. Pionati was entitled to his 2017 performance bonus of  $118,310.40, severance pay equal to his base salary for 12 months and the stock options and restricted stock previously granted to Mr. Pionati became fully and immediately vested. The stock options shall remain exercisable until the earlier of May 2020 or the end of the applicable stock option’s term.
Joseph Warusz
Mr. Warusz did not have an employment agreement with Alliqua and his employment was terminable by either party at any time upon written notice. Mr. Warusz was entitled to an hourly salary of  $250 per hour.
Employee Benefit Plans
We believe that our ability to grant equity-based awards is a valuable and necessary compensation tool that aligns the long-term financial interests of our employees, consultants and directors with the financial interests of our stockholders. In addition, we believe that our ability to grant options and other equity-based awards helps us to attract, retain and motivate employees, consultants and directors and encourages them to devote their best efforts to our business and financial success. The principal features of our equity incentive plans are summarized below. These summaries are qualified in their entirety by reference to the actual text of the plans, which are filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part.
Adynxx Stock Compensation Plan
2010 Equity Incentive Plan
Upon the closing of the Merger, we assumed the Adynxx 2010 Equity Incentive Plan, or the Adynxx Plan, and all outstanding stock options thereunder. The Adynxx Plan was adopted by the board of directors of Adynxx and approved by Adynxx’s stockholders in December 2010. The Adynxx Plan provides for the granting of stock options to employees and consultants of Adynxx. Options granted under the Adynxx Plan may be either incentive stock options, or ISOs, or nonqualified stock options, or NSOs. ISOs may be granted only to Adynxx employees (including officers and directors who are also employees). NSOs may be granted to Adynxx employees and consultants. Options under the Adynxx Plan may be granted for periods of up to 10 years and at prices no less than 100% of the estimated fair value of the underlying shares of common stock on the date of grant as determined by the Adynxx board of directors; provided, however, that the exercise price of an ISO and NSO granted to a 10% shareholder shall not be less than 110% of the estimated fair value of the shares on the date of grant. The Adynxx Plan requires that options be exercised no later than 10 years after the grant.
Alliqua Stock Compensation Plans
2011 Long-Term Incentive Plan
The 2011 Long-Term Incentive Plan, or the 2011 Plan, was adopted by our board of directors in November 2011 and approved by our stockholders in December 2011. The 2011 Plan provides for the granting of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, dividend equivalent rights, and other awards which may be granted singly, in combination, or in tandem, and which may be paid in cash or shares of common stock. The 2011 Plan is expected to provide flexibility to its compensation methods in order to adapt the compensation of employees, contractors, and non-employee directors to a changing business environment, after giving due consideration to competitive conditions and the impact of federal tax laws. The 2011 Plan is administered by our board of directors. A total of 30,476 shares of common stock are reserved for award under the 2011 Plan, of which 7,854 remained available for future awards as of December 31, 2018.

2014 Long-Term Incentive Plan
The 2014 Long-Term Incentive Plan, or the 2014 Plan, was adopted by our board of directors in April 2014 and approved by our stockholders in June 2014. In February 2015, our board of directors approved an amendment to the 2014 Plan to increase the total number of shares available for issuance pursuant to awards under the 2014 Plan, which was approved by stockholders in May 2015. The 2014 Plan provides for the granting of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, dividend equivalent rights, and other awards which may be granted singly, in combination, or in tandem, and which may be paid in cash or shares of common stock. The 2014 Plan is expected to provide flexibility to its compensation methods in order to adapt the compensation of employees, contractors, and non-employee directors to a changing business environment, after giving due consideration to competitive conditions and the impact of federal tax laws. The 2014 Plan is administered by our board of directors. A total of 158,333 shares of common stock are reserved for award under the 2014 Plan, of which 70,519 remained available for future awards as of December 31, 2018.
401(k) Plan
We maintain a 401(k) plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees are able to defer compensation up to certain limits imposed by the Code. We have the ability to make matching and discretionary contributions to the 401(k) plan. Currently, we do not make matching contributions to the 401(k) plan. We make a nonelective 401(k) safe harbor contribution on behalf of each employee equal to 3% of their annual salary. The 401(k) plan is intended to be qualified under Section 401(a) of the Code, with the related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan are deductible by us when made, and contributions and earnings on those amounts are generally not taxable to a participating employee until withdrawn or distributed from the 401(k) plan.
Pension Benefits
Our named executive officers did not participate in, or otherwise receive any benefits under, any pension or defined benefit retirement plan sponsored by us during the year ended December 31, 2018.
Nonqualified Deferred Compensation
Our named executive officers did not participate in, or earn any benefits under, a non-qualified deferred compensation plan sponsored by us during the year ended December 31, 2018.
Director Compensation
The following table sets forth information regarding compensation earned by or paid to our non-employee directors during 2018.
	Fees Earned or Paid in Cash	Total
Joseph Leone	$33,750	$33,750
Gary Restani	32,626	32,626
Jeffrey Sklar	34,500	34,500
Mark Wagner	27,750	27,750
For the year ended December 31, 2018, cash compensation for non-employee directors, including the chairperson of the board of directors, was $26,250. In addition, the audit committee chairperson was paid $10,500, the compensation committee chairperson was paid $8,750, other audit committee members were each paid $5,250, other compensation committee members were each paid $3,938, and nominating and corporate governance committee members, including the chairperson, were each paid $2,625.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
The following is a summary of transactions since January 1, 2017 to which Alliqua and Private Adynxx have been a participant, in which:
•
the amount involved exceeded or will exceed the lesser of  $120,000 or 1% of our average total assets at year end for the last two completed fiscal years; and

•
any of our directors, executive officers, or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest, other than compensation and other arrangements that are described in the section titled “Executive Compensation”, or that were approved by our compensation committee.

We believe the terms obtained or consideration that Alliqua or Private Adynxx, as applicable, paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable in arm’s-length transactions. All share and per share amounts have been adjusted to reflect the Reverse Stock Split.
Private Adynxx
Convertible Notes
In March 2018 and September 2018, Private Adynxx issued $3.0 million aggregate principal amount of Notes to entities affiliated with Domain Associates LLC and TPG Biotech, which beneficially owned more than 5% of Adynxx’s capital stock at the time of such issuance. The Notes accrued simple interest on the outstanding principal amount at a rate of 8.0% per annum. The Notes converted into 367,041 shares of our common stock upon the closing of the Merger.
Purchaser	Aggregate Principal Amount
Entities affiliated with Domain Associates LLC(1)	$2,350,000
TPG Biotechnology Partners IV, L.P.	$650,000

(1)
Mr. Podlesak and Dr. Weber, each a member of our board of directors, are Partners with Domain Associates LLC.

From December 2018 to May 2019, Private Adynxx issued $5.5 million aggregate principal amount of Notes to entities affiliated with Domain Associates LLC, which beneficially owned more than 5% of Adynxx’s capital stock at the time of such issuance. The Notes accrue simple interest on the outstanding principal amount at a rate of 8.0% per annum and mature on the first anniversary of the applicable issuance date. The Notes have conversion and repayment options as follows:
•
in the event that we issue and sell shares of our preferred stock or common stock to investors in a qualified financing with total proceeds to us of not less than $5.0 million, excluding conversion of the Notes, then the outstanding principal amount of the Notes and any unpaid accrued interest will automatically convert in whole into equity securities sold in the qualified financing at a conversion price equal to the cash price paid per share for equity securities by the investors in the qualified financing; and

•
if we consummate a change of control while the Notes remain outstanding, we will repay the holders in cash in an amount equal to 200% of the outstanding principal amount of the Notes, plus any unpaid accrued interest on the original principal.

As of May 31, 2019, $5.5 million aggregate principal amount remained outstanding under the Notes.

The following table summarizes the issuances of Notes outstanding immediately prior to the offering held by entities Domain Associates LLC:
Purchaser	Aggregate Principal Amount
Entities affiliated with Domain Associates LLC(1)	$5,500,000

(1)
Mr. Podlesak and Dr. Weber, each a member of our board of directors, are Partners with Domain Associates LLC.

Employment Arrangements
We have entered into offer letters with our executive officers. For more information regarding these offer letters, see “Executive Compensation — Employment Arrangements — Adynxx Executive Officers.”
Alliqua
Separation Agreements
Brian Posner
In connection with his resignation as Alliqua’s Chief Financial Officer, in March 2018, Alliqua and Brian Posner entered into a general release and severance agreement, or the Separation Agreement. Pursuant to the Separation Agreement, Mr. Posner released Alliqua from any and all claims. In consideration of the Separation Agreement and his general release of claims, Mr. Posner was entitled to (i) his 2017 performance bonus in the amount of $118,310 (less applicable taxes and other withholdings) and (ii) severance pay in an amount equal to his base salary for 12 months, less applicable taxes and other withholdings. Stock options and restricted stock previously granted to Mr. Posner remain outstanding, and his stock options are fully vested and remain exercisable until the earlier of April 2020 or the end of the applicable stock option’s term.
David Johnson
Mr. Johnson’s service as Chief Executive Officer was terminated without cause immediately prior to the consummation of the Merger. For more information regarding his separation arrangements, see “Executive Compensation — Employment Arrangements — Former Alliqua Named Executive Officers —  David Johnson.”
Private Placement
On February 27, 2017, Alliqua closed a private placement of 923,333 shares of common stock at a purchase price of $3.00 per share, for gross proceeds of $2,770,000. Celgene Corporation, or Celgene, which beneficially owned more than 5% of Alliqua’s common stock at the time of the closing, purchased 4,000,000 shares of common stock for a purchase price of  $2,000,000, and Dr. Zeldis, the former chairman of Alliqua’s board of directors, purchased 66,666 shares of common stock for a purchase price of  $200,000 in the private placement. Additional shares of common stock were issuable to Celgene and Dr. Zeldis pursuant to the “most favored nation” provision in the securities purchase agreement entered into in the private placement, or the Securities Purchase Agreement, which issuance was subject to stockholder approval as may be required by the applicable rules and regulations of Nasdaq. Following approval at the 2017 annual meeting of stockholders, Alliqua issued 117,287 additional shares of common stock to Celgene and 16,666 additional shares of common stock to Dr. Zeldis, in each case, pursuant to the “most favored nation” provision in the Securities Purchase Agreement.
Perceptive Credit Agreement and Warrant
In May 2015, Alliqua and each of its subsidiaries entered into a credit agreement, or the Credit Agreement, with Perceptive Credit Opportunities Fund, L.P., or Perceptive, an affiliate of Perceptive Advisors, LLC, which beneficially owned more than 5% of our common stock. The Credit Agreement provided for a $15.5 million senior secured term loan. The Credit Agreement had a four year term, accrued interest at an annual rate equal to the greater of (a) one-month LIBOR or 1% plus (b) 9.75%, provided for interest-only payments for the first 24 months, followed by monthly amortization payments of  $225,000, with the remaining unpaid balance due on the maturity date, and was secured by a first priority lien on substantially all of our assets. In May 2018, Alliqua fully repaid the amounts outstanding under the Credit Agreement and terminated the Credit Agreement in connection with the sale of substantially all of its assets to Celularity, Inc.
In connection with the entry into the Credit Agreement, a five-year warrant, or the Warrant, to purchase 12,500 shares of Alliqua common stock at an exercise price of  $330.828 per share, was issued to Perceptive. Alliqua granted Perceptive customary demand and piggy-back registration rights with respect to the shares of common stock issuable upon exercise of the Warrant. In June 2017, Alliqua amended the Warrant to be exercisable for 35,000 shares of common stock at an exercise price of  $28.20 per share. Perceptive will not have the right to exercise the warrant to the extent that after giving effect to such exercise, Perceptive would beneficially own in excess of 9.99% of the common stock outstanding immediately after giving effect to such exercise.
Manufacturing Supply Agreement
Mark Wagner, a former member of Alliqua’s board of directors, is a director of Minnetronix, Inc. In November 2015, Alliqua entered into a manufacturing supply agreement with Minnetronix, pursuant to which Minnetronix agreed to perform manufacturing and other services in exchange for certain fees and expenses, with such amounts being variable and contingent on various factors. During 2017, Alliqua incurred costs of  $412,000 under the manufacturing supply agreement.
Related Party Transaction Policy
Although Adynxx did not have a written policy for the review and approval of transactions with related persons, its board of directors historically reviewed and approved any transaction where a director or officer had a financial interest, including the transactions described above. Prior to approving such a transaction, the material facts as to a director or officer’s relationship or interest in the agreement or transaction were disclosed to the board of directors. Adynxx’s board of directors took this information into account when evaluating the transaction and in determining whether such transaction was fair to the company and in the best interest of all its stockholders.
Alliqua had adopted, and we have assumed, a formal written policy that its executive officers, directors, holders of more than 5% of any class of our voting securities, and any member of the immediate family of and any entity affiliated with any of the foregoing persons, will not be permitted to enter into a related party transaction with us without the prior consent of our audit committee, or other independent members of our board of directors in the event it is inappropriate for our audit committee to review such transaction due to a conflict of interest. Any request for Alliqua to enter into a transaction with an executive officer, director, principal stockholder, or any of their immediate family members or affiliates, in which the amount involved exceeds the lesser of  $120,000 or 1% of its average total assets at year end for the last two completed fiscal years must first be presented to the audit committee for review, consideration and approval. In approving or rejecting any such proposal, the audit committee will consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, but not limited to, whether the transaction will be on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction.
Indemnification Agreements
Our amended certificate of incorporation contains provisions limiting the liability of directors, and our bylaws provide that we will indemnify the directors and executive officers to the fullest extent permitted under Delaware law. Our amended certificate of incorporation and bylaws will also provide the board of directors with discretion to indemnify the other officers, employees, and agents when determined appropriate by the board of directors. In addition, we have entered into an indemnification agreement with each of our directors and executive officers, which requires us to indemnify them. For more information regarding these agreements, see the section titled “Description of Capital Stock — Limitation on Liability and Indemnification of Directors and Officers.”

PRINCIPAL STOCKHOLDERS
The following table sets forth information regarding the beneficial ownership of shares of our common stock as of May 31, 2019:
•
each of our current executive officers;

•
each of our current directors;

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each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock; and

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all of our current executive officers and directors as a group.

We have determined beneficial ownership in accordance with the rules of the SEC and therefore it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable. We have deemed shares of common stock subject to options that are currently exercisable or exercisable within 60 days of May 31, 2019, to be outstanding and to be beneficially owned by the person holding the option for the purpose of computing the percentage ownership of that person but have not treated them as outstanding for the purpose of computing the percentage ownership of any other person.
We have based percentage ownership of common stock before this offering on 5,807,877 shares of common stock outstanding as of May 31, 2019. Percentage ownership of common stock following this offering assumes (i) the sale of       shares of common stock in this offering, (ii) the issuance of       shares of common stock at the closing of the offering upon the automatic conversion of convertible notes in the aggregate principal amount of  $5.5 million, based upon an assumed public offering price of  $     per share, the last reported sale price of our common stock as reported by OTC Pink on            , 2019, and (iii) no exercise of the underwriter’s option to purchase additional shares and no exercise of the pre-funded warrants.
Unless otherwise indicated, the address for each beneficial owner listed in the table below is c/o Adynxx, Inc., 100 Pine Street, Suite 500, San Francisco, California 94111.
	Shares Beneficially Owned Prior to this Offering		Shares Beneficially Owned Following this Offering
Name of Beneficial Owner	Shares	%	Shares	%
5% Shareholder
Entities Affiliated with Domain Associates(1)	3,058,571	52.7%		%
TPG Biotechnology Partners IV, L.P.(2)	1,112,290	19.2
Executive Officers and Directors
Rick Orr(3)	238,166	4.0
Donald Manning, M.D., Ph.D.(4)	92,092	1.6
Julien Mamet, Ph.D.(5)	398,635	6.7
David I. Johnson(6)	52,418	*
Dennis Podlesak(7)	141,529	2.4
Eckard Weber(8)	141,529	2.4
Stan Abel(9)	82,254	1.4
Pierre Legault	—	*
Matthew Ruth	—	*
All current executive officers and directors as a group (9 persons)(10)	908,457	14.4

*
Represents beneficial ownership of less than one percent.

(1)
Consists of  (i) 3,036,044 shares held of record by Domain Partners VIII, L.P. (“DP VIII) and (ii) 22,527 shares held of record by DP VIII Associates, L.P. (“DP VIII A”). The sole general partner of DP VIII and DP VIII A is One Palmer Square Associates VIII, LLC, a Delaware limited liability company (“OPSA VIII”). The principal business of OPSA VIII is that of acting as the general partner of DP VIII and DP VIII A. James C. Blair, Jesse I. Treu, Brian H. Dovey, Brian K. Halak, and Nicole Vitullo are the managing members of OPSA VIII. The principal business address of each of the entities in this footnote 1 is c/o Domain Associates, LLC., 202 Carnegie Center, Suite 104, Princeton, NJ 08540. The share amounts and percentage set forth under the column “Shares Beneficially Owned Following this Offering” include           shares of common stock to be issued at the closing of the offering upon the automatic conversion of convertible notes in the aggregate principal amount of  $5.5 million, plus accrued but unpaid interest, based upon an assumed public offering price of  $          per share, the last reported sale price of our common stock as reported by OTC Pink on            , 2019.

(2)
TPG Group Holdings (SBS) Advisors, Inc. (“TPG Group Advisors”) is the is the sole member of TPG Group Holdings (SBS) Advisors, LLC, a Delaware limited liability company, which is the general partner of TPG Group Holdings (SBS), L.P., a Delaware limited partnership, which is the sole member of TPG Holdings I-A, LLC, a Delaware limited liability company, which is the general partner of TPG Holdings I, L.P., a Delaware limited partnership, which is the sole member of TPG Biotechnology GenPar IV Advisors, LLC, a Delaware limited liability company, which is the general partner of TPG Biotechnology GenPar IV, L.P., a Delaware limited partnership, which is the general partner of TPG Biotechnology Partners IV, L.P., a Delaware limited partnership (“TPG Biotech IV”). Because of the relationship of TPG Group Advisors to TPG Biotech IV, TPG Group Advisors may be deemed to beneficially own the shares of common stock held by TPG Biotech IV. David Bonderman and James G. Coulter are sole shareholders of TPG Group Advisors. Because of the relationship of Messrs. Bonderman and Coulter to TPG Group Advisors, each of Messrs. Bonderman and Coulter may be deemed to beneficially own the shares of common stock held by TPG Biotech IV. Messrs. Bonderman and Coulter disclaim beneficial ownership of the shares of common stock held by TPG Biotech IV except to the extent of their pecuniary interest therein. The principal business address of each of the entities in this footnote 2 is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.

(3)
Includes (i) 142,090 shares of common stock and (ii) 96,076 shares of common stock issuable upon exercise pursuant to options exercisable with 60 days of May 31, 2019.

(4)
Consists of 92,092 shares of common stock issuable upon exercise pursuant to options exercisable with 60 days of May 31, 2019.

(5)
Includes (i) 240,454 shares of common stock and (ii) 158,181 shares of common stock issuable upon exercise pursuant to options exercisable with 60 days of May 31, 2019.

(6)
Includes (i) 28,762 shares of common stock and (ii) 23,656 shares of common stock issuable upon exercise pursuant to options exercisable with 60 days of May 31, 2019.

(7)
Includes (i) 85,254 shares of common stock and (ii) 56,275 shares of common stock issuable upon exercise pursuant to options exercisable with 60 days of May 31, 2019.

(8)
Consists of  (i) 85,254 shares of common stock held of record by Eckard Weber Living Trust and (ii) 56,275 shares of common stock issuable upon exercise pursuant to options exercisable with 60 days of May 31, 2019. Mr. Weber is the sole trustee of the Eckard Weber Living Trust and holds sole voting and dispositive power over these shares.

(9)
Includes (i) 54,117 shares of common stock and (ii) 28,137 shares of common stock issuable upon exercise pursuant to options exercisable with 60 days of May 31, 2019.

(10)
Includes (i) 635,931 shares of common stock and (ii) 510,692 shares of common stock issuable upon exercise pursuant to options exercisable with 60 days of May 31, 2019.

DESCRIPTION OF CAPITAL STOCK
The description below of our capital stock and provisions of our amended certificate of incorporation and bylaws are summaries and are qualified by reference to the amended certificate of incorporation and the bylaws filed as exhibits to the registration statement of which this prospectus is part, and by the applicable provisions of Delaware law.
Capital Stock
We have authorized 96,000,000 shares of capital stock, par value $0.001 per share, of which 95,000,000 are common stock and 1,000,000 are preferred stock. As of May 31, 2019, there were 5,807,877 shares of common stock issued and outstanding, held by 262 stockholders of record, and no shares of preferred stock issued and outstanding.
Common Stock
The holders of our common stock are entitled to one vote per share. Our certificate of incorporation does not provide for cumulative voting. The holders of our common stock are entitled to take any action that may be taken at an annual or special meeting of stockholders through a consent in writing, setting forth the action taken and signed by the holders of outstanding stock of at least the minimum number of votes that would be necessary to authorize or take such action at a meeting of stockholders. The holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of legally available funds; however, the current policy of our board of directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all assets that are legally available for distribution. The holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of our board of directors and issued in the future.
Our common stock is presently quoted on OTC Pink under the symbol “ADYX.” In June 2019, Nasdaq delisted our common stock due to our noncompliance with Nasdaq’s minimum stockholders’ equity requirement and minimum round lot shareholder requirement. In connection with this offering, we have applied to list our common stock on              under the symbol “ADYX.”
Preferred Stock
Our board of directors is authorized, subject to any limitations prescribed by law, without further vote or action by our stockholders, to issue from time to time shares of preferred stock in one or more series and, as to each series, to establish the number of shares to be included in each such series, and to fix the designations, preferences, voting powers, qualifications, and special or relative rights or privileges of the shares in each such series, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights. Issuance of preferred stock by our board of directors could result in such shares having dividend or liquidation preferences senior to the rights of the holders of our common stock and could dilute the voting rights of the holders of our common stock.
Prior to the issuance of shares of each series of preferred stock, our board of directors is required by the DGCL and our certificate of incorporation to adopt resolutions and file a certificate of designation with the Secretary of State of the State of Delaware. The certificate of designation fixes for each class or series the designations, powers, preferences, rights, qualifications, limitations and restrictions, including, but not limited to, some or all of the following:
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the number of shares constituting that series and the distinctive designation of that series, which number may be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the board of directors;

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the dividend rate and the manner and frequency of payment of dividends on the shares of that series, whether dividends will be cumulative, and, if so, from which date;

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whether that series will have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights;

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the terms and conditions of any conversion privilege of the series, including provision for adjustment of the conversion rate in such events as the board of directors may determine;

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whether or not the shares of that series will be redeemable, and, if so, the terms and conditions of such redemption;

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whether that series will have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

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whether or not the shares of that series will have priority over, be on a parity with or be junior to the shares of any other series or class in any respect;

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the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights or priority, if any, of payment of shares of that series; and

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any other relative rights, preferences and limitations of that series.

Although our board of directors has no intention at the present time of doing so, it could authorize the issuance of a series of preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt.
Delaware Anti-Takeover Law
We are subject to Section 203 of the Delaware General Corporation Law. Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:
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prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

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the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (i) shares owned by persons who are directors and also officers and (ii) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2∕3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:
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any merger or consolidation involving the corporation and the interested stockholder;

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any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

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subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; or

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the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with, or controlling, or controlled by, the entity or person. The term “owner” is broadly defined to include any person that, individually, with or through that person’s affiliates or associates, among other things, beneficially owns the stock, or has the right to acquire the stock, whether or not the right is immediately exercisable, under any agreement or understanding or upon the exercise of warrants or options or otherwise or has the right to vote the stock under any agreement or understanding, or has an agreement or understanding with the beneficial owner of the stock for the purpose of acquiring, holding, voting or disposing of the stock.
The restrictions in Section 203 do not apply to corporations that have elected, in the manner provided in Section 203, not to be subject to Section 203 of the Delaware General Corporation Law or, with certain exceptions, which do not have a class of voting stock that is listed on a national securities exchange or authorized for quotation on              or held of record by more than 2,000 stockholders. Our certificate of incorporation and bylaws do not opt out of Section 203.
Section 203 could delay or prohibit mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.
Certificate of Incorporation and Bylaws
Provisions of our certificate of incorporation and bylaws may delay or discourage transactions involving an actual or potential change in our control or change in our management, including transactions in which shareholders might otherwise receive a premium for their shares, or transactions that our shareholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock. Among other things, our certificate of incorporation and bylaws:
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permit our board of directors to issue up to 1,000,000 shares of preferred stock, without further action by the shareholders, with any rights, preferences and privileges as they may designate, including the right to approve an acquisition or other change in control;

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provide that the authorized number of directors may be changed only by resolution of the board of directors;

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provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

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do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose);

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provide that special meetings of our shareholders may be called only by our board of directors; and

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set forth an advance notice procedure with regard to the nomination, other than by or at the direction of our board of directors, of candidates for election as directors and with regard to business to be brought before a meeting of shareholders.

Choice of Forum
Our bylaws provide that the Court of Chancery of the State of Delaware will be the exclusive forum for: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a breach of fiduciary duty owed by any director, officer or other employee to us or our stockholders; (iii) any action asserting a claim against us or any director or officer or other employee arising pursuant to the Delaware General Corporation Law, our certificate of incorporation or bylaws; or (iv) any action asserting a claim against us or any director or officer or other employee that is governed by the internal affairs doctrine. Our bylaws further provide that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.
The Delaware Chancery Court recently issued an opinion invalidating provisions in the certificates of incorporation of Delaware companies that purport to limit to federal court the forum in which a stockholder could bring a claim under the Securities Act. The Chancery Court held that a Delaware corporation can only use its governing documents to bind a plaintiff to a particular forum where the claim involves rights or relationships established by or under Delaware’s corporate law. Until a final resolution is reached on this matter, we will not attempt to enforce this provision of our bylaws.
Limitations on Liability and Indemnification of Officers and Directors
Our certificate of incorporation contains a provision permitted under the DGCL relating to the liability of directors. This provision eliminates a director’s personal liability to the fullest extent permitted by the DGCL for monetary damages resulting from a breach of fiduciary duty; provided that such provision will not eliminate or limit a director’s liability for:
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any breach of the director’s duty of loyalty;

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acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

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Section 174 of the DGCL (unlawful dividends); or

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any transaction from which the director derives an improper personal benefit.

The principal effect of the limitation on liability provision is that a stockholder is unable to prosecute an action for monetary damages against a director unless the stockholder can demonstrate a basis for liability for which indemnification is not available under the DGCL. This provision, however, should not limit or eliminate our rights or any stockholder’s rights to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s fiduciary duty. This provision does not alter a director’s liability under federal securities laws. The inclusion of this provision in our certificate of incorporation may discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited us and our stockholders.
Our certificate of incorporation and bylaws provide that we are required to indemnify our directors and officers, to the fullest extent permitted by law, subject to any permissible expansion or limitation of such indemnification, as may be set forth in any stockholders’ or directors’ resolution or by contract.
We have entered into indemnification agreements and employment agreements with our directors and certain of our executive officers, respectively, pursuant to which we have agreed to indemnify such persons against any liability, damage, cost or expense incurred in connection with the defense of any action, suit or proceeding to which such persons are a party to the extent permitted by applicable law, subject to certain exceptions.

DESCRIPTION OF SECURITIES WE ARE OFFERING
We are offering              shares of our common stock and/or pre-funded warrants to purchase shares of common stock. The shares of common stock and pre-funded warrants will be issued separately. We are also registering the shares of common stock issuable from time to time upon exercise of the pre-funded warrants offered hereby.
Common Stock
The material terms and provisions of our common stock and each other class of our securities which qualifies or limits our common stock are described under the caption “Description of Capital Stock” in this prospectus.
Pre Funded Warrants
The following summary of certain terms and provisions of pre-funded warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the pre-funded warrant, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of pre-funded warrant for a complete description of the terms and conditions of the pre-funded warrants.
Duration and Exercise Price.   Each pre-funded warrant offered hereby will have an initial exercise price per share equal to $0.01. The pre-funded warrants will be immediately exercisable and may be exercised at any time until the pre-funded warrants are exercised in full. The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock and the exercise price.
Exercisability.   The pre-funded warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the pre-funded warrant to the extent that the holder would own more than 4.99% of the outstanding common stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s pre-funded warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the pre-funded warrants. Purchasers of pre-funded warrants in this offering may also elect prior to the issuance of the pre-funded warrants to have the initial exercise limitation set at 9.99% of our outstanding common stock. No fractional shares of common stock will be issued in connection with the exercise of a pre-funded warrant. In lieu of fractional shares, we will either pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price or round up to the next whole share.
Cashless Exercise.   If, at the time a holder exercises its pre-funded warrants, a registration statement registering the issuance of the shares of common stock underlying the pre-funded warrants under the Securities Act is not then effective or available, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the pre-funded warrants.
Transferability.   Subject to applicable laws, a pre-funded warrant may be transferred at the option of the holder upon surrender of the pre-funded warrant to us together with the appropriate instruments of transfer.
Exchange Listing.   There is no trading market available for the pre-funded warrants on any securities exchange or nationally recognized trading system. We do not intend to list the pre-funded warrants on any securities exchange or nationally recognized trading system.
Right as a Stockholder.   Except as otherwise provided in the pre-funded warrants or by virtue of such holder’s ownership of shares of our common stock, the holders of the pre-funded warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their pre-funded warrants.

Fundamental Transaction.   In the event of a fundamental transaction, as described in the pre-funded warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the pre-funded warrants will be entitled to receive upon exercise of the pre-funded warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the pre-funded warrants immediately prior to such fundamental transaction.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
TO NON-U.S. HOLDERS OF OUR COMMON STOCK
The following is a summary of the material U.S. federal income tax consequences to non-U.S. holders (as defined below) of the acquisition, ownership and disposition of our common stock issued pursuant to this offering. This discussion is not a complete analysis of all potential U.S. federal income tax consequences relating thereto, does not address the potential application of the Medicare contribution tax on net investment income, and does not address any estate or gift tax consequences or any tax consequences arising under any state, local or foreign tax laws, or any other U.S. federal tax laws. This discussion is based on the Internal Revenue Code of 1986, as amended, or the Code, and applicable Treasury Regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements of the Internal Revenue Service, or IRS, all as in effect as of the date hereof. These authorities are subject to differing interpretations and may change, possibly retroactively, resulting in U.S. federal income tax consequences different from those discussed below. We have not requested a ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.
This discussion is limited to non-U.S. holders who purchase our common stock pursuant to this offering and who hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a particular holder in light of such non-U.S. holder’s particular circumstances. This discussion also does not consider any specific facts or circumstances that may be relevant to holders subject to special rules under the U.S. federal income tax laws, including:
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certain former citizens or long-term residents of the United States;

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partnerships or other pass-through entities (and investors therein);

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“controlled foreign corporations”;

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“passive foreign investment companies”;

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corporations that accumulate earnings to avoid U.S. federal income tax;

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banks, financial institutions, investment funds, insurance companies, brokers, dealers or traders in securities;

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tax-exempt organizations and governmental organizations;

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tax-qualified retirement plans;

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persons subject to the alternative minimum tax;

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foreign governments or agencies;

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persons who do not hold our common stock or pre-funded warrants as a capital asset within the meaning of Section 1221 of the Code (generally, for investment purposes);

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persons deemed to sell our common stock or pre-funded warrants under the constructive sale provisions of the Code;

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persons that acquire our common stock or pre-funded warrants as compensation for services;

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accrual-method taxpayers subject to special tax accounting rules under Section 451(b) of the Code;

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persons who have elected to mark securities to market; and

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persons holding our common stock or pre-funded warrants as part of a hedging or conversion transaction or straddle, or a constructive sale, or other risk reduction strategy or integrated investment.

If an entity or arrangement that is classified as a partnership for U.S. federal income tax purposes holds our common stock or pre-funded warrants, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership.

Partnerships holding our common stock or pre-funded warrants and the partners in such partnerships are urged to consult their tax advisors about the particular U.S. federal income tax consequences to them of holding and disposing of our common stock or pre-funded warrants.
THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF OUR COMMON STOCK OR PRE-FUNDED WARRANTS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS AND ANY OTHER U.S. FEDERAL TAX LAWS. IN ADDITION, SIGNIFICANT CHANGES IN U.S. FEDERAL INCOME TAX LAWS WERE RECENTLY ENACTED. YOU SHOULD ALSO CONSULT WITH YOUR TAX ADVISOR WITH RESPECT TO SUCH CHANGES IN U.S. TAX LAW AS WELL AS POTENTIAL CONFORMING CHANGES IN STATE TAX LAWS.
Definition of Non-U.S. Holder
For purposes of this discussion, a non-U.S. holder is any beneficial owner of our common stock or pre-funded warrants that is not a “U.S. person” or a partnership (including any entity or arrangement treated as a partnership) for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:
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an individual who is a citizen or resident of the United States;

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a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

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an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

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a trust (1) whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (2) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Treatment of Pre-funded Warrants
Although it is not entirely free from doubt, a pre-funded warrant should be treated as a share of our common stock for U.S. federal income tax purposes and a holder of pre-funded warrants should generally be taxed in the same manner as a holder of common stock, as described below. Accordingly, no gain or loss should be recognized upon the exercise of a pre-funded warrant and, upon exercise, the holding period of a pre-funded warrant should carry over to the share of common stock received. Similarly, the tax basis of the pre-funded warrant should carry over to the share of common stock received upon exercise, increased by the exercise price of  $0.10 per share. Each holder should consult his, her or its own tax advisor regarding the risks associated with the acquisition of pre-funded warrants pursuant to this offering (including potential alternative characterizations). The balance of this discussion generally assumes that the characterization described above is respected for U.S. federal income tax purposes.
Allocation of Purchase Price
For U.S. federal income tax purposes, each share of our common stock and each pre-funded warrant should be treated for U.S. federal income tax purposes as an investment unit consisting of one share of common stock and one pre-funded warrant. Each holder must allocate the purchase price of such unit between each share of common stock and pre-funded warrant based on the relative fair market value of each at the time of issuance. The price allocated to each share of common stock and pre-funded warrant generally will be the holder's tax basis in such share or warrant, as the case may be.
Distributions on Our Common Stock
As described under the section titled “Dividend Policy,” in the second quarter of 2019, we made a one-time special cash distribution to the holders of shares of Alliqua BioMedical, Inc. in the amount of $5,255,471.55 in connection with the consummation of the Merger, and in connection with consummation of the TOP Merger, we will distribute to the pre-Merger holders of shares of Alliqua all of the issued and outstanding shares of common stock of AquaMed by way of a pro rata distribution, but we do not anticipate paying any future distributions. However, if we make cash or other property distributions on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and will first be applied against and reduce a holder’s tax basis in our common stock, but not below zero. Any excess will be treated as gain realized on the sale or other disposition of our common stock and will be treated as described under the section titled “— Gain on Disposition of Our Common Stock” below.
Subject to the discussions below regarding effectively connected income, backup withholding and Sections 1471 through 1474 of the Code (commonly referred to as FATCA), dividends paid to a non-U.S. holder of our common stock generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends or such lower rate specified by an applicable income tax treaty. To receive the benefit of a reduced treaty rate, a non-U.S. holder must furnish us or our paying agent with a valid IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) certifying under penalties of perjury such non-U.S. holder’s qualification for the reduced rate. This certification must be provided to us or our paying agent before the payment of dividends and must be updated periodically. If the non-U.S. holder holds the stock through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent, which then will be required to provide certification to us or our paying agent, either directly or through other intermediaries.
Non-U.S. holders that do not provide the required certification on a timely basis, but that qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.
If a non-U.S. holder holds our common stock in connection with the conduct of a trade or business in the United States, and dividends paid on our common stock are effectively connected with such holder’s U.S. trade or business (and are attributable to such holder’s permanent establishment in the United States if required by an applicable tax treaty), the non-U.S. holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the non-U.S. holder must generally furnish a valid IRS Form W-8ECI (or applicable successor form) to the applicable withholding agent.
However, any such effectively connected dividends paid on our common stock generally will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if such holder were a resident of the United States. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.
Gain on Disposition of Our Common Stock
Subject to the discussions below regarding backup withholding and FATCA, a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized on the sale or other disposition of our common stock, unless:
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the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, and if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States;

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the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition, and certain other requirements are met; or

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our common stock constitutes a “United States real property interest” by reason of our status as a United States real property holding corporation, or USRPHC, for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the non-U.S. holder’s holding period for our common stock (the “relevant period”), and the non-U.S.

holder (i) disposes of our common stock during a calendar year in which our common stock is not regularly traded on an established securities market and (ii) owned (directly, indirectly or constructively) more than 5% of our common stock at any time during the relevant period.
Determining whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our other trade or business assets and our foreign real property interests. We believe that we are not currently and do not anticipate becoming a USRPHC for U.S. federal income tax purposes, although there can be no assurance we will not in the future become a USRPHC. Generally, a corporation is a USRPHC only if the fair market value of its United States real property interests (as defined in the Code) equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. If we are a USRPHC and either our common stock is not regularly traded on an established securities market or a non-U.S. holder holds, or is treated as holding, more than 5% of our outstanding common stock, directly or indirectly, during the applicable testing period, such non-U.S. holder will generally be taxed on any gain in the same manner as gain that is effectively connected with the conduct of a U.S. trade or business, except that the branch profits tax generally will not apply. If we are a USRPHC and our common stock is not regularly traded on an established securities market, a non-U.S. holder’s proceeds received on the disposition of shares will also generally be subject to withholding at a rate of 15%. Prospective investors are encouraged to consult their own tax advisors regarding the possible consequences to them if we are, or were to become, a U.S. real property holding corporation.
Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular U.S. federal income tax rates in the same manner as if such holder were a resident of the United States. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Gain described in the second bullet point above will be subject to U.S. federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty), but may be offset by certain U.S.-source capital losses (even though the individual is not considered a resident of the United States), provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses. Non-U.S. holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.
Information Reporting and Backup Withholding
Annual reports are required to be filed with the IRS and provided to each non-U.S. holder indicating the amount of dividends on our common stock paid to such holder and the amount of any tax withheld with respect to those dividends. These information reporting requirements apply even if no withholding was required because the dividends were effectively connected with the holder’s conduct of a U.S. trade or business, or withholding was reduced or eliminated by an applicable income tax treaty. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established. Backup withholding, currently at a 24% rate, generally will not apply to payments to a non-U.S. holder of dividends on or the gross proceeds of a disposition of our common stock provided the non-U.S. holder furnishes the required certification for its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, or certain other requirements are met. Backup withholding may apply if the payor has actual knowledge, or reason to know, that the holder is a U.S. person who is not an exempt recipient.
Backup withholding is not an additional tax. If any amount is withheld under the backup withholding rules, the non-U.S. holder should consult with a U.S. tax advisor regarding the possibility of and procedure for obtaining a refund or a credit against the non-U.S. holder’s U.S. federal income tax liability, if any.
Withholding on Foreign Entities
FATCA imposes a U.S. federal withholding tax of 30% on certain payments made to a “foreign financial institution” (as specially defined under these rules) unless (i) such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding certain U.S. account holders of such institution

(which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners), (ii) such institution is a resident in a jurisdiction that has entered into an intergovernmental agreement with the United States relating to FATCA and compliance with the diligence and reporting requirements of the intergovernmental agreement and local implementing rules or (iii) an exemption from FATCA withholding applies. FATCA also generally imposes a U.S. federal withholding tax of 30% on certain payments made to a non-financial foreign entity unless such entity provides the withholding agent a certification identifying certain direct and indirect U.S. owners of the entity or an exemption applies. If a dividend payment is subject to withholding both under FATCA and the withholding tax rules discussed above under “Distributions on Our Common Stock,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. FATCA currently applies to dividends paid on our common stock. Under applicable Treasury Regulations and administrative guidance, withholding under FATCA would have applied to payments of gross proceeds from the sale or other disposition of stock on or after January 1, 2019, but under recently proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on such proposed regulations pending finalization), no withholding would apply with respect to payments of gross proceeds. A withholding agent such as a broker, and not Adynxx, will determine whether or not to implement gross proceeds FATCA withholding after December 31, 2018.
Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in our common stock.

UNDERWRITING
Subject to the terms and conditions set forth in the underwriting agreement, dated            , 2019, between us and            , as the sole book-running manager of this offering, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase from us,           shares of common stock and pre-funded warrants to purchase shares of our common stock.
The underwriting agreement provides that the obligations of the underwriter are subject to certain conditions precedent such as the receipt by the underwriter of officers’ certificates and legal opinions and approval of certain legal matters by their counsel. The underwriting agreement provides that the underwriter will purchase all of the shares of common stock and pre-funded warrants if any of them are purchased. We have agreed to indemnify the underwriter and certain of its controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriter may be required to make in respect of those liabilities.
The underwriter is offering the shares of common stock and pre-funded warrants subject to its acceptance of the shares of common stock and pre-funded warrants from us and subject to prior sale. The underwriter reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
Option to Purchase Additional Shares
We have granted to the underwriter an option, exercisable 30 days from the date of this prospectus, to purchase, from time to time, in whole or in part, up to an aggregate of      shares from us at the public offering price set forth on the cover page of this prospectus, less underwriting discounts and commissions. If the underwriter exercises this option, the underwriter will be obligated, subject to certain conditions, to purchase a number of additional shares approximately proportionate to the underwriter’s initial purchase commitment as indicated in the table above.
Commission and Expenses
The underwriter has advised us that it proposes to offer the shares of common stock and pre-funded warrants to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers, which may include the underwriter, at that price less a concession not in excess of  $     per share of common stock. The underwriter may allow, and certain dealers may reallow, a discount from the concession not in excess of  $     per share of common stock to certain brokers and dealers. After the initial offering,              may change the offering price and other selling terms.

The following table shows the public offering price, the underwriting discounts and commissions that we are to pay the underwriter and the proceeds, before expenses, to us in connection with this offering. Such amounts are shown assuming both no exercise and full exercise of the underwriter’s option to purchase additional shares.
Total
	Per Share	Per Pre-Funded Warrant	No Exercise	Full Exercise
Public offering price	$	$	$	$
Underwriting discounts and commissions payable by us	$	$	$	$
Proceeds to us, before expenses	$	$	$	$
We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $    . We have also agreed to reimburse the underwriter for up to              of certain of its counsel fees and expenses and other out-of-pocket and non-accountable expenses.
Listing
Our common stock is presently quoted on OTC Pink under the trading symbol “ADYX.” In connection with this offering, we have applied to list our common stock on                 under the symbol “ADYX.” We do not intend to list the pre-funded warrants on any securities exchange or nationally recognized trading system.
No Sales of Similar Securities
We, our officers and our directors have agreed, subject to certain specified exceptions, not to directly or indirectly, for a period of 90 days after the date of the underwriting agreement, without the prior written consent of             :
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sell, offer, contract or grant any option to sell (including any short sale), pledge, transfer, establish an open “put equivalent position” within the meaning of Rule 16a-1(h) under the Securities Exchange Act of 1934, as amended, or otherwise dispose of, any shares of common stock, options or warrants to acquire shares of common stock, or securities exchangeable or exercisable for or convertible into shares of common stock currently or hereafter owned either of record or beneficially;

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enter into any swap, hedge or other agreement or transaction that transfers, in whole or in part, the economic consequence of ownership of common stock, or securities exchangeable or exercisable for or convertible into shares of common stock; or

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publicly announce an intention to do any of the foregoing.

The restrictions in the immediately preceding paragraph do not apply in certain circumstances, including:
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the issuance of shares of our common stock in this offering and shares of our common stock underlying the pre-funded warrants;

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transfers by gift, will or operation of law;

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transfers to certain related entities;

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certain exercises of options;

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the establishment of 10b5-1 trading plans, provided no sales can occur during the 90-day lock-up period;

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transfers of shares of common stock acquired in this offering or on the open market following this offering; and

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transfers to us pursuant to contractual arrangements that provide for the repurchase of shares by us in connection with the termination of employment with us.

In addition, we and each such person agrees that, without the prior written consent of             , we or such other person will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock.
             may, in its sole discretion and at any time or from time to time before the termination of the 90-day period, release all or any portion of the securities subject to lock-up agreements.
Market Making, Stabilization and Other Transactions
The underwriter may make a market in the common stock as permitted by applicable laws and regulations. However, the underwriter is not obligated to do so, and the underwriter may discontinue any market-making activities at any time without notice in its sole discretion. Accordingly, no assurance can be given as to the liquidity of the trading market for the common stock, that you will be able to sell any of the common stock held by you at a particular time or that the prices that you receive when you sell will be favorable.
The underwriter has advised us that it may engage, in accordance with Regulation M under the Securities Exchange Act of 1934, as amended, in short sale transactions, stabilizing transactions, syndicate covering transactions or the imposition of penalty bids in connection with this offering. These activities may have the effect of stabilizing or maintaining the market price of the common stock at a level above that which might otherwise prevail in the open market. Establishing short sales positions may involve either “covered” short sales or “naked” short sales.
“Covered” short sales are sales made in an amount not greater than the underwriter’s option to purchase additional shares of our common stock in this offering. The underwriter may close out any covered short position by either exercising its option to purchase additional shares of our common stock or purchasing shares of our common stock in the open market. In determining the source of shares to close out the covered short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through the option to purchase additional shares.
“Naked” short sales are sales in excess of the option to purchase additional shares of our common stock. The underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the shares of our common stock in the open market after pricing that could adversely affect investors who purchase in this offering.
A stabilizing bid is a bid for the purchase of shares of common stock on behalf of the underwriter for the purpose of fixing or maintaining the price of the common stock. A syndicate covering transaction is the bid for or the purchase of shares of common stock on behalf of the underwriter to reduce a short position incurred by the underwriter in connection with the offering. Similar to other purchase transactions, the underwriter’s purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. A penalty bid is an arrangement permitting the underwriter to reclaim the selling concession otherwise accruing to a syndicate member in connection with the offering if the common stock originally sold by such syndicate member are purchased in a syndicate covering transaction and therefore have not been effectively placed by such syndicate member.
Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. The underwriter is not obligated to engage in these activities and, if commenced, may end any of these activities at any time.

Determination of Offering Price
Our common stock is presently quoted on OTC Pink under the symbol “ADYX,” and there has not been any public market for our common stock on a national securities exchange since the delisting of our common stock from Nasdaq in June 2019. Consequently, the public offering price for our common stock and the pre-funded warrants will be determined by negotiations between us and the underwriter. Among the factors to be considered in these negotiations will be recent sales prices of our common stock as quoted by OTC Pink, prevailing market conditions, our financial information, market valuations of other companies that we and the underwriter believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.
We offer no assurances that the public offering price will correspond to the price at which our common stock and pre-funded warrants will trade subsequent to the offering or that an active trading market for our common shares and pre-funded warrants will develop and continue after the offering.
Electronic Distribution
A prospectus in electronic format may be made available by e-mail or on the web sites or through online services maintained by the underwriter, selling group members (if any) or their affiliates. The underwriter may agree with us to allocate a specific number of shares of common stock for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriter on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriter’s web site and any information contained in any other web site maintained by the underwriter is not part of this prospectus, has not been approved and/or endorsed by us or the underwriter and should not be relied upon by investors.
Other Activities and Relationships
The underwriter and certain of its affiliates are full service financial institutions engaged in a wide range of activities for their own accounts and the accounts of customers, which may include, among other things, corporate finance, mergers and acquisitions, merchant banking, equity and fixed income sales, trading and research, derivatives, foreign exchange, futures, asset management, custody, clearance and securities lending. The underwriter and certain of its affiliates have, from time to time, performed, and may in the future perform, various investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses.
In addition, in the ordinary course of its business, the underwriter and its affiliates may, directly or indirectly, hold long or short positions, trade and otherwise conduct such activities in or with respect to debt or equity securities and/or bank debt of, and/or derivative products. Such investment and securities activities may involve our securities and instruments. The underwriter and its affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.
Stamp Taxes
If you purchase shares of common stock offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.
Selling Restrictions
Canada
This prospectus constitutes an “exempt offering document” as defined in and for the purposes of applicable Canadian securities laws. No prospectus has been filed with any securities commission or similar regulatory authority in Canada in connection with the offer and sale of the common stock and pre-funded warrants. No securities commission or similar regulatory authority in Canada has reviewed or in any way passed upon this prospectus or on the merits of the common stock and any representation to the contrary is an offence.

Canadian investors are advised that this prospectus has been prepared in reliance on section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”). Pursuant to section 3A.3 of NI 33-105, this prospectus is exempt from the requirement that we and the underwriter provide investors with certain conflicts of interest disclosure pertaining to “connected issuer” and/or “related issuer” relationships that may exist between us and the underwriter as would otherwise be required pursuant to subsection 2.1(1) of NI 33-105.
Resale Restrictions
The offer and sale of the common stock and pre-funded warrants in Canada is being made on a private placement basis only and is exempt from the requirement that we prepare and file a prospectus under applicable Canadian securities laws. Any resale of the common stock and pre-funded warrants acquired by a Canadian investor in this offering must be made in accordance with applicable Canadian securities laws, which may vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with Canadian prospectus requirements, pursuant to a statutory exemption from the prospectus requirements, in a transaction exempt from the prospectus requirements or otherwise under a discretionary exemption from the prospectus requirements granted by the applicable local Canadian securities regulatory authority. These resale restrictions may under certain circumstances apply to resales of the common stock and pre-funded warrants outside of Canada.
Representations of Purchasers
Each Canadian investor who purchases the common stock or pre-funded warrants will be deemed to have represented to us and the underwriter that the investor (i) is purchasing the common stock or pre-funded warrants as principal, or is deemed to be purchasing as principal in accordance with applicable Canadian securities laws, for investment only and not with a view to resale or redistribution; (ii) is an “accredited investor” as such term is defined in section 1.1 of National Instrument 45-106 Prospectus Exemptions (“NI 45-106”) or, in Ontario, as such term is defined in section 73.3(1) of the Securities Act (Ontario); and (iii) is a “permitted client” as such term is defined in section 1.1 of National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations.
Taxation and Eligibility for Investment
Any discussion of taxation and related matters contained in this prospectus does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a Canadian investor when deciding to purchase the common stock or pre-funded warrants and, in particular, does not address any Canadian tax considerations. No representation or warranty is hereby made as to the tax consequences to a resident, or deemed resident, of Canada of an investment in the common stock or pre-funded warrants or with respect to the eligibility of the common stock or pre-funded warrants for investment by such investor under relevant Canadian federal and provincial legislation and regulations.
Rights of Action for Damages or Rescission
Securities legislation in certain of the Canadian jurisdictions provides certain purchasers of securities pursuant to an offering memorandum (such as this prospectus), including where the distribution involves an “eligible foreign security” as such term is defined in Ontario Securities Commission Rule 45-501 Ontario Prospectus and Registration Exemptions and in Multilateral Instrument 45-107 Listing Representation and Statutory Rights of Action Disclosure Exemptions, as applicable, with a remedy for damages or rescission, or both, in addition to any other rights they may have at law, where the offering memorandum, or other offering document that constitutes an offering memorandum, and any amendment thereto, contains a “misrepresentation” as defined under applicable Canadian securities laws. These remedies, or notice with respect to these remedies, must be exercised or delivered, as the case may be, by the purchaser within the time limits prescribed under, and are subject to limitations and defences under, applicable Canadian securities legislation. In addition, these remedies are in addition to and without derogation from any other right or remedy available at law to the investor.
Language of Documents
Upon receipt of this document, each Canadian investor hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la réception de ce document, chaque investisseur Canadien confirme par les présentes qu’il a expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d’achat ou tout avis) soient rédigés en anglais seulement.
Australia
This prospectus is not a disclosure document for the purposes of Australia’s Corporations Act 2001 (Cth) of Australia, or Corporations Act, has not been lodged with the Australian Securities & Investments Commission and is only directed to the categories of exempt persons set out below. Accordingly, if you receive this prospectus in Australia:
You confirm and warrant that you are either:
•
a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act;

•
a “sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to the company which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made; or

•
a “professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act.

To the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor or professional investor under the Corporations Act any offer made to you under this prospectus is void and incapable of acceptance.
You warrant and agree that you will not offer any of the shares or pre-funded warrants issued to you pursuant to this prospectus for resale in Australia within 12 months of those securities being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.
European Economic Area
In relation to each Member State of the European Economic Area, no offer of any securities which are the subject of the offering contemplated by this prospectus has been or will be made to the public in that Member State other than any offer where a prospectus has been or will be published in relation to such securities that has been approved by the competent authority in that Member State or, where appropriate, approved in another Member State and notified to the relevant competent authority in that Member State in accordance with the Prospectus Directive, except that an offer of such securities may be made to the public in that Member State:
•
to any legal entity which is a “qualified investor” as defined in the Prospectus Directive;

•
to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriter for any such offer; or

•
in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of securities shall require us or the underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.
For the purposes of this provision, the expression an “offer to the public” in relation to any securities in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the same may be varied in that Member State by any measure implementing the

Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive), and includes any relevant implementing measure in the Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.
MiFID II Product Governance
Any person offering, selling or recommending the shares or pre-funded warrants (a “distributor”) should take into consideration the manufacturers’ target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the shares (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.
Hong Kong
No securities have been offered or sold, and no securities may be offered or sold, in Hong Kong, by means of any document, other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent; or to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32) of Hong Kong. No document, invitation or advertisement relating to the securities has been issued or may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance.
This prospectus has not been registered with the Registrar of Companies in Hong Kong. Accordingly, this prospectus may not be issued, circulated or distributed in Hong Kong, and the securities may not be offered for subscription to members of the public in Hong Kong. Each person acquiring the securities will be required, and is deemed by the acquisition of the securities, to confirm that he is aware of the restriction on offers of the securities described in this prospectus and the relevant offering documents and that he is not acquiring, and has not been offered any securities in circumstances that contravene any such restrictions.
Japan
The offering has not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948 of Japan, as amended), or FIEL, and the underwriter will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means, unless otherwise provided herein, any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.
Singapore
This prospectus has not been and will not be lodged or registered with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or the invitation for subscription or purchase of the securities may not be issued, circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to the public or any member of the public in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act,

Chapter 289 of Singapore, or the SFA, (ii) to a relevant person as defined under Section 275(2), or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of any other applicable provision of the SFA.
Where the securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:
•
a corporation (which is not an accredited investor as defined under Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•
a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the Offer Shares under Section 275 of the SFA except:
•
to an institutional investor under Section 274 of the SFA or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions, specified in Section 275 of the SFA;

•
where no consideration is given for the transfer; or

•
where the transfer is by operation of law.

Switzerland
The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This prospectus has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus nor any other offering or marketing material relating to the securities or the offering may be publicly distributed or otherwise made publicly available in Switzerland.
Neither this prospectus nor any other offering or marketing material relating to the offering, us or the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, or FINMA, and the offer of securities has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of securities.
Israel
This document does not constitute a prospectus under the Israeli Securities Law, 5728-1968, or the Securities Law, and has not been filed with or approved by the Israel Securities Authority. In the State of Israel, this document is being distributed only to, and is directed only at, and any offer of the shares is directed only at, investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters, venture capital funds, entities with equity in excess of NIS 50 million and “qualified individuals”, each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors (in each case purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors will be required to submit written confirmation that they fall within the scope of the Addendum, are aware of the meaning of same and agree to it.
United Kingdom
This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors (as defined in the Prospectus Directive) that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, referred to herein as the “Order”, and/or (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Order and other persons to whom it may lawfully be communicated or caused to be communicated. Each such person is referred to herein as a “Relevant Person”.
This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a Relevant Person should not act or rely on this document or any of its contents.
Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”) may only be communicated or caused to be communicated in connection with the issue or sale of the securities in circumstances in which Section 21(1) of the FSMA does not apply. All applicable provisions of the FSMA must be complied with in respect of anything done by any person in relation to the securities in, from or otherwise involving the United Kingdom.

LEGAL MATTERS
The validity of the shares of common stock and pre-funded warrants offered hereby will be passed upon for us by Cooley LLP, Palo Alto, California.                    is acting as counsel to the underwriter in connection with this offering.
EXPERTS
The financial statements of Adynxx, Inc. as of December 31, 2018 and 2017, and for the years then ended, included in this prospectus have been so included in reliance on the report of BDO USA, LLP, independent registered public accounting firm (the report on the financial statements contains an explanatory paragraph regarding our ability to continue as a going concern), appearing elsewhere herein, given on the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the shares of common stock and pre-funded warrants being offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information in the registration statement and its exhibits. For further information with respect to our company and the common stock and pre-funded warrants offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.
You can read our SEC filings, including the registration statement, over the internet at the SEC’s website at http://www.sec.gov. We are subject to the information reporting requirements of the Exchange Act, and file annual, quarterly and special reports, proxy statements and other information with the SEC. These reports, proxy statements and other information are available for inspection on the website of the SEC referred to above. We also maintain a website at www.adynxx.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of, and is not incorporated into, this prospectus.

ADYNXX INC. Unaudited Pro Forma Financial Information
The following unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting under U.S. GAAP and gives effect to the merger transaction between Alliqua BioMedical, Inc. and Private Adynxx. The merger will be treated by Alliqua as a reverse merger and recapitalization effected by a share exchange for financial accounting and reporting purposes. The notes below titled “Adynxx Transactions” and “Distribution of Cash” provide additional information regarding this transaction. The pro forma condensed combined financial statements give effect to the spin-off of Alliqua’s wholly owned subsidiary, AquaMed Technologies, Inc. (“AquaMed”), engaged in the custom hydrogel manufacturing business, in the form of a pro rata distribution of the common equity of the subsidiary to Alliqua’s stockholders, or the Spin-off Transaction, see note below titled “Planned Spin-Off.” Since Alliqua will be deemed to have no operations upon consummation of the Spin-off, Alliqua is not considered to be a business for accounting purposes. Accordingly, no goodwill or intangible assets will be recorded as a result of the merger. Because Private Adynxx will be treated as the acquiring company, Private Adynxx’s assets and liabilities will be recorded at their pre-combination carrying amounts and the historical operations that are reflected in the unaudited pro forma condensed combined financial information will be those of Private Adynxx.
Private Adynxx was determined to be the accounting acquirer based upon the terms of the Merger Agreement and other factors including: (i) Private Adynxx equity holders owned approximately 86% of the voting interests of the combined company immediately following the closing of the transaction and Alliqua equity holders owned approximately 14%; (ii) directors appointed by Private Adynxx hold a majority of board seats in the combined company; and (iii) Private Adynxx management held all key positions in the management of the combined company.
While Private Adynxx and Alliqua expect the Planned Spin-off to occur, it is not certain the transaction will be consummated. In the event Alliqua cannot spin-off the AquaMed subsidiary, the accounting treatment of the transaction between Alliqua and Private Adynxx could change. In this event, the transaction would most likely be considered an acquisition of Alliqua by Private Adynxx and purchase accounting would be applied. The purchase consideration would be equal to the fair value of the post-merger shares retained by Alliqua shareholders and Alliqua’s opening balance sheet would be recorded at fair value with the excess of the purchase price over the net assets recognized as goodwill.
Adynxx Transactions
On May 3, 2019, Adynxx, Inc., formerly known as “Alliqua Biomedical, Inc.,” completed a business combination with privately-held “Adynxx, Inc.,” or Private Adynxx, in accordance with the terms of the Agreement and Plan of Merger and Reorganization, dated as of October 11, 2018, as amended and supplemented from time to time, or the Merger Agreement, by and among us, Embark Merger Sub, Inc., or the Merger Sub, and Private Adynxx, pursuant to which Merger Sub merged with and into Private Adynxx, with Private Adynxx surviving as a wholly-owned subsidiary of the re-named Adynxx, Inc. which is referred to herein as the Merger. Also, on May 3, 2019, in connection with, and immediately prior to the completion of the Merger, we effected a reverse stock split at a ratio of one new share for every six shares of our common stock outstanding, or the Reverse Stock Split, and immediately following the Merger, we changed our name to “Adynxx, Inc.” Following the completion of the Merger, the business conducted by Private Adynxx became primarily the business conducted by us, which is the development of novel, disease-modifying pharmaceutical product candidates for the treatment of pain and inflammation.
Under the terms of the Merger Agreement, we issued shares of our common stock to Private Adynxx’s stockholders at an exchange rate of 0.0359 shares of common stock in exchange for each share of Private Adynxx common stock outstanding immediately prior to the Merger (which exchange rate reflects the Reverse Stock Split). The exchange rate was determined pursuant to the terms of the Merger Agreement. We also assumed all of the stock options outstanding under Private Adynxx’s 2010 Equity Incentive Plan, or the Private Adynxx Plan, with such stock options representing the right to purchase a number of shares of our common stock equal to 0.0359 multiplied by the number of shares of Private Adynxx common stock previously represented by such options under the Private Adynxx Plan.

Immediately after the Merger, the former Private Adynxx stockholders, warrant holders and option holders owned approximately 86% of the fully-diluted common stock of the combined company, with our stockholders and option holders immediately prior to the Merger, whose shares of our common stock remain outstanding after the Merger, owning approximately 14% of the fully-diluted common stock of the combined company.
Distribution of Cash
On April 11, 2019, Alliqua announced that its board of directors has (i) declared a conditional special cash dividend (the “Special Dividend”) of  $1.05 for each share of common stock outstanding as of the close of business on April 22, 2019 (the “Record Date”) and (ii) set the Record Date as the record date for determining stockholders entitled to receive shares of AquaMed in connection with Alliqua’s spin-off of AquaMed (the “Distribution”).
The payment of the Special Dividend is subject to the consummation of the Merger. In May 2019, we made a one-time special cash distribution to the pre-Merger holders of shares of Alliqua BioMedical, Inc. in the amount of  $6.30 per share, post-split.
Planned Spin-Off
Alliqua’s wholly owned subsidiary, AquaMed Technologies, Inc. (“AquaMed”), is engaged in the custom hydrogel manufacturing business. Alliqua intends to effectuate the spin-off of AquaMed into a separate, stand-alone company upon consummation of the following steps:
(1)
Pursuant to an Asset Contribution and Separation Agreement to be entered into by and between us and AquaMed, or the Separation Agreement, we will transfer certain assets and liabilities utilized primarily in connection with our custom hydrogels contract manufacturing business to AquaMed;

(2)
AquaMed will issue a to be determined number of shares of its common stock to us in consideration of the contribution of assets pursuant to the Separation Agreement, or the Distribution Consideration; and

(3)
We will distribute to the pre-Merger holders of shares of Alliqua as of April 22, 2019 all of the issued and outstanding shares of common stock, par value $0.001 per share, of AquaMed by way of a pro rata dividend.

If we are unable to consummate the spin-off of AquaMed, we will seek to sell the assets of AquaMed to another third party.
The unaudited pro forma condensed combined balance sheet as of March 31, 2019 assumes that the transactions took place on March 31, 2019 and applies the impacts of  “Adynxx Transactions”, “Distribution of Cash” and “Planned Spin-off” to the historical balance sheets of Alliqua and Private Adynxx as of such date. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2019 and for the year ended December 31, 2018, assumes that the transactions took place as of January 1, 2018, and combines the historical results of Alliqua and Private Adynxx for each period. The historical financial statements of Alliqua and Private Adynxx have been adjusted to give pro forma effect to events that are (i) directly attributable to the transaction, (ii) factually supportable, and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined company’s results.
The following information also gives effect to the Reverse Stock Split as if such split occurred on the same date as the transactions.
The unaudited pro forma condensed combined financial statements are based on the assumptions and adjustments that are described in the accompanying notes. The pro forma adjustments are preliminary, subject to further revision as additional information becomes available and additional analyses are performed and have been made solely for the purpose of providing unaudited pro forma condensed combined financial statements. Differences between these preliminary estimates and the final amounts, expected to be completed after the closing of the transaction, will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company’s future results of operations and financial position.
The unaudited pro forma condensed combined financial statements do not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the integration of the two companies. The unaudited pro forma condensed combined financial statements are preliminary and have been prepared for illustrative purposes only and are not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had Alliqua and Private Adynxx been a combined company during the specified periods. The actual results reported in periods following the transaction may differ significantly from those reflected in the unaudited pro forma condensed combined financial statements presented herein for a number of reasons, including, but not limited to, differences in the assumptions used to prepare this pro forma financial statement.
The unaudited pro forma condensed combined financial statements, including the notes thereto, should be read in conjunction with the Private Adynxx historical financial statements. Private Adynxx’s historical unaudited financial statements for the three months ended March 31, 2019, and audited financial statements for the year ended December 31, 2018 December 31, 2017, are included elsewhere in this prospectus.

Adynxx, Inc.
Unaudited Pro Forma Condensed Combined Balance Sheets
As of March 31, 2019
(In thousands)
	Adynxx, Inc. (Accounting Acquirer) Historical	Alliqua BioMedical, Inc. (Accounting Acquiree) Historical	Distribution of Cash	Planned Spin-Off	Adynxx Transactions	Total Pro Forma Adjustments	Notes	Pro Forma Combined
ASSETS
Current Assets:
Cash and cash equivalents	$1,581	$7,731		$—	$—	$—	(a)
			(5,255)	—	—	(5,255)	(b)
			(2,151)	—	—	(2,151)	(c)
					(500)	(500)	(d)
				(325)	—	(325)	(c)	$1,081
Accounts receivable, net	—	50	—	(50)	—	(50)	(e)	—
Inventory, net	—	110	—	(110)	—	(110)	(e)	—
Prepaid expenses and other current assets	669	183	—	(183)	—	(183)	(e)	669
Total current assets	2,250	8,074	(7,406)	(668)	(500)	(8,574)		1,750
Property and equipment, net	8	166	—	(166)	—	(166)	(e)	8
Operating lease – right of use asset, net	165	1,001	—	(1,001)	—	(1,001)	(e)	165
Other assets	—	178	—	(178)	—	(178)	(e)	—
Asset of discontinued operations – noncurrent	—	703		—	—	—	(f)	703
Total assets	$2,423	$10,122	$(7,406)	$(2,013)	$(500)	$(9,919)		$2,626
LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$1,201	395		(287)	—	(287)	(e)
			(108)			(108)	(c)	$1,201
Accrued expenses and other current liabilities	1,193	265		(175)	—	(175)	(e)
			(90)			(90)	(c)
	—	—	—	—	(181)	(181)	(g)	1,012
Convertible promissory notes, related party	6,000	—	—	—	(3,000)	(3,000)	(g)	3,000
Term loan, net of discount	3,820	—	—	—	—	—		3,820
Operating lease liability	173							173
Current liabilities of discontinued operations	—	24	(24)	—	—	(24)	(c)	—
Warrant liability	234	291	—	—	(234)	(234)	(h)	291
Total current liabilities	12,621	975	(222)	(462)	(3,415)	(4,099)		9,497
Operating lease liability – right of use		1,001	—	(1,001)	—	(1,001)	(e)	—
Long term liabilities of discontinued operations	—	760			—	—	(f)	760
Total liabilities	12,621	2,736	(222)	(1,463)	(3,415)	(5,100)		10,257
Commitments and contingencies
Redeemable convertible preferred stock	28,711	—	—	—	(28,711)	(28,711)	(j)
					3,000	3,000	(g)
					181	181	(g)
					(3,000)	(3,000)	(j)
					(181)	(181)	(j)	—
STOCKHOLDERS’ EQUITY (DEFICIT)
Common stock	20	5	—	—	(19)	(19)	(m)	6
Additional paid-in capital	812	166,674	—	—	(160,869)	(160,869)	(k)	—
	—	—	(5,255)		—	(5,255)	(b)	—
	—	—		(550)	—	(550)	(l)	—
					(334)	(334)	(m)	—
	—	—	—	—	234	234	(h)	—
	—	—	—	—	3,000	3,000	(j)	—
	—	—	—	—	181	181	(j)	—
	—	—	—	—	2,101	2,101	(i)
	—	—	—	—	(1,100)	(1,100)	(d)	—
	—	—	—	—	600	600	(d)	—
	—	—	—	—	28,711	28,711	(j)	34,205
Accumulated deficit	(39,741)	(159,293)	—	—	159,293	159,293	(k)
	—	—	—	—	(2,101)	(2,101)	(i)
	—	—	(1,929)	—	1,929	—	(c)	(41,842)
Total stockholders’ equity (deficit)	(38,909)	7,386	(7,184)	(550)	31,626	23,892		(7,631)
Total liabilities and stockholders’ equity (deficit)	$2,423	$10,122	$(7,406)	$(2,013)	$(500)	$(9,919)		$2,626

See accompanying notes to the unaudited pro forma condensed combined financial statements.

Adynxx, Inc.
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Three Months Ended March 31, 2019
(In thousands, except per share data)
	Adynxx, Inc. (Accounting Acquirer) Historical	Alliqua BioMedical, Inc. (Accounting Acquiree)	Planned Spin-off	Adynxx Transactions	Total Pro Forma Adjustments	Notes	Pro Forma Combined
Revenue, net	$—	$129	$(129)	—	$(129)	(n)	$—
Cost of revenues	—	237	(237)	—	(237)	(n)	—
Gross loss	—	(108)	108	—	108		—
Operating expenses:
Selling, general and administrative	863	605	(504)		(504)	(n)	964
Research and product development	1,331	—	—	—	—		1,331
Grant reimbursement	(94)	(94)
Acquisition related expenses	—	270		(270)	(270)	(p)	—
Total operating expenses	2,100	875	(504)	(270)	(774)		2,201
Loss from operations	(2,100)	(983)	612	270	882		(2,201)
Interest and other income (expense):
Interest income (expense)	(268)	12	—	59	59	(q)	(197)
Change in fair value of warrant liability	(94)	(135)	—	—	—
	—	—	—	94	94	(o)	(135)
Loss from continuing operations	$(2,462)	$(1,106)	$612	$423	$1,035		$(2,533)
Net loss per share basic and diluted common share
Loss from continuing operations		$(1.33)					$(0.44)
Pro forma weighted average shares outstanding used in computing basic and diluted net loss per common share		830,820			4,987,870	(s)	5,818,690
Reconciliation of pro forma weighted average shares outstanding:
Weighted average number of shares held by Adynxx shareholders pre-merger						(r)	136,866,375
Conversion ratio						(r)	0.0364
Weighted average number of shares held by Adynxx shareholders post-merger							4,987,870
Weighted average number of shares held by Alliqua shareholders						(r)	830,820
Total pro forma weighted average shares outstanding							5,818,690

See accompanying notes to the unaudited pro forma condensed combined financial statements.

Adynxx, Inc.
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2018
(In Thousands, Except Per Share Data)
	Adynxx, Inc. (Accounting Acquirer) Historical	Alliqua BioMedical, Inc. (Accounting Acquiree)	Planned Spin-Off	Adynxx Transactions	Total Pro Forma Adjustments	Notes	Pro Forma Combined
Revenue, net	$—	$2,216	$—	$—	$—		$—
	—	—	(2,216)	—	(2,216)	(n)	—
Cost of revenues	—	1,720	—	—	—		—
	—	—	(1,720)	—	(1,720)	(n)	—
Gross profit	—	496	(496)	—	(496)		—
Operating expenses:
Selling, general and administrative	2,982	4,778	—		—		—
	—	—	(2,502)	—	(2,502)	(n)	5,258
Acquisition related expenses	—	1,014	—	(1,014)	(1,014)	(p)	—
Research and development	2,137	—		—	—		2,137
Total operating expenses	5,119	5,792	(2,502)	(1,014)	(3,516)		7,395
Loss from operations	(5,119)	(5,296)	2,006	1,014	3,020		(7,395)
Interest and other income (expenses):
Interest income (expense)	(980)	24	—	334	334	(q)	(622)
Change in fair value of warrant liability	(97)	(26)	—	—	—
	—	—	—	97	97	(o)	(26)
Change in fair value of derivative liability	211	—	—	(211)	(211)	(q)	—
Loss on early extinguishment of debt, net	—	(1,706)	—	—	—		(1,706)
Net loss from continuing operations	$(5,985)	$(7,004)	$2,006	$1,234	$3,240		$(9,749)
Net loss per share basic and diluted common share
Loss from continuing operations		$(8.54)					$(1.68)
Pro forma weighted average shares outstanding used in computing basic and diluted net loss per common share		820,565			4,987,870	(s)	5,808,435
Reconciliation of pro forma weighted average shares outstanding:
Weighted average number of shares held by Adynxx shareholders pre-merger							136,866,375
Conversion ratio						(r)	0.0364
Weighted average number of shares held by Adynxx shareholders post-merger							4,987,870
Weighted average number of shares held by Alliqua shareholders						(r)	820,565
Total pro forma weighted average shares outstanding							5,808,435

See accompanying notes to the unaudited pro forma condensed combined financial statements.

Adynxx, Inc.
Notes to the Unaudited Pro Forma Condensed Combined Financial Information
1.
Description of Transaction and Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared pursuant to the rules and regulations of SEC Regulation S-X and presents the pro forma financial position and results of operations of the combined companies based upon the historical data of Alliqua BioMedical, Inc. and Private Adynxx. The merger will be treated by Alliqua as a reverse merger and recapitalization effected by a share exchange for financial accounting and reporting purposes. The pro forma condensed combined financial information also gives effect to the spin-off of Alliqua’s wholly owned subsidiary, AquaMed Technologies, Inc. (“AquaMed”), engaged in the custom hydrogel manufacturing business, in the form of a pro rata distribution of the common equity of the subsidiary to Alliqua’s stockholders, or the Spin-off Transaction, see note below titled “Planned Spin-Off.” Since Alliqua will be deemed to have no operations upon consummation of the Spin-off, Alliqua is not considered to be a business for accounting purposes. Accordingly, no goodwill or intangible assets will be recorded as a result of the merger. Because Private Adynxx will be treated as the acquiring company, Private Adynxx’s assets and liabilities will be recorded at their pre-combination carrying amounts and the historical operations that are reflected in the unaudited pro forma condensed combined financial information will be those of Private Adynxx.
Description of Transaction
On May 3, 2019, Adynxx, Inc., formerly known as “Alliqua Biomedical, Inc.,” completed a business combination with privately-held “Adynxx, Inc.,” or Private Adynxx, in accordance with the terms of the Agreement and Plan of Merger and Reorganization, dated as of October 11, 2018, as amended and supplemented from time to time, or the Merger Agreement, by and among us, Embark Merger Sub, Inc., or the Merger Sub, and Private Adynxx, pursuant to which Merger Sub merged with and into Private Adynxx, with Private Adynxx surviving as a wholly-owned subsidiary of the re-named Adynxx, Inc. which is referred to herein as the Merger. Also, on May 3, 2019, in connection with, and immediately prior to the completion of the Merger, we effected a reverse stock split at a ratio of one new share for every six shares of our common stock outstanding, or the Reverse Stock Split, and immediately following the Merger, we changed our name to “Adynxx, Inc.” Following the completion of the Merger, the business conducted by Private Adynxx became primarily the business conducted by us, which is the development of novel, disease-modifying pharmaceutical product candidates for the treatment of pain and inflammation.
Under the terms of the Merger Agreement, we issued shares of our common stock to Private Adynxx’s stockholders at an exchange rate of 0.0359 shares of common stock in exchange for each share of Private Adynxx common stock outstanding immediately prior to the Merger (which exchange rate reflects the Reverse Stock Split). The exchange rate was determined pursuant to the terms of the Merger Agreement. We also assumed all of the stock options outstanding under Private Adynxx’s 2010 Equity Incentive Plan, or the Private Adynxx Plan, with such stock options representing the right to purchase a number of shares of our common stock equal to 0.0359 multiplied by the number of shares of Private Adynxx common stock previously represented by such options under the Private Adynxx Plan.
Immediately after the Merger, the former Private Adynxx stockholders, warrant holders and option holders owned approximately 86% of the fully-diluted common stock of the combined company, with our stockholders and option holders immediately prior to the Merger, whose shares of our common stock remain outstanding after the Merger, owning approximately 14% of the fully-diluted common stock of the combined company.
Distribution of Cash
On April 11, 2019, Alliqua announced that its board of directors has (i) declared a conditional special cash dividend (the “Special Dividend”) of  $1.05 for each share of common stock outstanding as of the close of business on April 22, 2019 (the “Record Date”) and (ii) set the Record Date as the record date for determining stockholders entitled to receive shares of AquaMed in connection with Alliqua’s spin-off of AquaMed (the “Distribution”).

Adynxx, Inc.
Notes to the Unaudited Pro Forma Condensed Combined Financial Information

The payment of the Special Dividend is subject to the consummation of the Merger. In May 2019, we made a one-time special cash distribution to the pre-Merger holders of shares of Alliqua BioMedical, Inc. in the amount of  $6.30 per share, post-split.
Planned Spin-Off
Alliqua’s wholly owned subsidiary, AquaMed Technologies, Inc. (“AquaMed”), is engaged in the custom hydrogel manufacturing business. Alliqua intends to effectuate the spin-off of AquaMed into a separate, stand-alone company upon consummation of the following steps:
(1)
Pursuant to an Asset Contribution and Separation Agreement to be entered into by and between us and AquaMed, or the Separation Agreement, we will transfer certain assets and liabilities utilized primarily in connection with our custom hydrogels contract manufacturing business to AquaMed;

(2)
AquaMed will issue a to be determined number of shares of its common stock to us in consideration of the contribution of assets pursuant to the Separation Agreement, or the Distribution Consideration; and

(3)
We will distribute to the pre-Merger holders of shares of Alliqua as of April 22, 2019 all of the issued and outstanding shares of common stock, par value $0.001 per share, of AquaMed by way of a pro rata dividend.

If we are unable to consummate the spin-off of AquaMed, we will seek to sell the assets of AquaMed to another third party.
While Adynxx and Alliqua expect the Planned Spin-off to occur, it is not certain the transaction will be consummated. In the event Alliqua cannot spin-off the AquaMed subsidiary, the accounting treatment of the transaction between Alliqua and Adynxx could change. In this event, the transaction would most likely be considered an acquisition of Alliqua by Adynxx and purchase accounting would be applied. The purchase consideration would equal to the fair value of the post-merger shares retained by Alliqua shareholders and Alliqua’s opening balance sheet would be recorded at fair value with the excess of the purchase price over the net assets recognized as goodwill.
The pro forma adjustments described in Note 2 were based on available information and certain assumptions made by management and may be revised as additional information becomes available. The historical financial information has been adjusted in the unaudited pro forma condensed combined financial information to give effect to events that are (1) directly attributable to the merger transaction, (2) factually supportable, and (3) with respect to the statement of operations, expected to have a continuing impact on the combined results.
2.
Pro Forma Adjustments

The unaudited pro forma condensed combined balance sheet has been prepared as if the acquisition was completed on March 31, 2019 and reflects the following pro forma adjustments:
(a)
To reflect the distribution of 1) existing cash on hand and 2) certain assets and liabilities relating to discontinued operations that were held by Alliqua prior to the time of the Merger.

(b)
Approximately $5,255,000 will be distributed to existing Alliqua shareholders shortly after the consummation of the Merger as a result of a cash dividend declared by Alliqua on April 22, 2019. The dividend is expected to be paid by May 31, 2019.

(c)
The balance of existing cash on hand of approximately $2,151,000 will be used to settle all remaining current liabilities associated with the discontinued operations and all estimated Merger related costs. The spin off entity will also receive cash of  $325,000 as part of this distribution.

Adynxx, Inc.
Notes to the Unaudited Pro Forma Condensed Combined Financial Information

(d)
To reflect $1,100,000 of investment banking fees, an aggregate of  $750,000 was incurred by Adynxx, of which $250,000 is payable in stock upon consummation of the Merger and $500,000 is payable in cash at a specified period after consummation of the Merger, but no later than July 31, 2019, and $350,000 was incurred by Alliqua, all of which is payable in stock upon consummation of the merger.

(e)
To reflect the impacts of the Spin-off transaction, whereby Alliqua is expected to complete the Spin-off of its existing contract manufacturing operations by June 21, 2019. After this Spin-off transaction, Alliqua will no longer have any operating assets and liabilities and no operating activities. For the preparation of the pro forma balance sheet, Adynxx has assumed the Spin-off transaction will occur at March 31, 2019.

(f)
The right of use asset and long-term liability related to discontinued operations consists of an operating lease that will be assumed by Adynxx upon consummation of the Merger. This right of use asset represents a lease that is not being consumed by Adynxx. The space was subleased in October 2018 and is fully guaranteed by Cellularity. Adynxx will receive sublease income as a result of this transaction which will be netted against the lease liability.

(g)
To reflect the conversion of the Notes outstanding principal balance of  $3,000,000 and unpaid accrued interest of  $181,479 into shares of Adynxx Series B Preferred Stock and then exchanged for shares of common stock in Alliqua. In accordance with an amendment to the March 2018 and September 2018 Notes signed in October 2018, in the event Adynxx consummates a merger on or before the maturity date, the convertible notes will automatically convert into shares of Series B Preferred Stock at a conversion price of  $0.3133 per share. The principal and unpaid accrued interest of the remaining Notes outstanding will convert to equity upon the consummation of a financing post-merger.

(h)
To reflect the reclassification of the Adynxx warrant liability to additional paid in capital. This liability was historically recognized as the warrants held by Adynxx shareholders were exercisable into shares of stock that were potentially redeemable. In connection with the Merger, the outstanding warrants held by Adynxx shareholders were exchanged for warrants that are exercisable into shares of common stock and qualify for equity classification.

(i)
The March 2018 and September 2018 notes were substantially modified, resulting in the extinguishment of the original notes and termination of the related derivative liabilities. As a result, the beneficial conversion features embedded within these notes were recognized at their intrinsic value on the modification date. The intrinsic value was calculated as the difference between the effective conversion price of  $0.3133 per share and the fair value of the preferred stock into which the debt is convertible, multiplied by the number of shares of preferred stock into which the debt is convertible. The fair value was assumed to be $0.5278 per share.

(j)
Upon consummation of the Merger, each share of Adynxx preferred stock outstanding is converted to Adynxx common stock, which shall have the right to receive a number of Alliqua common stock equal to the Exchange Ratio, and each share of Adynxx common stock outstanding shall be converted solely into the right to receive a number of shares of Alliqua common stock equal to such Exchange Ratio.

(k)
The terms and conditions of the Merger gave rise to reverse merger accounting whereby Adynxx was deemed the accounting acquirer for accounting purposes. Under reverse merger accounting the assets and liabilities must reflect the historical cost basis of Adynxx (prior to consideration of the reverse stock split discussed in item (j) above). Consequently, this adjustment is to remove Alliqua’s historical equity balances and retained earnings.

(l)
The distribution of Alliqua’s assets is treated as a dividend for purposes of the Planned Spin-Off Transaction. The distribution represents a return of capital.

Adynxx, Inc.
Notes to the Unaudited Pro Forma Condensed Combined Financial Information

(m)
Upon consummation of the Merger and taking into effect the 1 for 6 reverse stock split there were 5,808,027 shares of common stock outstanding with a par value of  $0.001 per share. The Adynxx capital account was adjusted to reflect this share structure post-merger.

The accompanying unaudited pro forma condensed combined statement of operations has been prepared as if the acquisition was completed on January 1, 2018 in each of the periods presented.
The calculation of the net loss per share in the unaudited pro forma condensed combined statement of operations assume the issuance of common shares to Alliqua stockholders in the Merger had occurred on January 1, 2018.
The unaudited pro forma condensed combined statements of operations reflect the following pro forma adjustments:
(n)
To reflect the impacts of the Spin-off transaction whereby Alliqua is expected to spin-off its existing contract manufacturing operations prior to the Merger. After this Spin-off transaction, Alliqua will no longer have any operating assets and liabilities and no operating activities.

(o)
To eliminate the changes in fair value of warrant liability. In connection with the Merger, the outstanding warrants held by Adynxx shareholders were exchanged for warrants that are exercisable into shares of common stock and qualify for equity classification. As such, mark-to-market adjustments are no longer applicable.

(p)
To eliminate the impact of acquisition costs incurred by Alliqua prior and up-to the consummation of the Merger.

(q)
To eliminate interest expense and changes in the fair value of the derivative liability as a result of the conversion of the associated Notes as described more fully in item (g) above.

(r)
To compute the impacts of the Merger on the weighted average shares outstanding, computed as the sum of  (1) the weighted average shares held by Adynxx shareholders prior to the Merger, adjusted for an estimated exchange ratio on January 1, 2018 of 0.0364 and (2) the weighted average shares outstanding held by Alliqua shareholders derived from the Alliqua Form 10-K for the years ended December 31, 2018 and the Alliqua Form 10-Q for the three months ended March 31, 2019, each adjusted for the 1 for 6 reverse stock split effected at the time of the Merger. The estimated exchange ratio will vary from the actual exchange ratio established on the closing date of the Merger due to difference in shares outstanding at January 1, 2018 and May 3, 2019.

(s)
Because the pro forma combined statement of operations yields a net loss, pro forma weighted average shares outstanding, adjusted for the reverse stock split, excludes the impacts of 101,000 warrants outstanding, 3,266,269 options outstanding and 3,333 non-vested restricted stock at December 31, 2018 and 101,000 warrants outstanding, 3,261,685 options outstanding and 3,333 non-vested restricted stock at March 31, 2019, as the effects of such dilutive securities are anti-dilutive.

INDEX TO FINANCIAL STATEMENTS
Adynxx, Inc.
Years Ended December 31, 2018 and 2017
and Three Months Ended March 31, 2019 and 2018 (Unaudited)

Report of Independent Registered Public Accounting Firm
Stockholders and Board of Directors
Adynxx, Inc.
San Francisco, California
Opinion on the Financial Statements
We have audited the accompanying balance sheets of Adynxx, Inc. (the “Company”) as of December 31, 2017 and 2018, the related statements of operations, redeemable convertible preferred stock and stockholders’ deficit, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2017 and 2018, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.
Going Concern Uncertainty
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company does not have a commercial product that can generate cash and accordingly will need to raise additional capital to fund its operations. These factors, among others, raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ BDO USA, LLP
We have served as the Company’s auditor since 2012.
San Jose, California
June 7, 2019

Adynxx, Inc.
Balance Sheets
(In thousands, except share and per share data)
	December 31,		March 31, 2019
	2017	2018
			(unaudited)
Assets:
Current assets
Cash and cash equivalents	$4,301	$1,887	$1,581
Restricted cash	—	55	255
Prepaid expenses and other current assets	34	10	396
Total current assets	4,335	1,952	2,232
Property and equipment, net	13	10	8
Right of use asset, net	—	—	165
Restricted cash	55	—	—
Other assets	18	18	18
Total assets	$4,421	$1,980	$2,423
Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Deficit:
Current liabilities
Accounts payable	$703	$491	$1,201
Accrued liabilities	1,158	857	1,193
Operating lease liability	—	—	173
Convertible promissory notes – related party	—	4,500	6,000
Current portion of term loan, net of discount	1,711	3,812	3,820
Total current Liabilities	3,572	9,660	12,387
Term loan, net of current portion and discount	2,951	—	—
Warrant liability	42	140	234
Commitments and contingencies (Note 6)
Redeemable convertible preferred stock:
Series A redeemable convertible preferred stock, $0.001 par value; 57,002,183 shares authorized; 56,672,658 shares issued and outstanding as of December 31, 2017, December 31, 2018 and March 31, 2019 (unaudited) (liquidation value of $12,898,697 as of December 31, 2017, December 31, 2018 and March 31, 2019 (unaudited))	12,814	12,814	12,814
Series B redeemable convertible preferred stock, $0.001 par value; 51,069,262 shares authorized; 51,069,262 shares issued and outstanding as of December 31, 2017, December 31, 2018 and March 31, 2019 (unaudited) (liquidation value of $16,000,000 as of December 31, 2017, December 31, 2018 and March 31, 2019 (unaudited))	15,897	15,897	15,897
Stockholders’ deficit:
Common stock, $0.001 par value; 148,000,000 shares authorized; 19,548,969 shares issued and outstanding as of December 31, 2017, December 31, 2018 and March 31, 2019 (unaudited)	20	20	20
Additional paid-in capital	419	728	812
Accumulated deficit	(31,294)	(37,279)	(39,741)
Total stockholders’ deficit	(30,855)	(36,531)	(38,909)
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$4,421	$1,980	$2,423
The accompanying notes are an integral part of these financial statements.

Adynxx, Inc.
Statements of Operations
(In thousands)
	Years Ended December 31,		Three Months Ended March 31,
	2017	2018	2018	2019
			(unaudited)	(unaudited)
Operating expenses
Research and development	$8,722	$2,137	$686	$1,331
General and administrative	2,341	2,982	694	863
Grant reimbursements	—	—	—	(94)
Total operating expenses, net	11,063	5,119	1,380	2,100
Loss from operations	(11,063)	(5,119)	(1,380)	(2,100)
Interest expense, net	(515)	(992)	(143)	(268)
Other income (expense), net	17	126	—	(94)
Net loss	$(11,561)	$(5,985)	$(1,523)	$(2,462)
The accompanying notes are an integral part of these financial statements.

Adynxx, Inc.
Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit
(In thousands, except share data)
For the periods ended:	Series A Redeemable Convertible Preferred Stock		Series B Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount
Balance, December 31, 2016	56,321,165	$12,734	51,069,262	$15,897	19,548,969	$20	$118	$(19,733)	$(19,595)
Exercise of warrants	351,493	80	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	—	—	301	—	301
Net loss	—	—	—	—	—	—	—	(11,561)	(11,561)
Balance, December 31, 2017	56,672,658	12,814	51,069,262	15,897	19,548,969	20	419	(31,294)	(30,855)
Stock-based compensation expense	—	—	—	—	—	—	309	—	309
Net loss	—	—	—	—	—	—	—	(5,985)	(5,985)
Balance, December 31, 2018	56,672,658	$12,814	51,069,262	$15,897	19,548,969	$20	$728	$(37,279)	$(36,531)
Stock-based compensation expense (unaudited)	—	—	—	—	—	—	84	—	84
Net loss (unaudited)	—	—	—	—	—	—	—	(2,462)	(2,462)
Balance, March 31, 2019 (unaudited)	56,672,658	$12,814	51,069,262	$15,897	19,548,969	$20	$812	$(39,741)	$(38,909)
For the three months ended March 31, 2018 (unaudited)
Balance, December 31, 2017	56,672,658	$12,814	51,069,262	$15,897	19,548,969	$20	$419	$(31,294)	$(30,855)
Stock-based compensation expense (unaudited)	—	—	—	—	—	—	75	—	75
Net loss (unaudited)	—	—	—	—	—	—	—	(1,523)	(1,523)
Balance, March 31, 2018 (unaudited)	56,672,658	$12,814	51,069,262	$15,897	19,548,969	$20	$494	$(32,817)	$(32,303)

The accompanying notes are an integral part of these financial statements.

Adynxx, Inc.
Statements of Cash Flows
(In thousands)
	Years Ended December 31,		Three Months Ended March 31,
	2017	2018	2018	2019
			(unaudited)	(unaudited)
Cash flows from operating activities:
Net loss	$(11,561)	$(5,985)	$(1,523)	$(2,462)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	10	8	2	2
Stock-based compensation expense	301	309	75	84
Changes in fair value of warrant liability	(12)	98	—	94
Accretion of final charge upon maturity of Oxford Term Loan A and B	106	224	27	80
Amortization of issuance cost and discounts for term loans and convertible notes	54	40	18	8
Non-cash interest expense on convertible promissory notes	—	126	1	89
Amortization of right-of-use asset	—	—	—	8
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	329	23	(19)	(386)
Other assets	1	—	—	—
Accounts payable	601	(212)	(629)	710
Accrued liabilities	(12)	(650)	(387)	167
Net Cash Used in Operating Activities	(10,183)	(6,019)	(2,435)	(1,606)
Cash flows from investing activities:
Purchases of property and equipment	(3)	(5)	—	—
Net cash used in investing activities	(3)	(5)	—	—
Cash flows from financing activities:
Payments on term loan	(139)	(890)	(616)	—
Proceeds from exercise of warrants	80	—	—	—
Proceeds from issuance of convertible promissory notes – related party	—	4,500	1,500	1,500
Net cash provided (used) by financing activities	(59)	3,610	884	1,500
Net decrease in cash and cash equivalents and restricted cash	(10,245)	(2,414)	(1,551)	(106)
Cash and cash equivalents and restricted cash at beginning of year	14,601	4,356	4,356	1,942
Cash and cash equivalents and restricted cash at end of year	$4,356	$1,942	$2,805	$1,836
Other supplemental disclosure:
Cash paid for interest	$355	$376	$97	$91
Non-cash investing and financing activities
Right-of-use assets obtained in exchange for operating lease obligations(1)	$—	$—	$—	$227

(1)
Amounts for the three months ended March 31, 2019 pertains to the transition adjustment for the adoption of ASC 842.

The accompanying notes are an integral part of these financial statements.

Adynxx, Inc.
Notes to Financial Statements
Note 1.   Organization and Basis of Presentation
The Company
Adynxx, Inc. (the “Company”) was incorporated on October 24, 2007, in the state of Delaware. The Company is a clinical-stage pharmaceutical entity that is developing a technology platform to address pain at its molecular roots. The Company is primarily engaged in developing initial product technology, recruiting personnel, and raising capital.
Basis of Presentation
The accompanying financial statements have been prepared using accounting principles generally accepted in the United States of America (“GAAP”).
Unaudited Interim Financial Information
The accompanying interim balance sheet as of March 31, 2019, the statements of operations, redeemable convertible preferred stock and stockholders’ deficit and cash flows for the three months ended March 31, 2019 and 2018, and the related footnote disclosures are unaudited. In management’s opinion, the unaudited interim financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, which include only normal recurring adjustments, necessary for the fair statement of the Company’s financial position as of March 31, 2019 and its results of operations and cash flows for the three months ended March 31, 2019 and 2018 in accordance with GAAP. The results for the three months ended March 31, 2019 are not necessarily indicative of the results expected for the full year of 2019 or any other interim period(s).
Liquidity
The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As of March 31, 2019, the Company had $1.6 million in cash and cash equivalents, had Oxford term loans, or Term Loans, including accrued interest outstanding of  $4.3 million, and convertible promissory notes, or Notes, including accrued interest, outstanding to investors of  $6.2 million. From inception through March 31, 2019 the Company had an accumulated deficit of approximately $39.7 million. The Company expects to incur substantial losses in future periods. The Company is subject to risks common to companies in the clinical stage, including, but not limited to, development of new products, development of markets and distribution channels, dependence on key personnel, and the ability to obtain additional capital as needed to fund its product development plans. The Company has a limited operating history and has yet to generate any revenues from customers. There is no guarantee that profitable operations, if ever achieved, could be sustained on a continuing basis.
In April 2019 and May 2019, the Company issued Notes to current investors and received an additional $2 million and $0.5 million, respectively. The Notes accrue interest at 8% per annum and mature on the first anniversary of the applicable issuance date.
The Company plans to finance its operations and capital funding needs through equity and/or debt financing. However, there can be no assurance that additional funding will be available to the Company on acceptable terms on a timely basis, if at all, or that the Company will generate sufficient cash from operations to adequately fund operating needs or ultimately achieve profitability. The conditions above, among others, raise substantial doubt about the ability of the Company to continue as a going concern within one year after the date of the issuance of the financial statements.
The accompanying financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Adynxx, Inc.
Notes to Financial Statements

Note 2.   Summary of Significant Accounting Policies
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities at the date of the financial statements, and the reported amounts of expenses incurred during the reporting period. Actual results could differ from those estimates and such differences could be material to the Company’s financial position and results of operations.
Significant estimates and assumptions include the valuation of equity instruments and equity-linked instruments, including the valuation of the Company’s common stock and the valuation of the Company’s common stock options for purposes of accounting for stock-based compensation, and accruals for clinical trials and the valuation allowances on deferred tax assets.
Concentration of Credit Risk and Other Risks and Uncertainties
Financial instruments that potentially subject the Company to concentration of credit risk consist of cash and cash equivalents. Cash and cash equivalents are deposited in demand and money market accounts with established financial institutions and, at times, such balances with any one financial institution may be in excess of the Federal Deposit Insurance Corporation insured limits. To date, the Company has not experienced any losses on its deposits of cash and cash equivalents.
The Company operates in a dynamic and highly competitive industry and believes that changes in any of the following areas could have a material adverse effect on the Company’s future financial position, results of operations, or cash flows: ability to obtain future financing; advances and trends in new technologies and industry standards; results of clinical trials; regulatory approval and market acceptance of the Company’s products; development of sales channels; certain strategic relationships; litigation or claims against the Company based on intellectual property, patent, product, regulatory, or other factors; and the Company’s ability to attract and retain employees necessary to support its growth.
The Company’s postoperative pain reduction product candidate, brivoligide, is an oligonucleotide. The Company currently uses Avecia as a single supplier for the brivoligide drug substance. There are currently a limited number of oligonucleotide manufacturers with commercial scale capabilities globally. While the Company intends to develop secondary sources for manufacturing of its drug candidates in the future, there can be no assurance that it will be able to do so on commercially reasonable terms, or at all. Any interruption in the supply of this key material could significantly delay the research and development process or increase the expenses for development and commercialization of the Company’s product candidates. The quality of materials can be critical to the performance of a drug delivery technology. Therefore, the lack of a reliable source that provides a consistent supply of high quality materials would harm the Company. At March 31, 2019, this vendor’s activity was not material to total accounts payable.
At March 31, 2019, three vendors represented 37%, 31% and 14% of total accounts payable. Two of these vendors supported clinical study activities which accounted for 51% of the total accounts payable. The remaining vendor was related to general and administrative activities associated with the merger between Adynxx, Inc. and Alliqua BioMedical, Inc. that closed on May 3, 2019, or Merger. At December 31, 2018, three vendors represented 52%, 26% and 15% of total accounts payable. Two of these vendors supported general and administrative activities, primarily associated with the Merger and next round of equity financing, which accounted for 67% of the total accounts payable. The remaining vendor supported clinical study activities. At December 31, 2017, two vendors represented 56% and 31%, of total accounts payable. The vendor that represented 56% of the Company’s accounts payable, supported manufacturing activities and the other vendor was associated with clinical study activities.

Adynxx, Inc.
Notes to Financial Statements

Clinical Trial Accruals
The Company’s clinical trial accruals are based on patient enrollment and related costs at clinical investigator sites as well as for the services received and efforts expended pursuant to contracts with multiple research institutions and contract research organizations that conduct and manage clinical trials on the Company’s behalf. The Company accrues expenses related to clinical trials based on contracted amounts applied to the level of patient enrollment and activity according to the clinical trial protocol. If timelines or contracts are modified based upon changes in the clinical trial protocol or scope of work to be performed, the Company modifies the estimates of accrued expenses accordingly. To date, the Company has had no significant adjustments to accrued clinical trial expenses.
In March 2018, the Company closed its contracts with Premier Research International LLC and CRF Health, Inc. (“Contract Research Organizations or CROs”) upon completion of a Phase 2 clinical trial in March 2018. For the years ended December 31, 2018 and 2017, the Company incurred $95,000 and $6.2 million, respectively, of expenses in connection with this clinical study.
In November 2018, the Company entered into agreements with PRA Health, Inc. and CRF Health, Inc. (“Contract Research Organizations or CROs”) pursuant to which the CROs agreed to assist the Company with the conduct of a Phase 2 clinical trial. To support additional clinical trial activities the Company also entered into agreements with Premier Research International LLC for biostatistical services, ICON Central Laboratories for laboratory services and Almac Clinical Services for storage and distribution services. In connection with this clinical study, the Company incurred expenses of  $667,000 and $0 for the three months ended March 31, 2019 and 2018, respectively, and $185,000 and $0 for the years ended December 31, 2018 and 2017, respectively.
Cash and Cash Equivalents
The Company considers all highly liquid investments purchased with a maturity of three months or less on the date of acquisition to be cash and cash equivalents.
Property and Equipment, Net
Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is computed using a straight-line method over the estimated useful lives of the assets, generally three to five years. Leasehold improvements are amortized over the shorter of the estimated useful life of the asset or the remaining term of the lease.
Expenditures for repairs and maintenance are charged to expense as incurred. Upon disposition of an asset, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is reflected in the statements of operations.
Impairment of Long-Lived Assets
The Company’s long-lived assets and other assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Recoverability of an asset to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by the asset. If such asset is considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the asset exceeds its fair value. As of March 31, 2019, December 31, 2018 and December 31, 2017, the Company had not experienced any impairment losses on its long-lived assets.
Restricted Cash
As of March 31, 2019, December 31, 2018 and December 31, 2017, cash of  $255,000, $55,000 and $55,000 respectively, was restricted from withdrawal and held by a bank. At March 31, 2019, the Company had $200,000 restricted from withdrawal and held by a bank in the form of a secured money market

Adynxx, Inc.
Notes to Financial Statements

account as collateral for Oxford Finance, LLC (“Oxford”) in conjunction with a debt amendment that occurred in January 2019. In addition, as of March 31, 2019, December 31, 2018 and December 31, 2017, the Company had $55,000 restricted and held by a bank as collateral for a letter of credit provided to the Company’s facility landlord.
Stock-Based Compensation
Stock-based compensation is measured at the grant date based on the fair value of the award. The fair value of the award that is ultimately expected to vest is recognized as expense on a straight-line basis over the requisite service period, which is generally the vesting period. The Company recognizes forfeitures as they occur.
The Company uses the Black-Scholes option-pricing model (the “Black-Scholes model”) as the method for determining the estimated fair value of stock options.
Expected Term — The expected term represents the period that the Company’s stock-based awards are expected to be outstanding and is determined using the simplified method.
Expected Volatility — Expected volatility is estimated using comparable public companies’ volatility for similar terms.
Expected Dividend — The Black-Scholes model calls for a single expected dividend yield as an input. The Company has never paid dividends and has no plans to pay dividends.
Risk-Free Interest Rate — The risk-free interest rate used in the Black-Scholes model is based on the U.S. Treasury zero-coupon issues in effect at the time of grant for periods corresponding with the expected term of the option.
Research and Development
Research and development expenses consist of personnel costs, including salaries, benefits and stock-based compensation, preclinical studies, clinical studies performed by Contract Research Organizations (or “CROs”), materials and supplies, licenses and fees, and overhead allocations consisting of various administrative and facilities related costs. The Company charges research and development costs, including clinical study costs, to expense when incurred.
Collaboration Agreement
In June 2018, the Company entered into a collaboration agreement with twoXAR, an artificial intelligence-driven drug discovery company, in order to identify potential product candidates for the treatment of endometriosis. Through March 31, 2019, the Company was not obligated to make any payments under the terms of the collaboration agreement. In May 2019, the Company made a collaboration initiation payment of  $75,000, which will be charged to research and development expenses for the three months ended June 30, 2019.
Grant Reimbursements
In December 2018, the Company received a Notice of Award from the National Institute on Drug Abuse (“NIDA”), part of the National Institutes of Health (“NIH”), to support the clinical development of its lead product candidate, brivoligide. NIH grants provide funds for certain types of expenditures in connection with research and development activities over a contractually defined period. The maximum funding expected to be available under this grant for qualified expenditures over the two year period through December 2020 is approximately $5.7 million.
On January 1, 2019, the Company adopted Accounting Standards Update (ASU) 2018-08, “Clarifying the Scope and the Accounting Guidance for Contributions Received and Contributions Made.” Based on this guidance, the Company determined that grant payments received met the definition of a ‘conditional

Adynxx, Inc.
Notes to Financial Statements

contribution’ (versus an exchange contract) because (i) the Company has limited discretion in the way the funds may be spent, which creates a barrier to entitlement, and (ii) the grant contains provisions that release the awarding agency from the obligation to transfer funds that are not expended at the time the award is terminated. The Company recognizes grant reimbursements as a contra operating expense and reflects this as a component of its loss from operations in the period during which the qualifying expenses are incurred and the related services rendered, provided that the applicable performance obligations have been met.
For the three months ended March 31, 2019, the Company incurred qualified expenses and recognized $94,000 of grant reimbursements.
Income Taxes
The Company accounts for income taxes using the asset and liability method whereby deferred tax asset and liability account balances are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company provides a valuation allowance, if necessary, to reduce deferred tax assets to their estimated realizable value.
In evaluating the ability to recover its deferred income tax assets, the Company considers all available positive and negative evidence, including its operating results, ongoing tax planning, and forecasts of future taxable income on a jurisdiction-by-jurisdiction basis. In the event the Company determines that it would be able to realize its deferred income tax assets in the future in excess of their net recorded amount, it would make an adjustment to the valuation allowance, which would reduce the provision for income taxes. Conversely, in the event that all or part of the net deferred tax assets are determined not to be realizable in the future, an adjustment to the valuation allowance would be charged to earnings in the period such determination is made.
The Company recognizes the tax benefit from uncertain tax positions in accordance with GAAP, which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of uncertain tax positions taken or expected to be taken in a company’s tax return.
Convertible Preferred Stock Warrants
Freestanding warrants to acquire shares of convertible preferred stock are classified as liabilities on the accompanying balance sheets. These warrants are subject to remeasurement at fair value at each balance sheet date, and any change in fair value is recognized as a component of other income or expense. The Company will continue to adjust the carrying values of freestanding warrants classified as liabilities for changes in fair value until the earlier of the exercise or expiration of the warrants or the completion of a liquidation event, including the completion of an initial public offering.
Debt Modifications and Extinguishments
When the Company modifies debt, it does so in accordance with Accounting Standards Codification (“ASC”) 470-50, Debt: Modifications and Extinguishments, which requires modification to debt instruments to be evaluated to assess whether the modifications are considered “substantial modifications”. A substantial modification of terms shall be accounted for like an extinguishment. Based on the guidance relied upon and the analysis performed, the Company determined that the October 2018 modification of the March 2018 and September 2018 Notes, to add an additional conversion option in the event of a reverse merger, was considered to be a “substantial modification”. As a result, it treated this modification as an ‘extinguishment’ of those debts and recognized $11,000 of net gain from this debt extinguishment in other income. All other changes to debt provisions were not considered substantial and were treated as debt modifications.

Adynxx, Inc.
Notes to Financial Statements

Derivative Instruments
ASC 815-15, Derivatives and Hedging: Embedded Derivatives, generally provides three criteria that, if met, require companies to bifurcate conversion options from their host instruments and account for them as freestanding derivative financial instruments. These three criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument subject to the requirement of ASC 815.
The Company issued certain Notes in March 2018, September 2018, December 2018 and March 2019, which contained various embedded derivative features. In particular, these Notes contained the following features:
(1)
A share settled redemption in a qualified preferred stock financing; and

(2)
The right to an accelerated cash repayment in the event of a change in control.

These embedded features were not considered clearly and closely related to the debt host, therefore, they were bifurcated and accounted for separately from the debt host as a derivative liability. Derivative financial liabilities are initially recorded at fair value, with gains and losses arising from changes in fair value recognized in the statement of operations at each period end while such instruments are outstanding.
In October 2018, the Company modified the March 2018 and September 2018 Notes to add an additional conversion feature. The Company determined this was a “substantial modification” as defined in ASC 470-50 ‘Debt: Modifications and Extinguishments’. As a result, these Notes were accounted for as an ‘extinguishment’ of the debt and related derivative liability.
As of March 31, 2019 and December 31, 2018, the Company determined that there was no fair value associated with the embedded derivatives that remained with the modified March 2018 the modified September 2018, December 2018 and March 2019 Notes. See ‘Note 5 — Term Loans and Convertible Promissory Notes’ for further discussion of the Notes and the bifurcated derivative liability.
Fair Value of Financial Instruments
ASC 820-10, Fair Value Measurement, provides a framework for measuring fair value under GAAP and requires expanded disclosures regarding fair value measurements. The standard defines fair value as an exit price, representing the amount that would be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants. The standard also establishes a fair value hierarchy, which prioritizes the inputs used in measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:
Level 1 — Unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access as of the measurement date.
Level 2 — Inputs other than quoted prices included within Level 1 that are directly observable for the asset or liability or indirectly observable through corroboration with observable market data.
Level 3 — Unobservable inputs for the asset or liability only used when there is little, if any, market activity for the asset or liability at the measurement date.
This hierarchy requires the use of observable market data when available and to minimize the use of unobservable inputs when determining fair value.

Adynxx, Inc.
Notes to Financial Statements

The following tables present the Company’s fair value hierarchy for all of its financial instruments measured at fair value on a recurring basis as of March 31, 2019, December 31, 2018 and December 31, 2017 (in thousands):
	As of December 31, 2017
	Level 1	Level 2	Level 3	Total
Financial liabilities:
Warrant liability	$—	$—	$42	$42
Total financial liabilities	$—	$—	$42	$42

	As of December 31, 2018
	Level 1	Level 2	Level 3	Total
Financial liabilities:
Warrant liability	$—	$—	$140	$140
Total financial liabilities	$—	$—	$140	$140

	As of March 31, 2019 (unaudited)
	Level 1	Level 2	Level 3	Total
Financial liabilities
Warrant liability	$—	$—	$234	$234
Total financial liabilities	$—	$—	$234	$234
The carrying amounts reported in the accompanying balance sheets for cash and cash equivalents, accounts payable and accrued liabilities approximate their fair value due to their short maturities. The fair value of the Company’s term loan is based on the borrowing rate currently available to the Company for borrowings with similar terms and maturity and approximates its carrying value.
Derivative liability instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flow methodologies, or similar techniques, and at least one significant model assumption or input is unobservable. Level 3 liability instruments consist of the preferred stock warrant liability and derivative liability, for both of which there is no observable market data for the determination of fair value and requires significant management judgment and estimation.
The fair value of the warrant liability was determined using the Black-Scholes model (see ‘Note 8 — Warrants’ for a further discussion of the preferred stock warrants). The change in fair value of the preferred stock warrant liability is summarized below (in thousands):
	Years Ended December 31,		Three Months Ended March 31,
	2017	2018	2018	2019
			(unaudited)	(unaudited)
Fair value, beginning of period	$54	$42	$42	$140
Preferred stock warrants – exercised	(8)	—	—	—
Change in fair value of preferred stock warrants	(4)	98	—	94
Fair value at end of period	$42	$140	$42	$234
The fair value of the embedded derivative liability related to the Company’s Notes was determined using a bond plus option model. As of March 31, 2019 and December 31, 2018, the Company determined that there was no fair value remaining for the embedded derivatives associated with the modified March 2018, modified September 2018, December 2018 and the March 2019 Notes. See ‘Note 5 — Term Loans and Convertible Promissory Notes’ for further discussion on the derivative liability activity.

Adynxx, Inc.
Notes to Financial Statements

The change in fair value of the derivative liability relating to the Notes is summarized below (in thousands):
	Years Ended December 31,		Three Months Ended March 31,
	2017	2018	2018	2019
			(unaudited)	(unaudited)
Fair value, beginning of period	$—	$—	$—	$—
Embedded derivative liability from the issuance of Notes	—	864	496	—
Change in value of embedded derivatives	—	(211)	—	—
Termination of the embedded derivative liability due to the extinguishment of the related Notes	—	(653)	—	—
Fair value at end of period	$—	$—	$496	$—
Recently Adopted Accounting Pronouncements
Restricted Cash
In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows: Restricted Cash. This ASU requires changes in restricted cash during the period to be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. If cash, cash equivalents and restricted cash are presented in more than one line item on the balance sheet, the new guidance requires a reconciliation of the total in the statement of cash flows to the related captions in the balance sheet. This guidance is effective for fiscal periods beginning after December 15, 2017 and interim periods within that fiscal year, with early adoption permitted. The amendments in this ASU should be applied retrospectively to all periods presented. The Company adopted the guidance on a retrospective basis on January 1, 2018 and the beginning and ending of cash and cash equivalents for all periods presented in our statements of cash flows include restricted cash.
Non-employee Share-Based Payment Accounting
In June 2018, FASB issued ASU No. 2018-07, “Compensation — Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting” (“ASU 2018-07”). This new guidance changes the accounting for non-employee share-based payments to align with the accounting for employee stock compensation. The Company early adopted the guidance as of January 1, 2018 and the impact to its financial statements was not material.
Lease Accounting
In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (“ASU 2016-02”). ASU 2016-02 is intended to improve financial reporting of leasing transactions by requiring organizations that lease assets to recognize assets and liabilities for the rights and obligations created by leases that extend more than twelve months on the balance sheet. This accounting update also requires additional disclosures surrounding the amount, timing, and uncertainty of cash flows arising from leases. ASU 2016-02 is effective for financial statements issued for annual and interim periods beginning after December 15, 2018 for public business entities. A modified retrospective transition approach is required, applying the new standard to all leases existing at the date of initial application. An entity may choose to use either (1) its effective date or (2) the beginning of the earliest comparative period presented in the financial statements as its date of initial application. The Company adopted the new standard on January 1, 2019 and used the effective date as its date of initial application. Consequently, the Company has not adjusted prior period amounts.

Adynxx, Inc.
Notes to Financial Statements

The Company has elected the package of practical expedients permitted in ASC Topic 842. Accordingly, the Company accounted for its existing operating leases as operating leases under the new guidance, without reassessing (a) whether the contracts contain a lease under ASC Topic 842, (b) whether classification of the operating leases would be different in accordance with ASC Topic 842, or (c) whether the unamortized initial direct costs would have met the definition of initial direct costs in ASC Topic 842 at lease commencement.
The most significant impact from the adoption of this standard was the recognition of ROU assets and lease obligations on the balance sheet for operating leases. This standard did not have a material impact on the Company’s cash flows from operations and operating results. As a result of the adoption of the new lease accounting guidance, the Company recognized on January 1, 2019 (a) a lease liability of approximately $227,000, which represents the present value of the remaining lease payments of approximately $239,000, discounted using the Company’s incremental borrowing rate of 9.41%, and (b) a right-of-use asset of approximately $227,000 which represents the lease liability of  $227,000. The ROU asset is being amortized over the remaining term of the lease of twelve months from January 1, 2019.
Recent Accounting Pronouncements Not Yet Effective
In August 2018, the FASB issued No. ASU 2018-13, Changes to the Disclosure Requirements for Fair Value Measurement (Topic 820). This ASU eliminates, adds and modifies certain disclosure requirements for fair value measurements as part of its disclosure framework project. This ASU is effective for fiscal years beginning after December 15, 2019, including interim periods within that fiscal year, with early adoption permitted. The Company is currently assessing whether these amendments will have a material effect on its financial statements.
Note 3.   Property and Equipment, Net
Property and equipment, net, consist of the following (in thousands):
	As of December 31,		As of March 31, 2019
	2017	2018
			(unaudited)
Furniture and fixtures	$29	$29	$29
Office equipment	2	2	2
Computer equipment	24	18	18
Laboratory equipment	2	2	2
Total property and equipment	57	51	51
Less accumulated depreciation	(44)	(41)	(43)
Property and equipment, net	$13	$10	$8
Depreciation expense for the three months ended March 31, 2019 and 2018 was $2,300 and $2,000, respectively, and for the years ended December 31, 2018 and 2017, $8,000 and $10,000, respectively.

Adynxx, Inc.
Notes to Financial Statements

Note 4.   Accrued Liabilities
Accrued liabilities consist of the following (in thousands):
	As of December 31,		As of March 31, 2019
	2017	2018
			(unaudited)
Payroll and related expenses	$273	$241	$390
Accrued term loan final payment	197	421	501
Accrued clinical trial expense	654	—	17
Professional fees and other costs	34	195	285
Total accrued liabilities	$1,158	$857	$1,193
Note 5.   Term Loans and Convertible Promissory Notes
Term Loans
On November 24, 2015, the Company entered into a loan and security agreement (“Loan Agreement”) with Oxford Finance, LLC (“Oxford”), pursuant to which Oxford agreed to lend the Company up to $10.0 million, issuable in three tranches of  $3.0 million (the “Term Loan A”), $2.0 million (the “Term Loan B”) and $5.0 million (the “Term Loan C”). Term Loan A, Term Loan B and Term Loan C will collectively be referred to as Term Loans. On November 24, 2015, the Company received $3.0 million in proceeds from Term Loan A and on January 29, 2016, the Company received $2.0 million in proceeds from Term Loan B. Warrants were issued in connection with Term Loan A and Term Loan B (See Note 8 — Warrants). Under the terms of the Loan Agreement, the Company may, at its sole discretion, borrow $5.0 million under the Term Loan C following the achievement of a defined milestone event until the earlier of 30 days thereafter or March 31, 2016. The Company did not draw on Term Loan C at March 31, 2016 and the availability of the $5.0 million under Term Loan C expired.
All outstanding Term Loans will mature on November 1, 2019 (the “Maturity Date”) and the Company will have interest only payments through November 1, 2016, followed by 36 months of principal and interest payments. The term loans will bear interest at a floating per annum rate equal to (a) 7.06% plus (ii) the greater of  (a) the 30 day U.S. Dollar LIBOR rate reported in the Wall Street Journal on the last business day of the month that immediately precedes the month in which the interest will accrue or (b) 0.19%.
The Company has the option to prepay all, but not less than all, of the borrowed amounts, provided that the Company will be obligated to pay a prepayment fee equal to (i) 3% of the outstanding principal balance of the applicable Term Loan if prepayment is made prior to the first anniversary of the applicable funding date of the Term Loan, provided, however, the prepayment fee will be reduced to 1% if the Company is acquired within six months from the Term Loan closing date, or (ii) 2% of the outstanding principal balance of the applicable Term Loan if prepayment is made prior to the second anniversary of the applicable funding date of the Term Loan, or (iii) 1% of the applicable Term Loan prepaid thereafter and prior to the Maturity Date. The Company will be required to make a final payment of 4.25% of the funded amount, payable on the earlier of  (i) the Maturity Date or (ii) the prepayment of the Term Loan.
The Company may use the proceeds from the Term Loans solely for working capital and to fund its general business requirements. The Company’s obligations under the Loan Agreement are secured by a perfected first priority lien in all of its assets with a negative pledge on owned intellectual property.
In January 2017, the Company and Oxford Finance agreed to amend the Loan Agreement. After the Company made principal payments on December 1, 2016 and January 1, 2017, Oxford agreed to an additional 12 months of interest-only payments followed by 23 months of amortization. The amendment fee amounted to $100,000. The amendment was accounted for as a debt modification.

Adynxx, Inc.
Notes to Financial Statements

In March 2018, the Company and Oxford Finance agreed to amend the Loan Agreement. After the Company made principal payments on January 1, 2018, February 1, 2018 and March 1, 2018 Oxford agreed to another 5 months of interest-only payments followed by 15 months of amortization. The amendment fee amounted to $200,000. This amendment was accounted for as a debt modification.
In September 2018, the Company and Oxford Finance agreed to amend the debt agreement. Oxford agreed to 1 month of interest-only payments upon closing a $1.5 million convertible promissory note with current investors followed by 2 months of interest-only payments upon entering into a merger followed by 11 months of repayments. The maturity date of the Term Loans remains unchanged. The amendment fee amounted to $25,000. The amendment was accounted for as a debt modification.
In December 2018, the Company and Oxford Finance agreed to amend the debt agreement. Oxford agreed to 1 month of interest-only payments upon closing a $1.5 million convertible promissory note with current investors by December 31, 2018, followed by 10 months of repayments. The maturity date of the loans remains unchanged. The amendment fee amounted to $35,000. The amendment was accounted for as a debt modification.
The amendment fees are due and payable upon the earlier of: (i) the Maturity Date, (ii) the acceleration of any Term Loan, or (iii) the prepayment of a Term Loan, and are being accrued over the expected term of the Term Loan as interest expense.
In January 2019, the Company and Oxford Finance agreed to amend the debt agreement. Oxford agreed to 2 months of interest-only payments followed by 8 months of repayments upon delivery by February 1, 2019 of an executed term sheet between the Company and Domain, the Company’s majority investor and an affiliate thereof, that would result in aggregate proceeds to the Company of  $20.0 million. The Company was also required to place $200,000 in a segregated bank account that is subject to a blocked control agreement in favor of Oxford. The funds in the segregated account were to be released upon the earlier of, the consummation of a merger by March 31, 2019 or the consummation of the equity financing. The Company recorded the $200,000 as restricted cash in its balance sheet at March 31, 2019. The maturity date of the loans remained unchanged. The amendment fee amounted to $50,000. The amendment was accounted for as a debt modification.
In May 2019, the Company and Oxford Finance agreed to a seventh amendment to provide consent to the Merger. This consent amended certain provisions of the term loan to protect Oxford’s rights under the original Term Loan Agreement. The consent allowed Alliqua to be named as an additional borrower.
Upon the respective dates of the debt modifications, no gain or loss was recorded, and a new effective interest rate was established based on the carrying value of the debt and the revised cash flows.
The Term Loan A was recorded at its initial carrying value of  $3.0 million less debt issuance costs of approximately $141,000, Term Loan B was recorded at its initial carrying value of  $2.0 million, less debt issuance costs of approximately $3,000. The debt issuance costs are being amortized to interest expense over the life of the Term Loan using the effective interest method. The final payment is accrued over the life of the Term Loan through interest expense using the effective interest method. As of December 31, 2018, $2.3 million was outstanding under Term Loan A and $1.5 million was outstanding under Term Loan B. At December 31, 2017, $2.8 million was outstanding under Term Loan A and $1.9 million was outstanding under Term Loan B.
Interest expense recorded for the three months ended March 31, 2019 and 2018 was $179,000 and $139,000, respectively, and for the years ended December 31, 2018 and 2017 was $644,000 and $515,000, respectively.
As of March 31, 2019, the Company was in compliance with all covenants under the Loan Agreement.

Adynxx, Inc.
Notes to Financial Statements

Future principal payments for the Term Loans due under the Loan Agreement as of March 31, 2019, were as follows (in thousands):
Year Ending, December 31, 2019
Total principal payments	$3,833
Convertible Promissory Notes
The table below reflects the principal amount of the Notes issued by the Company to current investors (in thousands):
	As of December 31,		As of March 31, 2019
	2017	2018
			(unaudited)
Convertible note payable, due on March 29, 2019 interest at 8.0% p.a.	$—	$1,500	$1,500
Convertible note payable, due on September 27, 2019 interest at 8.0% p.a.	—	1,500	1,500
Convertible note payable, due on December 21, 2019 interest at 8.0% p.a.	—	1,500	1,500
Convertible note payable, due on March 29, 2020 interest at 8.0% p.a.	—	—	1,500
Total	$—	$4,500	$6,000
Conversion rights
The March 2019 and December 2018 Notes were issued with the same conversion and repayment rights, which are as follows:
(a)
in the event that the Company issues and sells shares of its preferred stock to the investors with proceeds to the Company of at least $5 million, on or before the maturity date, and prior to the closing of a reverse merger, then the outstanding principal amount of these Notes and any unpaid accrued interest will automatically convert in whole into equity securities sold in the preferred stock financing at a conversion price equal to the cash price paid per share for equity securities by the investors in the such preferred stock financing;

(b)
in the event that the Company issues and sells shares of its common stock to the investors with proceeds to the Company of at least $5 million, on or before the maturity date, and after the closing of a reverse merger, then the outstanding principal amount of this convertible promissory note and any unpaid accrued interest will automatically convert in whole into equity securities sold in the common stock financing at a conversion price equal to the cash price paid per share for equity securities by the investors in the common stock financing,

(c)
in the event of a preferred stock financing after the Company’s Board of Directors (the “Board”) has determined that the Company should not pursue the proposed reverse merger with Alliqua BioMedical, Inc. or that such reverse merger is not viable, then in connection with the preferred stock financing the conversion price shall equal eighty percent (80%) of the cash price paid per share for the preferred securities by the investors in the preferred stock financing;

(d)
if the Company consummates a change of control while the Notes remain outstanding, the Company shall repay the holders in cash in an amount equal to 200% of the outstanding principal amount of the Notes; and

Adynxx, Inc.
Notes to Financial Statements

(e)
in the event the Company consummates an IPO on or before the maturity date, then the outstanding principal amount of the Notes and any unpaid accrued interest will automatically convert into common stock at a conversion price equal to the per share offering price to the public for common stock in the IPO.

The Modified March 2018 and Modified September 2018 Notes were outstanding as of March 31, 2019, and had conversion and repayment rights as follows:
(a)
in the event that the Company issues and sells shares of its preferred stock to the investors on or before the maturity date, in a preferred stock financing, then the outstanding principal amount of this convertible promissory note and any unpaid accrued interest will automatically convert in whole into equity securities sold in the qualified financing at a conversion price equal to 80% of the cash price paid per share for equity securities by the investors in the qualified financing;

(b)
if the Company consummates a change of control while the Notes remain outstanding, the Company shall repay the holders in cash in an amount equal to 200% of the outstanding principal amount of the Notes; and

(c)
in the event the Company consummates an IPO on or before the maturity date, then the outstanding principal amount of the Notes and any unpaid accrued interest will automatically convert into common stock at a conversion price equal to the per share offering price to the public for common stock in the IPO.

(d)
In October 2018, the Company modified the terms of the March 2018 and September 2018 Notes to add an additional conversion option. The additional conversion option stipulated that if the Company consummates a reverse merger on or before the Maturity Date and prior to a Qualified Financing (as such terms are defined in the Notes Agreement), then the outstanding principal amount of the Notes and any unpaid accrued interest, shall automatically convert in whole without any further action by the Holder into shares of the Company’s Series B convertible preferred stock at a conversion price equal to $0.3133 per share immediately prior to the closing of the reverse merger.

In October 2018, the Company determined that the modification of the March 2018 and September 2018 Notes adding the additional conversion right upon a reverse merger was a “substantial modification” as outlined in ASC 470-50 ‘Debt: Modifications and Extinguishments’ and treated this modification as an extinguishment of the original Notes and recognized an $11,000 gain from debt extinguishment in its statement of operations.
In May 2019, the principal and accrued unpaid interest of the Modified March 2018 and Modified September 2018 Notes was converted into the Company’s Series B convertible preferred stock. Upon consummation of the Merger, and subject to the terms and conditions of the Merger Agreement each outstanding share of capital stock of Adynxx, was converted into the right to receive the number of shares of the combined Company’s common stock equal to the Exchange Ratio formula in the Merger Agreement
Derivative Liability
The Company evaluated its Notes and determined that embedded components relating to conversion and redemption features of those contracts qualified as derivatives, which need to be separately accounted for in accordance with ASC 815. The Notes contained embedded features that are required to be bifurcated as follows:
(1)
On or before the maturity date of the March 2018 and September 2018 notes, the principal and accrued interest of the notes will automatically convert into equity securities issued and sold in the initial closing of the Company’s next qualified equity financing with gross proceeds of at least $5.0 million, exclusive of the conversion of the notes. The number of shares to be issued to the note holders will be equal to dividing the outstanding principal and any unpaid accrued interest by

Adynxx, Inc.
Notes to Financial Statements

80% of the price paid per share of the next equity security sold to investors. The discount in share price to note holders is not considered clearly and closely related to the debt host and results in an embedded derivative that must be bifurcated and accounted for separately from the debt host.
(2)
For all Notes, in the event of a change in control prior to repayment, the outstanding principal and unpaid accrued interest will be repaid in cash, plus a repayment premium equal to 100% of the outstanding principal at the time of the change in control. Change in control means (i) a merger, consolidation, or other capital reorganization or business combination transaction of the Company, with or into, another corporation after which the shares of the capital stock represent a minority after the close of the transaction, or (ii) any transaction or series of related transactions to which the Company is a party in which in excess of 50% of the Company’s voting power is transferred, or (iii) the sale of all or substantially all of the Company’s assets or the exclusive license of all or substantially all of the Company’s material intellectual property. The premium to note holders is not considered clearly and closely related to the debt host and results in an embedded derivative that must be bifurcated and accounted for separately from the debt host.

(3)
For the March 2019 and December 2018 Notes, in the event the Company’s Board of Directors has determined the proposed reverse merger should not be pursued or is not viable, then in connection with the closing of a preferred stock financing with gross proceeds of at least $5.0 million exclusive of the conversion of the notes, the conversion price shall equal 80% of the cash price paid per share for the securities in the preferred stock financing. However, if any of the holder’s shares of preferred stock of the Company are converted into common stock or any other equity security that is junior to the shares issued in the preferred stock financing, the notes shall not convert into equity securities sold in the preferred stock financing without the holder’s prior written consent and instead shall remain outstanding. The discount in share price to note holders is not considered clearly and closely related to the debt host and results in an embedded derivative that must be bifurcated and accounted for separately from the debt host.

Accordingly, upon the issuance of the March 2018 Notes, the estimated fair value of the embedded derivative was determined using a bond plus option valuation model and assuming a probability of 30% that a qualified financing would occur and a probability of 15% that a change in control would occur. The Company recorded the estimated fair value of these embedded derivatives as a liability of  $496,000 with an offsetting amount recorded as debt discount, which offsets the carrying amount of the debt. The debt discount is amortized over the debt’s expected term of one year.
Upon the issuance of the September 2018 Notes, the estimated fair value of the embedded derivatives was determined using a bond plus option valuation model and assuming a probability of 40% that a qualified financing would occur and a zero probability that a change in control would occur. The Company recorded the estimated fair value of these embedded derivatives as a liability of  $368,000 with an offsetting amount recorded as debt discount, which offsets the carrying amount of the debt. The debt discount is amortized over the debt expected term of one year.
In October 2018, the Company modified the March 2018 and September 2018 Notes by adding an additional conversion right upon a reverse merger. The Company deemed this modification to be a “substantial modification” as defined in ASC 470-50 ‘Debt: Modifications and Extinguishments’ and treated it as an extinguishment of the original Notes and the termination of the related derivative liability. The extinguishment of the March 2018 and September 2018 Notes, resulted in a net gain of  $11,000 being recorded in other income due to the expensing of the unamortized debt discount of  $641,000 and the release of the then fair value of the derivative liabilities of  $653,000.As of March 31, 2019 and December 31, 2018, the Company evaluated the fair value of the derivative liability associated with the modified March 2018, modified September 2018, December 2018 and March 2019 Notes. It determined that the bifurcated derivative liability had no value because the Company assumed a zero probability that a qualified financing would occur if the then planned reverse merger was not consummated and a zero probability that a change in control would occur. As a result, the Company estimated the fair value of the derivative liability to be $0 at December 31, 2018 and March 31, 2019.

Adynxx, Inc.
Notes to Financial Statements

For the three months ended March 31, 2019 and 2018, and the years ended December 31, 2018, and December 31, 2017, the Company had recorded interest expense for debt discount on these Notes of  $0, $4,000, $223,000 and $0, respectively.
Note 6.   Commitments and Contingencies
Operating Leases
The Company leases office facilities under a non-cancelable operating lease agreement expiring on December 31, 2019. The total undiscounted future non-cancellable lease payments under the Company’s operating lease as of March 31, 2019 are as follows (in thousands):
Year ending December 31	Future Commitments
(unaudited)
2019 (remaining 9 months)	$180
Total	$180
Rent expense related to the Company’s operating leases was $67,000 and $57,000 for the three months ended March 31, 2019 and 2018, respectively, and $232,000 and $225,000 for the years ended December 31, 2018 and December 31, 2017, respectively.
Indemnifications
The Company has agreed to indemnify its directors and officers for certain events or occurrences arising as a result of the officers or directors serving in such capacity. The Company has a directors’ and officers’ liability insurance policy that limits its exposure and enables the Company to recover a portion of any future amounts paid resulting from the indemnification of its officers and directors.
The Company has not incurred material costs to defend lawsuits or settle claims related to these indemnification agreements. The Company’s management believes the estimated fair value of these indemnification agreements is minimal and has not recorded a liability for these agreements as of March 31, 2019, December 31, 2018 and December 31, 2017.
Note 7.   Stockholders’ Deficit
Redeemable Convertible Preferred Stock
As of March 31, 2019, December 31, 2018 and December 31, 2017, the Company had 56,672,658 shares of Series A convertible preferred stock issued and outstanding, including 3,531,889 shares issued as a result of a conversion of notes to investors and accrued interest to Series A convertible preferred stock in 2010. As of March 31, 2019, December 31, 2018 and December 31, 2017, the Company had 51,069,262 shares of Series B convertible preferred stock issued and outstanding, including 6,469,356 shares issued as a result of a conversion of notes to investors and accrued interest to Series B convertible preferred stock in 2016.
The holders of preferred stock have various rights and preferences including the following:
Voting Rights — A holder of each share of Series A and Series B convertible preferred stock shall have the right to one vote for each share of common stock into which such preferred stock could be converted. Series A convertible preferred stock holders voting as a separate class are entitled to elect two directors to the Company’s Board of Directors as long as shares of Series A convertible preferred stock remain outstanding. Series B convertible preferred stock holders voting as a separate class are entitled to elect one director to the Company’s Board of Directors as long as at least 10,000,000 shares of Series B convertible

Adynxx, Inc.
Notes to Financial Statements

preferred stock remain outstanding. Common stockholders voting as a separate class are entitled to elect two directors. The holders of preferred and common stock voting together as a single class on an as-if-converted basis are entitled to elect all remaining directors.
Dividends — Holders of Series B convertible preferred stock, in preference to the holders of Series A preferred and common stock, are entitled to receive noncumulative dividends at the annual rate of  $0.0251 per share, when, as, and if declared by the Board of Directors. Holders of Series A convertible preferred stock are entitled to receive noncumulative dividends at the annual rate of  $0.0182 per share, when, as, and if declared by the Board of Directors. No dividends on preferred stock have been declared by the Board of Directors during the three months ended March 31, 2019 and 2018 and years ended December 31, 2018 and 2017.
Liquidation Preference — In the event of any liquidation, dissolution, or winding up of the Company, including a merger, acquisition, or sale of assets, as defined, the holders of Series B convertible preferred stock are entitled to receive an amount of  $0.3133 per share (as adjusted for recapitalizations, stock combinations, stock dividends, stock splits, and the like), plus any declared but unpaid dividends prior to and in preference to any distribution to the holders of Series A preferred or common stock.
After distributions have been made to all holders of Series B convertible preferred stock as described above, the remaining assets of the Company available for distribution to stockholders shall be distributed to all holders of Series A convertible preferred stock. The holders of Series A convertible preferred stock are entitled to receive an amount of  $0.2276 per share (as adjusted for recapitalizations, stock combinations, stock dividends, stock splits, and the like), plus any declared but unpaid dividends prior to and in preference to any distribution to the holders of common stock. The remaining assets of the Company available for distribution to stockholders shall be distributed ratably among the holders of the common stock and preferred stock on an as-if-converted basis.
Conversion Rights — Each share of Series A and Series B convertible preferred stock is convertible, at the option of the holder, into shares of common stock on a one for one basis (subject to adjustment for certain events). The preferred stock will also be converted automatically into shares of common stock (1)  immediately prior to an initial public offering with aggregate proceeds of at least $40 million and an offering price of not less than $1.00 per common share or (2) upon the date specified by written consent of holders of a majority of the outstanding preferred shares on an as-converted basis.
The Series A and Series B Preferred Stock were classified as temporary equity in the accompanying balance sheets as of the March 31, 2019, December 31, 2018 and 2017, as shares are subject to redemption upon the occurrence of uncertain events not solely within the Company’s control. As of March 31, 2019, December 31, 2018, and 2017, the Series A and Series B Preferred Stock were not redeemable.
Common Stock
The Company’s articles of incorporation, as amended, authorize the Company to issue 148,000,000 shares of  $0.001 par value common stock. As of March 31, 2019, December 31, 2018 and December 31, 2017, the Company had 19,548,969 shares outstanding. Common stockholders are entitled to dividends when and if declared by the Board of Directors and after any Series B and Series A convertible preferred shares dividends are fully paid. The holder of each share of common stock is entitled to one vote. At March 31, 2019 and December 31, 2018, no dividends had been declared.

Adynxx, Inc.
Notes to Financial Statements

Shares Reserved for Future Issuance
The Company reserved shares of common stock for future issuances as follows (in thousands):
	As of December 31,		As of March 31, 2019
	2017	2018
			(unaudited)
Series A convertible preferred stock	56,673	56,673	56,673
Series B convertible preferred stock	51,069	51,069	51,069
Warrants for Series A convertible preferred stock	330	330	330
Common stock options issued and outstanding	19,222	19,222	19,222
Total	127,294	127,294	127,294
Note 8.   Warrants
In connection with convertible notes agreements with investors issued between January 1, 2009 and July 1, 2010, the Company issued warrants to purchase such number of shares of Series A convertible preferred stock issued in the next round of equity financing equal to 20% of notes payable principal amounts divided by the price per share of such preferred stock. The warrants are exercisable after closing of each preferred stock financing for five years and expire seven years from the issuance date. At the issuance dates, the Company estimated the fair value of issued warrants as minimal due to the uncertainty of the Series A convertible preferred stock financing. The Company estimated the fair value of outstanding warrants at the date of closing of the Series A convertible preferred stock financing and used the Black-Scholes model with the following assumptions: expected lives equal to the remaining contractual life in a range of 3.92 to 7 years, risk-free interest rates in a range of 1.46% to 2.66%, expected dividend yield of zero, volatility in the range of 73.6% to 81.5%, and a fair value of Series A convertible preferred stock of $0.2276 per share. As of December 31, 2017, the outstanding warrants had been exercised.
In connection with the Oxford Loan Agreement signed in November 2015, the Company issued a warrant to purchase 197,715 shares of the Company’s preferred stock at an exercise price equal to the Series A preferred stock price of  $0.2276. The warrant is exercisable after closing and expires ten years from the issuance date. The Company estimated the fair value of the warrant at closing and used the Black-Scholes model with the following assumptions: expected life equal to the remaining contractual life of 10 years, risk-free interest rate of 2.07%, expected dividend yield of zero, volatility of 68.7%, and a fair value of Series A convertible preferred stock of  $0.20 per share. The Company recorded the fair value of the warrant of  $33,000 as a debt discount to be amortized to interest expense over the life of the Term Loan A.
In January 2016, in connection with the Oxford Loan Agreement signed in November 2015, the Company issued a warrant to purchase 131,810 shares of the Company’s preferred stock at an exercise price equal to the Series A preferred stock price of  $0.2276. The warrant is exercisable after closing and expires ten years from the issuance date. The Company estimated the fair value of the warrant at closing and used the Black-Scholes model with the following assumptions: expected life equal to the remaining contractual life of 10 years, risk-free interest rate of 2.09%, expected dividend yield of zero, volatility of 68.6%, and a fair value of Series A convertible preferred stock of  $0.23 per share. The Company recorded the fair value of the warrant of  $22,000 as a debt discount to be amortized to interest expense over the life of the Term Loan B.
The change in fair value of the warrants issued in connection with Term Loan A and B at March 31, 2019, December 31, 2018 and 2017 of  $95,000, $98,000 and ($4,000) respectively, were recorded to other expense (income). As of March 31, 2019, the warrants remained outstanding and exercisable.

Adynxx, Inc.
Notes to Financial Statements

The above Black-Scholes model assumptions were determined as follows:
Term — The term represents the remaining contractual term of the warrants.
Risk-free interest rate — The risk-free interest rate is based on the U.S. Treasury yield in effect at the time of grant for zero coupon U.S. Treasury notes with maturities approximately equal the remaining term of the warrants.
Expected volatility — The expected volatility is derived from historical volatilities of several unrelated publicly listed peer companies over a period approximately equal to the remaining term of the warrants because the Company has limited information on the volatility of the preferred stock since there is currently no trading history. When making the selections of the Company’s industry peer companies to be used in the volatility calculation, the Company considered the size and operational and economic similarities to the Company’s principal business operations.
Expected dividend yield — The expected dividend yield is based on the Company’s history of not paying dividends.
The warrants are classified as a liability as they are exercisable into shares that are potentially redeemable. The fair value of the warrant liability is re-measured at each balance sheet date with the change as other income recorded in the statements of operations.
The fair value of the Series A convertible preferred stock warrants outstanding at March 31, 2019, December 31, 2018 and December 31, 2017 was $234,000, $140,000 and $42,000 respectively, and the details of the warrants were as follows:
Issuance Date	Expiration Date	Exercise Price	Number of Shares (000’s)
November, 2015	November, 2025	0.2276	198
June, 2016	January, 2026	0.2276	132
Total			330
The fair value of the Series A convertible preferred stock warrants was determined using the following assumptions:
	As of December 31,		As of March 31, 2019
	2017	2018
			(unaudited)
Risk-free interest rate	2.28%	2.56% – 2.59%	2.27% – 2.28%
Remaining contractual life (in years)	7.92 – 8.08	6.92 – 7.08	6.67 – 6.83
Dividend yield	—	—	—
Expected volatility	71.00%	76.84%	84.44%
Note 9.   Stock Option Plans
In December 2010, the Company adopted the 2010 Equity Incentive Plan (the “Plan”). The Plan provides for the granting of stock options to employees and consultants of the Company. Options granted under the Plan may be either incentive stock options (“ISOs”) or non-qualified stock options (“NSOs”). ISOs may be granted only to Company employees (including officers and directors who are also employees). NSOs may be granted to Company employees and consultants. The Company has 19,222,032 shares of common stock reserved for issuance under the Plan as of December 31, 2018.
Options under the Plan may be granted for periods of up to 10 years and at prices no less than 100% of the estimated fair value of the underlying shares of common stock on the date of grant as determined by the Board of Directors provided, however, that the exercise price of an ISO and NSO granted to a 10%

Adynxx, Inc.
Notes to Financial Statements

shareholder shall not be less than 110% of the estimated fair value of the shares on the date of grant. The Plan requires that options be exercised no later than 10 years after the grant. Options granted to employees generally vest ratably on a monthly basis over four years.
The following table summarizes stock option activity under the Company’s stock plan and related information (in thousands, except exercise prices and years):
		Outstanding Options
	Shares Available For Grant	Options Outstanding	Weighted- Average Exercise Price Per Share	Weighted- Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value(a)
Balance at December 31, 2016	5	19,222	$0.10	9.4
Balance at December 31, 2017	5	19,222	$0.10	8.4	$6,639
Balance at December 31, 2018	5	19,222	$0.10	7.4	$6,956
Vested and expected to vest as of December 31, 2018		19,222	$0.10	7.4	$6,956
Exercisable at December 31, 2018		11,146	$0.09	7.4	$4,119

(a)
The aggregate intrinsic value is calculated as the difference between the stock option exercise price and the estimated fair value of the Company’s common stock of  $0.46 and $0.44 per share as of December 31, 2018 and 2017.

The Company did not grant any common stock options to employees during the three months ended March 31, 2019 or the years ended December 31, 2018 and 2017. Stock-based compensation expense recorded in research and development and general and administrative expenses was $68,000 and $75,000 for the three months ended March 31, 2019 and 2018, respectively, and $293,000 and $301,000 for the years ended December 31, 2018 and 2017, respectively. As of March 31, 2019, unrecognized stock-based compensation expense related to employees totaled approximately $463,000, which is expected to be recognized over approximately 1.75 years.
Stock Options Granted to Non-Employees
Stock-based compensation expense recorded in exchange for services related to non-employee options was $16,000 and $0 for the three months ended March 31, 2019 and 2018, and $16,000 and $0 for the years ended December 31, 2018 and 2017, respectively.
As of March 31, 2019, unrecognized stock-based compensation expense related to unvested non-employees stock options was approximately $32,000, which is expected to be recognized over a weighted-average period of six months.
Note 10.   Income Taxes
The Company recorded no income tax benefit or expense for the three months ended March 31, 2019 and 2018, and the years ended December 31, 2018 and 2017. No tax benefit was recorded through March 31, 2019 because, given the history of operating losses, the Company believes it is more likely than not that the deferred tax asset will not be realized, and a full valuation allowance has been provided.

Adynxx, Inc.
Notes to Financial Statements

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The following table presents significant components of the Company’s deferred tax assets (in thousands):
	As of December 31,
	2017	2018
Net operating loss carry forward	$6,158	$7,051
Research and development credits	1,284	1,601
Accruals and reserves	99	142
Fixed assets	—	1
Total deferred tax asset	7,541	8,795
Valuation allowance	(7,541)	(8,795)
Net deferred tax asset	$—	$—
The Company has evaluated the positive and negative evidence bearing upon the realizability of its deferred tax assets. Based on the Company’s history of operating losses, the Company has concluded that it is more likely than not that the benefit of its deferred tax assets will not be realized. Accordingly, the Company has provided a full valuation allowance for deferred tax assets as of December 31, 2018 and 2017. The valuation allowance increased approximately $1.2 million and decreased $964,000 during the years ended December 31, 2018 and 2017, respectively.
On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”). The Tax Act makes broad and complex changes to the U.S. tax code that affect fiscal 2017, including, but not limited to requiring a one-time transition tax on certain un-repatriated earnings of foreign subsidiaries (the “Transition Tax”). The Tax Act also establishes new tax laws that will affect 2018 and later years, including, but not limited to, a reduction of the U.S. federal corporate tax rate from 35% to 21% and a transition of U.S. international taxation from a worldwide tax system to a territorial system. During the year ended December 31, 2017, the Company did not recognize an amount for the one-time transition tax, nor did the Company make any accounting policy elections on the treatment of the other international provisions of tax reform due to the fact the Company does not currently have any foreign subsidiaries.
During 2017, the Company corrected the balance of Net Operating Losses and Research and Development Credits and the associated Valuation Allowances in connection with the Company’s determination of nexus in an additional state which was previously not identified correctly. The correction of such error did not have any impact on the Company’s financial position and results of operations for any period presented or any prior period results. The Company has corrected the gross amount of deferred tax assets and the valuation allowance for 2016 to correct the error.
As of December 31, 2018, the Company had federal net operating loss, or NOL, carry forwards of $33.5 million available to reduce future taxable income, if any. The NOL carry forwards prior to January 1, 2018 of  $28.7 million will begin to expire in 2033. The NOL carry forwards incurred post December 31, 2017 of  $4.8 million will carry forward indefinitely. As of December 31, 2018, the Company had federal and state research and development credits of  $1.8 million and $0.7 million, respectively. The federal research and development credits will begin to expire in 2031. The state research and development credit will carry forward indefinitely.
Internal Revenue Code (“IRC”) Section 382 and similar California rules place a limitation on the amount of taxable income that can be offset by NOL and credit carry forwards after a change in control. Generally, after a control change, a corporation cannot deduct NOL or credit carry forwards in excess of the Section 382 limitations. Although the Company has not completed an analysis under Section 382 of the Code since the year ended December 31, 2012, it believes that it is unlikely that the utilization of the NOLs and tax credit carry forwards will be substantially limited.

Adynxx, Inc.
Notes to Financial Statements

The tax return years 2014 through 2018 remain open to examination by the major domestic taxing jurisdictions to which the Company is subject. Net operations losses generated on a tax return basis by the Company for calendar years 2013 and 2015 to 2018 remain open to examination by the IRS. Net operating losses generated on state returns by the Company for calendar years 2007 to 2013 and 2015 to 2018 remain open to examination by state authorities.
ASC 740-10 requires companies to determine whether it is more likely than not that a tax position will be sustained upon examination by the appropriate taxing authorities. The following table summarizes the activity related to the Company’s gross unrecognized tax benefits (in thousands):
Years Ended December 31, 2018
Balance at December 31, 2017	$331
Changes related to prior year positions	330
Increases related to current year positions	42
Balance at December 31, 2018	$703
The Company’s policy is to record interest related to uncertain tax positions as interest and any penalties as other expense in its statement of operations. As of the date of adoption and through December 31, 2018, the Company did not have any interest and penalties associated with unrecognized tax benefits.
Note 11.   Related-Party Transactions
In March 2018, September 2018, December 2018 and March 2019, the Company issued Notes to the Company’s majority investors totaling $6.0 million as of March 31, 2019. In addition, in April 2019 and May 2019, the Company issued an incremental $2.0 million and $0.5 million of Notes to the majority investors. These Notes accrue simple interest on the outstanding principal amount at the rate of 8% per annum. As of March 31, 2019, accrued interest on the Notes was $215,000 — for further details see the section above titled ‘Note 5 — Term Loans and Convertible Promissory Notes’.
On May 3, 2019, prior to the closing of the Merger, the $3.0 million of Notes and $203,000 of cumulative accrued interest was converted into 10,223,996 shares of Series B convertible preferred stock.
Note 12.   Employee Benefit Plan
The Company has established a 401(k) Plan (the “401(k) Plan”) that permits participants to make contributions by salary deduction pursuant to Section 401(k) of the IRC. The Company may, at its discretion, make matching contributions to the 401(k) Plan. The Company has made no contributions to the 401(k) Plan since its inception. The Company makes a nonelective 401(k) safe harbor contribution on behalf of each employee equal to 3% of their annual salary. The Company’s non-elective safe harbor contributions totaled $49,000 and $54,000 for the years ended December 31, 2018 and 2017, respectively. Beginning in January 2019, the Company amended the 401(k) Plan to discontinue the nonelective safe harbor contribution on behalf of each employee equal to 3% of their annual salary.
Note 13.   Subsequent Events
In April 2019 and May 2019, the Company’s primary investor agreed to provide the Company with $2.0 million and $0.5 million in the form of Notes to fund the Company’s operations. These notes accrue simple interest on the outstanding principal amount at the rate of 8% per annum and mature on April 26, 2020 and May 29, 2020.
In May 2019, the Company and Oxford Finance agreed to a seventh amendment to provide consent to the Merger. This consent amended certain provisions of the term loan to protect Oxford’s rights under the original term loan agreement. The consent allowed Alliqua to be named as an additional borrower.

Adynxx, Inc.
Notes to Financial Statements

On May 3, 2019 the Company completed its Merger into Alliqua Biomedical Inc. (“Alliqua”). Immediately following the Merger, the combined company’s name was changed from “Alliqua BioMedical, Inc.” to “Adynxx, Inc.” The Merger is intended to qualify for federal income tax purposes as a tax-free reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended. Under the Exchange Ratio formula in the Merger Agreement, as of immediately following the Merger, but excluding the effect of certain financings (as further described in the Merger Agreement), Adynxx equity holders now own approximately 86% of the aggregate number of shares of the combined company and Alliqua equity holders own approximately 14% of the combined company.
Subject to the terms and conditions of the Merger Agreement (a) each outstanding share of capital stock of Adynxx, was converted into the right to receive the number of shares of Alliqua’s common stock equal to the Exchange Ratio formula in the Merger Agreement and (b) each outstanding Adynxx stock option, whether vested or unvested, and warrant that has not previously been exercised, was assumed by the post merged company and converted into a stock option or warrant, as the case may be, to purchase shares of the post merged Adynxx Company’s common stock at the Exchange Ratio formula in the Merger Agreement.
On May 3, 2019, prior to the closing of the Merger, the $3.0 million of Notes and $203,000 of cumulative accrued interest, was converted into 10,223,996 shares of Series B convertible preferred stock.
The Company has evaluated subsequent events through June 7, 2019, the date the financial statements were issued, for appropriate accounting and financial statement disclosures.

     Shares of Common Stock
and Pre-Funded Warrants
to Purchase Shares of
Common Stock

PRELIMINARY PROSPECTUS

           , 2019

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13. Other Expenses of Issuance and Distribution.
The following table sets forth all costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of the common stock being registered. All amounts shown are estimates except for the SEC registration fee and the Financial Industry Regulatory Authority, or FINRA, filing fee.
Item	Amount
SEC registration fee		$1,818
FINRA filing fee		2,750
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer agent and registrar fees and expenses		*
Miscellaneous		*
Total	$	*

*
To be completed by amendment.

Item 14. Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act. Our certificate of incorporation, as amended, allows for our indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and our bylaws provide for indemnification of our directors and executive officers to the maximum extent permitted by the Delaware General Corporation Law.
We have entered into indemnification agreements with our directors and officers, whereby we have agreed to indemnify our directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee, or agent of Adynxx, provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, the best interest of Adynxx, Inc.
At present, there is no pending litigation or proceeding involving a director or officer regarding which indemnification is sought, nor is the registrant aware of any threatened litigation that may result in claims for indemnification.
We maintain insurance policies that indemnify our directors and officers against various liabilities arising under the Securities Act and the Securities Exchange Act of 1934, as amended, that might be incurred by any director or officer in his or her capacity as such.
The underwriter is obligated, under certain circumstances, pursuant to the underwriting agreement to be filed as Exhibit 1.1 hereto, to indemnify us, our officers and our directors against liabilities under the Securities Act.

Item 15. Recent Sales of Unregistered Securities.
The following sets forth information regarding all unregistered securities sold within the last three years:
Issuances of Capital Stock
(1)
In February 2017, Alliqua issued an aggregate of 92,333 shares of common stock to certain accredited investors at a purchase price per share of  $30.00.

(2)
From April to June 2017, Alliqua issued an aggregate of 23,083 shares of common stock to certain accredited investors for no consideration pursuant to anti-dilution adjustments set forth in a securities purchase agreement entered in February 2017.

(3)
In May 2019, we issued an aggregate of 4,975,548 shares of common stock to 21 stockholders in connection with the Merger.

Convertible Promissory Notes
(4)
In May 2019, we issued and sold convertible promissory notes in the aggregate principal amount of  $0.5 million to two accredited investors. The outstanding principal amount under such notes, along with any unpaid accrued interest, will automatically convert into shares of common stock at the public offering price upon the consummation of the offering to which this Registration Statement relates.

Issuances of Common Stock Warrants
(5)
From January to June 2017, Alliqua amended outstanding warrants to purchase common stock to provide for the purchase of an additional aggregate of 22,500 shares of common stock to one investor at an exercise price per share of  $28.20.

(6)
In April 2017, Alliqua issued warrants to purchase up to an aggregate of 3,949 shares of common stock to a total of six investors at an exercise price per share of  $26.40.

Issuances of Restricted Stock Awards and Options to Purchase Common Stock
(7)
From March 31, 2016 through the date of this registration statement, Alliqua issued to certain employees, consultants and directors restricted stock awards for an aggregate of 45,307 shares of common stock under the Alliqua BioMedical, Inc. 2014 Long-Term Incentive Plan.

(8)
From March 31, 2016 through the date of this registration statement, Alliqua issued to certain employees, consultants and directors options to purchase an aggregate of 48,812 shares of common stock under the Alliqua BioMedical, Inc. 2014 Long-Term Incentive Plan, at exercise prices ranging from $12.54 to $74.40 per share.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. Unless otherwise specified above, we believe these transactions were exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act (and Regulation D promulgated thereunder), or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or under benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed on the share certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about us. The sales of these securities were made without any general solicitation or advertising.
Item 16. Exhibits and Financial Statement Schedules.
(a) Exhibits.

Exhibit Index
Exhibit Number	Description	Incorporation By Reference
		Form	SEC File No.	Exhibit	Filing Date
1.1*	Form of Underwriting Agreement

2.1	Agreement and Plan of Merger and Reorganization, dated as of October 11, 2018, as amended and supplemented from time to time, by and among Alliqua BioMedical, Inc., Embark Merger Sub, Inc., and Adynxx, Inc.	DEFM 14A	001-36278	Annex A	January 24, 2019
2.2†	Amendment No. 1, dated January 8, 2019, to Agreement and Plan of Merger	10-K	001-36278	2.8	February 22, 2019
2.3†	Amendment No. 2, dated April 29, 2019, to Agreement and Plan of Merger	8-K	001-36278	2.3	April 12, 2019
3.1†	Certificate of Incorporation of Alliqua BioMedical, Inc.	8-K	001-36278	3.1	June 11, 2014
3.2†	Certificate of Amendment to the Certificate of Incorporation dated June 5, 2014	8-K	001-36278	3.3	June 11, 2014
3.3†	Certificate of Amendment to the Certificate of Incorporation dated May 6, 2016	8-K	001-36278	3.1	May 6, 2016
3.4†	Certificate of Amendment to the Certificate of Incorporation dated October 5, 2017	8-K	001-36278	3.1	October 5, 2017
3.5†	Certificate of Amendment to the Certificate of Incorporation dated May 3, 2019	8-K	001-36278	3.1	May 9, 2019
3.6†	Certificate of Amendment to the Certificate of Incorporation dated May 3, 2019	8-K	001-36278	3.2	May 9, 2019
3.7†	Bylaws	8-K	001-36278	3.2	June 11, 2014
4.1	Reference is made to Exhibits 3.1 through 3.7
4.2†	Form of Common Stock Certificate	8-K	001-36278	4.1	May 9, 2019
5.1*	Form of Opinion of Cooley LLP
10.1†	Loan and Security Agreement, dated as of November 24, 2015 and as amended from time to time, by and among Adynxx, Inc. and Oxford Finance LLC	8-K	001-36278	10.1	May 9, 2019
10.2+†	Offer Letter, dated as of October 15, 2010, by and between Rick Orr and Adynxx, Inc.	8-K	001-36278	10.4	May 9, 2019
10.3+†	Offer Letter, dated as of January 4, 2012, by and between Donald Manning, M.D., Ph.D., and Adynxx, Inc.	8-K	001-36278	10.5	May 9, 2019
10.4+†	Offer Letter, dated as of September 1, 2011, by and between Julien Mamet, Ph.D., and Adynxx, Inc.	8-K	001-36278	10.6	May 9, 2019
10.5+†	Adynxx, Inc. 2010 Equity Incentive Plan	8-K	001-36278	10.7	May 9, 2019
10.6+†	Form of Stock Option Grant Notice and Notice of Exercise under the Adynxx, Inc. 2010 Equity Incentive Plan	8-K	001-36278	10.8	May 9, 2019
10.7+†	2011 Long-Term Incentive Plan	8-K	000-29819	10.1	December 20, 2011
10.8+†	First Amendment to the 2011 Long-Term Incentive Plan	8-K	000-29819	10.1	December 20, 2012
10.9+†	Form of Nonstatutory Stock Option Agreement under the 2011 Long-Term Incentive Plan	10-K/A	000-29819	10.32	May 16, 2013

Exhibit Number	Description	Incorporation By Reference
		Form	SEC File No.	Exhibit	Filing Date
10.10+†	Form of Incentive Stock Option Agreement under the 2011 Long-Term Incentive Plan	10-K/A	000-29819	10.33	May 16, 2013
10.11+†	Nonqualified Stock Option Agreement dated December 20, 2013, by and between Alliqua, Inc. and David Johnson	8-K	000-29819	10.2	December 27, 2013
10.12+†	Form of Restricted Stock Award Agreement under the 2011 Long-Term Incentive Plan	10-K	001-36278	10.62	March 24, 2014
10.13+†	Form of Restricted Stock Award Agreement for 2013 Executive Bonuses under the 2011 Long-Term Incentive Plan	10-K	001-36278	10.63	March 24, 2014
10.14+†	Form of Nonqualified Stock Option Agreement (outside of any incentive plan)	S-8	333-193513	99.8	January 23, 2014
10.15+†	2014 Long-Term Incentive Plan	8-K	001-36278	10.1	June 11, 2014
10.16+†	First Amendment to the 2014 Long-Term Incentive Plan	8-K	001-36278	10.1	May 6, 2015
10.17+†	Form of Incentive Stock Option Agreement under the 2014 Long-Term Incentive Plan	S-8	333-206133	99.3	August 6, 2015
10.18+†	Form of Nonqualified Stock Option Agreement under the 2014 Long-Term Incentive Plan	S-8	333-206133	99.4	August 6, 2015
10.19+†	Form of Restricted Stock Award Agreement under the 2014 Long-Term Incentive Plan	S-8	333-206133	99.5	August 6, 2015
10.20+†	Form of Restricted Stock Unit Agreement under the 2014 Long-Term Incentive Plan	S-8	333-206133	99.6	August 6, 2015
10.21+†	Second Amendment to the Alliqua BioMedical, Inc. 2014 Long-Term Incentive Plan, effective as of June 23, 2017	8-K	001-36278	10.1	June 23, 2017
10.22†	Form of promissory note issued to Oxford Finance LLC	8-K	001-36278	10.2	May 9, 2019
10.23†	Form of warrant issued to Oxford Finance LLC	8-K	001-36278	10.3	May 9, 2019
10.24*	Form of convertible promissory note issued to Domain Partners
10.25†	Warrant, dated May 29, 2015, by and between Alliqua BioMedical, Inc. and Perceptive Credit Opportunities Fund, LP	8-K	001-36278	10.3	June 1, 2015
10.26†	Amended Warrant, dated January 26, 2017, by and between Alliqua BioMedical, Inc. and Perceptive Credit Holdings, LP.	8-K	001-36278	10.2	January 30, 2017
10.27†	Amended Warrant, dated March 7, 2017, by and between Alliqua BioMedical, Inc. and Perceptive Credit Holdings, LP.	8-K	001-36278	10.2	March 13, 2017
10.28†	Amended Warrant, dated April 6, 2017, by and between Alliqua BioMedical, Inc. and Perceptive Credit Holdings, LP.	8-K	001-36278	10.1	April 12, 2017
10.29†	Form of Warrant, dated April 14, 2014, by and between Alliqua, Inc. and certain accredited investors	8-K	001-36278	10.2	April 15, 2014
10.30†	Form of Warrant, dated April 3, 2017, by and between Alliqua BioMedical, Inc. and H.C. Wainwright & Co. LLC and its designees	8-K	001-36278	4.1	April 4, 2017

Exhibit Number	Description	Incorporation By Reference
		Form	SEC File No.	Exhibit	Filing Date
10.31*	Sublease, dated as of February 8, 2016, by and between the Registrant and REC Americas LLC, to the Office Lease, dated as of October 27, 2014, by and between REC Americas LLC and 100 Pine Street Investment Group LLC
10.32*	Form of Indemnification Agreement, by and between the Registrant and each of its directors and executive officers
10.33*	Asset Contribution and Separation Agreement between Alliqua BioMedical, Inc. and AquaMed Technologies, Inc.
16.1†	Letter from Marcum LLP to the Securities and Exchange Commission, dated May 29, 2019.	8-K	001-36278	16.1	May 31, 2019
21.1	Subsidiaries of the Registrant
23.1	Consent of Independent Registered Public Accounting Firm
23.2*	Consent of Cooley LLP (included in Exhibit 5.1)
24.1	Power of Attorney (reference is made to the signature page hereto)
101	The following financial information of Private Adynxx, Inc. formatted in Extensible Business Reporting Language (XBRL) is filed herewith: (i) Balance sheets as of March 31, 2019 (unaudited), December 31, 2018 and December 31, 2017; (ii) Statements of operations for the three months ended March 31, 2019 (unaudited) and March 31, 2018 (unaudited), and years ended December 31, 2018 and 2017; (iii) Statements of redeemable convertible preferred stock and stockholders' deficit for the three months ended March 31, 2019 (unaudited) and March 31, 2018 (unaudited), and the years ended December 31, 2018 and 2017; (iv) Statements of cash flows for the three month ended March 31, 2019 (unaudited) and March 31, 2018 (unaudited), and the years ended December 31, 2018 and 2017; and (v) Notes to financial statements

*
To be filed by amendment.

+
Indicates management contract or compensatory plan or arrangement.

†
Indicates documents that have been previously filed and are hyperlinked.

(b) Financial Statement Schedules.
All financial statement schedules are omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or the notes thereto.
Item 17. Undertakings.
The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes:
(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii)
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5)
For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6)
For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Francisco, California on June 17, 2019.
ADYNXX, INC.
By:
/s/ Rick Orr

Name: Rick Orr
Title:   President and Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Rick Orr and Julien Mamet, Ph.D., and each of them, his true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agent, proxy and attorney-in-fact or any of his substitutes may lawfully do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Rick Orr Rick Orr	President and Chief Executive Officer and Director (Principal Executive Officer and Principal Financial Officer)	June 17, 2019
/s/ Dina Gonzalez Dina Gonzalez	Controller (Principal Accounting Officer)	June 17, 2019
/s/ Dennis Podlesak Dennis Podlesak	Chairman of the Board of Directors	June 17, 2019
/s/ Stan Abel Stan Abel	Director	June 17, 2019
/s/ David I. Johnson David I. Johnson	Director	June 17, 2019
/s/ Pierre Legault Pierre Legault	Director	June 17, 2019
/s/ Julien Mamet, Ph.D. Julien Mamet, Ph.D.	Director	June 17, 2019
/s/ Matthew Ruth Matthew Ruth	Director	June 17, 2019
/s/ Eckard Weber, M.D. Eckard Weber, M.D.	Director	June 17, 2019